Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

among

ALERIS INTERNATIONAL, INC.,

ALERIS ROLLED PRODUCTS, INC.,

ALERIS ROLLED PRODUCTS, LLC,

ALERIS ROLLED PRODUCTS SALES CORPORATION,

IMCO RECYCLING OF OHIO, LLC,

ALERIS RECYCLING, INC.,

ALERIS SPECIFICATION ALLOYS, INC.,

ALERIS SPECIALTY PRODUCTS, INC.,

ALERIS RECYCLING BENS RUN, LLC,

ETS SCHAEFER, LLC, and

ALERIS OHIO MANAGEMENT, INC.,

as U.S. Borrowers and

each other U.S. Borrower now or hereafter party hereto,

ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY, as Canadian Borrower,

ALERIS SWITZERLAND GMBH, as European Borrower,

Various Lenders,

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT AND

COLLATERAL AGENT,

BANK OF AMERICA, N.A.,

DEUTSCHE BANK AG NEW YORK

BRANCH

AND

JPMORGAN CHASE BANK, N.A.,

AS CO-COLLATERAL AGENTS

RBS BUSINESS CAPITAL, A DIVISION OF

RBS ASSET FINANCE INC., A SUBSIDIARY

OF RBS CITIZENS BANK, N.A., AS A

SENIOR MANAGING AGENT

J.P. MORGAN SECURITIES LLC, AS SYNDICATION AGENT, BARCLAYS CAPITAL, DEUTSCHE BANK AG NEW YORK BRANCH AND UBS SECURITIES LLC, AS CO-DOCUMENTATION AGENTS

Dated as of June 30, 2011

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED AND J.P. MORGAN SECURITIES LLC, as Joint Lead Arrangers	MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, BARCLAYS CAPITAL, DEUTSCHE BANK SECURITIES INC., J.P. MORGAN SECURITIES LLC AND UBS SECURITIES LLC, as Joint Book Runners

-i-

5.03	Payments and Computations; Maintenance of Accounts; Statement of Accounts	92
5.04	Net Payments	96
5.05	Minimum Interest Rates and Payments	100

SECTION 6. Conditions Precedent to Credit Events on the Closing Date		101
6.01	Credit Documents	101
6.02	Payment of Costs and Expenses	101
6.03	Reserved	101
6.04	Confirmation of Perfected Security Interest	101
6.05	Legal Opinions; Solvency Certificate and Other Certificates	101
6.06	Appraisal and Collateral Examination	101
6.07	Financial Statements; Projections	102
6.08	No Material Adverse Effect	102
6.09	Accuracy of Representations and Warranties	102
6.10	Pro Forma Excess Availability	102

SECTION 7. Conditions Precedent to All Credit Events		102
7.01	No Default; Representations and Warranties	102
7.02	Notice of Borrowing; Letter of Credit Request	102
7.03	Borrowing Base Limitations	103

SECTION 8. Representations and Warranties		103
8.01	Organizational Status	103
8.02	Power and Authority	104
8.03	No Violation	104
8.04	Approvals	104
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect	105
8.06	Litigation	106
8.07	True and Complete Disclosure	106
8.08	Use of Proceeds; Margin Regulations	106
8.09	Tax Returns and Payments	107
8.10	Compliance with ERISA	107
8.11	The Security Documents	107
8.12	Properties	108
8.13	Subsidiaries; etc.	108
8.14	Compliance with Statutes, etc.	109
8.15	Investment Company Act	109
8.16	Environmental Matters	109
8.17	Employment and Labor Relations	109
8.18	Intellectual Property, etc.	110
8.19	Indebtedness	110
8.20	Insurance	110
8.21	Ten Non-Bank Regulations and Twenty Non-Bank Regulations	110

SECTION 9. Affirmative Covenants		110

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9.01	Information Covenants	110
9.02	Notice of Material Events	114
9.03	Existence; Franchises	115
9.04	Payment of Taxes	115
9.05	Maintenance of Properties	115
9.06	Books and Records; Inspection Rights; Appraisals; Field Examinations	115
9.07	Compliance with Laws	116
9.08	Use of Proceeds	116
9.09	Insurance	116
9.10	Compliance with Environmental Laws	117
9.11	New Subsidiaries; Additional Security; Further Assurances; etc.	117
9.12	Ownership of Subsidiaries; etc.	118
9.13	Permitted Acquisitions	119
9.14	Cash Management Control Agreements	119
9.15	Designation of Subsidiaries	120

SECTION 10. Negative Covenants		120
10.01	Liens	120
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	124
10.03	Dividends	129
10.04	Indebtedness	131
10.05	Advances, Investments and Loans	134
10.06	Transactions with Affiliates	136
10.07	Fixed Charge Coverage Ratio	138
10.08	Limitations on Payments of Certain Indebtedness; Modifications of Certain Indebtedness Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	138
10.09	Limitation on Certain Restrictions on Subsidiaries	139
10.10	Business, etc.	140
10.11	Limitation on Issuance of Equity Interests	141
10.12	Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization	141
10.13	No Additional Deposit Accounts; etc.	142
10.14	Negative Covenants of Non-U.S. Credit Parties	142

SECTION 11. Events of Default		142
11.01	Payments	142
11.02	Representations, etc.	143
11.03	Covenants	143
11.04	Default Under Other Agreements	143
11.05	Bankruptcy, etc.	143
11.06	ERISA	144
11.07	Security Documents	144
11.08	Guaranties	144
11.09	Judgments	144
11.10	Subordination Provisions	144
11.11	Change of Control	145

-iii-

SECTION 12. The Administrative Agent		145
12.01	Appointment	145
12.02	Nature of Duties	146
12.03	Lack of Reliance on the Administrative Agent	147
12.04	Certain Rights of the Administrative Agent	147
12.05	Reliance	147
12.06	Indemnification	147
12.07	The Administrative Agent in its Individual Capacity	148
12.08	Holders	148
12.09	Resignation by the Administrative Agent	148
12.10	Collateral Matters	149
12.11	Resignation of the Co-Collateral Agents	150
12.12	Delivery of Information	150

SECTION 13. Miscellaneous		151
13.01	Payment of Expenses, etc.	151
13.02	Right of Setoff	152
13.03	Notices	153
13.04	Benefit of Agreement; Assignments; Participations	153
13.05	No Waiver; Remedies Cumulative	157
13.06	Payments Pro Rata	157
13.07	Calculations; Computations	158
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	158
13.09	Counterparts	159
13.10	Effectiveness	159
13.11	Headings Descriptive	160
13.12	Amendment or Waiver; etc.	160
13.13	Survival	162
13.14	Domicile of Loans	162
13.15	Register	162
13.16	Confidentiality	163
13.17	Aleris as Agent for the Borrowers	163
13.18	Special Provisions Regarding Pledges of Promissory Notes Owed by, Persons Not Organized in the United States	164
13.19	Post-Closing Actions	164
13.20	The PATRIOT Act	164
13.21	Judgment Currency	165
13.22	Parallel Debt	165
13.23	Special Appointment of Administrative Agent for German Security	166
13.24	Conflicting Provisions in Security Documents	166
13.25	Co-Collateral Agents	166
13.26	Participant Register	166

SECTION 14. U.S. Borrowers Guaranty		167
14.01	Guaranty	167
14.02	Reinstatement	167

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14.03	Bankruptcy	167
14.04	Nature of Liability	167
14.05	Independent Obligation	168
14.06	Authorization	168
14.07	Reliance	169
14.08	Waiver	169
14.09	Maximum Liability	170

SECTION 15. Nature of U.S. Borrower Obligations; Limitation on Canadian Borrower Obligations and European Borrower Obligations		170
15.01	Nature of U.S. Borrower Obligations, Canadian Borrower Obligations and European Borrower Obligations	170
15.02	Independent Obligation	171
15.03	Authorization	171
15.04	Reliance	171
15.05	Contribution; Subrogation	171
15.06	Waiver	172
15.07	Limitation on Canadian Borrower Obligations and European Borrower Obligations	172
15.08	Maximum Liability	172

SECTION 16. Revolving Loans; Intra-Lender Issues		172
16.01	Specified Foreign Currency Participations	172
16.02	Settlement Procedures for Specified Foreign Currency Participations	173
16.03	Obligations Irrevocable	175
16.04	Recovery or Avoidance of Payments	175
16.05	Indemnification by Lenders	175
16.06	Specified Foreign Currency Loan Participation Fee	176
16.07	Defaulting Lenders; etc.	176

SECTION 17. Limitation on European Borrower Obligations		176

SECTION 18. Certifications Regarding Indentures		178

SECTION 19. Amendment and Restatement		178

SECTION 20. No Advisory or Fiduciary Responsibility		178

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SCHEDULES

SCHEDULE I-A	—	COMMITMENTS

SCHEDULE I-B	—	SWISS QUALIFYING BANKS

SCHEDULE II	—	LENDER ADDRESSES

SCHEDULE III	—	RESERVED

SCHEDULE IV	—	RESERVED

SCHEDULE V	—	REAL PROPERTY

SCHEDULE VI	—	DEPOSIT ACCOUNTS

SCHEDULE VII	—	CERTAIN TAX MATTERS

SCHEDULE VIII-A	—	SUBSIDIARIES

SCHEDULE VIII-B	—	EUROPEAN MANUFACTURING SUBSIDIARIES

SCHEDULE IX	—	EXISTING INDEBTEDNESS

SCHEDULE X	—	INSURANCE

SCHEDULE XI	—	EXISTING LIENS

SCHEDULE XII	—	EXISTING INVESTMENTS

SCHEDULE XIII	—	ELIGIBLE INVENTORY LOCATIONS

SCHEDULE XIV	—	DESIGNATED ASSETS

SCHEDULE XV	—	POST CLOSING ACTIONS

SCHEDULE XVI	—	TIER I COUNTRIES

SCHEDULE XVII	—	TIER II COUNTRIES

SCHEDULE XVIII	—	APPLICABLE JURISDICTION REQUIREMENTS

SCHEDULE XIX	—	IMMATERIAL SUBSIDIARIES

SCHEDULE XX	—	RESERVED

SCHEDULE XXI	—	AFFILIATE TRANSACTIONS

SCHEDULE XXII	—	ERISA

SCHEDULE XXIII	—	SUBORDINATION TERMS

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EXHIBITS

EXHIBIT A-1	—	NOTICE OF BORROWING

EXHIBIT A-2	—	NOTICE OF CONVERSION/CONTINUATION

EXHIBIT B-1	—	FORM OF REVOLVING NOTE

EXHIBIT B-2	—	FORM OF SWINGLINE NOTE

EXHIBIT C	—	LETTER OF CREDIT REQUEST

EXHIBIT D	—	SECTION 5.04(B)(II) CERTIFICATE

EXHIBIT E-1	—	U.S. SUBSIDIARIES GUARANTY

EXHIBIT E-2	—	CANADIAN SUBSIDIARIES GUARANTY

EXHIBIT E-3	—	EUROPEAN SUBSIDIARIES GUARANTY

EXHIBIT E-4	—	EUROPEAN PARENT GUARANTY

EXHIBIT F	—	U.S. SECURITY AGREEMENT

EXHIBIT G	—	COMPLIANCE CERTIFICATE

EXHIBIT H	—	BORROWING BASE CERTIFICATE

EXHIBIT I	—	INCREMENTAL REVOLVING LOAN COMMITMENT AGREEMENT

EXHIBIT J	—	JOINDER AGREEMENT

EXHIBIT K	—	RECEIVABLES PURCHASE AGREEMENT

-vii-

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, is dated as of June 30, 2011, among ALERIS INTERNATIONAL, INC., a Delaware corporation (“Aleris”), ALERIS ROLLED PRODUCTS, INC., a Delaware corporation, ALERIS ROLLED PRODUCTS, LLC, a Delaware limited liability company, ALERIS ROLLED PRODUCTS SALES CORPORATION, a Delaware corporation, IMCO RECYCLING OF OHIO, LLC, a Delaware limited liability company, ALERIS RECYCLING, INC., a Delaware corporation, ALERIS SPECIFICATION ALLOYS, INC., a Delaware corporation, ALERIS SPECIALTY PRODUCTS, INC., a Delaware corporation, ALERIS RECYCLING BENS RUN, LLC , a Delaware limited liability company, ETS SCHAEFER, LLC, an Ohio limited liability company, and ALERIS OHIO MANAGEMENT, INC., a Delaware corporation (together with any entity that becomes a U.S. Borrower pursuant to Section 9.11, collectively, the “U.S. Borrowers” and each, a “U.S. Borrower”), ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY, an unlimited liability company organized under the laws of Nova Scotia (the “Canadian Borrower”), ALERIS SWITZERLAND GMBH, a company with limited liability organized under the laws of Switzerland (the “European Borrower” and, together with the Canadian Borrower and the U.S. Borrowers, the “Borrowers” and each, a “Borrower”), the Lenders party hereto from time to time, BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, DEUTSCHE BANK AG NEW YORK BRANCH, and UBS SECURITIES LLC, as Co-Documentation Agents, J.P. MORGAN SECURITIES LLC, as Syndication Agent, RBS BUSINESS CAPITAL, a division of RBS ASSET FINANCE INC., a subsidiary of RBS CITIZENS BANK, N.A., as a Senior Managing Agent, BANK OF AMERICA, N.A., DEUTSCHE BANK AG NEW YORK BRANCH and JPMORGAN CHASE BANK, N.A., as Co-Collateral Agents, and BANK OF AMERICA, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined shall have the meanings provided in Section 1.

W I T N E S S E T H:

WHEREAS, Borrowers, Agents and the Lenders party thereto (the “Existing Lenders”) previously entered into a certain Credit Agreement dated as of June 1, 2010, pursuant to which Agents and Existing Lenders agreed to provide to Borrowers a secured revolving credit facility (as at any time amended, restated, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”), on the terms and subject to the conditions set forth in the Existing Credit Agreement;

WHEREAS, Borrowers have requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Credit Parties pursuant to the terms hereof, and the Lenders (including the Existing Lenders that are parties hereto), the Administrative Agent and the other Agents have agreed, subject to the terms of this Agreement, to amend and restate the Existing Credit Agreement in its entirety to read as set forth herein, and it has been agreed by the parties hereto that (a) the commitments that the Existing Lenders that are parties hereto extended to the Borrowers under the Existing Credit Agreement and the commitments of new Lenders that are or become parties hereto shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement and (b) the Loans (as defined in the Existing Credit Agreement) and other Obligations (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained herein;

WHEREAS, the existing Obligations (as defined in the Existing Credit Agreement) are and shall continue to be (and all Obligations incurred pursuant hereto shall be) secured by, among other things, the Security Agreements and the other Credit Documents in the manner described therein;

WHEREAS, the Guarantors have agreed to provide the Guarantees in consideration of the applicable Lenders’ commitment to extend the financial accommodations set forth herein;

WHEREAS, subject to and upon the terms and conditions set forth herein, the Borrowers have requested the credit facilities more fully provided pursuant to the terms of this Agreement, namely the facility evidenced by the Total Commitments (and the extensions of credit made pursuant thereto), which extensions of credit shall be made (x) subject to Section 15.08 to the U.S. Borrowers on a joint and several basis and (y) subject to the Total European Sub-Limit, to the European Borrower (z) and subject to the Total Canadian Sub-Limit, to the Canadian Borrower; and

WHEREAS, extensions of credit hereunder to the Canadian Borrower shall be fully guaranteed (as more fully provided and described herein) by the U.S. Credit Parties and the Canadian Credit Parties; and

WHEREAS, the extensions of credit to the European Borrower hereunder shall be guaranteed by the U.S. Credit Parties, the Canadian Credit Parties, the European Parent Guarantors, the Subsidiaries of the European Borrower, and the U.K. Guarantor, but shall not be guaranteed by any other Foreign Subsidiary of Aleris (except to the extent any such Subsidiary constitutes a Transitory European Subsidiary); and

WHEREAS, all obligations of the U.S. Credit Parties hereunder (whether as borrowers or guarantors) shall be secured pursuant to the relevant U.S. Security Documents executed and delivered by the U.S. Credit Parties, with the intent being that First Priority security interests be granted to secure the Obligations in all Collateral of the U.S. Credit Parties; and

WHEREAS, all obligations of the Canadian Credit Parties (whether as borrowers or guarantors) shall be secured by First Priority security interests in the Collateral of the Canadian Credit Parties and the U.S. Credit Parties as provided pursuant to the relevant Security Documents; and

WHEREAS, all obligations of the European Borrower shall be secured by a First Priority security interest in Collateral of the European Borrower and certain of its Subsidiaries, the UK Guarantor and its Subsidiaries, the U.S. Credit Parties and the Canadian Credit Parties as provided pursuant to the relevant Security Documents; and

WHEREAS, the assets of German Sub-Holdco and its Subsidiaries and other Foreign Subsidiaries (other than the European Borrower and its Subsidiaries, the UK Guarantor and its Subsidiaries and the European Parent Guarantors) shall not (except to the extent at any time constituting assets of a Specified European Manufacturing Subsidiary or a Transitory European Subsidiary or assets sold to the European Borrower pursuant to Receivables Purchase Agreement) secure the Obligations; and

WHEREAS, subject to the terms and conditions of this Agreement and the other Credit Documents, the Lenders are willing to enter into this Agreement in order to amend and restate the Existing Credit Agreement, and to make available to the Borrowers the respective credit facilities provided for herein, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account” shall mean an “account” (as such term is defined in Article 9 of the UCC (or Section 1 of the PPSA as applicable to the Collateral of the Canadian Credit Parties)) and includes any and all rights to payment for the sale or lease of goods, or rendition of services, whether or not they have been earned by performance, and any and all supporting obligations (as such term is defined in Article 9 of the UCC) in respect thereof.

“Account Debtor” shall mean each Person who is obligated on an Account, chattel paper (as such term is defined in Article 9 of the UCC (or Section 1 of the PPSA as applicable to the Collateral of the Canadian Credit Parties)), or a General Intangible constituting a payment intangible (as such term is defined in Article 9 of the UCC (or Section 1 of the PPSA as applicable to the Collateral of the Canadian Credit Parties)).

“Account Party” shall mean, with respect to any Letter of Credit, (i) in the case of a U.S. Letter of Credit, all of the U.S. Borrowers, as joint and several account parties with respect to such Letter of Credit, (ii) in the case of a Canadian Letter of Credit, the Canadian Borrower, as the account party with respect to such Letter of Credit and (iii) in the case of a European Letter of Credit, the European Borrower as account party with respect to such Letter of Credit.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person or (y) the assets or business of a Person who shall, as a result of the respective acquisition, become a Subsidiary (or, in accordance with Section 9.15, an Unrestricted Subsidiary) of Aleris (or shall be merged with and into Aleris (with Aleris being the surviving Person) or a Subsidiary of Aleris with the surviving Person being a Subsidiary (or, in accordance with Section 9.15, an Unrestricted Subsidiary) of Aleris).

“Acquisition Liquidity Condition” means, with respect to an acquisition or investment, either:

(a) the sum of Excess Availability plus Pledged Cash is not less than 30% of the lesser of (I) the Total Commitments or (II) the Total Borrowing Base for each day during the preceding thirty (30) day period prior to the applicable investment or acquisition date and on such investment or acquisition date on a Pro Forma Basis, or

(b) (I) the sum of Excess Availability plus Pledged Cash is not less than 15% of the lesser of (A) the Total Commitments or (B) the Total Borrowing Base for each day during the preceding thirty (30) day period prior to the applicable investment or acquisition date and such investment or acquisition date on a Pro Forma Basis, and (II) the Fixed Charge Coverage Ratio is at least l.10 to 1.0 for the immediately preceding 12-month period as of the end of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 9.01(b) on a Pro Forma Basis.

For purposes of this definition, the term “Pledged Cash” means cash of the Borrowers maintained in Deposit Accounts subject to the Administrative Agent’s First Priority security interest and Lien, and over which Deposit Accounts the Administrative Agent has been granted exclusive control by the Borrowers; provided, that, for purposes of determining whether the Acquisition Liquidity Condition has been satisfied, (i) the amount of Pledged Cash added to Excess Availability shall not exceed 40% of the amount of Excess Availability, and (ii) only Pledged Cash in excess of $25,000,000 shall be included in the determination of satisfaction of the Acquisition Liquidity Condition. For purposes of utilizing

Pledged Cash to determine satisfaction of the Acquisition Liquidity Condition, Aleris shall deliver to the Administrative Agent and the Co-Collateral Agents a written report of Pledged Cash, and other evidence thereof as may be reasonably requested by the Administrative Agent or any Co-Collateral Agent (which may include current bank account statements).

“Action” shall have the meaning provided in Section 9.13(a).

“Additional Debt” shall have the meaning provided in Section 10.04(xiv).

“Additional Security Documents” shall mean each additional security agreement, pledge, hypothecation, mortgage or other document granting a lien in the Collateral delivered pursuant to Section 9.11 (as amended, restated, reaffirmed, modified or supplemented from time to time).

“Adjustment Date” shall mean the first day of each Fiscal Quarter of Aleris.

“Administrative Agent” shall mean Bank of America, N.A., in its capacity as administrative agent and collateral agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender nor any Affiliate thereof shall, as a result of its acting as such, be considered an Affiliate of Aleris or any Subsidiary thereof. It being understood that (1) no Sponsor shall be deemed to be an Affiliate of Aleris unless such Sponsor holds directly or indirectly more than 15% of the Equity Interests of Aleris and (2) for purposes of the definition of Eligible Accounts no portfolio company of any Sponsor shall be an Affiliate of Aleris or its Subsidiaries.

“Agent Advance” shall have the meaning provided in Section 2.01(e).

“Agent Advance Period” shall have the meaning provided in Section 2.01(e).

“Agents” shall mean the Administrative Agent, the Co-Collateral Agents, the Syndication Agent, each Co-Documentation Agent, the Joint Lead Arrangers, the Joint Book Runners, and the Senior Managing Agents.

“Aggregate Canadian Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all Canadian Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Canadian Dollar Denominated Loan then outstanding), (ii) the aggregate amount of all Letter of Credit Outstandings with respect to Canadian Letters of Credit (for this purpose, using the Dollar Equivalent of all amounts denominated in a currency other than U.S. Dollars) at such time and (iii) the aggregate principal amount of all Canadian Borrower Swingline Loans (for this purpose, using the Dollar Equivalent of each Canadian Dollar Denominated Loan then outstanding) then outstanding.

“Aggregate European Borrower Exposure” at any time shall mean (i) the aggregate principal amount of all European Borrower Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Non-Dollar Denominated Loan then outstanding), (ii) the aggregate amount of all Letter of Credit Outstandings with respect to European Letters of Credit (for this purpose, using the Dollar Equivalent of all amounts denominated in a currency other than U.S. Dollars) at such time and (iii)

the aggregate principal amount of all European Borrower Swingline Loans then outstanding (for this purpose, using the Dollar Equivalent of each Non-Dollar Denominated Loan then outstanding).

“Aggregate Exposure” at any time shall mean the sum of the Aggregate U.S. Borrower Exposure, the Aggregate European Borrower Exposure and the Aggregate Canadian Exposure.

“Aggregate U.S. Borrower Exposure” at any time shall mean the sum of (i) the aggregate principal amount of all U.S. Borrower Revolving Loans then outstanding, (ii) the aggregate amount of all Letter of Credit Outstandings with respect to U.S. Letters of Credit at such time and (iii) the aggregate principal amount of all U.S. Borrower Swingline Loans then outstanding.

“Agreement” shall mean this Amended and Restated Credit Agreement, as modified, supplemented, amended, restated (including any subsequent amendment and restatement hereof), extended or renewed from time to time.

“Aleris” shall have the meaning provided in the first paragraph of this Agreement.

“Aleris Common Stock” shall mean the common stock of Aleris, Holdings or any other direct or indirect parent company of Aleris or Holdings.

“Applicable Commitment Commission Percentage” shall mean with respect to any period during which Commitment Commission is payable hereunder, if on or after the Closing Date, the percentage per annum set forth below opposite the applicable daily average Total Unutilized Commitment for the period for which such Commitment Commission is payable:

TOTAL UNUTILIZED COMMITMENT	APPLICABLE COMMITMENT COMMISSION
LESS THAN 33% OF THE TOTAL COMMITMENTS	0.250%
LESS THAN 67% OF THE TOTAL COMMITMENTS BUT GREATER THAN OR EQUAL TO 33% OF THE TOTAL COMMITMENTS	0.375%
GREATER THAN OR EQUAL TO 67% OF THE TOTAL COMMITMENTS	0.500%

“Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible Accounts or Eligible Inventory of the U.S. Borrowers, the United States, Canada and, in the case of Eligible Accounts only, Puerto Rico, (ii) in the case of Eligible Accounts or Eligible Inventory of the Canadian Borrower, Canada and the United States and (iii) in the case of Eligible Accounts of the European Borrower, an Applicable European Jurisdiction.

“Applicable European Jurisdiction” shall mean each Tier I Country and each Tier II Country.

“Applicable Margin” initially shall mean a percentage per annum equal to in the case of Revolving Loans maintained as (A) Base Rate Loans, Canadian Prime Rate Loans or Swingline Loans (other than Swingline Loans constituting Euro Rate Loans), 1.00% and (B) Euro Rate Loans or B/A Equivalent Loans, 2.00%; provided that the Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date (commencing with the Adjustment Date to occur on October 1, 2011) in accordance with the table below based on the Average Historical Excess Availability for such Adjustment Date:

AVERAGE HISTORICAL EXCESS AVAILABILITY	REVOLVING LOAN EURO RATE AND B/A EQUIVALENT RATE APPLICABLE MARGIN	REVOLVING LOAN BASE RATE AND CANADIAN PRIME RATE MARGIN APPLICABLE MARGIN
LESS THAN OR EQUAL TO 25% OF THE TOTAL COMMITMENTS	2.50%	1.50%
GREATER THAN 25% OF THE TOTAL COMMITMENTS BUT LESS THAN OR EQUAL TO 50% OF THE TOTAL COMMITMENTS	2.25%	1.25%
GREATER THAN 50% OF THE TOTAL COMMITMENTS BUT LESS THAN OR EQUAL TO 75% OF THE TOTAL COMMITMENTS	2.00%	1.00%
GREATER THAN 75% OF THE TOTAL COMMITMENTS	1.75%	0.75%

The Applicable Margins as so determined shall apply from the relevant Adjustment Date to the next Adjustment Date; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Margin would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Asset Sale” shall mean the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of Aleris or any Restricted Subsidiary (each referred to in this definition as a “disposition”), in each case, other than:

(i) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out assets in the ordinary course of business or any disposition of inventory or goods held for sale in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of Aleris in a manner permitted pursuant to Section 10.02 or any disposition that constitutes a Change of Control;

(iii) the making of any Investment that is not prohibited under Section 10.05 or the making of any Dividend that is not prohibited by Section 10.03;

(iv) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Aleris or by Aleris or a Restricted Subsidiary to a Restricted Subsidiary;

(v) to the extent allowable under Section 1031 of the Code (or a similar provision of other applicable law), any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vi) the lease, assignment, license, sublicense, or sub-lease of any real or personal property in the ordinary course of business;

(vii) foreclosures on assets on which Aleris or any Restricted Subsidiary has a Lien;

(viii) the unwinding of any Hedging Obligations;

(ix) the sale in the ordinary course of business of accounts receivable arising in the ordinary course of business pursuant to a Receivables Purchase Agreement; and

(x) the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction or bulk sale.

“Asset Swap” shall mean the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between Aleris or any of its Subsidiaries and another Person.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction shall mean, as at the time of determination, the present value (discounted at the interest rate then borne by the Eurodollar Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Available Currency” shall mean with respect to (i) U.S. Borrower Revolving Loans, U.S. Borrower Swingline Loans and U.S. Letters of Credit, U.S. Dollars, (ii) European Borrower Revolving Loans and European Letters of Credit, U.S. Dollars, Euros, Swiss Francs, Pounds Sterling and any other currency that the European Borrower requests, by at least ten (10) Business Days’ prior written notice to the Lenders through the Administrative Agent, be included as an additional Available Currency for purposes of this Agreement, so long as at such time (A) such currency is dealt with in the London interbank deposit market, (B) such currency is freely transferable and convertible into U.S. Dollars in the London foreign exchange market or the European foreign exchange market, as applicable, (C) no central bank or other governmental authorization in the country of issue of such currency is required to permit the use of such currency by any Lender or any Issuing Lender, as applicable, for making any European Borrower Revolving Loan or issuing any European Letter of Credit hereunder and/or to permit the European Borrower to borrow and repay the principal thereof (or, in the case of European Letters of Credit, to request the issuance of and reimburse Unpaid Drawings in respect thereof) and to pay interest thereon, unless such authorization has been obtained and remains in full force and effect and (D) no Lender or Issuing Lender shall have objected to the inclusion of such currency as an Available Currency by notice to Aleris and the Administrative Agent given within ten (10) Business Days of such Lender’s or Issuing Lender’s, as applicable, receipt of the notice referred to above (which notice shall be promptly transmitted by the Administrative Agent to such Lenders upon its receipt thereof), (iii) with respect to European Borrower Swingline Loans, Euros, U.S. Dollars, Swiss Francs, Pounds Sterling and other currencies agreed between the Borrowers and the Administrative Agent pursuant to the procedures set forth in clause (ii) above, and (iv) with respect to Canadian Revolving Loans, Canadian Borrower Swingline Loans and Canadian Letters of Credit, U.S. Dollars and Canadian Dollars.

“Average Historical Excess Availability” shall mean, at any Adjustment Date, the average daily Excess Availability for the thirty (30) day period immediately preceding such Adjustment Date.

“B/A Equivalent Loan” shall mean each set of Canadian Revolving Loans, in Canadian Dollars, that bears interest at a rate determined by reference to the B/A Equivalent Rate and having a common length and commencement of Interest Period.

“B/A Equivalent Rate” shall mean, for the Interest Period of each B/A Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to Canadian Dollar bankers’ acceptances having an identical term (or a term as closely as possible comparable) as the proposed B/A Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” of Reuter Monitor Money Rates Service (or any display substituted therefor) as at approximately 10:00 A.M. Eastern time on the first day of such Interest Period (or, if such day is not a Business Day, as of 10:00 A.M. Toronto time on the immediately preceding Business Day), plus five basis points, provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 A.M. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

“Bank of America Account” shall have the meaning provided in Section 5.03(d)(i).

“Bank of America Canada Account” shall have the meaning provided in Section 5.03(d)(ii).

“Bank Product Provider” shall mean each Guaranteed Creditor party to a Treasury Services Agreement with a Guaranteed Party.

“Bank Product Reserve” shall mean, as of any date of determination, a reserve for the Guaranteed Parties’ exposure under any Treasury Services Agreement which exposure is to be secured by a First Priority Lien on the Collateral as notified by the respective Bank Product Provider or any Borrower to the Administrative Agent and the Co-Collateral Agents and updated from time to time.

“Bankruptcy Case” means Case No. 09-10478 commenced under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time, and (iii) the Eurodollar Rate for a Eurodollar Loan with an Interest Period of one month plus 1.00%.

“Base Rate Loan” shall mean (i) each U.S. Borrower Swingline Loan and (ii) each other Dollar Denominated Loan designated or deemed designated as such by the applicable Borrower or Borrowers at the time of the incurrence thereof or conversion thereto.

“Books” shall mean all of each Borrower’s and its Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets

(including the Collateral) or liabilities, all of each Borrower’s or its Subsidiaries’ Records relating to their business operations or financial condition, and all of their goods or General Intangibles related to such information).

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement. Unless the context otherwise requires, and subject to Section 15.08, each reference in this Agreement to “each Borrower” or “the applicable Borrower” shall be deemed to be a reference to (x) each U.S. Borrower on a joint and several basis, (y) the Canadian Borrower or (z) the European Borrower, as the case may be.

“Borrowing” shall mean the borrowing of one Type of Loan of a single currency by either the U.S. Borrowers (on a joint and several basis), the Canadian Borrower or the European Borrower, from all the Lenders (or from the Swingline Lender, in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of B/A Equivalent Loans or Euro Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of Euro Rate Loans and Canadian Prime Rate Loans shall be considered part of the related Borrowing of B/A Equivalent Loans.

“Borrowing Base” shall mean the U.S. Borrowing Base, the Canadian Borrowing Base, the European Borrowing Base and/or the Total Borrowing Base, as the context may require.

“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(i).

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Rate Loans, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in deposits in the applicable Available Currency in which such Euro Rate Loans were incurred in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in the country in whose Available Currency the applicable payment is denominated and (B) in relation to any transaction in Euros (or a notice with respect thereto), a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open and (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Canadian Revolving Loans, any day which is a Business Day described in clauses (i) and, if relevant, (ii) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.

“Calculation Period” shall mean, in the case of any Permitted Acquisition, the Test Period most recently ended prior to the date of any such Permitted Acquisition for which financial statements are available.

“Canadian Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Canadian Borrower Obligations” shall mean all Obligations owing to the Secured Parties by the Canadian Credit Parties.

“Canadian Borrower Swingline Loans” shall have the meaning provided in Section 2.01(b).

“Canadian Borrowing Base” shall mean, as of any date of determination, the result of, in each case using the Dollar Equivalent of all amounts not denominated in U.S. Dollars:

(a) 85% of the amount of Eligible Canadian Accounts, plus

(b) the lower of:

(i) 75% of the net book value of Eligible Canadian Inventory,

and

(ii) 85% times the then extant Net Liquidation Percentage times the net book value of the Eligible Canadian Inventory, minus

(c) the aggregate amount of reserves, if any, established by the Co-Collateral Agents under Section 2.01(d) with respect to the Canadian Borrowing Base.

“Canadian Collection Account” shall mean each account established at a Canadian Collection Bank and subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“Canadian Collection Banks” shall have the meaning provided in Section 5.03(b)(i).

“Canadian Credit Party” shall mean the Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Disbursement Account” shall mean each checking and/or disbursement account of the Canadian Borrower for its general corporate purposes, including for the purpose of paying the Canadian Borrower’s trade payables and other operating expenses.

“Canadian Dollar Denominated Loan” shall mean each Canadian Borrower Swingline Loan and each Canadian Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof, unless and until converted into Dollar Denominated Loans pursuant to Section 2.14.

“Canadian Dollars” shall mean the lawful currency of Canada, as in effect from time to time.

“Canadian Lender” shall mean each Lender, each of which is a Canadian Resident unless otherwise permitted in this Agreement, and which has a Commitment or which has any outstanding Canadian Revolving Loans. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Canadian Lender and shall include references to any Affiliate or branch of any such Lender which is acting as a Canadian Lender.

“Canadian Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Canadian Prime Rate” shall mean, for any day, the greater of (i) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by the Canadian Reference Lender as the rate it will charge for commercial loans made in Canadian Dollars in Canada and which it refers to as its “Prime Rate” (which rate is set by the Canadian Reference Lender based upon various factors including the Canadian Reference Lender’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate, with any change in such rate announced by the

Canadian Reference Lender taking effect at the opening of business on the day specified in the public announcement of such change), (ii) the sum of the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, plus 0.50%, and (iii) the sum of the B/A Equivalent Rate for a one month Interest Period as determined on such day, plus 1.0%. Each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate. In the event that the Canadian Reference Lender (including any successor or assignor) does not at any time publicly announce a prime rate, the “Prime Rate” shall mean the “prime rate” publicly announced by a Schedule 1 chartered bank in Canada selected by the Administrative Agent.

“Canadian Prime Rate Loans” shall mean any Canadian Dollar Denominated Loan designated or deemed designated as such by the Canadian Borrower at the time of the incurrence thereof or conversion thereto.

“Canadian Reference Lender” shall mean Bank of America, N.A. (acting through its Canada branch).

“Canadian Resident” shall mean a financial institution that is not prohibited by applicable law, including under the Bank Act (Canada), from having a Commitment or making any Canadian Revolving Loans to the Canadian Borrower hereunder, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with each Canadian Credit Party for purposes of the Income Tax Act (Canada).

“Canadian Revolving Loan” shall have the meaning provided in Section 2.01(a).

“Canadian Security Agreement” shall mean each security agreement, deed of hypothec or document or agreement delivered by a Canadian Credit Party pursuant to the Existing Credit Agreement or this Agreement, as amended, restated, reaffirmed, modified or supplemented from time to time.

“Canadian Security Documents” shall mean each Canadian Security Agreement and each Additional Security Document covering assets of any Canadian Credit Party.

“Canadian Subsidiaries Guaranty” shall mean a guarantee of the Obligations of the Canadian Borrower and the European Borrower substantially in the form of Exhibit E-2 or such other form satisfactory to the Administrative Agent, in each case, as amended, modified, restated and/or supplemented from time to time.

“Canadian Subsidiary” shall mean each Subsidiary of Aleris that is incorporated or organized under the laws of Canada or any province or territory thereof; provided that Aleris Aluminum Canada S.E.C./Aleris Aluminum Canada L.P., a bankrupt entity, shall not be deemed a Subsidiary for purposes hereof.

“Canadian Subsidiary Guarantor” shall mean each Wholly-Owned Canadian Subsidiary of the Canadian Borrower that is a Material Subsidiary, in each case, unless and until such time as the relevant Canadian Subsidiary Guarantor is released from all of its obligations under its Canadian Subsidiaries Guaranty in accordance with the terms and provisions thereof.

“Capital Expenditures” shall mean, with respect to any Person, (a) all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person less (b) any expenditure which is contractually required to be, and is, reimbursed to the Credit Parties in cash by a third party (including landlords and developers) during such period of calculation.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP or Local GAAP (each as in effect on the Original Closing Date), as applicable, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than twenty-four (24) months from the date of acquisition, (ii) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one (1) year from the date of acquisition thereof issued by any Lender or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000, (iii) repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above and entered into with any commercial bank meeting the qualifications specified in clause (ii) above, (iv) other investment instruments having maturities within one hundred eighty (180) days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000, (v) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within one hundred eighty (180) days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (vi) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition, (vii) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (vi) above, (viii) in the case of any Foreign Subsidiary of Aleris, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one (1) year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (1) above but issued by the principal Governmental Authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s, (ix) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition, (x) U.S. Dollars and (xi) Canadian Dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Cash Management Control Agreement” shall mean a “control agreement,” “blocked account agreement”, power of attorney in respect of the respective Deposit Account(s) or other agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in the Deposit Account(s) governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean the occurrence of the following:

(a) prior to a Qualified Public Offering by Aleris, (i) the Permitted Holders individually or collectively cease to own and control, beneficially and of record, at least 40% of all Voting Stock of Aleris, or (ii) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for the purpose of this clause, such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of a percentage of voting equity securities of Aleris which exceeds the percentage of Voting Stock held by the Permitted Holders, or

(b) following a Qualified Public Offering by Aleris, any “person” or “group” of related persons (as described above) (other than the Permitted Holders), is or becomes the beneficial owner (as described above) of 35% or more of all Voting Stock of Aleris, the ownership percentage of which person or group exceeds the percentage of voting equity securities held by the Permitted Holders.

“Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.

“Closing Date” shall have the meaning provided in Section 13.10.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Co-Collateral Agents” shall mean each of Bank of America, N.A., Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., in its capacity as Co-Collateral Agent for the Lenders hereunder, and any successor thereto.

“Co-Documentation Agents” shall mean each of Barclays Capital, the investment banking division of Barclays Bank PLC, Deutsche Bank AG New York Branch, and UBS Securities LLC, in their respective capacities as Co-Documentation Agents, and any successors thereto.

“Collateral” shall mean the Current Asset Collateral.

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, customs broker or other Person (other than Aleris or any other Credit Party) in possession of, having a Lien upon, or having rights or interests in the Books, Equipment or Inventory of any Borrower or any Subsidiary of a Borrower, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Collection Accounts” shall mean and include each U.S. Collection Account, each Canadian Collection Account and each European Collection Account.

“Collection Banks” shall mean each U.S. Collection Bank, each Canadian Collection Bank and each European Collection Bank.

“Collections” shall mean, with respect to any Collateral, all cash, checks, notes, instruments, and other items of payment, including, without limitation, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds.

“Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I-A directly below the column entitled “Commitments”, as the same may be reduced, adjusted or terminated from time to time in accordance with the provisions hereof.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Compliance Period” shall mean any period during which Excess Availability is less than the greater of (x) $45,000,000 and (y) 12.5% of the lesser of the Total Commitment or the Borrowing Base, and continuing until the date on which Excess Availability shall have been more than the greater of (x) $45,000,000 and (y) 12.5% of the lesser of the Total Commitment or the Borrowing Base for thirty (30) consecutive calendar days (and written or telephonic notice of such determination is provided by the Administrative Agent to Aleris).

“Conditions” shall have the meaning provided in Section 8.16(a)(iii).

“Consolidated EBITDA” shall mean, as determined on a Pro Forma Basis with respect to Aleris and its Subsidiaries for any period, the sum of (without duplication) (i) net income (or loss) of Aleris and its Subsidiaries on a consolidated basis for such period (excluding extraordinary, non-recurring or unusual gains or losses), (ii) plus all cash and non-cash interest expense of Aleris and its Subsidiaries on a consolidated basis for such period, (iii) plus all charges against or minus credits to income of Aleris and its Subsidiaries on a consolidated basis for such period for federal, state, territorial, provincial, local and foreign taxes, (iv) plus depreciation expenses of Aleris and its Subsidiaries on a consolidated basis for such period, (v) plus amortization expenses of Aleris and its Subsidiaries (including, without limitation, amortization of goodwill and other intangible assets) on a consolidated basis for such period, (vi) plus any expenses or charges related to the Transactions and any equity issuance, investment, acquisition (whether or not such acquisition has been or will be consummated), disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions, in each case, deducted in computing net income, (vii) plus the amount of any cash restructuring charge or reserve deducted in such period in computing net income (A) as of the Original Closing Date and for the previous 12-month period, and (B) after the Original Closing Date, provided that such charges and reserves deducted after the Original Closing Date shall be limited to an amount of up to $50,000,000 for any 12-month period and an aggregate amount of $150,000,000 during the term of the Commitments under this Agreement, (viii) plus any professional fees incurred in connection with the Bankruptcy Case, (ix) plus any costs incurred in connection with the closing of any production or manufacturing facilities, (x) plus any write offs, write downs or other noncash charges reducing net income for such period, (xi) plus or minus the amount of any minority interest expense or income included in computing net income, (xii) minus, after the Original Closing Date, the amount (if any) in excess of $15,000,000 by which contributions to pension and retirement plans exceed the sum of expensed amounts included in net income (or loss), (xiii) minus (without duplication) non-cash gains increasing net income for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to net income in computing EBITDA in accordance with this definition), (xiv) plus or minus, as applicable (without duplication) (a) any net non-cash gain or loss resulting in such period from hedging obligations and the application of Accounting Standards Codification 815 (formerly Statement of Financial Accounting Standards 133), (b) any net gain or loss resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including intercompany indebtedness), (c) any net gain or loss resulting in such period attributable to asset dispositions other than in the ordinary course of business, as determined by Aleris in good faith, (d) the impact of the adjustment of inventory and other items to fair value through purchase accounting, (e) any non-cash stock-based compensation expense, and (f) any gain or loss on the early extinguishment of debt, and (xv) plus factually supportable and reasonably identifiable synergies and cost savings and expenses that are certified to the Administrative Agent in writing, and which synergies, cost savings and expenses are in the aggregate (without duplication, but including any adjustments made pursuant to clause (iii) of the definition of “Pro Forma Basis”) either (A) not, for any calculation period, in excess of the greater of (a) $30,000,000 or (b) 10% of the amount of Consolidated EBITDA (calculated on a Pro Forma Basis (excluding any adjustment thereto pursuant to this clause (A)) for the immediately preceding 12 month period as of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 9.01(b), or (B) in accordance with Regulation S-X and otherwise reasonably acceptable to the Administrative Agent.

“Consolidated Senior Secured Debt” shall mean the aggregate principal amount of Indebtedness of Aleris and its Subsidiaries on a consolidated basis that is secured by a Lien.

“Consolidated Total Assets” shall mean Total Assets of Aleris and its Subsidiaries that are not Unrestricted Subsidiaries, on a Pro Forma Basis.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Original Closing Date or entered into in connection with any acquisition or disposition of assets permitted hereunder (other than obligations with respect to Indebtedness). The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) in the case of any Contingent Obligation which is expressly limited in amount, the stated maximum amount of such Contingent Obligation.

“Conversion Event” shall mean (i) the occurrence of any Event of Default with respect to any Borrower pursuant to Section 11.05, (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Revolving Loans, in each case pursuant to Section 11 or (iii) the failure of any Borrower to pay any principal of, or interest on, Loans or any Letter of Credit Outstandings on or before the tenth Business Day following the Final Maturity Date (or in the case of Swingline Loans, the Swingline Expiry Date).

“Core Canadian Concentration Account” shall have the meaning provided in Section 5.03(c).

“Core European Concentration Account” shall have the meaning provided in Section 5.03(c).

“Core U.S. Concentration Account” shall have the meaning provided in Section 5.03(c).

“Corresponding Debt” shall have the meaning provided in Section 13.22.

“Credit Account” shall have the meaning provided in Section 5.03(e).

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Fee Letter, each Guaranty and each Security Document.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit (including any assumption, extension, amendment or renewal of any Letters of Credit).

“Credit Party” shall mean each Borrower and each Guarantor.

“Cure Amount” shall have the meaning set forth in Section 10.07(b).

“Cure Period” shall have the meaning provided in Section 10.07(b).

“Cure Right” shall have the meaning provided in Section 10.07(b).

“Currency Hedging Agreement” shall mean any foreign exchange contracts, currency swap agreements, currency hedging agreements, currency options or arrangements similar to any of the foregoing, or other arrangements designed to protect against fluctuations in currency values or arrangements to offset (on a partial or whole basis) or terminate positions executed by any of the foregoing.

“Current Asset Collateral” shall mean, all Current Assets and shall include, collectively, all of the personal property in which First Priority Liens are granted (or purported to be granted) pursuant to the Security Documents as security for the Obligations including, without limitation, all Accounts and Inventory of Borrowers and certain of the Guarantors.

“Current Assets” shall mean, and include (i) Accounts (but excluding such Accounts for equipment sold or leased), (ii) Inventory, (iii) to the extent evidencing or governing any of the items referred to in the preceding clauses, General Intangibles, Documents, contract rights, Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper) and Instruments (including promissory notes), (iv) to the extent relating to any of the items referred to in the preceding clauses, guarantees, letters of credit, security and other credit enhancements, Letter-of-Credit Rights and Supporting Obligations, (v) cash and cash equivalents from whatever source derived, all lockboxes, Deposit Accounts and, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, Securities Accounts as original collateral, (vi) all intercompany loans and advances among any Person and its subsidiaries, (vii) to the extent relating to any of the items referred to in the preceding clauses, books and Records and (viii) proceeds of any of the foregoing, but excluding the Excluded Assets.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, unless cured or waived, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect; provided that solely for purposes of Section 2.01 with respect to Swingline Loans, Section 3 and Section 16.07 only, the term “Defaulting Lender” shall also include (a) any Lender with an Affiliate that (x) either (A) Controls such Lender or (B) is Controlled by such Lender and (y) that is deemed currently insolvent by a Governmental Authority of competent jurisdiction that is such Lender’s primary regulating body or is the subject of a bankruptcy or insolvency proceeding or in receivership, provided that a Person shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Affiliate, and (b) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least ninety (90) consecutive days (or such shorter period as shall be agreed to in writing by Aleris, the Administrative Agent and the Issuing Lenders, which agreement shall not be unreasonably withheld).

“Deposit Account” shall mean any “deposit account” (as such term is defined in Article 9 of the UCC).

“Designated Fronting Bank” shall have the meaning set forth in Section 16.01.

“Disbursement Account” shall mean each U.S. Disbursement Account, each Canadian Disbursement Account and each European Disbursement Account.

“Disqualified Lender” shall mean any Person designated by Aleris in writing to the Administrative Agent in accordance with that certain letter agreement dated as of June 1, 2010 between Aleris and Bank of America, N.A.

“Disqualified Stock” shall mean any Equity Interests that are not Qualified Equity Interests.

“Distribution Conditions” shall mean with respect to any Dividends permitted to be paid pursuant to Section 10.03(viii), each of the following conditions are satisfied at the time of each dividend or distribution and after giving effect thereto: (i) no Event of Default shall have occurred and be continuing, and (ii) the Excess Availability shall have been equal to or greater than 17.5% of the lesser of (A) the Total Commitments and (B) the Total Borrowing Base for each day in the preceding 30 day period, and shall be at least 17.5% of the lesser of (A) the Total Commitments and (B) the Total Borrowing Base after giving pro forma effect thereto, and (iii) the Fixed Charge Coverage Ratio is at least 1.10 to 1.0 for the immediately preceding 12-month period for which financial statements have been delivered pursuant to Section 9.01(b).

“Distribution Subsidiary” shall mean each Subsidiary of the European Borrower.

“Dividend” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Borrower or its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in any Borrower or any option, warrant or other right to acquire any such Equity Interests in any Borrower.

“Dollar Denominated Loan” shall mean a Loan incurred in U.S. Dollars.

“Dollar Equivalent” shall mean, the amount of U.S. Dollars which could be purchased with the amount of the applicable Available Currency involved in such computation at (x) the exchange rate updated by Bloomberg (or other commercially available source designated by the Administrative Agent) on the date which is one Business Day prior to any such determination or (y) if the provisions of the foregoing clause (x) are not applicable, the “official” exchange rate (if applicable) or the spot exchange rate for the purchase of the applicable Available Currency in question in Administrative Agent’s principal foreign exchange trading office (each such exchange rate, the “Spot Exchange Rate”); provided that notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than U.S. Dollars in its reasonable discretion using the Spot Exchange Rates therefor.

“Domestic Subsidiary” shall mean each Subsidiary of Aleris incorporated or organized in the United States or any State or territory thereof.

“Dominion Period” shall mean any Enhanced Disclosure Period.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Eligible Accounts” shall mean those Accounts created by one of the Borrowers or Guarantors in the ordinary course of its business (or, in the case of Accounts of the European Borrower, created by one of the Distribution Subsidiaries or Specified European Manufacturing Subsidiaries, or a Transitory European Subsidiary in the ordinary course of its business and acquired by the European Borrower pursuant to a Receivables Purchase Agreement), that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, returns, rebates, discounts, credits, allowances or sales or excise taxes. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or more than 60 days after the original due date,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of the total amount of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible hereunder,

(c) Accounts with respect to which the Account Debtor is (i) an Affiliate of any Borrower (or Guarantor) or (ii) an employee or agent of any Borrower (or Guarantor) or any Affiliate of such Borrower (or Guarantor),

(d) the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper,

(e) Accounts that are not payable in U.S. Dollars; provided that (i) Eligible Canadian Accounts may also be payable in Canadian Dollars and (ii) Eligible European Accounts may also be payable in any Available Currency,

(f) Accounts with respect to which the Account Debtor is not a Governmental Authority unless: (i) the Account Debtor either (A) maintains its Chief Executive Office in an

Applicable Eligible Jurisdiction, or (B) is organized under the laws of an Applicable Eligible Jurisdiction or any state, territory, province or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Co-Collateral Agents in their Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Co-Collateral Agents, in their Permitted Discretion,

(g) Accounts with respect to which the Account Debtor is a Governmental Authority (other than Accounts (x) with respect to which the applicable Borrower (or Guarantor) has complied, to the reasonable satisfaction of the Co-Collateral Agents, with the Assignment of Claims Act, 31 USC § 3727, the Financial Administration Act (Canada) or any applicable similar laws of the jurisdiction of such Governmental Authority or (y) the assignability of which, and the enforcement of such assignment against the relevant Governmental Authority of which, is not restricted pursuant to the laws of the jurisdiction of such Governmental Authority), unless (i) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Co-Collateral Agents, in their Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Co-Collateral Agents, in their Permitted Discretion,

(h) Accounts with respect to which the Account Debtor (i) is a creditor of any Borrower (or Guarantor), (ii) has or has asserted a right of setoff, or (iii) has disputed its obligation to pay all or any portion of the Account, in each case to the extent of such claim, right of setoff, or dispute or the Account is contingent in any respect or for any reason (the amount of each such offset includes, but is not limited to, tolling liability, which is represented by the value of materials that are owned by any Account Debtor but that are in the possession of a Borrower or Guarantor for the purpose of being tolled into finished goods for an Account Debtor) unless, (x) such Account Debtor executed a non-offset agreement in form and substance reasonably satisfactory to the Co-Collateral Agents in respect of such claims, right of setoff, or dispute, or (y) such tolling agreements expressly waive and/or exclude offset rights with such provisions reasonably satisfactory to the Co-Collateral Agents,

(i) Accounts with respect to an Account Debtor whose total obligations owing to one or more Borrowers (or Guarantors) exceed 15% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Co-Collateral Agents based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j) Accounts with respect to which the Account Debtor shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, interim receiver, national receiver, receiver-manager, monitor, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, or any assignment in bankruptcy, (iv) commence a voluntary case under any state, federal or foreign bankruptcy or insolvency laws (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition, notice of intention to make a proposal, or proceeding seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy or insolvency laws, or (viii) take any action for the purpose of effecting any of the foregoing,

(k) Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Administrative Agent pursuant to the relevant Security Document or are subject to any other Lien (other than Liens permitted pursuant to Section 10.01),

(1) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped to the Account Debtor or the goods have been shipped to the Account Debtor with shipping terms of FOB destination and the goods have not been received by the Account Debtor, (ii) the services giving rise to such Account have not been performed by the applicable Borrower (or Guarantor) and its Subsidiaries or (iii) the Account otherwise does not represent a final sale,

(m) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower (or Guarantor) and its Affiliates of the subject contract for goods or services,

(n) the applicable Borrower (and/or, in the case of Accounts of the European Borrower, the applicable Specified European Manufacturing Subsidiary) (or Guarantor) has made any agreement with any Account Debtor for any deduction therefrom (but only to the extent of such deductions from time to time), except for discounts or allowances, made in the ordinary course of business for prompt payment and except for volume discounts, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and except for returns, rebates or credits reflected in the calculation of the face value of each such amount,

(o) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed,

(p) such Account is not payable to a Borrower (or Guarantor) (or, in the case of the European Borrower, such Account has not been sold to the European Borrower by a European Distribution Subsidiary, a Specified European Manufacturing Subsidiary or a Transitory European Subsidiary pursuant to a Receivables Purchase Agreement, or the Account Debtor for such Account has not been notified by the applicable Specified European Manufacturing Subsidiary, European Distribution Subsidiary or Transitory European Subsidiary (pursuant to the applicable jurisdiction requirements if any, set forth on Schedule XVIII hereto) to make payment to European Borrower),

(q) such Account has not been invoiced,

(r) (i) such Account is subject to enforceable restrictions on assignment of such Account (other than with respect to Accounts of Account Debtors located in the United States) or (ii) with respect to any German law governed Account of the European Borrower, such Account is subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalft), unless such Account was purchased pursuant to, and in accordance with, any of the Receivables Purchase Agreements (which provide for the sale and assignment by way of true sale and permit such sale and assignment in respect to Accounts that are subject to extended retention of title arrangements (verlängerter Eigentumsvorbehalft) so long as the extended retention of title arrangements are commonly accepted in the relevant industry (branchenüblich) and do not prevent the sale and assignment of the relevant Account pursuant to the Receivables Purchase Agreement),

(s) with respect to Accounts of the European Borrower, (i) Accounts which are not otherwise excluded under clause (f) of this definition where the Account Debtor either

(A) maintains its Chief Executive Office in a Tier II Country, or (B) is organized under the laws of a Tier II Country or any state, territory, province or subdivision thereof, to the extent aggregate amount of all Accounts described in this clause (s) would exceed $20,000,000, or (ii) to the extent the Account is not supported by an irrevocable letter of credit reasonably satisfactory to the Co-Collateral Agents, in their Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), or is not covered by credit insurance in form, substance, and amount, and by an insurer reasonably satisfactory to the Co-Collateral Agents, in their Permitted Discretion,

(t) with respect to Accounts of the European Borrower, Accounts with respect to which the agreement evidencing such Accounts (A) are not governed by the laws of Switzerland, Germany, France, Belgium, England or any state in the United States, or the laws of such other jurisdictions acceptable to the Co-Collateral Agents in their Permitted Discretion, (each, an “Acceptable Governing Law”) or (B) if governed by an Acceptable Governing Law, the requirements, if any, set forth on Schedule XVIII hereto with respect to such Acceptable Governing Law (or the respective Accounts) are not satisfied,

(u) with respect to Accounts of the European Borrower, Accounts where the Account Debtor either maintains its Chief Executive Office or is organized under the laws of an Applicable European Jurisdiction and the requirements, if any, set forth on Schedule XVIII with respect to such Account Debtor in such Applicable European Jurisdiction have not been satisfied,

(v) Accounts to the extent representing service charges and late fees, or

(w) Accounts acquired pursuant to a Receivables Purchase Agreement which is not in full force and effect or under which any party thereto has defaulted in its obligations thereunder or disaffirmed in writing its obligations thereunder.

“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by the Canadian Borrower or a Canadian Subsidiary Guarantor.

“Eligible Canadian Inventory” shall mean the Eligible Inventory owned by the Canadian Borrower or a Canadian Subsidiary Guarantor.

“Eligible European Accounts” shall mean the Eligible Accounts owned by the European Borrower pursuant to a Receivables Purchase Agreement or by the U.K. Guarantor, provided, that, in addition to the categories of Eligible Accounts set forth in the definition thereof, Eligible European Accounts shall include amounts owing to the European Borrower or the U.K. Guarantor with respect to applicable value added taxes, in an aggregate amount not to exceed $15,000,000 at any time, so long as Co-Collateral Agents shall have determined, in their Permitted Discretion, that no Governmental Authority shall have Liens with respect to such amounts having priority over the Liens of Administrative Agent under applicable law.

“Eligible Inventory” shall mean Inventory of the U.S. Borrowers, the U.K. Guarantor (to the extent located in the United Kingdom), the Canadian Borrower and the Canadian Subsidiary Guarantors, consisting of first quality goods, including raw materials and work in progress, of a type held for sale in the ordinary course of the Borrowers’ or Guarantor’s business, that complies with each of the representations and warranties respecting Eligible Inventory made in the Credit Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower (or Guarantor) does not have good, valid, and marketable title thereto,

(b) it is not located at one of the locations in the continental United States or Canada set forth on Schedule XIII, or in the case of any Eligible U.K. Inventory, at one of the locations in the United Kingdom set forth on Schedule XIII, in each case as same may be modified from time to time to the extent promptly notified to the Co-Collateral Agents,

(c) it is located on real property leased by a Borrower (or Guarantor), in a contract warehouse or in a warehouse owned or leased by the supplier of such goods (other than a Borrower (or Guarantor)), in each case, unless (i) it is subject to a Collateral Access Agreement; executed by the lessor, warehouseman or supplier, as the case may be, and (except in the case of raw materials consisting of zinc) unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided that to the extent a Collateral Access Agreement has not been obtained with respect to Inventory located on any such property on or prior to the Original Closing Date, such Inventory shall not be deemed ineligible pursuant to this clause (c)(i) so long as the relevant Collateral Access Agreement is obtained on or prior to the 45th day (or in the case of raw materials consisting of zinc, 90th day) after the Original Closing Date (or such later date as may be agreed to by the Co-Collateral Agents), (ii) a Rent Reserve (other than with respect to inventory in a warehouse owned or leased by a supplier of such goods (other than a Borrower (or Guarantor))) has been taken against such Inventory in the Co-Collateral Agents’ Permitted Discretion or (iii) the aggregate Dollar Equivalent of the amount of all Inventory of the Borrowers (or Guarantors) located at such location does not exceed $100,000,

(d) it is not subject to a valid and perfected First Priority Lien in favor of the Administrative Agent pursuant to the relevant Security Document,

(e) it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s (or Guarantor’s) business, bill and hold goods, defective or unusable goods, or Inventory acquired on consignment,

(f) it is not owned by such Borrower (or Guarantor) free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s (or Guarantor’s) performance with respect to that Inventory), except the Liens created pursuant to the Security Documents and other Liens permitted pursuant to Section 10.01,

(g) it is in transit unless such otherwise Eligible Inventory is in transit from (A) (1) a location in an Applicable Eligible Jurisdiction owned or, subject to the restrictions set forth in clause (c) above, leased by a Credit Party or (2) a location in an Applicable Eligible Jurisdiction identified on Schedule XIII (as such Schedule may be updated from time to time as promptly notified to the Co-Collateral Agents) to (B) (1) a location in an Applicable Eligible Jurisdiction owned or, subject to the restrictions set forth in clause (c) above, leased by a Credit Party or (2) a location in an Applicable Eligible Jurisdiction identified on Schedule XIII (as such Schedule may be updated from time to time as promptly notified to the Co-Collateral Agents),

(h) it is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except those created pursuant to the Security Documents,

(i) it consists of any costs associated with “freight-in” charges,

(j) it consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower (or Guarantor) or to any Affiliate of such Borrower (or Guarantor),

(k) it consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available (unless otherwise deemed to be Eligible Inventory by Co-Collateral Agents in their Permitted Discretion),

(1) it is not covered by casualty insurance as required by terms of this Agreement, or

(m) it was produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provision contained in Title 29 U.S.C. §215(a)(1), to the extent applicable.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” as defined in Regulation D of the Securities Act) (but excluding natural persons), but in any event excluding the Permitted Holders and their Affiliates and Subsidiaries (other than a Permitted Holder constituting a Permitted Holder Lender); provided, however, that, unless otherwise agreed by Aleris, during the existence of an Event of Default, no Person (other than a Lender) shall be an “Eligible Transferee” if the assignment of any Commitment (or, if the Commitments have terminated, outstanding Obligations) to such Person would cause such Person to have Commitments (or, if the Commitments have terminated, outstanding Obligations) in excess of 25% of the Total Commitment (or, if the Commitments have terminated, aggregate outstanding Obligations) at such time or would constitute a breach of the Ten Non-Bank Regulation or the Twenty Non-Bank Regulation and provided further that, except during the existence of a Significant Event of Default, each transferee becoming a Canadian Lender shall be a Canadian Resident. Notwithstanding the foregoing, for purposes of this Agreement, an “Eligible Transferee” must have the ability to fund under each of the Sub-Limits unless both the Administrative Agent and Aleris shall have provided their prior written consent.

“Eligible U.K. Inventory” shall mean the Eligible Inventory owned by the U.K. Guarantor.

“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.

“Eligible U.S. Inventory” shall mean the Eligible Inventory owned by the U.S. Borrowers.

“Eligible U.S. Unbilled Accounts” shall mean Accounts (which are Eligible U.S. Accounts except for their failure to comply with clause (q) of the definition of Eligible Accounts) which have not been invoiced but for which Inventory has been sold and shipped or services have been rendered and which shall be billed not more than 30 days after such Account is first included on the Borrowing Base Certificate or otherwise reported to the Co-Collateral Agents as Collateral.

“Enhanced Disclosure Period” shall mean any period during which (i) an Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) $50,000,000 and (y) 15% of the lesser of the Total Commitment or the Borrowing Base, in each case for five (5) consecutive Business Days, and continuing until the date on which (i) Excess Availability shall have been more than the greater of (x) $50,000,000 and (y) 15% of the lesser of the Total Commitment or the Borrowing Base for thirty (30) consecutive calendar days (and written or telephonic notice of such determination is provided by the Administrative Agent to Aleris) and (ii) no Event of Default exists.

“Enhanced Exam Period” shall mean any period during which (i) an Event of Default has occurred and is continuing or (ii) Excess Availability is less than the greater of (x) $50,000,000 and (y) 25% of the lesser of the Total Commitment or the Borrowing Base, in each case for five (5) consecutive Business Days, and continuing until the date on which (i) Excess Availability shall have been more than the greater of (x) $50,000,000 and (y) 25% of the lesser of the Total Commitment or the Borrowing Base for thirty (30) consecutive calendar days (and written or telephonic notice of such determination is provided by the Administrative Agent to Aleris) and (ii) no Event of Default exists.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, territorial, foreign, multi-national, municipal or local statute, law, rule, regulation, ordinance, code, directive, guidance or policy having the effect of law, and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment or Hazardous Materials, including, without limitation, CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and any state, provincial, territorial, municipal and local or foreign counterparts or substantive equivalents, in each case as amended from time to time.

“Equipment” shall mean “equipment” (as such term is defined in Article 9 of the UCC or Section 1 of the PPSA, as applicable to the Collateral of the Canadian Credit Parties) and includes machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), computer hardware, tools, parts, and goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“Equity Interests” shall mean (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited or unlimited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that together with Aleris is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Pension Plan of, an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by Aleris or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by Aleris or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (f) the incurrence by Aleris or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (g) the receipt by Aleris or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Aleris or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EURIBOR Rate” shall mean, with respect to Other Foreign Currency Denominated Loans, (i) the rate per annum that appears on page 3750 of the Dow Jones Markets Screen (or any successor page) for deposits in the applicable Available Currency with maturities comparable to the Interest Period applicable to the Other Foreign Currency Denominated Loans incurred in such Available Currency subject to the respective Borrowing commencing two Business Days thereafter as of 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the commencement of the respective Interest Period or (ii) if such a rate does not appear on page 3750 of the Dow Jones Markets Screen (or any successor page), the offered quotation to first-class banks in the London interbank market by the Administrative Agent for deposits in the respective Available Currency of amounts in immediately available funds comparable to the outstanding principal amount of the Other Foreign Currency Denominated Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of Other Foreign Currency Denominated Loans then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period applicable to such Other Foreign Currency Denominated Loan commencing two (2) Business Days thereafter as of 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the commencement of such Interest Period; provided that, in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Other Foreign Currency Denominated Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of Other Foreign Currency Denominated Loans, the “EURIBOR Rate” determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund a Borrowing of Other Foreign Currency Denominated Loans in the applicable Available Currency with maturities comparable to the Interest Period applicable thereto.

“Euro Denominated Loan” shall mean each European Borrower Revolving Loan and European Borrower Swingline Loan, in each case denominated in Euros at the time of the incurrence thereof, unless and until converted into Dollar Denominated Loans pursuant to Section 2.14.

“Euro LIBOR Rate” shall mean, with respect to each Borrowing of Euro Denominated Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01 (or any successor page) at approximately 11:00 a.m. (Brussels time) on the date which is two (2) Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on

Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Euro Denominated Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of Euro Denominated Loans then being made by the various Lenders pursuant thereto) with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 a.m. (Brussels time) on the date which is two (2) Business Days prior to the commencement of such Interest Period; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a)(i) in respect of Euro Denominated Loans, or in the circumstances described in clause (i) to the proviso to Section 2.10(b) in respect of Euro Denominated Loans, Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lenders) to fund a Borrowing of Euro Denominated Loans with maturities comparable to the Interest Period applicable thereto.

“Euro Rate” shall mean and include each of the Eurodollar Rate, Euro LIBOR Rate and the EURIBOR Rate.

“Euro Rate Loan” shall mean and include each Eurodollar Loan, each Euro Denominated Loan and each Other Foreign Currency Denominated Loan.

“Eurodollar Loans” shall mean each Dollar Denominated Loan (excluding Swingline Loans) designated as such by the respective Borrower or Borrowers at the time of the incurrence thereof or conversion thereto.

“Eurodollar Rate” shall mean the rate per annum obtained by dividing (i)(a) the per annum rate that appears on page 3750 of the Dow Jones Markets Screen (or any successor page) for U.S. Dollar deposits with maturities comparable to the Interest Period applicable to the Eurodollar Loan subject to the respective Borrowing commencing two Business Days thereafter as of 10:00 a.m. (New York time) on the date which is two Business Days prior to the commencement of the respective Interest Period or (b) if such a rate does not appear on page 3750 of the Dow Jones Markets Screen (or any successor page), the offered quotation to first-class banks in the New York interbank Eurodollar market by the Administrative Agent for U.S. Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the applicable Eurodollar Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 10:00 a.m. (New York time) on the applicable Interest Determination Date, in each case, (and rounded upward to the nearest 1/16 of 1%) by (ii) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“European Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“European Borrower Obligations” shall mean all Obligations owing to the Secured Parties by the European Borrower.

“European Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).

“European Borrower Swingline Loans” shall have the meaning provided in Section 2.01(b).

“European Borrowing Base” shall mean, as of any date of determination, the result of, in each case using the Dollar Equivalent of all amounts in any Available Currency:

(a) 85% of the amount of Eligible European Accounts, plus

(b) the lower of:

(i) 75% of the net book value of Eligible U.K. Inventory, and

(ii) 85% times the then extant Net Liquidation Percentage times the net book value of the Eligible U.K. Inventory, minus

(c) the aggregate amount of reserves, if any, established by the Co-Collateral Agents under Section 2.01(d) with respect to the European Borrowing Base;

“European Collection Account” shall mean each account established at a European Collection Bank and subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“European Collection Banks” shall have the meaning provided in Section 5.03(b)(i).

“European Credit Party” shall mean the European Borrower and each European Subsidiary Guarantor.

“European Disbursement Account” shall mean each checking and/or disbursement account of the European Borrower or a European Distribution Subsidiary for its general corporate purposes, including for the purpose of paying the European Borrower’s or the relevant European Distribution Subsidiary’s trade payables and other operating expenses.

“European Distribution Subsidiary” shall mean each Distribution Subsidiary that is incorporated or organized under the laws of any country which is a member state of the European Community established pursuant to the Treaty.

“European Intercompany Loans” shall have the meaning provided in Section 10.05(viii).

“European Letter of Credit” shall have the meaning provided in Section 3.01(a).

“European Manufacturing Subsidiaries” shall mean each of the Subsidiaries of Aleris organized in any country which is a member state of the European Community established pursuant to the Treaty or any other jurisdiction reasonably satisfactory to the Administrative Agent, designated by Aleris in writing to the Administrative Agent as a “European Manufacturing Subsidiary”; provided that in no event shall such term include the European Borrower or any of its Subsidiaries. On the Closing Date, the European Manufacturing Subsidiaries consist of the Subsidiaries set forth on Schedule VIII-B.

“European Parent Guarantor” shall mean each of (i) the direct parent of the European Borrower and (ii) the direct or indirect parent of the entity described in preceding clause (i) which is not a U.S. Credit Party. On the Closing Date, the European Parent Guarantors are Dutch Aluminum C.V., a limited partnership organized under the laws of The Netherlands, and Aleris Recycling Holding B.V., a private company with limited liability organized under the laws of The Netherlands.

“European Parent Guaranty” shall mean the European Parent Guaranty in the form of Exhibit E-4 (as amended, restated, reaffirmed, modified or supplemented from time to time).

“European Security Agreement” shall mean each security agreement or document delivered by a European Credit Party pursuant to the Existing Credit Agreement or this Agreement, as amended, restated, reaffirmed, modified or supplemented from time to time.

“European Security Documents” shall mean each European Security Agreement and each Additional Security Document covering assets of the European Credit Parties.

“European Subsidiary” shall mean each European Parent Guarantor and each of its Subsidiaries.

“European Subsidiaries Guaranty” shall mean a guarantee of the Obligations of the European Borrower in substantially the form of Exhibit E-3 or such other form as shall be reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, reaffirmed, modified or supplemented from time to time.

“European Subsidiary Guarantor” shall mean the U.K. Guarantor and each Material Subsidiary of the European Borrower which executes and delivers a European Subsidiaries Guaranty unless and until such time as the applicable European Subsidiary Guarantor is released from all of its obligations under its European Subsidiaries Guaranty in accordance with the terms and provisions hereof or thereof.

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Availability” shall mean, on any date of determination, the amount by which (x) the lesser of (A) the Total Commitment and (B) the Total Borrowing Base exceeds (y) the Aggregate Exposure on such date; provided, that, for purposes of determining Excess Availability, the Total Borrowing Base shall be determined by the Administrative Agent based on the most recent Borrowing Base Certificate delivered by Aleris, subject to adjustment by the Co-Collateral Agents in their Permitted Discretion, in accordance with the terms of this Agreement, and the Aggregate Exposure shall be determined by the Administrative Agent on each applicable date of determination.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall have the meaning provided in the Security Agreements.

“Excluded Capital Expenditures” shall mean (i) Capital Expenditures by Aleris or its Subsidiaries made in China if at the time such Capital Expenditures are made Excess Availability is no less than $175,000,000; provided that if such Capital Expenditures are specifically funded with the proceeds of Revolving Loans or Swingline Loans and after giving effect to such Borrowings, Excess Availability is less than $175,000,000, then an amount equal to the difference between Excess Availability prior to giving effect to such Borrowing and $175,000,000 shall be considered Excluded Capital Expenditures; provided, further, that the amount of such Capital Expenditures described in this clause (i) shall not exceed $75,000,000 in any Test Period; and (ii) Capital Expenditures that were specifically funded by (x) Indebtedness (other than a Revolving Loan or Swingline Loan), or (y) with respect to Capital Expenditures by Aleris or its Subsidiaries made in China or by Aleris or its Subsidiaries organized under the Laws of Brazil made in Brazil, the proceeds from the sale of Equity Interests of

Aleris (without duplication with any Cure Amount), or (z) with respect to all other Capital Expenditures, the proceeds of up to $25,000,000 per Test Period from the sale of Equity Interests of Aleris (without duplication with any Cure Amount).

“Exempted Deposit Account” shall mean a Deposit Account the balance of which consists exclusively of (A) withheld income taxes and federal, state, local or foreign employment taxes in such amounts as are required in the reasonable judgment of any Borrower to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following two months with respect to employees of any of the Credit Parties, (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 or any Foreign Plan on behalf of or for the benefit of employees of one or more Credit Parties, (C) amounts other than Collections, (D) amounts which are required to be pledged or otherwise provided as security pursuant to any Law, other requirements of any Governmental Authority or foreign pension requirement, (E) any accounts opened and amounts or deposits relating to liens permitted by Section 10.01(xii) and/or (xviii), in each case which are permitted hereunder, and (F) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between Aleris and any of its Subsidiaries and their respective employees).

“Exempted Disbursement Account” shall mean a U.S. Disbursement Account, a Canadian Disbursement Account or a European Disbursement Account designated as an “Exempted Disbursement Account” on Part C of Schedule VI from time to time.

“Existing Credit Agreement” shall have the meaning provided in the recitals hereof.

“Existing Letters of Credit” shall have the meaning provided in Section 3.01(c).

“Expenses” shall mean all present and future reasonable and invoiced expenses incurred by or on behalf of the Administrative Agent, each Co-Collateral Agent, or any Issuing Lender in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent, a Co-Collateral Agent, or the Administrative Agent under this Agreement or under any Security Document or as an Issuing Lender under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all reasonable and invoiced costs and expenses incurred by the Administrative Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent due to insufficient funds of deposited checks and the standard fee of the Administrative Agent relating thereto, reasonable collateral examination fees and expenses (for examinations conducted as contemplated by Section 9.06(b)), reasonable fees and expenses of accountants, appraisers (for appraisals conducted as contemplated by Section 9.06(b)) or other consultants, experts or advisors employed or retained by the Administrative Agent, fees and taxes related to the filing of financing statements, reasonable costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all reasonable fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents, in each case to the extent that such costs, fees or expenses are reimbursable pursuant to Section 13.01.

“Extended Commitment” shall have the meaning provided in Section 4.04.

“Extended Maturity Date” means, with respect to any Extended Loan or Extended Commitment, the date occurring on the first anniversary of the Initial Maturity Date unless otherwise agreed to by the Lenders that have accepted an Extension.

“Extension” shall have the meaning provided in Section 4.04.

“Extension Offer” shall have the meaning provided in Section 4.04.

“Extension Notice Date” shall have the meaning provided in Section 4.04.

“Facing Fee” shall have the meaning provided in Section 4.01(c).

“FATCA” means Sections 1471 through 1474 of the Code (including any technical amendments that may be made thereto and any implementing regulations thereof).

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the fee letter agreement between Administrative Agent and Borrowers dated the Closing Date.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Final Maturity Date” shall mean (a) with respect to any Loans or Commitments that have not been extended pursuant to Section 4.04, the Initial Maturity Date and (b) with respect to any Extended Loans and Extended Commitments, the Extended Maturity Date.

“Financial Officer” of any Person shall mean the chief financial officer, controller or treasurer of such Person.

“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than Permitted Liens described in clauses (ii), (viii), (xi), (xiii), (xvii), and (xxvii) and of Section 10.01 applicable to such Collateral which have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.

“Fiscal Quarter” shall mean a fiscal quarter of any Fiscal Year.

“Fiscal Year” shall mean the fiscal year of Aleris and its Subsidiaries ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any Test Period, the ratio of (a) Consolidated EBITDA for such period; minus, Capital Expenditures that are funded by Aleris and its Wholly-Owned Subsidiaries and that are not Excluded Capital Expenditures; minus, cash taxes of Aleris and its Subsidiaries on a consolidated basis paid during such period to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) interest expense of Aleris and its Subsidiaries on a consolidated basis with respect to such period (for this purpose, excluding that portion of interest expense which is capitalized and/or paid-in-kind through the issuance of

Indebtedness in the same form as the Indebtedness with respect to which such interest is required to be paid in accordance with the terms thereof, and so long as such interest shall not be paid in cash (until the maturity of the respective Indebtedness and so long as same does not occur in such period), non-cash deferred financing fees and amortization of premiums paid in respect of the repayment or prepayment of Indebtedness), plus (b) any scheduled principal payments on long-term Indebtedness of Aleris and its Subsidiaries on a consolidated basis with respect to such period (other than payments made by Aleris or a Subsidiary to Aleris or a Subsidiary), plus (c) Dividends (to the extent such Dividends are regularly declared cash Dividends and not extraordinary one-time cash Dividends) of Aleris and its Subsidiaries on a consolidated basis paid in cash during such period as permitted by Section 10.03.

“Foreign Lender” shall mean a Lender to the U.S. Borrowers that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code).

“Foreign Pension Plan” shall mean a Pension Plan or other employee pension benefit plan which is subject to applicable pension legislation other than ERISA or the Code, which Aleris or a Subsidiary of Aleris sponsors or maintains, or to which it makes or is obligated to make contributions with respect to which any liability is borne, outside the 50 states of the United States.

“Foreign Plan” shall mean each Foreign Pension Plan, and each material deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the fifty states of the United States of America, by Aleris or any of its Subsidiaries, which plan, fund, agreement, commitment or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” shall mean each Subsidiary of Aleris that is incorporated or organized under the laws of any jurisdiction other than the United States or any State or territory thereof.

“Funded Specified Foreign Currency Participation” shall mean, to the extent consented to by the Joint Book Runners pursuant to Section 16 of this Agreement, with respect to any Participating Specified Foreign Currency Lender relating to Specified Foreign Currency Loans funded by the Designated Fronting Bank, (i) the aggregate amount paid by such Participating Specified Foreign Currency Lender to the Designated Fronting Bank, pursuant to Section 16 of this Agreement in respect of such Participating Specified Foreign Currency Lender’s participation in the principal amount of Specified Foreign Currency Loans funded by the Designated Fronting Bank, minus, (ii) the aggregate amount paid to such Participating Specified Foreign Currency Lender by the Designated Fronting Bank, pursuant to Section 16 of this Agreement in respect of its participation in the principal amount of Specified Foreign Currency Loans funded by the Designated Fronting Bank, excluding in each case any payments made in respect of interest accrued on the Specified Foreign Currency Loans funded by the Designated Fronting Bank, the Designated Fronting Bank’s Funded Specified Foreign Currency Participation in any Specified Foreign Currency Loans funded by the Designated Fronting Bank, shall be equal to the outstanding principal amount of such Specified Foreign Currency Loans minus the total Funded Specified Foreign Currency Participation of all other Lenders therein.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Section 10, including defined terms as used therein, and for all purposes of determining the Fixed Charge Coverage Ratio, are subject (to the extent provided therein) to Section 13.07(a).

“General Intangibles” shall mean “general intangibles” (as such term is defined in Article 9 of the UCC) and, as applicable to the Canadian Credit Parties, “intangibles” (as defined in Section 1 of the PPSA), including payment intangibles, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trade secrets, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, insurance premium rebates, tax refunds, and tax refund claims, and any and all supporting obligations in respect thereof, and any other personal property other than Accounts, Deposit Accounts, goods, Investment Property, and Negotiable Collateral.

“German Security” means any security interest created under the Security Documents which are governed by German law.

“German Sub-Holdco” shall mean Aleris Deutschland Holding GmbH.

“Governmental Authority” shall mean any federal (including the federal government of Canada), state, local, provincial, foreign, multi-national or other governmental or administrative body, instrumentality, department, board, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guaranteed Creditors” shall mean and include (x) the Administrative Agent, each Lender and each Issuing Lender, (y) each Other Creditor and (z) each Treasury Services Creditor.

“Guaranteed Party” shall mean (x) each Borrower and (y) each Subsidiary thereof party to a Secured Hedging Agreement and/or a Treasury Services Agreement with any Other Creditor or any Treasury Services Creditor.

“Guarantor” shall mean each U.S. Borrower, each U.S. Subsidiary Guarantor, each Canadian Credit Party, each European Parent Guarantor, and each European Subsidiary Guarantor.

“Guaranty” shall mean the U.S. Borrower Guaranty, the U.S. Subsidiaries Guaranty, each Canadian Subsidiaries Guaranty, each European Parent Guaranty and each European Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or Release of which is prohibited, limited or regulated by any Governmental Authority under any applicable Environmental Law.

“Hedge Product Reserve” shall mean, as of any date of determination, a reserve for the Guaranteed Parties’ exposure under any Secured Hedging Agreement which exposure is to be secured by a First Priority Lien on the Collateral as notified by the respective hedge product provider or any Borrower to the Administrative Agent and updated from time to time.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates. or commodity prices,

“Holdings” shall mean Aleris Corporation, a Delaware corporation.

“IFRS” shall mean the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Immaterial Subsidiary” shall mean, at any date of determination, any Subsidiary designated as such in writing by Aleris to the Administrative Agent that had consolidated assets representing 5% or less of the Total Assets of Aleris and its Subsidiaries on the last day of the most recent Fiscal Quarter ended more than forty-five (45) days prior to the date of determination; provided, that Total Assets of all Subsidiaries that would otherwise be deemed Immaterial Subsidiaries under this definition shall not exceed 10% of the Total Assets, as applicable, of Aleris and its Subsidiaries on a consolidated basis. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule XIX; provided, that notwithstanding the foregoing, unless otherwise designated as such by Aleris, each Subsidiary of Aleris organized under the Laws of the People’s Republic of China shall constitute an Immaterial Subsidiary.

“Incremental Commitment” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit pursuant to Section 2.01 as agreed to by such Lender in an Incremental Commitment Agreement delivered pursuant to Section 2.15; it being understood that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Commitment of such Lender specified in the related Incremental Commitment Agreement for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit I (appropriately completed) executed and delivered in accordance with Section 2.15.

“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental Commitment Requirements” shall mean with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on or prior to the effective date of the respective Incremental Commitment Agreement: (i) the delivery by Aleris to the Administrative Agent of an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated such date, covering such matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; and (ii) the completion by each Credit Party of such other actions as the Administrative Agent may reasonably request in connection with such Incremental Loan Commitment in order to create, continue or maintain the security interests of the Administrative Agent in the Collateral and the perfection thereof.

“Incremental Lender” shall have the meaning specified in Section 2.15(b).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (excluding ordinary course trade payables or similar obligations to a trade creditor) except any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP or Local GAAP, as applicable, (ii) the maximum amount available to be drawn or paid under all letters of credit (other than commercial letters of credit), bankers’ acceptances, bank guaranties and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, or (iii) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of the fair market value of the property to which such Lien relates as determined in good faith by such Person and the amount of such Indebtedness), (v) the aggregate amount of all Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (vi) all Contingent Obligations of such Person and (vii) all preferred stock of such Person (other than preferred stock consisting of Qualified Equity Interests). Notwithstanding the foregoing, Indebtedness shall not include trade payables and accrued expenses incurred by any Person in the ordinary course of business of such Person or purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations).

“Indirect Section 5.04 Indemnitee” shall mean each Section 5.04 Indemnitee that is not a Lender, an Issuing Lender or the Administrative Agent.

“Individual Canadian Exposure” of any Canadian Lender shall mean, at any time, the sum of (I) the aggregate principal amount of all Canadian Revolving Loans made by such Canadian Lender and then outstanding, (II) the sum of such Canadian Lender’s L/C Participation Percentage in each then outstanding Canadian Letter of Credit multiplied by the sum of the Stated Amount of the respective Canadian Letter of Credit and any Unpaid Drawings relating thereto and (III) such Canadian Lender’s Percentage multiplied by the aggregate principal amount of all outstanding Canadian Borrower Swingline Loans. For purposes of this definition, the Dollar Equivalent of amounts not denominated in U.S. Dollars shall be used.

“Individual European Borrower Exposure” of any European Lender shall mean, at any time, the sum of (I) the aggregate principal amount of all European Borrower Revolving Loans made by such European Lender (and the aggregate principal amount of all Specified Foreign Currency Participations purchased by such Lender pursuant to Section 16) and then outstanding, (II) the sum of such European Lender’s L/C Participation Percentage in each then outstanding European Letter of Credit multiplied by the sum of the Stated Amount of the respective European Letter of Credit and any Unpaid Drawings relating thereto and (III) such European Lender’s Percentage multiplied by the aggregate principal amount of all outstanding European Borrower Swingline Loans. For purposes of this definition, (x) the Dollar Equivalent amounts not denominated in U.S. Dollars shall be used and (y) the amount of European Borrower Revolving Loans made by Bank of America, N.A. at any time shall be reduced by the aggregate amount of Specified Foreign Currency Participations therein purchased by the other Lenders in such Loans pursuant to Section 16.

“Individual Exposure” of any Lender shall mean, at any time, the sum of the Individual U.S. Borrower Exposure, the Individual European Borrower Exposure and the Individual Canadian Exposure of such Lender at such time, and, after payment in full of the foregoing, any other Obligations.

“Individual U.S. Borrower Exposure” of any U.S. Lender shall mean, at any time, the sum of (I) the aggregate principal amount of all U.S. Borrower Revolving Loans made by such U.S. Lender and then outstanding, (II) the sum of such U.S. Lender’s L/C Participation Percentage in each then outstanding U.S. Letter of Credit multiplied by the sum of the Stated Amount of the respective U.S. Letter of Credit and any Unpaid Drawings relating thereto and (III) such U.S. Lender’s Percentage multiplied by the aggregate principal amount of all outstanding U.S. Borrower Swingline Loans.

“Initial Maturity Date” shall mean June 29, 2016.

“Intercompany Loan” shall have the meaning provided in Section 10.05(viii).

“Interest Determination Date” shall mean, with respect to any Euro Rate Loan for any Interest Period, the second Business Day prior to the commencement of such Interest Period.

“Interest Period” shall mean as to any Borrowing of B/A Equivalent Loans or Euro Rate Loans, the interest period applicable to such Borrowing of B/A Equivalent Loans or Euro Rate Loans selected pursuant to, and otherwise subject to the provisions of Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or, arrangement.

“IntermediateCo Notes” shall mean subordinated unsecured notes issued by Aleris pursuant to the IntermediateCo Note Indenture in an aggregate principal amount equal to $45,000,000.

“IntermediateCo Note Indenture” shall mean that certain IntermediateCo Note Indenture dated June 1, 2010.

“Inventory” shall mean “inventory” (as such term is defined in Article 9 of the UCC, Section 1 of the PPSA as applicable to the Collateral of the Canadian Credit Parties, and Inventory of the U.K. Guarantor).

“Investment Grade Securities” shall mean securities with a rating established by a third party rating agency equivalent to “BBB-” by S&P or “Baa3” by Moody’s, or better.

“Investment Property” shall mean “investment property” (as such term is defined in Article 9 of the UCC or Section 1 of the PPSA as applicable to the Collateral of the Canadian Credit Parties), and any and all supporting obligations in respect thereof.

“Investments” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issuing Lender” shall mean each of (i) Bank of America, N.A. (except as otherwise provided in Section 12.09), (ii) any other Lender reasonably acceptable to the Administrative Agent and the respective Account Party that agrees at such Lender’s sole option to issue Letters of Credit hereunder, and (iii) any Lender that issued an Existing Letter of Credit. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more branches or Affiliates of such Issuing Lender, in which case any such branches or Affiliates also shall be an Issuing Lender hereunder.

“Joinder Agreement” shall have the meaning provided in Section 9.11.

“Joint Book Runners” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, the investment banking division of Barclays Bank PLC, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and UBS Securities LLC, and any successors thereto.

“Joint Lead Arrangers” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, and any successors thereto.

“Judgment Currency” shall have the meaning provided in Section 13.21(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.21(a).

“L/C Participant” shall have the meaning provided in Section 3.04(a).

“L/C Participation Percentages” shall have the meaning provided in Section 3.04(a).

“L/C Supportable Obligations” shall mean (i) obligations of each Account Party or any of its Subsidiaries with respect to workers’ compensation, surety bonds and other similar statutory or regulatory obligations, (ii) obligations of each Account Party or any of its Subsidiaries with respect to customer contracts entered into in the ordinary course of business and (iii) such other obligations of each Account Party or any of its Subsidiaries as are permitted to exist pursuant to the terms of this Agreement (other than obligations in respect of the Indebtedness which is subordinated to any of the Obligations or Equity Interests).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean (i) each financial institution listed on Schedule I-A, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15 or 13.04(b) and (ii) each Swingline Lender. Unless the context otherwise requires, each reference in this Agreement to a Lender includes each Canadian Lender and shall include references to any Affiliate or branch of any such Lender which is acting as a Canadian Lender.

“Lender Default” shall mean (i) the refusal (which has not been retracted) or the failure of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.04(c) unless such Lender’s failure to fund (solely in the case of a failure to make available its portion of a Borrowing) is the result of a good faith dispute, (ii) a Lender having notified in writing any Credit Party and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01 or 3 unless such intention is the result of a good faith dispute, or (iii) for purposes of Section 2.13 and Section 4.02(b) and the definition of “Defaulting Lender” only, the commencement of any insolvency proceeding with respect to a Lender or the takeover by any Governmental Authority of the assets or management of a Lender; provided that a Lender Default shall not exist solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.01(b).

“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, trust (statutory, deemed or otherwise), encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC, the PPSA or any other similar recording or notice statute (other than any unauthorized notice or filing for which there is not otherwise any underlying lien or obligation, so long as the Borrowers are (if aware of the same) using commercially reasonable efforts to cause the removal of the same), and any financing lease (other than operating leases) having substantially the same effect as any of the foregoing).

“Loan” shall mean each Revolving Loan and each Swingline Loan.

“Local GAAP” shall mean with respect to any Foreign Subsidiary of Aleris generally accepted accounting principles in the jurisdiction of organization of such Subsidiary as in effect from time to time or, at the option of such Foreign Subsidiary, IFRS.

“Management Stockholders” shall mean the members of management of Aleris (or its direct parent) who are holders of Equity Interests of Aleris (or any of its direct or indirect parent companies) on the Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).

“Mandatory Cost” shall mean the cost imputed to each Lender of compliance with any reserve asset requirements of the European Central Bank.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations or business of Aleris and its Subsidiaries taken as a whole, (b) Aleris and its Subsidiaries’ collective ability to pay the Obligations in accordance with the terms thereof or (c) the rights of, or remedies available to, the Administrative Agent, the Co-Collateral Agents, the Issuing Lenders or the Lenders under the Credit Documents.

“Material Indebtedness” shall mean any Indebtedness of Aleris or any of its Subsidiaries in an aggregate principal amount exceeding $30,000,000.

“Material Real Property” shall mean any Real Property owned in fee by Aleris or any of its Subsidiaries the fair market value of which (as determined in good faith by Aleris) is equal to or greater than $2,500,000.

“Material Subsidiary” shall mean a Subsidiary that is not an Immaterial Subsidiary.

“Maximum Incremental Commitment Amount” shall mean $300,000,000.

“Maximum Swingline Amount” shall mean $30,000,000 (for this purpose using the Dollar Equivalent of any Non-Dollar Denominated Loans).

“Minimum Borrowing Amount” shall mean (i) in the case of Euro Rate Loans, $5,000,000, (ii) in the case of Base Rate Loans, $1,000,000, and (iii) in the case of Swingline Loans, $1,000,000 and (iv) in the case of a Loan not denominated in U.S. Dollars, Canadian Dollars, Euros, Swiss Francs or Pounds Sterling, the amount specified by the Administrative Agent.

“Minimum Extension Condition” shall have the meaning provided in Section 4.04.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean each mortgage (if any) granted by Aleris or any of its Subsidiaries in order to create and perfect the mortgage Liens intended to be created thereby under the local law of the jurisdiction in which the relevant Real Property is located.

“Mortgage Policy” shall mean a Person’s title insurance policy (Form 1992).

“Mortgaged Property” shall mean any Real Property owned by Aleris or any of its Subsidiaries which is encumbered by a Mortgage.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Aleris or an ERISA Affiliate, and each such plan for the five (5) year period immediately following the latest date on which Aleris or an ERISA Affiliate contributed or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Negotiable Collateral” shall mean letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Net Debt Proceeds” shall mean, with respect to any incurrence or issuance of Indebtedness for borrowed money, the cash proceeds (net of underwriting discounts and commissions and other reasonable fees, expenses and costs associated therewith including, without limitation, those of attorneys, accountants and other professionals) received by the respective Person from the respective incurrence of such Indebtedness for borrowed money.

“Net Insurance Proceeds” shall mean, solely with respect to any assets included in the Collateral, and with respect to any Recovery Event, the cash proceeds (net of costs incurred by Aleris or any of its Restricted Subsidiaries in good faith in connection with such Recovery Event) received by the applicable Person in connection with such Recovery Event, and shall be net of (i) any taxes paid or payable in connection with the applicable Recovery Event and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Obligations under Section 5.02(d), including, without limitation, in respect of proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Obligations under Section 5.02(d) in respect of such proceeds, (ii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with such Recovery Event, provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed to be “Net Insurance Proceeds” of such Recovery Event and (iii) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by a Lien that is senior to the Liens granted pursuant to the Credit Documents on the respective assets which were subject to such Recovery Event. Notwithstanding the foregoing, no Net Insurance Proceeds calculated in accordance with the foregoing shall constitute Net Insurance Proceeds for purposes of Section 5.02(d) (i) unless such Net Insurance Proceeds shall exceed $2,500,000 (or $1,000,000 in the case of Inventory) from any single Recovery Event and (ii) until the aggregate amount of all such Net Insurance Proceeds in any applicable Fiscal Year (together with any Net Sale Proceeds from Asset Sales in such Fiscal Year) exceed $25,000,000 (or $10,000,000 in the case of Inventory) (and thereafter only Net Insurance Proceeds in excess of such amount shall constitute Net Insurance Proceeds for purposes of Section 5.02(d)).

“Net Liquidation Percentage” shall mean the percentage of the book value of the U.S. Borrowers’, the Canadian Borrower’s, or the U.K. Guarantor’s, as the case may be, Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory, such percentage to be as determined from time to time by Sector3 Appraisals or any other qualified appraisal company reasonably satisfactory to the Administrative Agent, net of the expenses reasonably estimated to be associated with any such liquidation.

“Net Sale Proceeds” shall mean, solely with respect to any assets included in the Collateral, for any Asset Sale (including an Asset Swap), the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received by Aleris or any of its Restricted Subsidiaries from such Asset Sale, in each case net of (i) the costs of such Asset Sale incurred by Aleris or any of its Subsidiaries in good faith (including fees and commissions, attorneys’ and other professional fees, payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents) which is secured by a Lien that is senior to the Liens granted pursuant to the Credit Documents on the respective assets which were sold), (ii) taxes paid or payable as a result of such Asset Sale and taxes paid or payable as a result of any transactions effected or deemed effected in order to make the related required prepayment of the Obligations under Section 5.02(c), including in respect of any proceeds received by any Foreign Subsidiary of Aleris, taxes that are or would be payable if such proceeds were repatriated to any direct or indirect parent of such Foreign Subsidiary which has made all or a portion of any required prepayment of the Obligations under Section 5.02(c) in respect of such proceeds, (iii) all appropriate amounts that must be set aside as a reserve in accordance with GAAP or Local GAAP, as applicable, against any liabilities associated with the asset sold pursuant to such Asset Sale; provided that, upon any termination of such reserve, all amounts not paid-out in connection therewith shall be deemed “Net Sale Proceeds” of such Asset Sale and (iv) the amount of any payments to be made by Aleris or any Subsidiary as agreed between such Person and the purchaser of any assets sold pursuant to such sale in connection therewith; provided further that Net Sale Proceeds arising from any Asset Sale to a non-Wholly-Owned Subsidiary shall equal the amount of such Net Sale Proceeds calculated as provided above less the percentage thereof equal to the percentage of any Equity Interests of such non-Wholly-Owned Subsidiary owned by Aleris and its Subsidiaries. Notwithstanding the foregoing, no Net Sale Proceeds calculated in accordance with the foregoing shall constitute Net Sale Proceeds for purposes of Section 5.02(c) until the aggregate amount of all such Net Sale Proceeds in any applicable Fiscal Year (together with any Net Insurance Proceeds in such Fiscal Year from Recovery Events where the Net Insurance Proceeds exceed $2,500,000 (or $1,000,000 in the case of Inventory))

exceed $25,000,000 (or $10,000,000 in the case of Inventory) (and thereafter only Net Sale Proceeds in excess of such amount shall constitute Net Sale Proceeds for purposes of Section 5.02(c)).

“New Senior Unsecured Notes” shall mean the $500,000,000 7 5/8% Senior Notes due 2018 issued by Aleris pursuant to the Senior Notes Indenture.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Dollar Denominated Euro Rate Loan” shall mean Euro Rate Loans which are Non-Dollar Denominated Loans.

“Non-Dollar Denominated Loans” shall mean all Loans other than Dollar Denominated Loans.

“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, any Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Note” shall mean each Revolving Note and each Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at Bank of America, N.A., 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, Attention: Aleris Loan Administration Manager (telephone: (404) 607-3200, facsimile: (404) 607-3264), and (ii) for operational notices, the office of the Administrative Agent located at Bank of America, N.A., 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, Attention: Aleris Loan Administration Manager (telephone: (262) 207-3281, facsimile: (312) 453-6062), or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all (a) principal of and premium, if any, on the Loans, (b) reimbursement of amounts drawn under, obligations to cash collateralize, and other obligations of Credit Parties with respect to, Letters of Credit, (c) interest, expenses (including Expenses), fees and other sums payable by Credit Parties under the Credit Documents, (d) obligations of Credit Parties under any indemnity for claims, including, without limitation, pursuant to Section 13.01, (e) Treasury Services Obligations and obligations under Secured Hedging Agreements, and (f) other Indebtedness, obligations and liabilities of any kind owing by Credit Parties pursuant to the Credit Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any bankruptcy or similar proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Credit Party under any Credit Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that the Administrative Agent, any Lender, or any Issuing Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party pursuant to the terms hereof.

“Obligation Currency” shall have the meaning provided in Section 13.21(a).

“Onlending Conditions” shall mean that each of the following conditions are satisfied at the time of each action and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Excess Availability under the U.S. Borrowing Base shall have been equal to or greater than 10% of the lesser of (x) the Total Commitments or (y) the U.S. Borrowing Base for the preceding 30 day period and after giving effect thereto, and (iii) the Borrowers are solvent on a consolidated basis.

“Original Closing Date” shall mean June 1, 2010.

“Other Creditors” shall mean each Person (other than any Credit Party or any Subsidiary of Aleris) party to (or participating in) a Secured Hedging Agreement.

“Other Foreign Currency Denominated Loan” shall mean each Revolving Loan and European Borrower Swingline Loan denominated in a currency other than U.S. Dollars, Canadian Dollars or Euros at the time of incurrence thereof.

“Other Hedging Agreements” shall mean any Currency Hedging Agreements or commodity contracts, including futures contracts, forward contracts, options and other commodity related derivative transactions or other arrangements similar to the foregoing or other arrangements designed to protect against fluctuations in commodity prices.

“Parallel Debt” shall have the meaning provided in Section 13.22.

“Participant” shall mean a Lender that acquires a participation following the occurrence of a Conversion Event pursuant to an agreement among the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that a Lender shall be considered a Participant only in respect of its interest in the acquired participation.

“Participant Register” shall have the meaning provided in Section 13.26.

“Participating Specified Foreign Currency Lender” shall have the meaning provided in Section 16.01.

“PATRIOT Act” shall have the meaning provided in Section 13.20.

“Payment Office” shall mean (i) in respect of Dollar Denominated Loans and other amounts owing in U.S. Dollars, Bank of America, N.A., 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, Attention: Aleris Loan Administration Manager, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto, (ii) in the case of all payments of principal, interest and/or other amounts owing with respect to Canadian Revolving Loans, “Payment Office” shall mean the office of the Administrative Agent located at Bank of America, N.A., 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, Attention: Aleris Loan Administration Manager, (iii) in respect of Euro Denominated Loans and other amounts owing in Euros, to Bank of America, N.A., 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339, Attention: Aleris Loan Administration Manager, and (iv) in the case of Other Foreign Currency Loans and any other amount owing in any other Available Currency, such office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto or, in each case, such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) Aleris or any ERISA Affiliate, and each such plan which is subject to Title IV of ERISA for the five year period immediately following the latest date on which Aleris, a Subsidiary of Aleris or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan but in all cases other than a Foreign Plan, Foreign Pension Plan or Multiemployer Plan.

“Percentage” of any Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Commitment of such Lender at such time and the denominator of which is the Total Commitment at such time, provided that if any such determination is to be made after the Total Commitment (and the related Commitments of the Lenders) has terminated, the determination of such percentages shall be made immediately before giving effect to such termination.

“Permitted Acquisition” shall mean the acquisition by Aleris or a Subsidiary of Aleris of an Acquired Entity or Business; provided that (in each case) (A) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.10, and (B) all applicable requirements of Sections 9.13, 10.02 and 10.11 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Discretion” shall mean the commercially reasonable exercise of the Administrative Agent’s, or the Co-Collateral Agents’, as applicable, good faith credit judgment in accordance with customary business practices for comparable asset-based lending transactions in Aleris’ industry in consideration of any factor which is reasonably likely to (i) materially and adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Agents and Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation thereof, or (ii) suggest that any collateral report or financial information delivered to any Agent or Lenders by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such commercially reasonable credit judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Original Closing Date in any material respect in collection history and dilution or collectability with respect to the Accounts; (ii) changes after the Original Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (iii) changes after the Original Closing Date in any material respect in any concentration of risk with respect to the respective Borrower’s Accounts or Inventory; and (iv) any other factors arising after the Original Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Borrowers’ Accounts or Inventory.

“Permitted Distribution Subsidiary Activities” shall mean (i) purchasing and/or holding items of Inventory to be held for sale in the ordinary course of business, (ii) the sale of such Inventory to end-use customers, (iii) selling Accounts arising out of the sale of Inventory to the European Borrower pursuant to the Receivables Purchase Agreements, (iv) soliciting sales of finished aluminum product to end-use customers by and on behalf of the European Borrower, (v) performance of obligations under and in connection with the Credit Documents, (vi) actions incidental to the consummation of the Transactions, (vii) actions required by law to maintain its existence, (viii) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (ix) owing and paying legal, registered office and auditing fees, (x) the issuance of common Equity Interests to the extent otherwise permitted by this Agreement and

(xi) activities incidental to any of the foregoing (including, without limitation, advertising and promotion and the employment of personnel in connection with the foregoing).

“Permitted Encumbrance” shall mean, collectively, (i) those Liens and other matters affecting title to any Mortgaged Property listed in the Mortgage Policies in respect thereof and (ii) zoning, building codes, land/use and other similar laws, easements, servitudes, rights of way, restrictions, encroachments and municipal ordinances or any other rights similar thereto which are not violated in any material respect by the existing improvements and the present use by the mortgagor of the respective Mortgaged Property.

“Permitted European Borrower Activities” shall mean (i) operations related to the provision of certain shared services to the European Parent Guarantors and their Subsidiaries (including legal, human resources, finance, treasury, tax, payroll, customer service, non-metals purchasing, and information technology) in connection with its central entrepreneur status for the European business of Aleris and its Subsidiaries, (ii) the retention and employment of management personnel and other employees, (iii) entering into the Supply Agreements with the seller’s aluminum smelting operations and other third-party suppliers for the purchase of raw materials necessary for the European Borrower and its Subsidiaries to conduct the business permitted pursuant to Section 10.10 and the performance of its obligations thereunder, (iv) entering into Other Hedging Agreements in connection with the foregoing, to the extent otherwise permitted by this Agreement, (v) entering into the Tolling Agreements with the European Manufacturing Subsidiaries or other tolling agreements with third party tolling providers for the processing of raw materials into finished aluminum product and the payment of tolling fees thereunder, (vi) acquiring legal title to Inventory pursuant to the Supply Agreements permitted pursuant to preceding clause (iii), (vii) the sale of Inventory to the Distribution Subsidiaries or end-use customers, (viii) acquiring and holding Accounts arising out of the sale of Inventory and/or purchasing Accounts from the Distribution Subsidiaries, Specified European Manufacturing Subsidiaries and the Transitory European Subsidiaries arising out of the sale of such Inventory pursuant to the Receivables Purchase Agreements, (ix) ownership of the Equity Interests in the Distribution Subsidiaries, together with activities directly related thereto, (x) performance of its obligations under and in connection with the Credit Documents, (xi) actions incidental to the consummation of the Transactions, (xii) actions required by law to maintain its existence, (xiii) the holding of cash in amounts reasonably required to pay for its own costs and expenses, (xiv) owing and paying legal, registered office and auditing fees, (xv) the issuance of common Equity Interests to the extent otherwise permitted by this Agreement and (xvi) activities incidental to any of the foregoing (including, without limitation, sales, advertising and promotion).

“Permitted Holder Lender” shall mean a Sponsor, provided, that, such Sponsor, together with the other Sponsors, holds no more than 10% of the Commitments and outstanding Obligations in the aggregate at any time, and such Sponsor executes a waiver in form and substance reasonably satisfactory to the Administrative Agent that it shall have no right whatsoever with respect to that portion of the facility made available to the Borrowers hereunder which it holds (a) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of any Credit Documents, (b) otherwise to vote on any matter related to any Credit Documents, (c) to require Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to any Credit Documents, (d) to attend any meeting with the Administrative Agent or any Lender (unless otherwise invited by the Administrative Agent) or receive any information from the Administrative Agent or any Lender (other than information provided by Aleris to Administrative Agent or Lenders), or (e) make or bring any claim, in its capacity as a Lender, against the Administrative Agent with respect to the fiduciary duties of the Administrative Agent or any Lender and the other duties and obligations of the Administrative Agent under the Credit Documents; except, that, no amendment, modification or waiver to any Credit Document shall, without such Permitted Holder Lender’s consent, deprive any Permitted Holder Lender of its pro rata share of any payments to which the Lenders as a group are otherwise hereunder or otherwise single out, or intentionally discriminate against, the Permitted Holder Lender, as such.

“Permitted Holders” shall mean each of (i) the Sponsors, (ii) their respective controlling stockholders or partners and (iii) any other entity or individual holding more than 50% controlling interests in the entities referred to in the foregoing clauses (i) and (ii).

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Aleris and its Subsidiaries issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund Indebtedness permitted under clauses (ii), (v), (vii), (xii), (xiv), (xv), (xxiii), (xxiv), (xxv) and (xxx) of Section 10.04, or any Indebtedness issued to so extend, refinance, renew, replace, substitute or refund any such Indebtedness, so long as (a) in the case of the refinancing of Indebtedness incurred pursuant to clause (xiv) of Section 10.04, such refinancing Indebtedness shall satisfy the conditions set forth in sub-clauses (A), (B) and (C) of Section 10.04(xiv), (b) in each case, such Indebtedness has a weighted average life to maturity greater than or equal to the weighted average life to maturity of the Indebtedness being refinanced, (c) in each case, such refinancing or renewal does not (i) increase the principal amount of such Indebtedness outstanding immediately prior to such refinancing or renewal other than as a result of the refinancing of accrued unpaid interest, premiums (including applicable prepayment penalties) or fees and the costs of issuance of such refinancing Indebtedness or (ii) add guarantors, obligors or security from that which applied to such Indebtedness being refinanced or renewed, and (d) in each case, such refinancing or renewal Indebtedness has substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions, if any, as applied to the Indebtedness being renewed or refinanced.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited or unlimited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pounds Sterling” and the sign “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations promulgated thereunder and other applicable personal property security legislation of the applicable Canadian province or provinces in connection with the issue, perfection, effect of perfection, enforcement, enforceability, validity, priority or effect of security interests, hypothecs or other applicable Liens (including the Civil Code of the Province of Quebec and the regulations respecting the Register of Personal and Movable Real Rights promulgated thereunder) as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

“Preferred Stock” shall mean any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Lending Rate” shall mean the rate which the Administrative Agent publicly announces from time to time as its prime lending rate through its offices in New York City (and, in the case of Base Rate Loans made to the Canadian Borrower, such prime lending rate announced by the Canadian Reference Lender for U.S. Dollar and Canadian Dollar denominated commercial loans made through its office in Toronto, Canada), the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Priority Payables” shall mean, at any time, with respect to the Borrowers:

(a) (i) the amount past due and owing by each Borrower, or the accrued amount for which such Borrower has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (u) pension fund obligations; (v) unemployment insurance; (w) goods and services taxes, sales taxes, employee income taxes and other taxes payable or to be remitted or withheld; and (ii) the amount of fees which an insolvency administrator in an insolvency proceeding is allowed to collect pursuant to German law, including, without limitation, determination fees and collection fees; (x) workers’ compensation; (y) vacation pay; and (z) other like charges and demands; in each case with respect to the preceding clauses (i) and (ii), to the extent any Governmental Authority or other Person may claim a security interest, Lien, trust or other claim ranking or capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents;

(b) the aggregate amount of any other liabilities of each Borrower (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, Lien, charge, right or claim on any Collateral; in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, Lien, charge, right or claim ranks or, in the Permitted Discretion of the Administrative Agent, is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents (such as Liens, trusts, security interests, pledges, Liens, charges, rights or claims in favor of employees, landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens, trusts, security interests, pledges, Liens, charges, rights or claims for ad valorem, excise, sales, or other taxes where given priority under applicable law); and

(c) without duplication, the aggregate of amounts payable by the Canadian Credit Parties and secured by any Liens, choate or inchoate, which rank or which would reasonably be expected to rank in priority to or pari passu with the Administrative Agent’s Liens and/or for amounts which represent costs in connection with the preservation, protection, collection or realization of the Collateral, including any such amounts due and not paid for wages, vacation pay, severance pay, amounts payable under the Wage Earner Protection Program Act (Canada), amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), sales tax, goods and services tax, value added tax, harmonized sales tax, excise tax, tax payable pursuant to Part IX of the Excise Tax Act (Canada) or similar applicable provincial legislation, government royalties, amounts currently or past due and not paid for realty, municipal or similar taxes and all amounts currently or past due and not contributed, remitted or paid to any Foreign Plan under any applicable law or otherwise as required to be contributed pursuant to any applicable law relating to Foreign Plans, or any similar statutory or other claims that would have or would reasonably be expected to have priority over or pari passu with any Liens granted to the Administrative Agent in the future;

in each case net of the aggregate amount of all Restricted cash held or set aside for the payment of such obligations.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Calculation Period as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of the relevant Calculation Period, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, (y) any Asset Sale (including any Asset Swap) consummated after the first day of the relevant Calculation Period as if such Asset Sale (including any Asset Swap) (and the application of the proceeds therefrom) had occurred (and the proceeds therefrom had been applied) on the first day of the relevant Calculation Period, and/or (z) the Permitted Acquisition or any other acquisition of an Acquired Entity or Business permitted pursuant to Section 10.05, if any, then being consummated as well as any other Permitted Acquisition consummated after the first day of the relevant Calculation Period and on or prior to the date of the respective Permitted Acquisition then being effected, as the case may be, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) incurred or issued after the first day of the relevant Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) at the rate which would have been applicable thereto on the last day of the respective Calculation Period, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of Consolidated EBITDA, pro forma effect shall be given to any Asset Sale (including any Asset Swap), Permitted Acquisition or acquisition of an Acquired Entity or Business permitted pursuant to Section 10.05 consummated during the periods described above, with such Consolidated EBITDA to be determined as if such Asset Sale (including any Asset Swap) or Permitted Acquisition was consummated on the first day of the relevant Calculation Period, and, in the case of any Permitted Acquisition or other acquisition, taking into account factually supportable and reasonably identifiable synergies and cost savings and expenses directly attributable to any such Permitted Acquisition or other acquisition that are certified to the Administrative Agent in writing and which synergies, cost savings and expenses are in the aggregate (without duplication, but together with any other add back to Consolidated EBITDA under clause (xiv) of the definition thereof for identifiable synergies, cost savings and expenses) either (A) not, for any calculation period, in excess of the greater of (a) $30,000,000 or (b) 10% of the amount of Consolidated EBITDA (calculated on a Pro Forma Basis (excluding any adjustment thereto pursuant to this clause (A)) for the immediately preceding 12 month period as of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 9.01(b), or (B) in accordance with Regulation S-X, and otherwise reasonably acceptable to the Administrative Agent, in each case, as if such cost savings or expenses were realized on the first day of the respective period.

“Projections” shall mean the projections for the five Fiscal Years ended after the Closing Date (prepared on an annual basis) that were prepared by or on behalf of Aleris in connection with the Transaction and delivered to the Joint Lead Arrangers and the Lenders prior to the Closing Date.

“Qualified Equity Interests” shall mean any Equity Interests so long as the terms of any such Equity Interests (a) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision (other than solely for Qualified Equity Interests) which could be triggered (including, without limitation, upon the occurrence of a change of control event) on or prior to the date that is ninety-one (91) days after the earlier of the Final Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated and (b) do not require the cash payment of dividends or distributions on or prior to the date that is ninety-one (91) days after the earlier of the Final Maturity Date and the date the Loans are no longer outstanding and the Commitments have expired or been terminated; provided that if such Equity Interests are issued to any plan for the benefit of employees of any Borrower or its Subsidiaries or by any such, plan to such employees, such Equity Interests shall not fail to constitute Qualified Equity Interests solely because they may be required to be repurchased by such Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations. Notwithstanding the preceding sentence, any Equity Interests that would not constitute Qualified Equity Interests solely because the holders of such Equity Interests have the right to require Aleris to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale will constitute Qualified Equity Interests if the terms of such Equity Interests provide that Aleris may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with Section 10.03 or provide that such repurchase or redemption shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments.

“Qualified Public Offering” shall mean any public or private sale of common stock or Preferred Stock of Aleris or any direct or indirect parent of Aleris pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Closing Date.

“Real Property” shall mean, collectively, all land, improvements and fixtures of any Person, including all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Purchase Agreement” shall mean each receivables purchase agreement and any related servicing agreements between the European Borrower, on the one hand, and one or more Subsidiaries of Aleris, on the other hand, in substantially the form of Exhibit K or otherwise in form and substance reasonably satisfactory to the Administrative Agent, in each case providing, inter alia, for the sale and transfer of Accounts by such Subsidiary to the European Borrower, as each such agreement may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Event” shall mean the receipt by Aleris or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Aleris or any of its Subsidiaries included in the Collateral.

“Register” shall have the meaning provided in Section 13.15.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act as from time to time in effect and any successor regulation to all or a portion thereof.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by Aleris or a Restricted Subsidiary in exchange for assets transferred by Aleris or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary of Aleris.

“Related Pass Through Entity” shall mean, with respect to an Indirect Section 5.04 Indemnitee, the pass through entity for tax purposes which such Indirect Section 5.04 Indemnitee, by virtue of being a partner or member thereof, is an Indirect Section 5.04 Indemnitee; provided that such entity shall be a Related Pass Through Entity only if it is a Lender, an Issuing Lender or the Administrative Agent.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating, into or upon any land or water or air, or otherwise entering into the environment.

“Relevant Guaranteed Obligations” shall mean in the case of the U.S. Borrower Guaranty provided by each of the U.S. Borrowers, (a) the principal and interest on each Note issued by the Canadian Borrower, the European Borrower and each other Guaranteed Party (other than such U.S. Borrower) to each Lender, and all Loans made to the Canadian Borrower, the European Borrower and each other Guaranteed Party (other than such U.S. Borrower) under this Agreement, all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any other stay under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other applicable bankruptcy or insolvency law, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of the Canadian Borrower, the European Borrower and each other Guaranteed Party (other than such U.S. Borrower) to any Guaranteed Creditor now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document, (b) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any other stay under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other applicable bankruptcy or insolvency law, would become due) and liabilities of each other Guaranteed Party (other than such U.S. Borrower) owing under any Secured Hedging Agreement entered into by such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising, and (c) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any other stay under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other applicable bankruptcy or insolvency law, would become due) and liabilities of each other Guaranteed Party (other than such U.S. Borrower) owing under any Treasury Services Agreement entered into by such Guaranteed Party with any Guaranteed Creditor, whether now in existence or hereafter arising.

“Remedial Action” shall mean all actions to (a) clean up, remove, remediate, contain, treat, monitor or investigate Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial, restoration or reclamation studies, investigations, or post-remedial, restoration or reclamation operation and maintenance activities.

“Rent Reserve” shall mean, a reserve established by the Administrative Agent in an amount equal to the latest three months rent payments made by any Credit Party for each location at which Inventory of the Credit Parties is located that is not subject to a Collateral Access Agreement (as reported to the Administrative Agent by Aleris from time to time as requested by the Administrative Agent), as such amount may be adjusted from time to time by the Co-Collateral Agents in their Permitted Discretion taking into account any statutory provisions detailing the extent to which landlords may make claims against Inventory located thereon.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Exposures) represent at least a majority of the sum of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Exposures of Non-Defaulting Lenders at such time).

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person shall mean the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Closing Date (but subject to the express requirements set forth in Section 6), shall include any secretary or assistant secretary of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Aleris or any of its Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Aleris or of any such Subsidiary, (ii) is subject to any Lien (other than Liens permitted pursuant to Sections 10.01(i), (iv), (xiv) and (xvi)) in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties or (iii) is not otherwise generally available for use by Aleris or any of its Subsidiaries.

“Restricted Payment Conditions” shall mean that each of the following conditions are satisfied at the time of each payment pursuant to Section 10.08(i) and after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Excess Availability shall have been equal to or greater than 17.5% of the lesser of (A) the Total Commitments and (B) the Total Borrowing Base for each day in the preceding 30 day period, and shall be at least 17.5% of the lesser of (A) the Total Commitments and (B) the Total Borrowing Base after giving effect thereto, and (iii) the Fixed Charge Coverage Ratio is at least 1.0 to 1.0 for the immediately preceding 12 month period as of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 9.01(b).

“Restricted Sub-Participation” shall mean a sub-participation of the rights and/or the obligations of a Lender under this Agreement which is not substantially in the form recommended from time to time by the London Loan Market Association (LMA) (including, in particular, a provision on status of participation substantially in the form set out in Clause 6.1 of the LMA Funded Participation (PAR) form as at the date of this Agreement and Clause 7.1 of the current LMA Risk Participation (PAR) form as at the date of this Agreement, except for changes that have been approved by the Administrative Agent.

“Returns” shall have the meaning provided in Section 8.09.

“Revolving Loan” shall mean each U.S. Borrower Revolving Loan, each European Borrower Revolving Loan and each Canadian Revolving Loan.

“Revolving Note” shall mean each promissory note duly executed and delivered by Borrowers to each Lender to evidence the Revolving Loans owing by Borrowers to such Lender, substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc., or any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement with any Person providing for the leasing by Aleris or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Aleris or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Section 5.04 Indemnitee” shall mean a Lender, an Issuing Lender or the Administrative Agent (and, in the case of a Lender, an Issuing Lender or Administrative Agent that is a flow-through entity for tax purposes, each member or partner of such Lender, Issuing Lender or Administrative Agent, as the case may be). For this purpose, the term “Lender” shall include any Participant.

“Section 5.04(b)(ii) Certificate” shall have the meaning provided in Section 5.04(b)(ii).

“Secured Debt Agreement” shall mean and include (w) this Agreement, (x) the other Credit Documents, (y) the Secured Hedging Agreements entered into with any Other Creditors and (z) the Treasury Services Agreements entered into with any Treasury Services Creditors.

“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements provided that (i) either the confirmation or the master agreement (however described therefor) governing such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (ii) Aleris and the other parties thereto shall have delivered to the Administrative Agent a written notice specifying that (x) such Interest Rate Protection Agreement and/or Other Hedging Agreement (and all trades made pursuant thereto) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, and (y) in the case of Aleris, that such Interest Rate Protection Agreement and/or Other Hedging Agreement and the obligations of Aleris and its Subsidiaries thereunder have been, and will be, incurred in compliance with this Agreement, (iii) on the effective date of such Interest Rate Protection Agreement and/or Other Hedging Agreement and from time to time thereafter, at the request of the Administrative Agent, Aleris and the other parties thereto shall have notified the Administrative Agent in writing of the aggregate amount of exposure under such Interest Rate Protection Agreement and/or Other Hedging Agreement and (iv) such Other Creditor, if it is not a Lender or an Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), has entered into an intercreditor agreement with respect to the relevant Interest Rate Protection Agreement or Other Hedging Agreement on terms reasonably satisfactory to the Administrative Agent; it being understood, however, that each Interest Rate Protection Agreement and/or Other Hedging Agreement with a Lender or an Affiliate thereof (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason) in effect on the Closing Date which does not meet the requirements of clauses (i) and (ii) of the proviso in this definition but otherwise satisfies the condition set forth in clause (iii) of the such proviso (other than any notice required on or prior to the Closing Date) shall be deemed a Secured Hedging Agreement for purposes of this Agreement and the other Credit Documents.

“Secured Parties” shall mean (i) Lenders (including, in any event, each Issuing Lender and each Swingline Lender) and Agents, (ii) the Other Creditors and (iii) the Treasury Services Creditors.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the U.S. Security Agreement, each Canadian Security Document and each European Security Document.

“Security Agreement Collateral” shall mean all “Collateral” as defined in the respective Security Agreement.

“Security Documents” shall mean and include each Security Agreement and each other Additional Security Document.

“Senior Managing Agents” shall mean Key Bank National Association and RBS Business Capital and any successors thereto.

“Senior Notes Indenture” shall mean that certain Indenture dated as of February 9, 2011 among Aleris, the guarantors party thereto and U.S. Bank National Association, as Trustee.

“Senior Secured Leverage Ratio” shall mean and include, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated EBITDA for the period of four Fiscal Quarters most recently ended prior to such date.

“Significant Event of Default” shall mean any Event of Default under Section 11.01 or 11.05.

“Similar Business” shall mean any business conducted by Aleris and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified European Manufacturing Subsidiary” shall mean Aleris Aluminum Duffel BVBA, Aleris Aluminum Koblenz GmbH, Aleris Aluminum Bonn GmbH, Aleris Aluminum Vogt GmbH, Aleris Aluminum Bitterfeld GmbH, Aleris Recycling (German Works) GmbH, and, Aleris Recycling (Swansea) Ltd., and any other Subsidiary of Aleris which shall be reasonably satisfactory to the Administrative Agent.

“Specified Event of Default” shall mean any Event of Default under Section 11.01, Section 11.03 (with respect to a breach of Section 10.07) or 11.05.

“Specified Foreign Currency” shall have the meaning provided in Section 2.01(a).

“Specified Foreign Currency Funding Capacity” at any date of determination, for any Lender, shall mean the ability of such Lender to fund European Borrower Revolving Loans denominated in an Available Currency other than U.S. Dollars, as set forth in the records of the Administrative Agent as notified in writing by such Lender to the Administrative Agent within three (3) Business Days of such Lender becoming a Lender hereunder.

“Specified Foreign Currency Loan” shall have the meaning provided in Section 16.01.

“Specified Foreign Currency Participation” shall have the meaning provided in Section 16.01.

“Specified Foreign Currency Participation Fee” shall have the meaning provided in Section 16.06.

“Specified Foreign Currency Participation Settlement” shall have the meaning provided in Section 16.02(i).

“Specified Foreign Currency Participation Settlement Amount” shall have the meaning provided in Section 16.02(ii).

“Specified Foreign Currency Participation Settlement Date” shall have the meaning provided in Section 16.02(i).

“Specified Foreign Currency Participation Settlement Period” shall have the meaning provided in Section 16.02(i).

“Sponsors” shall mean Oaktree Capital Management L.P., Apollo ALS Holdings II, L.P., Sankaty Advisors, LLC and their respective Affiliates.

“Spot Exchange Rate” shall have the meaning given to it in the definition of Dollar Equivalent.

“Stated Amount” shall mean at, any time, as to any Letter of Credit, the maximum amount available to be drawn thereunder (regardless of whether any conditions for drawing could then be met) (using in the case of Letters of Credit not denominated in U.S. Dollars, the Dollar Equivalent thereof).

“Sub-Limits” shall mean the Total Canadian Sub-Limit and the Total European Sub-Limit.

“Subordinated Indebtedness” of a Person shall mean any Indebtedness of such Person that is by its terms subordinated in right of payment to the Obligations on terms and conditions no less favorable to the Administrative Agent and the Lenders than are provided on Part A of Schedule XXIII attached hereto.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited or unlimited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Notwithstanding the foregoing (and except for the purposes of the definition of Unrestricted Subsidiary contained herein and Sections 9.01(a), (b) and (c)) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Aleris or any of its other Subsidiaries for the purposes of this Agreement.

“Supermajority Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Exposures) represent at least 66-2/3% of the sum of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Exposures of Non-Defaulting Lenders at such time).

“Supply Agreement” shall mean each supply agreement entered into by the European Borrower for the purchase of raw materials in accordance with the Permitted European Borrower Activities.

“Swingline Expiry Date” shall mean the date that is five (5) Business Days prior to the Final Maturity Date.

“Swingline Lender” shall mean Bank of America, N.A. (or as regards the Canadian Borrower, Bank of America, N.A. (acting through its Canada branch), as applicable), or any Person serving as a successor Administrative Agent hereunder, in its capacity as a lender of Swingline Loans.

“Swingline Loans” shall have the meaning provided in Section 2.01(b).

“Swingline Note” shall mean each promissory note duly executed and delivered by Borrowers to evidence the Swingline Loans, substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith.

“Swiss Francs” shall mean the lawful currency of Switzerland, as in effect from time to time.

“Swiss Guarantor” shall mean a Credit Party organized under the laws of, or for tax purposes resident in, Switzerland.

“Swiss Non-Qualifying Bank” shall mean a Person which does not qualify as a Swiss Qualifying Bank.

“Swiss Obligor” shall mean the European Borrower, or a Swiss Guarantor (if any).

“Swiss Qualifying Bank” shall mean a financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per explanatory notes of the Swiss Federal Tax Administration No. S-02-123(9.86) and No. S-02.128(1.2000) or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Withholding Tax” shall mean any withholding tax in accordance with the Swiss Federal Statute on Anticipatory Tax of 13 October 1965 (Bundesgesetz über die Ver-rechnungssteuer) and any successor provision, as appropriate.

“Syndication Agent” shall mean J.P. Morgan Securities LLC, in its capacity as Syndication Agent, and any successor thereto.

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for purposes of U.S. Federal income tax or other taxes applicable thereto, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capitalized Lease Obligations.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments made by any Credit Party under any Credit Document (but excluding (i) any tax imposed on or measured by the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax and any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers or any other Credit Party is located) of a Section 5.04 Indemnitee pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which such Section 5.04 Indemnitee is organized or the country or national jurisdiction (or any political subdivision thereof) in which the principal office or applicable lending office of such Section 5.04 Indemnitee is located and (ii) any United States federal withholding tax imposed by FATCA), and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges.

“Ten Non-Bank Regulations” shall mean, at any time, the regulations pursuant to the explanatory notes of the Swiss Federal Tax Administration No. S-02.128(1.2000), S-02.122.2(4.1999) and S-02.122.1(4.1999) or legislation or explanatory notes addressing the same issues which are in force at such time.

“Test Period” shall mean each period of four consecutive Fiscal Quarters of Aleris then last ended (in each case taken as one accounting period).

“Tier I Country” shall mean each country listed on Schedule XVI and each additional country as agreed by the Co-Collateral Agents from time to time in their Permitted Discretion.

“Tier II Country” shall mean each country listed on Schedule XVII and each additional country as agreed by the Co-Collateral Agents from time to time in their Permitted Discretion.

“Tolling Agreement” shall mean each tolling agreement entered into by the European Borrower with a European Manufacturing Subsidiary for the processing of raw materials into finished aluminum product, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided that all tolling fees and other amounts payable under each Tolling Agreement shall be subordinated to the payment of the Obligations on terms reasonably satisfactory to the Administrative Agent.

“Total Assets” shall mean the total amount of all assets of any Person, determined on a consolidated basis in accordance with GAAP (or Local GAAP, as applicable) as shown on the most recent balance sheet of Aleris.

“Total Borrowing Base” shall mean, as of any date of determination, the sum of the U.S. Borrowing Base, the Canadian Borrowing Base and the European Borrowing Base.

“Total Canadian Sub-Limit” at any time shall mean $15,000,000 as such amount may be adjusted from time to time pursuant to Section 2.15.

“Total Commitments” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total European Sub-Limit” at any time shall mean $240,000,000 as such amount may be adjusted from time to time pursuant to Section 2.15.

“Total Unutilized Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Commitment as in effect at such time less (y) the Aggregate Exposure at such time.

“Transactions” shall mean, collectively, (i) the entering into of the Credit Documents and the incurrence of Loans and issuance of Letters of Credit on the Closing Date, and (ii) the payment of all fees and expenses in connection with the foregoing.

“Transitory European Subsidiary” shall mean each Subsidiary of Aleris acquired pursuant to a Permitted Acquisition or an acquisition of an Acquired Entity or Business permitted by Section 10.05 and organized under the laws of any country which is a member state of the European Community established pursuant to the Treaty, or any other jurisdiction reasonably satisfactory to the Administrative Agent, designated by Aleris in writing to the Administrative Agent as a “Transitory European Subsidiary”; provided that at the time of any such designation (i) such Subsidiary has either (A) entered into a Receivables Purchase Agreement with the European Borrower or (B) entered into a guaranty of the Obligations of the European Borrower pursuant to a guarantee agreement reasonably satisfactory in form and substance to the Administrative Agent and secured such guaranty with valid and enforceable first priority, perfected security interests or charges in all of the Accounts owned by such Subsidiary and such security interests shall not be subject to avoidance under any fraudulent transfer, preference or other similar principle, (ii) the Administrative Agent shall have received opinions of counsel from counsel reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request and (iii) to the extent requested by the Administrative Agent pursuant to the proviso to Section 9.06(b), any collateral examinations and appraisals of the Accounts of such Subsidiary shall have been completed; provided further, that each such Subsidiary shall cease to be a Transitory European Subsidiary on the 181st day (or upon the expiration of such longer period as agreed by the Administrative Agent) following the date of its acquisition by Aleris or any of its Subsidiaries.

“Treasury Services Agreement” shall mean, collectively, any and all “Treasury Services Agreements”, as defined in the Security Agreements.

“Treasury Services Creditors” shall mean, collectively, any and all “Treasury Services Creditors”, as defined in the Security Agreements.

“Treasury Services Obligations” shall mean, collectively, any and all “Treasury Services Obligations”, as defined in the Security Agreements.

“Treaty” shall mean the Treaty establishing the European Community being the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986, the Maastricht Treaty (which was signed at Maastricht on February 7, 1992) and the Treaty of Amsterdam (which was signed in Amsterdam on October 2, 1997).

“Twenty Non-Bank Regulations” shall mean the regulations pursuant to the explanatory notes S-02.122.1(4.99) and S-02.122.2(4.99) of the Swiss Federal Tax Administration (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are not Swiss Qualifying Banks and to which the European Borrower directly or indirectly, including, without limitation, through a Restricted Sub-Participation or other sub-participations under any other agreement, owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together (other than bond issues which are subject to Swiss Withholding Tax), shall not exceed twenty at any time in order to not trigger Swiss Withholding Tax.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a Euro Rate Loan of a given currency, a Canadian Prime Rate Loan or a B/A Equivalent Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Liens of the Administrative Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a United States jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.K. Guarantor” shall mean Aleris Recycling (Swansea) Ltd., a company organized under the laws of England and Wales.

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Unpaid Supplier Reserve” shall mean, at any time, the amount equal to the percentage applicable to Inventory in the calculation of the applicable Borrowing Base multiplied by the aggregate value of the Eligible Inventory which the Co-Collateral Agents in their Permitted Discretion, considers is or may be subject to a right of a supplier to repossess goods pursuant to (i) Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any other laws of Canada (or any province or territory thereof), or (ii) any other applicable jurisdiction (including the United Kingdom) granting revendication or similar rights to unpaid suppliers, in the case of either (i) or (ii), where such supplier’s right ranks or is capable of ranking in priority to or pari passu with one or more of the First Priority Liens granted in the Security Documents.

“Unrestricted Subsidiary” shall mean (A) any Subsidiary of Aleris designated by the board of directors of Aleris as an Unrestricted Subsidiary pursuant to Section 9.15 subsequent to the Original Closing Date and (B) any Subsidiary of an Unrestricted Subsidiary.

“Unutilized Commitment” shall mean, with respect to any Lender at any time, (x) the sum of such Lender’s Commitment, less (y) the sum of such Lender’s Individual U.S. Borrower Exposure, Individual European Exposure and Individual Canadian Exposure.

“U.S. Borrower Guaranty” shall mean the guaranty of the U.S. Borrowers pursuant to Section 14.

“U.S. Borrower Obligations” shall mean all Obligations owing to the Secured Parties by any U.S. Borrower.

“U.S. Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).

“U.S. Borrower Swingline Loans” shall have the meaning provided in Section 2.01(b).

“U.S. Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“U.S. Borrowing Base” shall mean, as of any date of determination, the result of:

(a) 85% of the amount of Eligible U.S. Accounts, plus

(b) 75% of the amount of Eligible U.S. Unbilled Accounts, plus

(c) the lower of

(i) 75% of the net book value of Eligible U.S. Inventory, and

(ii) 85% times the then extant Net Liquidation Percentage times the net book value of U.S. Borrowers’ Eligible U.S. Inventory, minus

(d) the aggregate amount of reserves, if any, established by the Co-Collateral Agents under Section 2.01(d) with respect to the U.S. Borrowing Base;

provided, however, that the amount calculated under clause (b) of this definition of U.S. Borrowing Base shall not exceed more than $20,000,000.

“U.S. Collection Account” shall mean each account established at a U.S. Collection Bank subject to a Cash Management Control Agreement into which funds shall be transferred as provided in Section 5.03(b).

“U.S. Collection Banks” shall have the meaning provided in Section 5.03(b)(i).

“U.S. Credit Party” shall mean each U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Disbursement Account” shall mean each checking and/or disbursement account of Aleris and its Domestic Subsidiaries for their general corporate purposes, including for the purpose of paying Aleris and its Domestic Subsidiaries’ trade payables and other operating expenses.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“U.S. Lender” shall mean each Lender which has a Commitment (without giving effect to any termination of the Total Commitment if any U.S. Borrower Swingline Loans or Letter of Credit Outstandings remain outstanding) or which has any outstanding U.S. Revolving Loans (or an L/C Participation Percentage in any then outstanding Letter of Credit Outstandings).

“U.S. Letter of Credit” shall have the meaning provided in Section 3.01(a).

“U.S. Security Agreement” shall mean the Security Agreement in the form of Exhibit F, as amended, restated, reaffirmed, modified or supplemented from time to time, made by the U.S. Credit

Parties in favor of the Administrative Agent to the benefit of the Secured Parties covering all of such U.S. Credit Parties’ Guaranty Agreement Collateral (as defined therein).

“U.S. Security Documents” shall mean the U.S. Security Agreement and such Additional Security Document covering the assets of a U.S. Credit Party.

“U.S. Subsidiaries Guaranty” shall mean the U.S. Subsidiaries Guaranty in the form of Exhibit E-1, as amended, restated, reaffirmed, modified or supplemented from time to time, made by the U.S. Subsidiary Guarantors in favor of Administrative Agent and the other Guaranteed Creditors guaranteeing all of the obligations of the Borrowers as more fully provided therein.

“U.S. Subsidiary Guarantor” shall mean each Wholly-Owned Domestic Subsidiary of Aleris that is a Material Subsidiary and which executes and delivers a U.S. Subsidiaries Guaranty, in each case, unless and until such time as the respective U.S. Subsidiary Guarantor is released from all of its obligations under the U.S. Subsidiaries Guaranty in accordance with terms and provisions thereof (it being understood that no Domestic Subsidiary of Aleris which is also a Subsidiary of a Foreign Subsidiary of Aleris shall be a U.S. Subsidiary Guarantor).

“Voting Stock” of any Person as of any date shall mean the Equity Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Wholly-Owned Canadian Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Canadian Subsidiary of such Person.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Domestic Subsidiary of such Person.

“Wholly-Owned European Distribution Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a European Distribution Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is also a Foreign Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose Equity Interests (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time; provided that Aleris Aluminum GmbH, Aleris Recycling (German Works) GmbH or any other Subsidiary of Aleris which is organized in Germany which owns real property shall constitute a “Wholly-Owned Subsidiary” for all purposes of the Credit Documents so long as no more than 5.1% of the Equity Interests of such Subsidiary are owned by a Person other than Aleris or a Wholly-Owned Subsidiary of Aleris so long as (i) the holder of such Equity Interests is reasonably satisfactory to the Administrative Agent and (ii) all of the economic interests attributable to the Equity Interests in such Subsidiary are owned directly or indirectly by Aleris and its Subsidiaries.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”. The terms “Chattel Paper,” “Documents” (or “documents of title” in the case of Collateral of the Canadian Credit Parties), “Electronic Chattel Paper,” “Instrument,” “Letter-of-Credit Rights,” and “Supporting Obligations” shall have the respective meanings given to such terms in the U.S. Security Agreement or, to the extent defined in the PPSA and relating to the Collateral of the Canadian Credit Parties, the PPSA. The term “Securities Account” shall have the meaning given to it in Article 8 of the UCC or, as applicable to the Collateral of the Canadian Credit Parties, Section 1 of the PPSA.

SECTION 2. Amount and Terms of Credit.

2.01 The Commitments.

(a) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 7.01, 7.02, and 7.03), each Lender with a Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Final Maturity Date, (x) a revolving loan or revolving loans to the U.S. Borrowers (on a joint and several basis) (each, a “U.S. Borrower Revolving Loan”), (y) a revolving loan or revolving loans to the Canadian Borrower (each, a “Canadian Revolving Loan”), and (z) a revolving loan or revolving loans to the European Borrower (each, a “European Borrower Revolving Loan”), which Revolving Loans:

(i) shall be denominated in the applicable Available Currency elected by the applicable Borrower;

(ii) shall (x) in the case of U.S. Borrower Revolving Loans at the option of the U.S. Borrowers, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, (y) at the option of the Canadian Borrower, be incurred and maintained as, and/or converted into, (I) Base Rate Loans denominated in U.S. Dollars, (II) Eurodollar Loans denominated in U.S. Dollars, (III) Canadian Prime Rate Loans denominated in Canadian Dollars, or (IV) B/A Equivalent Loans denominated in Canadian Dollars, and (z) in the case of European Borrower Revolving Loans, be incurred and maintained as Euro Rate Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) in the case of any Borrowing of Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (w) the Individual Exposure of such Lender to exceed the amount of its Commitment at such time, (x) the Aggregate Exposure to exceed the Total Commitments at such time, (y) the Aggregate Canadian Exposure to exceed the Total Canadian Sub-Limit at such time or (z) the Aggregate European Borrower Exposure at such time to exceed the Total European Sub-Limit at such time; and

(v) subject to Section 16, in the case of Revolving Loans which are denominated in Euros, Swiss Francs, Pounds Sterling and any other currency agreed by Bank of America (each a “Specified Foreign Currency”) which are required to be made by a Participating Specified Foreign Currency Lender, shall be made at their option by the Joint Lead Arrangers.

(b) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 7.01, 7.02 and 7.03), (x) the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date a revolving loan or revolving loans to the U.S. Borrowers (on a joint and several basis) (each, a “U.S. Borrower Swingline Loan”), (y) the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date a revolving loan or revolving loans to the Canadian Borrower (each, a “Canadian Borrower Swingline Loan”), and (z) the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date a revolving loan or revolving loans to the European Borrower (each, a “European Borrower Swingline Loan”; and with the European Borrower Swingline Loans, the Canadian Borrower Swingline Loans and the U.S. Borrower Swingline Loans being each called a “Swingline Loan”), which Swingline Loans:

(i) shall (x) in the case of U.S. Borrower Swingline Loans, be denominated in U.S. Dollars, (y) in the case of the Canadian Borrower Swingline Loans, be denominated in the applicable Available Currency elected by the Canadian Borrower and (z) in the case of European Borrower Swingline Loans, be denominated in the applicable Available Currency elected by the European Borrower;

(ii) shall (x) in the case of U.S. Borrower Swingline Loans be incurred and maintained as Base Rate Loans, (y) in the case of the Canadian Borrower Swingline Loans be incurred and maintained as Base Rate Loans (in the case of Canadian Borrower Swingline Loans denominated in U.S. Dollars) or Canadian Prime Rate Loans (in the case of Canadian Borrower Swingline Loans denominated in Canadian Dollars) and (z) in the case of European Borrower Swingline Loans, be incurred and maintained as Euro Rate Loans subject to an interest period of one (1) to seven (7) days, as selected by the Swingline Lender;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made by the applicable Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (x) the Aggregate Exposure to exceed the Total Commitment as then in effect, (y) Aggregate Canadian Exposure to exceed the Total Canadian Sub-Limit as then in effect or (z) the Aggregate European Borrower Exposure at such time to exceed the Total European Sub-Limit at such time; and

(v) shall not exceed in aggregate principal amount at any time outstanding the relevant Maximum Swingline Amount.

Notwithstanding anything to the contrary contained in this Section 2.01(b), (i) at any time when a Defaulting Lender exists, each Swingline Lender shall withhold such Defaulting Lender’s Percentage of any Swingline Loans made as cash collateral to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s participation in such Swingline Loans, and (ii) no Swingline Lender shall make any Swingline Loan after such Swingline Lender has received written notice from the Borrowers, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as such Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(c) On any Business Day, the applicable Swingline Lender may, in its sole discretion, give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans, in the case of Swingline Loans maintained in U.S. Dollars, Euro Rate Loans subject to an Interest Period of one month, in the case of Swingline Loans maintained in a currency other than U.S. Dollars or Canadian Dollars, or Canadian Prime Rate Loans, in the case of Canadian Borrower Swingline Loans maintained in Canadian Dollars, (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day (or, in the case of a Mandatory Borrowing of Euro Rate Loans, the second succeeding Business Day) by all Lenders pro rata based on each such Lender’s Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 11) and the proceeds thereof shall be applied directly by such Swingline Lender to repay such Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Revolving Loans upon one (1) Business Day’s notice (or, in the case of a Mandatory Borrowing of Euro Rate Loans, two (2) Business Days’ notice) pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the relevant Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of any Borrowing Base or Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code or any other relevant bankruptcy or insolvency laws with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the relevant Borrowers on or after such date and prior to such purchase) from the relevant Swingline Lender such participations in the outstanding Swingline Loans of such Swingline Lender as shall be necessary to cause the Lenders with Commitments to share in such relevant Swingline Loans ratably based upon their respective Percentages (determined before giving effect to any termination of the Commitments pursuant to Section 11), provided that (x) all interest payable on such Swingline Loans shall be for the account of such Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the relevant Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three (3) days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans (or, in the case of Non-Dollar Denominated Loans, the interest rate that is applicable to the respective Mandatory Borrowing) hereunder for each day thereafter. Notwithstanding anything to the contrary contained in this

Section 2.01(c), if any Lender becomes a Defaulting Lender at any time that a Swingline Loan is outstanding, such Defaulting Lender shall, within two (2) Business Days following notice by the Swingline Lender, cash collateralize such Defaulting Lender’s Percentage of all outstanding Swingline Loans. If the relevant Defaulting Lender shall fail to comply with such demand for cash collateral, the U.S. Borrowers shall, within two (2) Business Days’ notice by the Swingline Lender, cash collateralize such Defaulting Lender’s Percentage of all outstanding Swingline Loans.

If the Initial Maturity Date shall have occurred at a time when Extended Commitments are in effect, then on the Initial Maturity Date, all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Maturity Date); provided that, if on the occurrence of the Initial Maturity Date (after giving effect to any repayments of Loans and any reallocation of Letter of Credit participations as contemplated in Section 4.05), there shall exist sufficient unutilized Extended Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Commitments, which will remain in effect after the occurrence of the Initial Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Commitments, as the case may be, and such Swingline Loans shall not be so required to be repaid in full on the Initial Maturity Date.

(d) Notwithstanding anything to the contrary in Sections 2.01(a), (b), (c) or (d), Section 7.03 or elsewhere in this Agreement, the Co-Collateral Agents shall have the right to establish reserves in such amounts, and with respect to such matters, as the Co-Collateral Agents in their Permitted Discretion shall deem necessary, against any Borrowing Base upon five (5) Business Days’ notice to the Borrowers in the case of new reserve categories established after the Original Closing Date and changes in the methodology for determining a reserve and upon two (2) Business Days’ notice to the Borrowers in other cases and based on an event, condition or other circumstance arising after the Original Closing Date or based on facts not known to the Co-Collateral Agents as of the Original Closing Date, including, without limitation, (i) an Unpaid Supplier Reserve and a Rent Reserve against Eligible Inventory included in any Borrowing Base, (ii) Hedge Product Reserves and Bank Product Reserves and (iii) reserves for Priority Payables; provided, however, that the Co-Collateral Agents may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts or Inventory or criteria deducted in computing the cost or market value of Eligible Inventory or the Net Liquidation Percentage of Eligible Inventory; and provided, further, that the Co-Collateral Agents may only establish or increase a reserve (other than Rent Reserves, Hedge Product Reserves and Bank Product Reserves) after the Original Closing Date based on an event, condition or other circumstance arising after the Original Closing Date or based on facts not known to the Co-Collateral Agents as of the Original Closing Date.

The amount of any reserve established by the Co-Collateral Agents shall have a reasonable relationship to the event, condition or other matter that is the basis for the reserve. Upon delivery of written notice to Aleris as provided above, the Co-Collateral Agents shall be available to discuss the proposed reserve or increase, and Aleris and its Subsidiaries may take such action as may be required so that the event, condition or matter that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Co-Collateral Agents in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Co-Collateral Agents to establish or change such reserve, unless the Co-Collateral Agents shall have determined in their Permitted Discretion that the event, condition or other matter that is the basis for such new reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers.

(e) In the event any of the U.S. Borrowers, the Canadian Borrower, the European Borrower is unable to comply with the conditions precedent to the making of Revolving Loans or the issuance of Letters of Credit set forth in Section 7 (including, without limitation, the Borrowing Base limitations set forth in Section 7.03), the U.S. Lenders authorize the Administrative Agent, (x) to make U.S. Borrower Revolving Loans to the U.S. Borrowers, (y) to make European Borrower Revolving Loans to the European Borrower and (z) to make Canadian Revolving Loans to the Canadian Borrower (each, an “Agent Advance”), which, in each case, (i) may only be made in U.S. Dollars as Base Rate Loans or in Canadian Dollars as Canadian Prime Rate Loans, and (ii) may be made at any time or from time to time on or after the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earlier of (A) the 30th Business Day after such date, (B) the date the respective Borrowers or Borrower are (or is) again able to comply with the Borrowing Base limitations and the conditions precedent to the making of Revolving Loans and issuance of Letters of Credit, or obtain (or obtains) an amendment or waiver with respect thereto and (C) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”). The Administrative Agent shall not make any Agent Advance to the extent that at such time the amount of such Agent Advance (A) in the case of Agent Advances made to the Canadian Borrower, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the Canadian Borrower and the U.S. Borrowers at such time, would exceed 10% of the Canadian Borrowing Base at such time or (II) when added to the Aggregate Canadian Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Canadian Sub-Limit at such time, (B) in the case of Agent Advances made to the European Borrower, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the European Borrower at such time, would exceed 10% of the European Borrowing Base at such time or (II) when added to the Aggregate European Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total European Sub-Limit at such time, or (C) in the case of Agent Advances made to the U.S. Borrowers, (I) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers at such time, would exceed 10% of the U.S. Borrowing Base at such time, (II) when added to the aggregate outstanding amount of all other Agent Advances made to the U.S. Borrowers, the European Borrower and the Canadian Borrower at such time, would exceed 10% of the Total Borrowing Base at such time at such time or (III) when added to the Aggregate Exposure at such time (immediately prior to the incurrence of such Agent Advance), would exceed the Total Commitment at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in the case of Canadian Borrower Obligations and the European Borrower Obligations in their respective discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Revolving Loans and other obligations of the Credit Parties hereunder and under the other Credit Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Credit Documents, and that the Borrowers shall have no right to require that any Agent Advances be made. Agent Advances will be deemed U.S. Borrower Swingline Loans (if made to the U.S. Borrowers), European Borrower Swingline Loans (if made to the European Borrower) or Canadian Borrower Swingline Loans (if made to the Canadian Borrower) for all purposes of this Agreement and shall be subject to refunding as a Mandatory Borrowing pursuant to Section 2.01(c), in each case, notwithstanding (i) after giving effect thereto, the relevant Maximum Swingline Amount may be exceeded and (ii) the other conditions set forth in Sections 2.01(b) or (c), as applicable may not be satisfied at such time.

2.02 Minimum Amount of Each Borrowing; Limitation on Euro Rate Loans. The aggregate principal amount of each Borrowing of Loans shall not be less than the Minimum Borrowing Amount applicable to such Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) fifteen (15) Borrowings of Euro Rate Loans in the aggregate and (y) more than five (5) Borrowings of B/A Equivalent Loans.

2.03 Notice of Borrowing. (a) Whenever a Borrower desires to incur (x) Euro Rate Loans (excluding Borrowings of Swingline Loans and Mandatory Borrowings) or B/A Equivalent Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office no later than 2:00 p.m. (New York time) at least three (3) Business Days’ prior notice of each Euro Rate Loan or B/A Equivalent Loan to be incurred hereunder, (y) Base Rate Loans hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), such Borrower shall give the Administrative Agent prior notice at the Notice Office no later than 2:00 p.m. (New York time) at least one (1) Business Day’s prior notice of each Base Rate Loan to be incurred hereunder (or in the case of such Loans made to the U.S. Borrowers, on the same date as such Base Rate Loan) and (z) Canadian Prime Rate Loans hereunder (excluding Borrowings of Swingline Loans and Mandatory Borrowings), such Borrower shall give the Administrative Agent at the Notice Office no later than 12:00 noon (New York time) at least one (1) Business Day’s prior notice of each Canadian Prime Rate Loan to be incurred hereunder. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in the applicable Available Currency), (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the applicable Borrowing shall consist of U.S. Borrower Revolving Loans, Canadian Revolving Loans or European Borrower Revolving Loans, (iv) in the case of Dollar Denominated Loans, whether the Dollar Denominated Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto, (v) in the case of Euro Denominated Loans and Other Foreign Currency Denominated Loans, the Interest Period to be initially applicable thereto, and (vi) in the case of Canadian Dollar Denominated Loans, whether the applicable Borrowing shall consist of Canadian Prime Rate Loans or B/A Equivalent Loans and, if B/A Equivalent Loans, the term thereof. The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever a Borrower desires to make a Borrowing of (x) U.S. Borrower Swingline Loans or Canadian Borrower Swingline Loans hereunder, such Borrower shall give the relevant Swingline Lender, not later than 1:00 p.m. (New York time) on the date such relevant Swingline Loan is to be made or (y) European Borrower Swingline Loans hereunder, such Borrower shall give the relevant Swingline Lender, not later than 1:00 p.m. (London time) on the date such European Borrower Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and shall be given by or on behalf of the respective Borrower in the form of Exhibit A-l, appropriately completed to specify: (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (C) in the case of Canadian Borrower Swingline Loans or European Borrower Swingline Loans, the relevant Available Currency in which such Swingline Loans are to be denominated.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the U.S. Borrowers, the European Borrower or the Canadian Borrower, as applicable, irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).

(c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent, or the relevant Swingline Lender (in the case of a Borrowing of Swingline Loans) may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, reasonably believed by the Administrative Agent, or such Swingline Lender, as the case, may be, in good faith to be from the president, the chief executive officer or a Financial Officer of such Borrower, or from any other authorized officer of such Borrower designated in writing by such Borrower to the Administrative Agent, as applicable, or the Swingline Lender, as the case may be, as being authorized to give such notices, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s, or the Swingline Lender’s, as the case may be, record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04 Disbursement of Funds. No later than 3:00 p.m. (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, not later than 3:00 p.m. (New York time) on the date specified pursuant to Section 2.03(b)(i) or (ii), as applicable, (y) in the case of Mandatory Borrowings, not later than 10:00 a.m. (New York time) on the date specified in Section 2.01(c) and (z) in the case of a Borrowing of Euro Denominated Loans and Other Foreign Currency Denominated Loans, no later than 3:00 p.m. (New York time), on such date), each Lender will, subject to Section 16, make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or, in the case of Swingline Loans, the respective Swingline Lender shall make available the full amount thereof). All such amounts will be made available in the relevant Available Currency, and in immediately available funds at the Payment Office, and the Administrative Agent, will make available to the respective Borrower or Borrowers (or to the relevant Swingline Lender, in the case of a Mandatory Borrowing at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent, shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date (other than in the circumstances described in Section 16), the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers and such Borrower or Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or (x) in the case of Canadian Dollar Denominated Loans, the Bank of Canada overnight rate, (y) in the case of Euro Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Euros or (z) in the case of Other Foreign Currency Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in the applicable Available Currency in which such Other Foreign Currency Denominated Loans were incurred) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter, and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder; provided that the funding of all Revolving Loans which are also denominated in a Specified Foreign Currency shall also be subject to the provisions of Section 16.

2.05 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced by a Revolving Note.

(b) The Revolving Note issued to each Lender that has a Commitment or outstanding Loans shall (i) mature on the Final Maturity Date, (ii) bear interest as provided in the appropriate clause of Section 2.08 in respect of the Base Rate Loans and Euro Rate Loans, as the case may be, evidenced thereby, (iii) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (iv) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) The Swingline Note issued to the Swingline Lender shall (i) be payable to the Swingline Lender or its registered assigns and be dated the Closing Date, (iii) be in a stated principal amount (expressed in U.S. Dollars) equal to the relevant Maximum Swingline Amount and be payable in the outstanding principal amount of the Swingline Loans evidenced thereby from time to time, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 2.08, (vi) be subject to voluntary prepayment as provided in Section 5.01 and mandatory repayment as provided in Section 5.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.

Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(e) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to any Borrower shall affect or in any manner impair the obligations of the applicable Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (h). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower shall promptly execute and deliver to the relevant Lender, at such Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06 Conversions. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans (other than Swingline Loans, which shall at all times be maintained as Base Rate Loans or Canadian Prime Rate Loans, as the case may be) made pursuant to one or more Borrowings of one or more Types of Dollar Denominated Loans into a Borrowing of another Type of Dollar Denominated Loan, provided that (i) except as otherwise provided in Section 2.10(b), Eurodollar Loans may be converted into Base Rate Loans and B/A Equivalent Loans may be converted into Canadian Prime Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans or B/A Equivalent Loans shall reduce the outstanding principal amount of such Eurodollar Loans or B/A Equivalent Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Revolving Loans maintained as Base Rate Loans may not be converted into Eurodollar Loans and Canadian Prime Rate Loans may not be

converted into B/A Equivalent Loans if any Event of Default is in existence on the date of the conversion and the Administrative Agent, at the request of the Required Lenders, so notifies the relevant Borrower, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of Eurodollar Loans or B/A Equivalent Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at the Notice Office prior to 2:00 p.m. (New York time) at least three (3) Business Days’ prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into Eurodollar Loans or B/A Equivalent Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans. Upon any such conversion the proceeds thereof will be deemed to be applied directly on the day of such conversion to prepay the outstanding principal amount of the Loans being converted.

2.07 Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Percentages. All Borrowings of U.S. Borrower Swingline Loans, Canadian Borrower Swingline Loans and European Swingline Loans shall be incurred from the Swingline Lender. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08 Interest. (a) The U.S. Borrowers (jointly and severally) agree to pay (in the case of U.S. Borrower Revolving Loans and U.S. Borrower Swingline Loans), the Canadian Borrower agrees to pay (in the case of Canadian Revolving Loans and Canadian Borrower Swingline Loans) and the European Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the Base Rate as in effect from time to time.

(b) The U.S. Borrowers (jointly and severally) agree to pay (in the case of U.S. Borrower Revolving Loans), the Canadian Borrower agrees to pay (in the case of Canadian Revolving Loans) and the European Borrower agrees to pay (in the case of European Borrower Revolving Loans and European Borrower Swingline Loans) interest in respect of the unpaid principal amount of each Euro Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) in the case of Eurodollar Loans, the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the relevant Euro Rate for such Interest Period plus in the case of Non-Dollar Denominated Euro Rate Loans, any Mandatory Costs.

(c) The Canadian Borrower agrees to pay (in the case of Canadian Revolving Loans and Canadian Borrower Swingline Loans, in each case, which are Canadian Dollar Denominated Loans) interest in respect of the unpaid principal amount of each Canadian Prime Rate Loan and B/A Equivalent Rate Loan made to it from the date the proceeds thereof are made available to it, until the earlier of (i) the maturity thereof (whether by acceleration, or otherwise) and (ii) the conversion of such Canadian Prime Rate Loan to a B/A Equivalent Loan pursuant to Section 2.06, at a rate per annum which shall be equal to the sum of the Canadian Prime Rate in effect from time to time during the period such Canadian Prime Rate Loan is outstanding plus in each case, the relevant Applicable Margin as in effect from time to time.

(d) To the extent permitted by law, overdue principal and overdue interest in respect of each Loan and any other overdue amount payable hereunder and under any other Credit Document shall, in each case, bear interest at a rate per annum (1) in the case of overdue principal of, and interest or other amounts owing with respect to, Loans and any other amounts owing in Canadian Dollars, equal to 2% plus the Applicable Margin for Canadian Prime Rate Loans plus the Canadian Prime Rate, each as in effect from time to time, (2) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Non-Dollar Denominated Euro Rate Loans and B/A Equivalent Loans, equal to 2% plus the Applicable Margin for Euro Rate Loans or B/A Equivalent Loans as in effect from time to time plus the relevant Euro Rate or B/A Equivalent Rate for such successive periods not exceeding one month as the Administrative Agent may determine from time to time in respect of amounts comparable to the amount not paid plus any Mandatory Costs and (3) in all other cases, equal to the greater of (x) the rate which is 2% in excess of the rate then borne by such Loans and (y) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(d) shall be payable on demand.

(e) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan and Canadian Prime Rate Loan (including, without limitation, Swingline Loans), (x) quarterly in arrears on each Quarterly Payment Date, and (y) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Euro Rate Loan or B/A Equivalent Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three (3) months, on each date occurring at three (3) month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) Upon each Interest Determination Date, the Administrative Agent shall determine the relevant Euro Rate and B/A Equivalent Rate for each Interest Period applicable to the relevant Euro Rate Loans and B/A Equivalent Loans and shall promptly notify Aleris and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09 Interest Periods for Euro Rate Loans and B/A Equivalent Loans. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any B/A Equivalent Loan or Euro Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to such B/A Equivalent Loan or Euro Rate Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the Interest Period applicable to such B/A Equivalent Loan or Euro Rate Loan, which Interest Period shall, at the option of such Borrower be a one (1) week period, or a one (1), two (2), three (3) or six (6) month (or, if agreed by all Lenders with Commitments and/or Loans, nine (9) or twelve (12) month) period, provided that (in each case):

(i) all B/A Equivalent Loans or Euro Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any B/A Equivalent Loan or Euro Rate Loan shall commence on the date of Borrowing of such B/A Equivalent Loan or Euro Rate Loan (including the date of any conversion thereto from a Base Rate Loan or Canadian Prime Rate Loan, as applicable) and each Interest Period occurring thereafter in respect of such B/A Equivalent Loan or Euro Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a B/A Equivalent Loan or a Euro Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a B/A Equivalent Loan or a Euro Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a B/A Equivalent Loan or a Euro Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period for any Borrowing of B/A Equivalent Loan or Euro Rate Loans may be selected at any time when an Event of Default is then in existence and the Administrative Agent, at the request of the Required Lenders, has notified the relevant Borrower of same; and

(vi) no Interest Period in respect of any Borrowing of any B/A Equivalent Loan or Euro Rate Loans shall be selected which extends beyond the Final Maturity Date.

If by 12:00 noon (New York time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of B/A Equivalent Loans or Euro Rate Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such B/A Equivalent Loans or Euro Rate Loans as provided above, such Borrower shall be deemed to have elected, (x) if Eurodollar Loans to convert such Eurodollar Loans into Base Rate Loans, and if B/A Equivalent Loans, to convert such B/A Equivalent Loans into Canadian Prime Rate Loans, and (y) if Non-Dollar Denominated Euro Rate Loans, to select a one-month Interest Period for such Non-Dollar Denominated Euro Rate Loans, in any case, effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):

(i) on any Interest Determination Date that, by reason of any changes arising after the Closing Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Euro Rate or B/A Equivalent Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Euro Rate Loan because of any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in taxes that are determined by reference to the net income or net profits or franchise taxes imposed in lieu thereof of such Lender or, in the case of a Lender that is a flow-through entity for tax purposes, a member or a partner of such Lender, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located) and (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the relevant B/A Equivalent Rate or Euro Rate, as applicable (provided that increased costs or reductions in the amounts received or receivable with respect to Taxes and Swiss Withholding Taxes shall be dealt with exclusively pursuant to Sections 5.04 and 5.05, respectively); or

(iii) at any time, that the making or continuance of any B/A Equivalent Loan or Euro Rate Loan has been made (x) unlawful by any change since the Closing Date in any applicable law or governmental rule, regulation or order, or (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) made after the Closing Date; or

(iv) at any time there is no market for bankers’ acceptances by reason of circumstances affecting the Canadian money market generally or the relevant Available Currency (other than U.S. Dollars) is not available in sufficient amounts, as determined in good faith by the Administrative Agent, acting reasonably, to support funding any Borrowing of B/A Equivalent Loans, Non-Dollar Denominated Loans, as the case may be, requested pursuant to Section 2.01;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) or (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrower and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, (A) in the event Eurodollar Loans are so affected, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the affected Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Eurodollar Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, and (B) in the event that any Non-Dollar Denominated Loan is so affected, the relevant Euro Rate shall be determined on the basis provided in the proviso to the definition for the relevant Euro Rate, (x) in the case of clause (ii) above, the Borrowers agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for and the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (iii) above, the affected Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law, and (z) in the case of clause (iv) above, B/A Equivalent Loans or Loans in the relevant Available Currency, as applicable (exclusive of any such Loans, that have theretofore been funded), shall no longer be available until such time as the Administrative Agent notifies the affected Borrower or Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or notice pursuant to Section 2.03 given by the respective Borrower or Borrowers with respect to such Loans which have not been incurred shall be deemed rescinded by such Borrower or Borrowers. Each of the Administrative Agent and each Lender agrees that if it gives notice to any Borrower of any of the events described in clause (i), (ii), (iii) or (iv) above, it shall promptly notify such Borrower and, in the case of any such Lender, the Administrative Agent, promptly after it becomes aware that such event has ceased to exist.

(b) At any time that any B/A Equivalent Loan or Euro Rate Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may and, in the case of a B/A Equivalent Loan or Euro Rate Loan affected by the circumstances described in Section 2.10(a)(iii) or (iv), the affected Borrower shall, either (x) if the affected B/A Equivalent Loan or Euro Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing (or the conversion thereof) by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date on which such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected B/A Equivalent Loan or Euro Rate Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, (A) in the case of a Eurodollar Loan, require the affected Lender to convert such, Eurodollar Loan into a Base Rate Loan, (B) in the case of a B/A Equivalent Loan, require the affected Canadian Lender to convert such B/A Equivalent Loan into a Canadian Prime Rate Loan, or (C) in the case of any Non-Dollar Denominated Euro Rate Loan, repay such affected Non-Dollar Denominated Euro Rate Loan in full in accordance with the applicable requirements of Section 5.01; provided that, (i) if the circumstances described in Section 2.10(a)(iii) apply to any Non-Dollar Denominated Euro Rate Loan, the Borrowers may, in lieu of taking the actions described above, maintain such Non-Dollar Denominated Euro Rate Loan outstanding, in which case, the relevant Euro Rate shall be determined on the basis provided in the proviso to the definition of the relevant Euro Rate unless the maintenance of such Non-Dollar Denominated Euro Rate Loan outstanding on such basis would not stop the conditions described in Section 2.10(a)(iii) from existing (in which case the actions described above, without giving effect to this proviso, shall be required to be taken) and (ii) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender or Issuing Lender reasonably determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency charged with the administration thereof, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then each affected Borrower agrees to pay to such Lender or such Issuing Lender, as applicable, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or Issuing Lender or such other corporation for the increased cost to such Lender or such Issuing Lender or such other corporation or the reduction in the rate of return to such Lender, such Issuing Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender and each Issuing Lender shall act reasonably and in good faith and shall use averaging and attribution methods which are reasonable, provided that such Lender’s or such Issuing Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender or Issuing Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), shall give prompt written notice thereof to each affected Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts. For the avoidance of doubt, any changes resulting from requests, rules, guidelines or directives concerning capital adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall be deemed to occur after the date of this Agreement, regardless of the date enacted, adopted or issued.

(d) Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that (x) the affected Borrower or Borrowers shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date on which such Lender or Issuing Lender notifies the Borrowers of the change in law or other circumstance described in

Section 2.10(a)(ii) or 2.10(c) giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor and (y) if such change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation. Each Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its B/A Equivalent Loans, or Euro Rate Loans but excluding loss of anticipated profits and Mandatory Costs) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Euro Rate Loans or B/A Equivalent Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the applicable Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Euro Rate Loans or B/A Equivalent Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any repayment (including any repayment made pursuant to Sections 5.01 or 5.02 or as a result of an acceleration of the Loans pursuant to Section 11 or as a result of the replacement of a Lender pursuant to Sections 2.13 or 13.12(d)); (iv) if any prepayment of any of its Euro Rate Loans or B/A Equivalent Loans is not made on any date specified in a notice of prepayment given by any Borrower; or (v) as a consequence of (x) any other default by any Borrower to repay Euro Rate Loans or B/A Equivalent Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b). For purposes of determining the amount owing hereunder to any Lender in connection with any of the foregoing circumstances, the following formula shall be utilized by the Administrative Agent:

L = (R - T) x P x D

  360 (or 365 for B/A Equivalent Loans)

where

L = amount payable

R = interest rate applicable to the Euro Rate Loan or B/A Equivalent Loan (i) requested but not borrowed, continued or converted; (ii) prepaid; or (iii) not paid

T = effective interest rate per annum at which any readily marketable bond or other obligations of the United States, selected at the Administrative Agent’s sole discretion, maturing on or nearest the last day of the then applicable or requested Interest Period for such Euro Rate Loan or B/A Equivalent Loan and in approximately the same amount as such Euro Rate Loan or B/A Equivalent Loan, can be purchased by the Administrative Agent on the day of such payment of principal or failure to borrow

P = the principal amount of the Euro Rate Loan or B/A Equivalent Loan (i) requested but not borrowed, continued or converted; (ii) prepaid; or (iii) not paid

D = the number of days remaining in the Interest Period as of the date of such prepayment or failure to borrow or pay

Borrowers shall pay such amount upon presentation by the Administrative Agent of a statement setting forth in reasonable detail the amount, the Administrative Agent’s calculation thereof pursuant hereto, and the basis for requesting such amount under this Agreement, which statement shall be deemed true and correct absent manifest error.

2.12 Change of Lending Office. (a) Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule II, one or more lending offices (which, for this purpose, may include Affiliates or branches of the respective Lender) for the various Loans made, and Letters of Credit participated in, by such Lender (including, in the case of Canadian Lenders, by designating a separate lending office (or branch or Affiliate) to act as such with respect to Dollar Denominated Loans and Letter of Credit Outstandings versus Non-Dollar Denominated Loans; provided that, for designations made after the Closing Date (unless such designation is made after the occurrence of a Conversion Event), to the extent such designation shall result in increased costs under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay the costs which would apply in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Each lending office and branch or Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement, be treated in the same manner as the respective Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).

(b) Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04, with respect to such Lender, it will, if requested by any Borrower, use reasonable efforts to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect, with the object of avoiding or mitigating the consequence of the event giving rise to the operation of such Section. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender charging to any Borrower increased costs or (z) in the case of a refusal by a Lender to consent to certain proposed changes or waivers with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(d) but which require the consent of each Lender or each directly affected Lender, subject to the limitations set forth in Section 2.18, Aleris shall have the right to replace such Lender with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be reasonably acceptable to the Administrative Agent, and which Replacement Lender shall replace the Commitment (and sub-commitments and outstandings pursuant thereto) of the Replaced Lender with an identical Commitment provided by the Replacement Lender (each such Lender which is replaced by a Replacement Lender or whose Commitment (and related Loans) is replaced) is referred to herein as a “Replaced Lender”); provided that:

(i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section

13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and all then outstanding Loans of, and all participations in all then outstanding Letters of Credit and, in connection therewith, shall pay to (w) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to (in the relevant currency or currencies) the aggregate principal of, and all accrued and unpaid interest on, all then outstanding Loans of the respective Replaced Lender, (B) an amount equal to all Unpaid Drawings (if any) with respect to which the relevant Replaced Lender is being replaced, in each case that have been funded by (and not reimbursed to) such Replaced Lender at such time, together with all then unpaid interest with respect thereto at such time, and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (x) the relevant Issuing Lender amounts equal to such Replaced Lender’s relevant Percentage of any Unpaid Drawings pursuant to Letters of Credit evidenced by such Commitments (which at such time remain Unpaid Drawings) with respect to Letters of Credit issued by such Issuing Lender to the extent such amount was not theretofore funded by such Replaced Lender and (y) in the case of any replacement of Commitments, the Swingline Lender, an amount equal to such Replaced Lender’s pro rata share of any Mandatory Borrowing (determined in accordance with Section 2.07), to the extent such amount was not theretofore funded by such Replaced Lender, without duplication; and

(ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) of this Section 2.13 in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04 Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) of this Section 2.13, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers and the satisfaction of the other applicable conditions in Section 13.04(b), the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01), which shall survive as to such Replaced Lender.

2.14 Special Provisions Applicable to Lenders Upon the Occurrence of a Conversion Event. On the date of the occurrence of any Conversion Event (i) if any Swingline Loans are outstanding, one or more Mandatory Borrowings shall be made in accordance with the requirements of Section 2.01(b), and (ii) if there have been any Drawings pursuant to Letters of Credit which have not yet been reimbursed to the respective Issuing Lender pursuant to Section 3, the various L/C Participants in the respective Letters of Credit shall make payments to the Issuing Lender therefor in accordance with the requirements of Section 3.04. Each Lender which is required to make payments pursuant to the immediately preceding sentence shall be obligated to do so in accordance with the terms of this Agreement.

2.15 Incremental Commitments.

(a) So long as no Default or Event of Default then exists or would result therefrom, the Borrowers shall have the right, in coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of any of the Lenders or the Administrative Agent, to request at any time and from time to time after the Closing Date and prior to the Final Maturity Date, that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders as provided below) provide Incremental Commitments and make Revolving Loans and participate in Swingline Loans and Letters of Credit pursuant thereto, it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Commitment as a result of any such request by the Borrowers, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent an Incremental Commitment Agreement in respect thereof as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans or participate in Swingline Loans or Letters of Credit in excess of its Commitment as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.15, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of any other Lender, (iii) each provision of Incremental Commitments on a given date pursuant to this Section 2.15 shall be in a minimum aggregate amount (for all Lenders (including any Eligible Transferee who will become a Lender) of at least $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (iv) the aggregate amount of all Incremental Commitments provided pursuant to this Section 2.15, shall not exceed the Maximum Incremental Commitment Amount and (v) all Revolving Loans (and all interest, fees and other amounts payable thereon), made pursuant to an Incremental Commitment shall be entitled to the benefits of the guarantees and security provided under the Credit Documents to the other Obligations on a pari passu basis.

(b) At the time of the provision of Incremental Commitments pursuant to this Section 2.15, each Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Administrative Agent an Incremental Commitment Agreement, with the effectiveness of such Incremental Lender’s Incremental Commitment to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (w) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon up-front or arrangement fees owing to the Administrative Agent (or any Affiliate thereof)), (x) all Incremental Commitment Requirements are satisfied, (y) all other conditions set forth in this Section 2.15 shall have been satisfied, and (z) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied; provided, that interest rate margins may be greater than those applicable to the existing Revolving Loans so long as the applicable margins on all Revolving Loans are increased to match those on the Incremental Commitments. The fees applicable to the Incremental Commitments shall be agreed upon by the Borrowers, the Administrative Agent and the Incremental Lenders. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement, and at such time, (i) the Total Commitment under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Commitments, (ii) if the Total Commitment is then being increased and the relevant Incremental Commitment Agreement so provides, the Total European Sub-Limit and/or the Total Canadian Sub-Limit shall be increased by the amount specified in such Incremental Commitment Agreement (not to exceed the amount of the related Incremental Commitment); (iii) Schedule I-A shall be deemed modified to reflect the revised Commitments of the affected Lenders and (iv) to the extent requested by any Incremental Lender, Revolving Loan Notes will be issued, at the expense of each applicable Borrower, to such Incremental Lender in conformity with the requirements of Section 2.05.

(c) At the time of any provision of Incremental Commitments pursuant to this Section 2.15, the Borrowers shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other

Lenders (including the Incremental Lenders), even though as a result thereof such new Loans (to the extent required to be maintained as B/A Equivalent Loans or Euro Rate Loans) may have a shorter Interest Period than the then outstanding Borrowings, of such Loans, in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Commitments (after giving effect to any increase in the Total Commitment) pursuant to this Section 2.15) and with each affected Borrower being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 and such amounts, as reasonably determined by the respective Lenders, to compensate them for funding the various Revolving Loans during an existing Interest Period (rather than at the beginning of the respective Interest Period, based upon rates then applicable thereto) in connection with any such repayment and/or incurrence. All determinations by any Lender pursuant to the preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto. Without limiting the obligations of the Borrowers under this Section 2.15(c), the Administrative Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.11 that the Borrowers would otherwise incur in connection with the implementation of any Incremental Commitments.

2.16 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrower or any other Canadian Credit Party in respect of the Obligations pursuant to this Agreement and the other Credit Documents shall be governed by the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Borrower or any other Canadian Credit Party to the Agents or any Lender under this Agreement or any other Credit Document exceed the effective annual rate of interest on the “credit advances” (as defined in that section) under this Agreement or such other Credit Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Credit Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Canadian Borrower and the amount of such payment or collection shall be refunded by the relevant Agents and Lenders to the Canadian Borrower or any other Canadian Credit Party. For the purposes of this Agreement and each other Credit Document to which the Canadian Borrower or any other Canadian Credit Party is a party, the effective annual rate of interest payable by the Canadian Borrower or any other Canadian Credit Party shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by or for the account of the Canadian Borrower or other applicable Canadian Credit Party will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

(b) For the purposes of the Interest Act (Canada) and with respect to Canadian Credit Parties only:

(i) whenever any interest or fee payable by the Canadian Borrower is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and

(ii) all calculations of interest payable by the Canadian Borrower under this Agreement or any other Credit Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest.

The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

2.17 Canadian Lenders. (a) Each Canadian Lender shall at all times be a Canadian Resident or, at its option, such Canadian Lender shall designate an Affiliate or branch of such Lender which is a Canadian Resident (which branch or Affiliate shall be a signatory to this Agreement, or shall become a party hereto by signing an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) to act as a Canadian Lender hereunder, in which case the Affiliate or branch so designated as a Canadian Lender hereunder shall be required to be satisfactory to (and approved by) the Administrative Agent and shall at all times hold the Commitment (and all extensions of credit pursuant thereto) of the respective Canadian Lender. To the extent legally entitled to do so, the Administrative Agent and each Canadian Lender shall, upon written request by any Canadian Borrower, deliver to the Canadian Borrower or the applicable taxing authority, any form or certificate required in order that any payment by the Canadian Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on account of, any Taxes, provided that (x) in determining the reasonableness of such a request such Person shall be entitled to consider the cost (to the extent unreimbursed by the Canadian Borrower) which would be imposed on such Person of complying with such request, and (y) nothing in this Section 2.17(a) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(b) A Canadian Lender may change its Affiliate or branch acting as Canadian Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Administrative Agent (with the consent of the Administrative Agent), where the relevant assignee represents and warrants that it is an Affiliate or branch of the relevant Canadian Lender and represents and warrants to the Administrative Agent and to Aleris that it is a Canadian Resident and will act directly as a Canadian Lender with respect to the Commitment of the relevant Canadian Lender.

(c) In connection with any assignment pursuant to Section 2.13 or 13.04 of all or any part of the Commitment of any Canadian Lender the Assignment and Assumption Agreement shall contain the representation and warranties specified in the Assignment and Assumption Agreement including that it is a Canadian Resident.

(d) The foregoing shall in no event limit the sales or purchases of participations in Canadian Revolving Loans after the occurrence of a Conversion Event or a Significant Event of Default.

2.18 European Lenders. Each Lender party hereto on the Closing Date represents that it is a Swiss Qualifying Bank or a Swiss Non-Qualifying Bank as further indicated on Schedule I-B. Any Lender which ceases to be a Swiss Qualifying Bank shall promptly notify Aleris that it has ceased to be a Swiss Qualifying Bank. If as a result of such event the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten (10), then, so long as no Significant Event of Default is in existence, Aleris shall have the right to request that the relevant Lender assign or transfer by novation all of its rights and obligations under this Agreement to an Eligible Transferee qualifying as a Swiss Qualifying Bank or another Lender qualifying as a Swiss Qualifying Bank, all in accordance with Section 13.04. The Administrative Agent shall have no responsibility for determining whether or not an entity is a Swiss Qualified Bank, but shall track the number of Lenders from time to time that were unable to represent that they were Swiss Qualifying Banks in order to determine whether the number of Swiss Non-Qualifying Banks under this Agreement exceeds the number ten (10); provided that the Administrative Agent shall have no liability for any determinations made hereunder unless such liability arises from its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a non-appealable decision).

SECTION 3. Letters of Credit.

3.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein (including, without limitation, the conditions set forth in Sections 7.01, 7.02, and 7.03) (i) the U.S. Borrowers may jointly and severally request, (ii) the Canadian Borrower may request and (iii) the European Borrower may request, in each case, that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Final Maturity Date, for the joint and several account of the U.S. Borrowers (if requested by the U.S. Borrowers), for the account of the Canadian Borrower (if requested by the Canadian Borrower) or for the account of the European Borrower (if requested by the European Borrower) and for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations of the respective Account Parties or any of their respective Subsidiaries, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the respective Account Parties or any of their respective Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit and each Existing Letter of Credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in the respective Available Currency and shall be issued on a sight basis only. Each Letter of Credit shall be deemed to constitute a utilization of the Total Commitments (in the case of any Letters of Credit issued for the account of any Borrower), the Total European Sub-Limit (in the case of any Letters of Credit issued for the account of the European Borrower) or the Total Canadian Sub-Limit (in the case of any Letters of Credit issued for the account of the Canadian Borrower), as applicable, and shall be participated in (as more fully described in following Section 3.04(a)) by the Lenders in accordance with their respective Percentages. All Letters of Credit issued for the account of the U.S. Borrowers (each, a “U.S. Letter of Credit” and collectively, the “U.S. Letters of Credit”) shall be issued for the joint and several account of the U.S. Borrowers. All Letters of Credit issued for the account of the Canadian Borrower (each, a “Canadian Letter of Credit” and collectively, the “Canadian Letters of Credit”) shall be issued, subject to Section 15.08, for the account of the Canadian Borrower. As used herein, a “European Letter of Credit” and collectively, the “European Letters of Credit”, shall mean any Letter of Credit issued for the account of the European Borrower.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 30th day prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the respective Account Party, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that the issuance of any Letter of Credit (including the renewal of any Letter of Credit) by any Issuing Lender (other than the Administrative Agent) shall be at the sole election of such Issuing Lender and subject to the other terms and conditions hereunder, provided further that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental

Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense (for which such Issuing Lender is not otherwise compensated hereunder) which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(ii) such Issuing Lender shall have received from any Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

Notwithstanding anything to the contrary contained in this Agreement, in the event that one or more Lenders is a Defaulting Lender, no Issuing Lender shall be required to issue any Letter of Credit or increase or extend any Letter of Credit unless such Issuing Lender has entered into arrangements reasonably satisfactory to it and the relevant Borrower (including, without limitation, the arrangements described in Section 3.05(c)) to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender or Defaulting Lenders, including by cash collateralizing (in U.S. Dollars) such Defaulting Lender’s Percentage of the Letter of Credit Outstandings (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c) All letters of credit issued under the Existing Credit Agreement, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute “Letters of Credit” for all purposes of this Agreement and shall be deemed issued hereunder.

3.02 Maximum Letter of Credit Outstandings; Final Maturities; etc. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (for this purpose, using the Dollar Equivalent of all amounts denominated in a currency other than U.S. Dollars) (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $75,000,000, (ii) no Letter of Credit shall be issued at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) the Total Commitment at such time, (iii) each Letter of Credit shall be denominated in the applicable Available Currency, (iv) the issuance of any Letter of Credit shall be subject to the conditions set forth in Sections 7.01, 7.02 and 7.03 and (v) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs twelve (12) months after the date of the issuance thereof (although any standby Letter of Credit shall be extendible (including pursuant to an automatic extension provision on terms satisfactory to the applicable Issuing Lender) for successive periods of up to twelve (12) months for each such extension and (B) the day that is five (5) Business Days prior to the Final Maturity Date unless cash collateralized to the reasonable satisfaction of the Administrative Agent and such Issuing Lender.

3.03 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever the respective Account Parties desire that a Letter of Credit be issued for their account, the respective Account Parties shall give the Administrative Agent and the relevant Issuing Lender at least two (2) Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”) to specify: (i) the name of the relevant Issuing Lender thereof; (ii) whether such Letter of Credit is to be a standby or trade Letter of Credit; (iii) the date of issuance of such Letter of Credit

(which shall be a Business Day); (iv) the initial Stated Amount of such Letter of Credit; (v) the beneficiary of such Letter of Credit and the obligations to be supported by such Letter of Credit; (vi) the stated expiration date of such Letter of Credit and (vii) whether such Letter of Credit shall be U.S. Letter of Credit, a Canadian Letter of Credit or a European Letter of Credit.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Borrowers to the applicable Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the respective Account Parties in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the respective Account Parties and the Administrative Agent in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the applicable modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the L/C Participants, in writing, of such issuance, modification or amendment.

(c) On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate Letter of Credit Outstandings issued by such Issuing Lender for the immediately preceding week.

(d) The initial Stated Amount of each Letter of Credit shall not be less than $25,000 (or the equivalent amount thereof in the applicable Available Currency) or such lesser amount as is acceptable to the applicable Issuing Lender.

3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, each, an “L/C Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such L/C Participant’s Percentage in such Letter of Credit, each Drawing or payment made thereunder and the obligations of the respective Account Parties under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the respective Lenders as provided in Section 4.01(b) and the L/C Participants shall have no right to receive any portion of any Facing Fees with respect to any such Letters of Credit), and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments and, as a result thereof, the Percentages, of the respective Lenders pursuant to Section 2.18 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new Percentages of the respective Lenders. With respect to each Letter of Credit from time to time outstanding, the percentage participations therein of the various Lenders calculated as provided above in this Section 3.04(a) (including as provided in the proviso to the immediately preceding sentence) are herein called the “L/C Participation Percentages” of the various Lenders in such Letters of Credit.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to the Account Parties, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with bad faith, gross negligence, or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the respective Account Parties shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each relevant L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such L/C Participant’s L/C Participation Percentage of such unreimbursed payment in the relevant Available Currency in same day funds. If the Administrative Agent so notifies, prior to 12:00 noon (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the applicable Issuing Lender in the relevant Available Currency such L/C Participant’s L/C Participation Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such L/C Participant shall not have so made its L/C Participation Percentage of the amount of such payment available to the applicable Issuing Lender, such L/C Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or in the case of Canadian Letters of Credit, at the Bank of Canada overnight rate) for the first three (3) days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter (or in the case of Canadian Letters of Credit, at the Canadian Prime Rate or Bank of Canada’s overnight rate). The failure of any such L/C Participant to make available to an Issuing Lender its L/C Participation Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any such other L/C Participant of its obligation hereunder to make available to such Issuing Lender its L/C Participation Percentage of any payment under any Letter of Credit on the date required, as specified above, but no such L/C Participant shall be responsible for the failure of any such other L/C Participant to make available to such Issuing Lender such other L/C Participant’s L/C Participation Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation (or interest thereon) as to which it has received any payments from the respective L/C Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such L/C Participant which has paid its L/C Participation Percentage thereof in the relevant Available Currency and in same day funds, an amount (net of any interest owing to such Issuing Lender with respect to such reimbursement obligation) equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all such L/C Participants) of the principal amount of such reimbursement obligation and interest thereon (accruing after the funding of the respective participations) so received by the Issuing Lender.

(e) Upon the request of any L/C Participant, each Issuing Lender shall furnish to such L/C Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such L/C Participant.

(f) The obligations of the L/C Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, setoff, defense or other right which Aleris or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any L/C Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Aleris or any Subsidiary of Aleris and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for, the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

3.05 Agreement to Repay Letter of Credit Drawings. (a) Subject to Section 3.05(b), (i) the U.S. Borrowers hereby jointly and severally agree (with respect to the U.S. Letters of Credit), (ii) the Canadian Borrower agrees (with respect to the Canadian Letters of Credit) and (iii) the European Borrower agrees (with respect to the European Letters of Credit) to reimburse each Issuing Lender by making payment to the Administrative Agent in the relevant Available Currency in immediately available funds at the Payment Office for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the applicable Account Party, an “Unpaid Drawing”), not later than one (1) Business Day following receipt by the applicable Account Party of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the respective Account Parties therefor at a rate per annum equal to the Base Rate (or the Canadian Prime Rate in the case of Canadian Letters of Credit) in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans (or Canadian Prime Rate Loans in the case of Canadian Letters of Credit); provided, however, to the extent such amounts are not reimbursed prior to 12:00 noon (New York time) on the third Business Day following the receipt by the respective Account Parties of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the respective Account Party) at a rate per annum equal to the rate otherwise applicable to the respective Unpaid Drawing as provided above, plus 2%, with all such interest payable pursuant to this Section 3.05 to be payable on demand. Notwithstanding anything to the contrary in the preceding sentence, the relevant Account Party may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Loan or a Swingline Loan, in an equivalent amount and, to the extent so financed, such Account Party’s obligation to make such reimbursement shall be discharged and replaced by the resulting Revolving Loan or Swingline Loan. Each Issuing Lender shall give the respective Account Parties and the Administrative Agent prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.

(b) The joint and several obligations of the U.S. Borrowers, the obligations of the Canadian Borrower and the obligations of the European Borrower, as the case may be, under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon, if any) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Aleris or any of its Subsidiaries may have or have had against any Lender (including in its capacity as an Issuing Lender or as a L/C Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that the Borrowers shall not be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) If any Lender becomes a Defaulting Lender at any time that any Letter of Credit is outstanding, such Defaulting Lender shall enter into Letter of Credit Back-Stop Arrangements with the relevant Issuing Lender or Issuing Lenders no later than two (2) Business Days after notice by the relevant Issuing Lender. If such Defaulting Lender fails to timely enter into such Letter of Credit Back-Stop Arrangements, then the relevant Borrower shall enter into Letter of Credit Back-Stop Arrangements with the relevant Issuing Lender or Issuing Lenders no later than two (2) Business Days after notice by the relevant Issuing Lender or Issuing Lenders.

3.06 Increased Costs. (a) If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any L/C Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any L/C Participant, or (ii) impose on any Issuing Lender or any L/C Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any L/C Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any L/C Participant hereunder or reduce the rate of return on its capital with respect to the Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or net profits (or any franchise or similar tax imposed in lieu of a net income or net profits tax of such Issuing Lender or such L/C Participant or, in the case of an Issuing Lender or L/C Participant that is a flow-through entity for tax purposes, a member or a partner of such Issuing Lender or L/C Participant, pursuant to the laws of the country or national jurisdiction (or any political subdivision thereof) in which it is organized or in which its principal office or applicable lending office is located), then, upon the delivery of the certificate referred to below to the Account Parties by any Issuing Lender or any L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), such Account Party agrees to pay to such Issuing Lender or such L/C Participant such additional amount or amounts as will compensate such Issuing Lender or such L/C Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital; provided, that increased costs or reductions in the amounts received or receivable with respect to Taxes and Swiss Withholding Taxes shall be dealt with exclusively pursuant to Sections 5.04 and 5.05, respectively. Any Issuing Lender or any L/C Participant, upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.06, will give prompt written notice thereof to the respective Account Party, which notice shall include a certificate submitted to such Account Party by such Issuing Lender or such L/C Participant (a copy of which certificate shall be sent by such Issuing Lender or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such L/C Participant. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.

(b) Notwithstanding anything to the contrary set forth in this Section 3.06, no Borrower shall be required to compensate any Issuing Lender or L/C Participant for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date on which such Issuing Lender or L/C Participant notifies such Borrower of the change in applicable law or other circumstance under Section 3.06(a) giving rise to such increased costs or reductions and the intention of such Issuing Lender or L/C Participant to claim compensation therefor; provided that if such change in applicable law or other circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 4. Commitment Commission; Fees; Reductions of Commitment.

4.01 Fees. (a) The U.S. Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Closing Date to but excluding the Final Maturity Date (or such earlier date on which the Total Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the daily average Unutilized Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

(b)(i) The U.S. Borrowers jointly and severally agree (with respect to the U.S. Letters of Credit), (ii) the Canadian Borrower agrees (with respect to the Canadian Letters of Credit) and (iii) the European Borrower agrees (with respect to the European Letters of Credit) to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective L/C Participation Percentage as, from time to time in effect in each Letter of Credit), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to but excluding the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as Euro Rate Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(c) The U.S. Borrowers jointly and severally agree (with respect to the U.S. Letters of Credit), (ii) the Canadian Borrower agrees (with respect to the Canadian Letters of Credit) and (iii) the European Borrower agrees (with respect to the European Letters of Credit) to agree to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to but excluding the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Commitment, upon which no Letters of Credit remain outstanding.

(d) Each Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to Letters of Credit.

(e) Each Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Aleris or any of its Subsidiaries and the Administrative Agent.

4.02 Voluntary Termination of Unutilized Commitments. (a) Upon at least three (3) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), Aleris shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Commitment in whole, or reduce it in part in an amount of at least $5,000,000 and in an integral multiple of $1,000,000 with the amount of each reduction pursuant to this Section 4.02(a) to apply to reduce the Total Commitment. Each reduction to the Total Commitment pursuant to this Section 4.02(a) shall apply to proportionately and permanently reduce the Commitment of each Lender (based on its relevant Percentage) and shall apply to reduce the Total Canadian Sub-Limit and/or the Total European Sub-Limit if and as directed by Aleris.

(b) In the event (i) of a refusal by a Lender to consent to certain proposed changes or waivers with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(d) but which require the consent of each Lender or each directly affected Lender or (ii) that any Lender becomes a Defaulting Lender, Aleris may, subject to its compliance with the requirements of Section 13.12(d) (in the case of a non-consenting Lender, but not a Defaulting Lender), upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) terminate all of the Commitments of such Lender (other than any such Commitment which is being maintained by such Lender (and not being terminated by Aleris) as provided in Section 13.12(d), so long as (x) all Loans (other than any such Loans that are being maintained by such Lender (and not being repaid by Aleris) as provided in Section 13.12(d)), together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule I-A shall be deemed modified to reflect such changed amounts) and (y) such Lender’s L/C Participation Percentage of all outstanding Letters of Credit is cash collateralized by the respective Account Parties in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders. After giving effect to the termination of the Commitments of any Lender pursuant to this Section 4.02(b), such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01), which shall survive as to such repaid Lender. In cases where any Commitment of any Lender is terminated pursuant to this Section 4.02(b), except in cases where such Commitment is replaced in full, after giving effect to the termination of any such Commitment of a given Lender pursuant to this Section 4.02(b), there shall occur automatic adjustments (as determined by the Administrative Agent) in the Percentages (and as a result thereof in the related L/C Participation Percentages) of the remaining Lenders.

4.03 Mandatory Reduction of Commitments.

(a) The Total Commitments shall terminate in their entirety on the Final Maturity Date.

(b) The termination of the Total Commitment pursuant to this Section 4.03 as provided above (or pursuant to Section 4.02(a)) shall be applied to proportionately reduce or terminate, as the case may be, the Commitment of each Lender with a Commitment.

(c) Any mandatory or voluntary prepayments of any of the Loans shall not constitute a reduction of the Total Commitments.

4.04 Extensions of Loans and Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 4.04, the Borrowers may extend the maturity date, and otherwise modify the terms of each of the revolving credit facility and the swingline facility made available hereunder, or any portion thereof (including, without limitation, by increasing the interest rate or fees payable in respect of any Loans and/or Commitments, or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by Aleris to all Lenders, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Loans and unfunded Commitments) and on the same terms to each such Lender. In connection with the Extension, Aleris will provide notification to the Administrative Agent (for distribution to the Lenders), not earlier than twenty-four (24) months and not later than three (3) months prior to the Final Maturity Date then in effect. Subject to Section 4.04(b) and (c), the Extension Offer shall become effective and binding upon each Lender that accepts the Extension Offer in accordance with its terms regardless of whether or not other Lenders accept the Extension Offer. In connection with the Extension, each Lender, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Extension Notice Date”) that is thirty (30) days after delivery of notice by the Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to the Extension Offer by the Extension Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify Aleris of each Lender’s determination under this Section 4.04. The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the Commitments so extended shall cease to be a part of the facility they were a part of immediately prior to the Extension and shall be a new facility hereunder.

(b) Aleris shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 4.04(a) with, and add as “Lenders” under this Agreement in place thereof, one or more replacement Lenders as provided in Section 2.13; provided that each of such replacement Lenders shall enter into an Assignment and Assumption Agreement pursuant to which such replacement Lender shall, effective as of a closing date selected by the Administrative Agent in consultation with Aleris (which shall occur no later than thirty (30) days following the Extension Notice Date and shall occur on the same date as the effectiveness of the Extension as to the Lenders which have consented thereto pursuant to Section 4.04(a)), undertake the Commitment of such replaced Lender (and, if any such replacement Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(c) The Extension shall be subject to the following:

(i) no Default or Event of Default shall have occurred and be continuing at the time any offering document in respect of the Extension Offer is delivered to the Lenders and at the time of the Extension;

(ii) except as to interest rates, commitment fees, and final maturity, the Commitment of any Lender extended pursuant to the Extension (the “Extended Commitment”), and the related outstandings, shall be a Commitment (or related outstandings, as the case may be) with the same terms as the original Commitments (and related outstandings); provided that, subject to the provisions of Sections 4.05 and 2.01(c) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Commitments and/or Extended Commitments (and except as provided in Sections 4.05 and 2.01(c), without giving effect to changes thereto on the Initial Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (y) repayments required upon any Initial Maturity Date of any Commitments or Extended Commitments); and

(iii) if the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Commitments offered to be extended by Aleris pursuant to the Extension Offer, then the Commitments of such Lenders shall be extended on a pro rata basis up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer; and

(iv) all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Borrowers generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(v) the Minimum Extension Condition shall be satisfied; and

(vi) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Borrowers shall deliver to the Administrative Agent a certificate of a Responsible Officer of each Credit Party dated the applicable date of the Extension and executed by a Responsible Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such extension and (y) the conditions set forth in Section 7 shall be satisfied (with all references in such Section to any credit event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by a Financial Officer of Aleris.

(d) With respect to the Extension consummated by the Borrowers pursuant to this Section 4.04, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01 and 5.02, (ii) the Extension Offer shall contain a condition (a “Minimum Extension Condition”) to consummating the Extension that at least 75% of the aggregate amount of the Commitments in effect immediately prior to the Initial Maturity Date (unless another amount is agreed to by the Administrative Agent and the Required Lenders) shall be in effect immediately following the Initial Maturity Date, (iii) if the amount extended is less than the maximum amount of the Letters of Credit set forth in Section 3.02, the maximum amount of the Letters of Credit shall be reduced upon the date that is five (5) Business Days prior to the Initial Maturity Date (to the extent needed so that maximum amount of the Letters of Credit does not exceed the aggregate Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Borrowers shall provide cash collateral for obligations under any issued Letters of Credit in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn, (v) if the amount extended is less than the maximum amount of Swingline loans, the maximum amount of Swingline Loans shall be reduced upon the date that is five (5) Business Days prior to the Initial Maturity Date (to the extent needed so that the maximum amount of the Swingline Loans does not exceed the aggregate Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Borrowers shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to the Extension and the other transactions contemplated by this Section 4.04 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Commitments on the such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01 and 5.02) or any other Credit Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 4.04, provided that such consent shall not be deemed to be an acceptance of the Extension Offer.

(e) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrowers as may be necessary in order establish new facilities in respect of Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new facilities, in each case on terms consistent with this Section 4.04. Notwithstanding the foregoing, the Administrative Agent shall have the right (but not the obligation) to seek the advice or concurrence of the Required Lenders with respect to any matter contemplated by this Section 4.04 and, if the Administrative Agent seeks such advice or concurrence, the Administrative Agent shall be permitted to enter into such amendments with the Borrowers in accordance with any instructions actually received by such Required Lenders and shall also be entitled to refrain from entering into such amendments with the Borrowers unless and until it shall have received such advice or concurrence; provided, however, that whether or not there has been a request by the Administrative Agent for any such advice or concurrence, all such amendments entered into with the Borrowers by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.

(f) In connection with the Extension, Aleris shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case to accomplish the purposes of this Section 4.04.

4.05 Extended Commitments. If the Initial Maturity Date shall have occurred at a time when Extended Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders under the applicable Facility to purchase participations therein and to make Revolving Loans, as the case may be, and payments in respect thereof pursuant to Section 3.04) under (and participated in by Lenders on a pro rata basis pursuant to) the Extended Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Maturity Date with respect to any given Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before the Initial Maturity Date.

SECTION 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) (x) prior to 12:00 noon (New York time) at the Notice Office on the date of such prepayment in the case of Base Rate Loans (other than Swingline Loans) and (y) (A) prior to 12:00 noon (New York time) at the Notice Office at least one (1) Business Day before the date of such prepayment of its intent to prepay Canadian Prime Rate Loans (other than

Swingline Loans), (B) prior to 2:00 p.m. (New York time) at the Notice Office on the date of such prepayment in the case of Swingline Loans and (C) prior to 2:00 p.m. (New York time) at the Notice Office at least three (3) Business Days before the date of such prepayment of its intent to prepay Euro Rate Loans or B/A Equivalent Loans, which notice (in each case) shall specify whether U.S. Borrower Revolving Loans, Canadian Revolving Loans, European Borrower Revolving Loans, U.S. Borrower Swingline Loans, European Borrower Swingline Loans or Canadian Borrower Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Euro Rate Loans and B/A Equivalent Loans, the specific Borrowing or Borrowings pursuant to which such Euro Rate Loans and B/A Equivalent Loans were made, and which notice the Administrative Agent shall, except in the case of Swingline Loans, promptly transmit to each of the Lenders; (ii) (x) each partial prepayment of Revolving Loans (other than Swingline Loans) pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent), provided that (x) if any partial prepayment of Eurodollar Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of Eurodollar Loans or B/A Equivalent Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of Eurodollar Loans or B/A Equivalent Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans in the case of Eurodollar Loans and Canadian Prime Rate Loans in the case of B/A Equivalent Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect and (y) in the case of partial prepayments of any Borrowing of Euro Rate Loans, the European Borrower shall use reasonable efforts to allocate such prepayments in a manner so that Borrowings do not remain outstanding in amounts less than the Minimum Borrowing Amount applicable thereto (and, to the extent such Borrowings would remain outstanding in amounts which are less than the Minimum Borrowing Amount applicable thereto, in the case of Euro Rate Loans, the European Borrower shall repay any Borrowings which are less than the Minimum Borrowing Amount applicable thereto at the end of the then current Interest Period, unless at such time the European Borrower combines separate Borrowings into one Borrowing, which such Borrowing shall be greater than or equal to the Minimum Borrowing Amount); and (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans, provided that at such Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender.

(b) In the event of (i) a refusal by a Lender to consent to certain proposed changes or waivers with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(d) but which require the consent of each Lender or each directly affected Lender or (ii) any Lender becoming a Defaulting Lender, any Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender so long as (1) in the case of the repayment of Revolving Loans of any Lender pursuant to this Section 5.01(b), (x) the Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I-A shall be deemed modified to reflect the changed Commitments) and (y) such Lender’s L/C Participation Percentage of all outstanding Letters of Credit is cash collateralized by such Borrower in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lenders and (2) in the case of any non-consenting Lender, but not a Defaulting Lender, (x) the consents, if any, required under Section 13.12(d) in connection with the repayment pursuant to this Section 5.01(b) have been obtained and (y) the repayment of such Lender’s Loans is otherwise made in accordance with, and subject to the requirements of, said Section 13.12(d) to the extent applicable.

5.02 Mandatory Repayments.

(a) (i) On any day on which any one or more of the following conditions shall exist, the Borrowers shall repay the Loans and/or cash collateralize outstanding Letters of Credit pursuant to clause (ii) below in such amount as may be required to cause such conditions to cease to exist on such day:

(A) the Aggregate U.S. Borrower Exposure at such time exceeds 100% of the U.S. Borrowing Base (or during an Agent Advance Period, 110%);

(B) the Aggregate European Borrower Exposure at such time exceeds 100% of the European Borrowing Base (or during an Agent Advance Period, 110%);

(C) the Aggregate Canadian Exposure at such time exceeds 100% of the Canadian Borrowing Base (or during an Agent Advance Period, 110%);

(D) the Aggregate Exposure at such time exceeds 100% of the Total Borrowing Base (or during an Agent Advance Period, 110%);

(E) the Aggregate Exposure at such time exceeds the Total Commitment at such time;

(F) the Aggregate Canadian Exposure at such time exceeds the Total Canadian Sub-Limit at such time; and/or

(G) the Aggregate European Borrower Exposure at such time exceeds the Total European Sub-Limit at such time.

For purposes of this Section 5.02(a)(i), the relevant Borrowing Bases will be determined as of each day by Administrative Agent in connection with the calculation of the Aggregate U.S. Borrower Exposure, Aggregate Canadian Borrower Exposure, Aggregate European Borrower Exposure or Aggregate Exposure, as applicable based upon the most recent Borrowing Base Certificate delivered by Aleris, subject to adjustment by the Co-Collateral Agents in their Permitted Discretion in accordance with this Agreement.

(ii) Subject to Section 2.11, the Borrowers may prepay U.S. Borrower Revolving Loans, European Borrower Revolving Loans, Canadian Revolving Loans and Swingline Loans and cash collateralize Letters of Credit pursuant to this Section 5.02(a) as directed by Aleris.

(iii) If any condition set forth in sub-clauses (E), (F) or (G) of Section 5.02(a)(i) exists solely as a result of currency fluctuations of Non-Dollar Denominated Loans, then the repayments or cash collateralizations required pursuant to Section 5.01(a)(i) shall only be required if the relevant excess amount (for this purpose, using the Dollar Equivalent thereof) exceeds 105% of the relevant permitted maximum amount of the relevant Commitment as then in effect as provided in Section 5.02(a)(i) for more than three consecutive Business Days (at which time the excess over 100% shall be required to be eliminated).

(b) In addition to any other mandatory repayments pursuant to this Section 5.02 (but subject to Sections 5.02(e) and (f), no later than the fifth Business Day following each date on or after the Closing Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any issuance or incurrence by Aleris or any of its Subsidiaries of Indebtedness for borrowed money (other than Indebtedness for borrowed money permitted to be incurred pursuant to Section 10.04), an amount equal to 100% of the Net Debt Proceeds of the respective issuance or incurrence of Indebtedness shall be applied in accordance with the requirements of Sections 5.02(e) and (f).

(c) In addition to any other mandatory repayments pursuant to this Section 5.02 (but subject to Sections 5.02(e) and (f)), on each Business Day during a Dominion Period on or after the Closing Date upon which Aleris or any of its Subsidiaries receives any Net Sale Proceeds from any Asset Sale with respect to Collateral, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied on such date in accordance with the requirements of Sections 5.02(e) and (f), and in connection therewith, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting the occurrence of the applicable Asset Sale.

(d) In addition to any other mandatory repayments pursuant to this Section 5.02 (but subject to Sections 5.02(e) and (f)), on each Business Day during a Dominion Period upon which Aleris or any of its Subsidiaries receives any cash proceeds from any Recovery Event with respect to Collateral, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied on such date in accordance with the requirements of Sections 5.02(e) and (f), and in connection therewith, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate reflecting the occurrence of the applicable Recovery Event.

(e) Notwithstanding anything to the contrary contained herein, any proceeds received from the sale, disposition, realization or other exercise of remedies on the Collateral pledged by the Canadian Credit Parties shall, pursuant to Section 16.02 hereof, first be used to repay any Canadian Revolving Loans. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(f) Subject to Section 2.11, each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.

(g) Reserved.

(h) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Swingline Loans shall be settled and repaid in full no later than the seventh day following the incurrence thereof; provided that, if the seventh day is not a Business Day, such Swingline Loans shall be settled and repaid on the next succeeding Business Day and (ii) all outstanding Swingline Loans shall be repaid in full on the Final Maturity Date.

(i) Notwithstanding anything in this Section 5.02 to the contrary, but without limiting the payment obligations under Sections 5.02(b) through (d) inclusive, it is understood and agreed that none of Sections 5.02(b) through (d) inclusive, shall require that amounts received by any Foreign Subsidiary or Foreign Subsidiaries or a Domestic Subsidiary which is a Subsidiary of a Foreign Subsidiary be used to repay Obligations owed by any U.S. Credit Parties. In addition to any other mandatory repayments pursuant to this Section 5.02, no later than the fifth (5th) Business Day following each date on or after the Closing Date upon which Aleris or any of its Subsidiaries receives any cash proceeds from any Asset Sale, Recovery Event with respect to assets included in the Collateral or any collection, sale, foreclosure or other realization upon any Collateral (after the application of the proceeds thereof in accordance with Section 5.02(f)) received by a Foreign Subsidiary, Aleris or the applicable Subsidiary will make the prepayments required under this Agreement.

5.03 Payments and Computations; Maintenance of Accounts; Statement of Accounts. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 p.m. (New York time) on the date when due and shall be made in (w) U.S. Dollars in immediately available funds at the Payment Office of the Administrative Agent in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clauses (x), (y) and (z), (x) subject to Section 2.14, Canadian Dollars in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of, or interest on Canadian Dollar Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Canadian Dollar Denominated Loans (or Commitments relating thereto) at any time prior to the occurrence of a Conversion Event, in the case of this clause (ii) to the extent the respective Lender which is charging the same denominates the amounts owing in Canadian Dollars, (y) subject to Section 2.14, Euros in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Euro Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Euro Denominated Loans (or Commitments relating thereto) at any time prior to the occurrence of a Conversion Event and (z) subject to Section 2.14, the applicable Available Currency, in immediately available funds at the Payment Office of the Administrative Agent, if such payment is made in respect of (i) principal of or interest on Other Foreign Currency Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Other Foreign Currency Denominated Loans (or Commitments relating thereto) at any time prior to the occurrence of a Conversion Event. Nothing in the succeeding clauses of this Section 5.03 shall affect or alter the Borrowers’ obligations to the Administrative Agent, the Issuing Lenders and the Lenders with respect to all payments otherwise required to be made by the Borrowers in accordance with the terms of this Agreement and the other Credit Documents. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

(b)(i) (A) Each of Aleris and the other U.S. Credit Parties shall, along with the Administrative Agent and certain financial institutions selected by Aleris and reasonably acceptable to the Administrative Agent (the “U.S. Collection Banks”), enter into on or before the Closing Date and thereafter maintain Cash Management Control Agreements in respect of each of the U.S. Collection Accounts. Aleris and each of the other U.S. Credit Parties shall instruct all Account Debtors of Aleris and such U.S. Credit Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited in the applicable U.S. Collection Account. All amounts received by Aleris, any of its Domestic Subsidiaries and any Collection Bank in respect of any Account, in addition to all other cash received from any other source (other than amounts permitted to be deposited or held in an Exempted Deposit Account), shall upon receipt be deposited into a U.S. Collection Account or directly into the Core U.S. Concentration Account.

(B) Each Canadian Credit Party shall, along with the Administrative Agent and certain financial institutions selected by Aleris and reasonably acceptable to the Administrative Agent (the “Canadian Collection Banks”), enter into on or before the Closing Date and thereafter maintain Cash Management Control Agreements in respect of each of the Canadian Collection Accounts. Each Canadian Subsidiary shall instruct all Account Debtors of such Canadian Subsidiaries to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Canadian Collection Bank with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Canadian Collection

Bank and deposited in the applicable Canadian Collection Account. All amounts received by each Canadian Subsidiary and any Canadian Collection Bank in respect of any Account, in addition to all other cash received from any other source (other than amounts permitted to be deposited or held in an Exempted Deposit Account), shall upon receipt be deposited into a Canadian Collection Account or directly into the Core Canadian Concentration Account.

(C) The European Borrower, the U.K. Guarantor, and each European Distribution Subsidiary shall, along with the Administrative Agent and certain financial institutions selected by Aleris and reasonably acceptable to the Administrative Agent (the “European Collection Banks”), enter into on or before the Closing Date (or, in the case of European Distribution Subsidiaries organized after the Closing Date, on the date which such European Distribution Subsidiary begins to conduct business) and thereafter maintain Cash Management Control Agreements in respect of each European Collection Account. Each European Distribution Subsidiary shall instruct all Account Debtors of such Subsidiaries to remit all payments to the applicable “P.O. Boxes”, “Lockbox Addresses” of the European Borrower or a sub-account of the European Collection Account of the European Borrower with the applicable European Collection Bank with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable European Collection Bank and deposited in the applicable European Collection Account. All amounts received by each European Distribution Subsidiary, the U.K. Guarantor and any European Collection Bank in respect of any Account, in addition to all other cash received from any other source (other than amounts permitted to be deposited or held in an Exempted Deposit Account), shall upon receipt be deposited into a European Collection Account or directly into the Core European Concentration Account.

(ii) Aleris and the other U.S. Credit Parties shall, along with the Administrative Agent and each of those banks in which the U.S. Disbursement Accounts are maintained, enter into on or before the Closing Date and thereafter maintain Cash Management Control Agreements with respect to each such U.S. Disbursement Account (except with respect to Exempted Disbursement Accounts and Exempted Deposit Accounts). Each Canadian Subsidiary shall, along with the Administrative Agent and each of those banks in which the Canadian Disbursement Accounts are maintained, enter into on or prior to the Closing Date and thereafter maintain Cash Management Control Agreements with respect to each such Canadian Disbursement Account (except with respect to Exempted Disbursement Accounts and Exempted Deposit Accounts). The European Borrower, the U.K. Guarantor, and each European Distribution Subsidiary shall, along with the Administrative Agent and each of those banks in which the European Disbursement Accounts are maintained, enter into on or prior to the Closing Date (or, in the case of European Distribution Subsidiaries organized after the Closing Date, on the date which such European Distribution Subsidiary begins to conduct business) and thereafter maintain Cash Management Control Agreements with respect to each such European Disbursement Account (except with respect to Exempted Disbursement Accounts and Exempted Deposit Account).

(c) All amounts held in the U.S. Collection Accounts and U.S. Disbursement Accounts (other than Exempted Disbursement Accounts) with respect to Aleris and its Domestic Subsidiaries shall be wired by the close of business on each Business Day into an account with a financial institution selected by Aleris and reasonably acceptable to the Administrative Agent and subject to a Cash Management Control Agreement (the “Core U.S. Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All amounts held in the Canadian Collection Accounts and Canadian Disbursement Accounts (other than Exempted Disbursement Accounts) with respect to the Canadian Subsidiaries shall be wired by the close of business on each Business Day into an account with a financial institution selected by Aleris and reasonably acceptable to the Administrative Agent and subject to a Cash Management Control Agreement (the “Core Canadian Concentration Account”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All amounts held in all of the European Collection Accounts and European Disbursement Accounts (other than Exempted Disbursement Accounts) with respect to the European Subsidiaries shall be wired by the close of business on each Business Day into one or more accounts with a financial institution selected by Aleris and reasonably acceptable to the Administrative Agent and subject to a Cash Management Control Agreement (the “Core European Concentration Accounts”) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. Notwithstanding anything to the contrary contained herein, each European Distribution Subsidiary and each Specified European Manufacturing Subsidiary (other than the U.K. Guarantor) shall use its commercially reasonable efforts to notify prior to the Closing Date all of their customers to send all payments to European Collection Accounts owned by European Borrower. During the existence of a Dominion Period, the Administrative Agent may, at its option, apply the payments received in such accounts to the repayment of the Obligations in accordance with the terms of this Agreement, or remit such payments to the applicable Borrowers. If no Dominion Period exists, European Borrower may remit such proceeds to the European Subsidiaries in the ordinary course of business and to the extent not inconsistent with this Agreement.

(d)(i) Each Cash Management Control Agreement relating to a Core U.S. Concentration Account shall provide that during any Dominion Period, all collected amounts held in the Core U.S. Concentration Account from and after the date requested by the Administrative Agent, shall be sent by ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Obligations have been paid in full) to an account maintained by the Administrative Agent at Bank of America, N.A. (the “Bank of America Account”). After an Event of Default, all amounts received in the Bank of America Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to Sections 5.02(b), (c) or (d) or (y) constituting proceeds from any Collateral): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent under any of the Credit Documents and to repay or prepay outstanding U.S. Borrower Swingline Loans advanced by the Swingline Lender; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (3) third, to the extent all amounts referred to in preceding clauses (1) and (2) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Borrower Revolving Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of U.S. Borrower Revolving Loans (whether or not then due and payable); (5) fifth, to the extent all amounts referred to in preceding clauses (1) through (4), inclusive, have been paid in full, to pay or cash collateralize, as the case may be, (on a ratable basis) Obligations (guaranteed by the U.S. Borrowers) as selected by the U.S. Borrowers so long as no Default or Event of Default then exists or, in the absence of such designation or if a Default or Event of Default then exists, as determined by the Administrative Agent (other than Obligations under Secured Hedging Agreements and Treasury Services Agreements), (6) sixth, to the extent all amounts referred to in preceding clauses (1) through (5), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Administrative Agent and the Lenders under any of the Credit Documents (other than Obligations under Secured Hedging Agreements and Treasury Services Agreements), (7) seventh, to

Obligations under Secured Hedging Agreements and Treasury Services Agreements; and (8) eighth, to the U.S. Borrowers. Each Credit Party agrees that it will not cause any proceeds of any Core U.S. Concentration Account to be otherwise redirected.

(ii) Each Cash Management Control Agreement relating to a Core Canadian Concentration Account shall provide that during any Dominion Period, all collected amounts held in the Core Canadian Concentration Account from and after the date requested by the Administrative Agent, shall be sent by ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the Canadian Borrower Obligations have been paid in full) to an account maintained by the Administrative Agent at Bank of America, N.A. (acting through its Canada branch) (the “Bank of America Canada Account”). Subject to the terms of the Security Agreements, all amounts received in the Bank of America Canada Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to Sections 5.02(b), (c) or (d) or (y) constituting proceeds from any Collateral): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable by the Canadian Borrower to the Administrative Agent under any of the Credit Documents and to repay or prepay outstanding Canadian Borrower Swingline Loans advanced by the Swingline Lender; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Revolving Loans and all accrued and unpaid Fees actually due and payable by the Canadian Borrower to the Administrative Agent and the Lenders under any of the Credit Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) through (2), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Canadian Revolving Loans (whether or not then due and payable); (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of the Canadian Borrower (including those Obligations guaranteed by the Canadian Borrower) then due and payable to the Administrative Agent and the Lenders under any of the Credit Documents (other than Obligations under Secured Hedging Agreements and Treasury Services Agreements), (5) fifth, to Obligations under Secured Hedging Agreements and Treasury Services Agreements; and (6) sixth, to the Canadian Borrower. Each Credit Party agrees that it will not cause any proceeds of any Core Canadian Concentration Account to be otherwise redirected.

(iii) Each Cash Management Control Agreement relating to a Core European Concentration Account shall provide that all collected amounts held in the Core European Concentration Account from and after the date requested by the Administrative Agent, shall be sent by ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the European Borrower Obligations have been paid in full) to an account maintained by the Administrative Agent. After an Event of Default, all amounts received in such account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below, and after giving effect to the application of any such amounts (x) otherwise required to be applied pursuant to Sections 5.02(b), (c) or (d) or (y) constituting proceeds from any Collateral): (1) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable by the European Borrower to the Administrative Agent under any of the Credit Documents and to repay or prepay outstanding European Borrower Swingline Loans advanced by the Swingline Lender; (2) second, to the extent all amounts referred to in preceding clause (1) have been paid in full, to pay (on a ratable basis)

all accrued and unpaid interest actually due and payable on the European Facility Revolving Loans and all accrued and unpaid Fees actually due and payable by the European Borrower to the Administrative Agent and the Lenders under any of the Credit Documents; (3) third, to the extent all amounts referred to in preceding clauses (1) through (2), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of European Borrower Revolving Loans (whether or not then due and payable); (4) fourth, to the extent all amounts referred to in preceding clauses (1) through (3), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of the European Borrower then due and payable to the Administrative Agent (including those Obligations guaranteed by the European Borrower), the Administrative Agent and the Lenders under any of the Credit Documents (other than Obligations under Secured Hedging Agreements and Treasury Services Agreements), (5) fifth, to Obligations under Secured Hedging Agreements and Treasury Services Agreements; and (6) sixth, to the European Borrower. Each Credit Party agrees that it will not cause any proceeds of any Core European Concentration Account to be otherwise redirected.

(e) Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain an account on its books in the name of each of the Borrowers (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to such Borrower for such Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of Aleris’ or any of its Subsidiaries’ contracts or obligations relating to the Accounts.

(f) After the end of each month, the Administrative Agent shall send Aleris and each Lender a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders, the Issuing Lenders and each Borrower during that month. The monthly statements shall, absent manifest error, be final, conclusive and binding on each Borrower and the Lenders.

5.04 Net Payments. (a) All payments made by or on behalf of any Credit Party under any Credit Document (including, in the case of each Borrower, in its capacity as a guarantor pursuant to Section 14) in each case will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any Taxes. If any Taxes are levied or imposed with respect to such payment, the relevant Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the relevant Borrower) agrees to pay the full amount of such Taxes to the appropriate taxing authority, and shall pay to the applicable Section 5.04 Indemnitee such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Credit Document, after withholding or deduction for or on account of any Taxes (including, for the avoidance. of doubt, withholding and deductions applicable to additional amounts payable under this Section 5.04), will not be less than the amount provided for herein or in such other Credit Document. The respective Borrowers will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other evidence reasonably satisfactory to the Administrative Agent evidencing such payment by such Borrowers or the respective Credit Party. The U.S. Borrowers (jointly and severally), the Canadian Borrower and the European Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective

Borrower), as applicable, agree to indemnify and hold harmless each Section 5.04 Indemnitee and reimburse such Section 5.04 Indemnitee upon its written request (which shall set forth the basis and calculation of such amount) for the amount of any Taxes so levied or imposed and paid by such Section 5.04 Indemnitee. Notwithstanding anything to the contrary in this Section 5.04(a), (i) any payments required to be made pursuant to this Section 5.04(a) to an Indirect Section 5.04 Indemnitee shall be made to the Related Pass Through Entity and (ii) any request for reimbursement pursuant to this Section 5.04(a) that is to be made by an Indirect Section 5.04 Indemnitee shall be made by the Related Pass Through Entity.

(b) The Administrative Agent and each Lender (which, for purposes of this sentence, the following four sentences, Section 5.04(c) and Section 5.04(d) shall include an Issuing Lender) that is a Lender to the U.S. Borrowers and is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to Aleris and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer and is in compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender or, in the case of a successor Issuing Lender, the date such Issuing Lender becomes an Issuing Lender, (i) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W¬8ECI or Form W-8BEN (with respect to a complete exemption from withholding under an income tax treaty) (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver forms described in clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a “Section 5.04(b)(ii) Certificate”) and (y) two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) in the case of the Administrative Agent and each such Lender, if a Lender or the Administrative Agent is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments) establishing a complete exemption from United States withholding tax with respect to payments made to the Administrative Agent or the applicable Lender, as the case may be, under this Agreement and under any Note. In addition, the Administrative Agent and each Lender to the U.S. Borrowers agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances or law renders the previous certification obsolete, invalid or inaccurate in any material respect, the Administrative Agent or such Lender will deliver to Aleris and the Administrative Agent two new accurate and complete original signed copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 5.04(b)(ii) Certificate, or Form W-8IMY (with respect to foreign intermediary or flow through entity), as the case may be, and such other forms and necessary attachments as may be required in order to confirm or establish the entitlement of such Person to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note, or the Administrative Agent and/or such Lender shall immediately notify Aleris and the Administrative Agent of its inability to deliver any such form or Section 5.04(b)(ii) Certificate, in which case the Administrative Agent and/or such Lender shall not be required to deliver any such new form or Section 5.04(b)(ii) Certificate pursuant to this Section 5.04(b). Notwithstanding the foregoing, with respect to payments made by any Credit Party under any Credit Document to or for the benefit of a Participant, such Participant shall be required to provide forms and/or certificates pursuant to the preceding sentences of this Section 5.04(b) only to the extent that such Participant is legally entitled to do so. The Administrative Agent and each Lender that is a Lender to the U.S. Borrowers and is a United States person (as such term is defined in Section

7701(a)(30) of the Code) for U.S. federal income tax purposes (other than an Administrative Agent or Lender that may be treated as an exempt recipient based on the indicators described in U.S. Treasury Regulation Section 1.6049-4(c)(1)(ii) except to the extent required by Treasury Regulation Section 1.1441-1(d)(4) (and any successor provision)) agrees to deliver (with respect to itself only) to Aleris and the Administrative Agent, on or prior to the Closing Date or, in the case of such an Administrative Agent appointed after the Closing Date pursuant to Section 12.09 or a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the respective Lender was already a Lender to the U.S. Borrowers hereunder immediately prior to such assignment or transfer and is in compliance with the provisions of this paragraph), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of U.S. Internal Revenue Service Form W-9 (or successor forms) certifying to such Person’s entitlement as of such date to a complete exemption from United States backup withholding tax with respect to payments to be made under this Agreement and under any other Credit Document. Notwithstanding anything to the contrary contained in Section 5.04(a), but subject to Section 13.04(b) and the second succeeding sentence, (x) the U.S. Borrowers shall be entitled, to the extent they are required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of the Administrative Agent and/or any Lender, as the case may be, to the extent that the Administrative Agent and/or such Lender, as the case may be, has not provided to such Borrower U.S. Internal Revenue Service Forms or documentation required pursuant to Section 5.04 that establish a complete exemption from deduction or withholding and (y) no Borrower shall be obligated pursuant to Section 5.04(a) to gross-up payments to be made to the Administrative Agent and/or a Lender (other than a Participant following the occurrence of a Conversion Event), as the case may be, in respect of withholdings, income or similar taxes imposed by the United States federal government if (I) the Administrative Agent and/or such Lender, as the case may be, has not provided to such Borrower the U.S. Internal Revenue Service Forms required to be provided to such Borrower pursuant to this Section 5.04(b) or documentation required pursuant to Section 5.04 or (II) in the case of a payment, other than interest, to the Administrative Agent and/or a Lender (other than a Participant following the occurrence of a Conversion Event), as the case may be, described in clause (ii) above, to the extent that such forms or documentation do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary in Section 5.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Canadian Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar Taxes imposed by Canada (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of the Administrative Agent, any Canadian Lender and/or any Issuing Lender in respect of a Letter of Credit issued in favor of the Canadian Borrower to the extent that the Administrative Agent and/or such Canadian Lender or Issuing Lender, as the case may be, is not a Canadian Resident or if the Administrative Agent or Canadian Lender or Issuing Lender (if not a Canadian Resident) has not provided forms required by Section 2.17(a) that establish a complete exemption from the withholding of such Taxes (or the withholding of such Taxes at a reduced rate) and (y) the Canadian Borrower shall not be obligated pursuant to Section 5.04(a) to gross-up payments to be made to the Administrative Agent and/or a Canadian Lender or Issuing Lender, as the case may be, in respect of withholdings, income or similar Taxes imposed by Canada (or any political subdivision or taxing authority thereof or therein) if (I) the Administrative Agent, such Canadian Lender and/or such Issuing Lender in respect of a letter of credit issued in favor of the Canadian Borrower is not a Canadian Resident or (II) the Administrative Agent or such Canadian Lender or such Issuing Lender (if not a Canadian Resident) has not provided forms required by Section 2.17(a) that establish a complete exemption from the withholding of such Taxes (or the withholding of such Taxes at a reduced rate). Notwithstanding anything to the contrary contained in the two preceding sentences or elsewhere in this Section 5.04 and except as set forth in Section 13.04(b), the respective U.S. Borrowers (jointly and severally), the Canadian Borrower and the European Borrower (and any Credit Party making the respective payment or which has guaranteed the obligations of the respective Borrower) agree to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 5.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the two immediately preceding sentences as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes; provided, however, that (x) this sentence shall not apply to the portion of such amounts required to be deducted or withheld by such Borrower or Borrowers to the extent such Borrower or Borrowers would have been required to pay additional amounts pursuant to Section 5.04(a) irrespective of such change in such applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, (y) this sentence shall not be read to permit the Administrative Agent and/or a Lender to a U.S. Borrower to refuse to deliver any Form W-8ECI, Form W-8BEN, Form W-8IMY, or Section 5.04(b)(ii) Certificate or documentation required pursuant to Section 5.04, as the case may be, except where, as a result of such change in law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar taxes, the Administrative Agent and/or such Lender is unable to deliver such form, documentation or certificate as described above, and (z) this sentence shall not apply to any withholding as a result of a failure to comply with FATCA.

(c) Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the relevant non-U.S. Borrower any information, in each case, as reasonably requested by such non-U.S. Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 5.04(c) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(d) If a payment made to the Administrative Agent or any Lender hereunder or under any other Credit Document would be subject to United States federal withholding tax imposed by FATCA if the Administrative Agent or such Lender, as applicable, fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by applicable law or as reasonably requested by such Borrower or the Administrative Agent, (A) two accurate, complete and signed certifications prescribed by applicable law and/or reasonably satisfactory to such Borrower and the Administrative Agent that establish that such payment is exempt from United States federal withholding tax imposed by FATCA and (B) any other documentation reasonably requested by such Borrower or the Administrative Agent sufficient for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that the Administrative Agent or such Lender, as applicable, has complied with such applicable reporting and other requirements of FATCA.

(e) If a Borrower pays any additional amount under this Section 5.04 to a Section 5.04 Indemnitee, and such Section 5.04 Indemnitee determines in its reasonable sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against (including, for the avoidance of doubt, any foreign tax credit), its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Section 5.04 Indemnitee shall pay to such Borrower an amount (not to exceed the additional amounts paid by such Borrower under this Section 5.04 with respect to Taxes giving rise to such Tax Benefit) that the Section 5.04 Indemnitee shall, in its reasonable sole discretion, determine is equal to the net benefit, after tax, which was obtained by such Section 5.04 Indemnitee in such year as a consequence of such Tax Benefit; provided, however, that (i) any Section 5.04 Indemnitee may determine, in its sole discretion consistent with the policies of such

Section 5.04 Indemnitee, whether to seek a Tax Benefit; (ii) any taxes that are imposed on a Section 5.04 Indemnitee as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Section 5.04 Indemnitee that otherwise would not have expired) of any Tax Benefit with respect to which such Section 5.04 Indemnitee has made a payment to such Borrower pursuant to this Section 5.04(e) shall be treated as a Tax for which such Borrower is obligated to indemnify such Section 5.04 Indemnitee pursuant to this Section 5.04 without any exclusions or defenses; (iii) nothing in this Section 5.04(e) shall require any Section 5.04 Indemnitee to disclose any confidential information to any Borrower (including, without limitation, its tax returns or its calculations); and (iv) no Section 5.04 Indemnitee shall be required to pay any amounts pursuant to this Section 5.04(e) at any time that a Default or an Event of Default exists.

(f) If a Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which additional amounts have been paid under this Section 5.04 to a Section 5.04 Indemnitee, such Section 5.04 Indemnitee shall cooperate with the Borrower in challenging such Taxes, at the Borrower’s expense, if so requested by the Borrower in writing.

5.05 Minimum Interest Rates and Payments.

(a) The various rates of interests provided for in this Agreement (including, without limitation, under Section 2.08) are minimum interest rates.

(b) When entering into this Agreement, each party hereto has assumed that the payments required under this Agreement are not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties hereto do not anticipate that any payment will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest or other payments (the “Relevant Amount”) by a Swiss Obligor, any payment of interest due by such Swiss Obligor shall, subject to the provisions of this Agreement, be increased to an amount which (after making any deduction of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up amount.

(c) The European Borrower shall not be required to make an increased payment to any specific Lender (but without prejudice to the rights of all other Lenders hereunder) under paragraph (b) above or under Section 5.04 in connection with a Swiss Withholding Tax if the European Borrower has breached the Ten Non-Bank Regulations and/or Twenty Non-Bank Regulations as a direct result of (i) the incorrectness of the representation made by such Lender on the Closing Date pursuant to the first sentence of Section 2.18 (if Schedule I-B specified that such Lender was a Swiss Qualifying Lender) or (ii) such Lender, as assignee or participant, breaches the requirements and limitations for transfers, assignments or sub-participations (including Restricted Sub-Participations) pursuant to Section 13.04.

(d) For the avoidance of doubt, the European Borrower shall be required to make an increased payment to a specific Lender under paragraph (b) above in connection with the imposition of a Swiss Withholding Tax if the European Borrower has breached the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of its failure to comply with the provisions of Section 10.10 or, if after a Significant Event of Default or Conversion Event, lack of compliance with the Ten Non-Bank Regulations and/or the Twenty Non-Bank Regulations as a result of assignments or participation effected in accordance herewith.

(e) If requested by the Administrative Agent, a Swiss Obligor shall provide to the Administrative Agent those documents which are required by law and applicable double taxation treaties to be provided by the payer of such tax for each relevant Lender to prepare a claim for refund of Swiss Withholding Tax. In the event Swiss Withholding Tax is refunded to the Lender by the Swiss Federal Tax Administration, the relevant Lender shall forward, after deduction of costs, such amount to the Swiss Obligor; provided, however, that (i) the relevant Swiss Obligor has fully complied with its obligations under this Section 5.05; (ii) the relevant Lender may determine, in its sole discretion, consistent with the policies of such Lender, the amount of the refund attributable to Swiss Withholding Tax paid by the relevant Swiss Obligor; (iii) nothing in Section 5.05 shall require the Lender to disclose any confidential information to the Swiss Obligor (including, without limitation, its tax returns); and (iv) no Lender shall be required to pay any amounts pursuant to this Section 5.05(e) at any time during which a Default or Event of Default exists.

SECTION 6. Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, in each case on the Closing Date, are subject at the time of the making or converting of such Loans or the issuance or deemed issuance of such Letters of Credit to the satisfaction of the following conditions (unless waived in accordance with Section 13.12):

6.01 Credit Documents. Each of the Credit Documents shall have been executed and delivered by the Borrowers and the Guarantors.

6.02 Payment of Costs and Expenses. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable, on or prior to the Closing Date, to the Administrative Agent and the Lenders shall have been paid to the extent due and invoiced at least two (2) Business Days prior to the Closing Date.

6.03 Reserved.

6.04 Confirmation of Perfected Security Interest. The Guaranties and Security Agreements required hereunder shall have been executed and delivered in form, scope and substance customary for financings of this type and the Lenders shall have a First Priority perfected security interest in the assets of the Borrowers and the Guarantors as and to the extent required by this Agreement and the Security Documents.

6.05 Legal Opinions; Solvency Certificate and Other Certificates. The Administrative Agent and the Lenders shall have received (x) customary legal opinions reasonably acceptable to Administrative Agent and Joint Lead Arrangers of lead counsel to Borrowers and Guarantors and local counsel to Borrowers and Guarantors in their jurisdictions of organization and in jurisdictions under which Receivables Purchase Agreements and foreign guaranty or security documents are governed and, in the case of Canadian Credit Parties, where Collateral is located, (y) a customary consolidated solvency certificate from the chief financial officer of Aleris, in form and substance reasonably satisfactory to the Administrative Agent, and (z) customary certificates, resolutions and other customary closing documentation.

6.06 Appraisal and Collateral Examination. The Lenders shall have received (x) an appraisal of the inventory of Aleris and its Subsidiaries prepared by Sector3 Appraisals as of December 31, 2010 and (y) a collateral examination of the Accounts and Inventory and related assets and liabilities of Aleris and its Subsidiaries prepared by FTI Consultants as of September 30, 2010, in each case reasonably acceptable to the Agents.

6.07 Financial Statements; Projections. The Lenders shall have received (i) monthly financial statements for Aleris and its consolidated Subsidiaries for the month most recently ended in the thirty (30) days prior to the Closing Date, and (ii) the Projections.

6.08 No Material Adverse Effect . No change, effect, event, occurrence, state of facts or development shall have occurred or exist since December 31, 2010 that, individually or together with any one or more changes, effects, events, occurrences, or states of facts or developments, has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Aleris and its consolidated Subsidiaries taken as a whole or on the ability of Aleris or a Subsidiary, as the case may be, to consummate the transactions contemplated by this Agreement, the other Credit Documents, or any other documents contemplated hereby or thereby, other than an effect resulting from any act or omission of the Borrowers, taken with the prior written consent of the Agents.

6.09 Accuracy of Representations and Warranties. The representations and warranties set forth herein shall be true and correct in all material respects (where not already qualified by materiality, otherwise in all respects) on and as of the Closing Date.

6.10 Pro Forma Excess Availability. Excess Availability hereunder shall be no less than $200,000,000, after giving effect to the transactions contemplated by the Credit Documents on the Closing Date (including, without limitation, the payment of all transaction costs and expenses in connection with the credit facility provided for in this Agreement).

SECTION 7. Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit deemed issued on the Closing Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions (or the waiver thereof in accordance with Section 13.12):

7.01 No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default (including any Default or Event of Default on the Closing Date under (and as defined in) the Existing Credit Agreement), (ii) there shall exist no Cure Period, and (iii) all representations and warranties contained herein (including, without limitation, the certifications set forth in Section 18) and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

7.02 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Loan (excluding Swingline Loans and Mandatory Borrowings), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of any Swingline Loan, the respective Swingline Lender shall have received the notice required by Section 2.03(b)(i) or (ii), as applicable.

(b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).

7.03 Borrowing Base Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof) that:

(i) the Aggregate U.S. Borrower Exposure would not exceed the U.S. Borrowing Base at such time;

(ii) the Aggregate European Borrower Exposure would not exceed the European Borrowing Base at such time;

(iii) the Aggregate Canadian Exposure would not exceed the Canadian Borrowing Base at such time; and

(iv) the Aggregate Exposure at such time would not exceed the Total Borrowing Base at such time.

For purposes of this Section 7.03, the relevant Borrowing Bases will be determined based upon the most recent Borrowing Base Certificate delivered by Aleris, subject to adjustment by the Co-Collateral Agents in their Permitted Discretion in accordance with the terms of this Agreement, less the Aggregate Exposure as determined by the Administrative Agent on the applicable date of determination.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by Aleris and each of the Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to Credit Events on the Closing Date) and in this Section 7 and applicable to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8. Representations and Warranties. In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, in each case as provided herein, each Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Closing Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Closing Date and on the date of each such other Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

8.01 Organizational Status. Each of Aleris and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited or unlimited liability company, as the case may be, in good standing (if applicable) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited or unlimited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority. Each Credit Party has the corporate, partnership or limited or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any material applicable law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) will conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited or unlimited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of its Subsidiaries except, in each case other than with respect to the creation of Liens, referred to in clause (ii) above), to the extent that any such contravention, conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

8.04 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (w) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, (x) filings which are necessary to perfect the security interests created under the Security Documents, which filings will be made on or before the Closing Date, (y) filings in connection with consummating the Transactions and (z) other than with respect to the Credit Documents, those the failure to obtain which would not reasonably be expected to have a Material Adverse Effect) or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any Document.

8.05 Financial Statements; Financial Condition; Undisclosed Liabilities; Projections; No Material Adverse Effect. (a) (I) The audited consolidated balance sheets of Aleris for its fiscal year ended December 31, 2010 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Aleris for such periods furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of Aleris at the date of said financial statements and the consolidated results for the respective periods covered thereby, and (II) the unaudited consolidated balance sheet of Aleris for its fiscal quarter ended March 31, 2011 and the related consolidated statements of income and cash flows and of Aleris for the three-month period ended on such date, furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial condition of Aleris and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes. All such financial statements have been prepared in accordance with IFRS or GAAP, as applicable, consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which, when taken as a whole, would not be materially adverse) and the absence of footnotes.

(b) Aleris has heretofore furnished to the Joint Lead Arrangers and to the Lenders its pro forma consolidated balance sheet as of April 30, 2011 prepared giving effect to the Transactions as if the same had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions believed by Aleris to be reasonable as of the Closing Date), (ii) accurately reflects all adjustments necessary to give effect to the Transactions, and (iii) presents fairly, in all material respects, the pro forma financial position of the Aleris and the Subsidiaries as of April 30, 2011 as if the Transactions had occurred on such date.

(c) On and as of the Closing Date and after giving effect to the Transactions and to all Indebtedness (including, without limitation, the Loans) being issued, incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of each of Aleris and its Subsidiaries taken as a whole, the U.S. Borrowers taken together as a whole, the U.S. Borrowers and their Subsidiaries taken as a whole, the Canadian Borrower individually, the Canadian Borrower and its Subsidiaries taken as a whole, the European Borrower individually and the European Borrower and its Subsidiaries taken as a whole, as the case may be, will exceed its or their respective debts, (ii) Aleris and its Subsidiaries taken as a whole, the U.S. Borrowers taken together as a whole, the U.S. Borrowers and their Subsidiaries taken as a whole, the Canadian Borrower, the Canadian Borrower and its Subsidiaries taken as a whole, the European Borrower individually, and the European Borrower and its Subsidiaries taken as a whole, as the case may be, has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iii) Aleris and its Subsidiaries taken as a whole, the U.S. Borrowers taken together as a whole, the U.S. Borrowers and their Subsidiaries taken as a whole, the Canadian Borrower individually, the Canadian Borrower and its Subsidiaries taken as a whole, the European Borrower individually, and the European Borrower and its Subsidiaries taken as a whole, as the case may be, will have sufficient capital with which to conduct its or their respective businesses. For purposes of this Section 8.05(c), “debt” shall mean any liability on a claim, and “claim” shall mean (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(d) Except for the Existing Letters of Credit outstanding on the Closing Date or as disclosed in the financial statements delivered pursuant to Section 8.05(a), there were as of the Closing Date no liabilities or obligations with respect to Aleris or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due, but not including accounts payable, accrued liabilities incurred in the ordinary course of business and contractual obligations of a type not required to be disclosed in financial statements or footnotes thereto) which, either individually or in the aggregate, would reasonably be expected to be material to Aleris and its Subsidiaries taken as a whole.

(e) The Projections most recently delivered to the Administrative Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on assumptions which were believed by management of Aleris to be reasonable when made (it being understood that actual results may vary materially from the Projections).

(f) Since the Original Closing Date, there has been no change in the financial condition, results of operations or business of Aleris and its Subsidiaries, which individually or in the aggregate has had, or reasonably would be expected to have, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to- the knowledge of Aleris or any Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.07 True and Complete Disclosure. All written information (taken as a whole), other than the Projections, the pro forma financial statements and estimates and information of a general economic nature, furnished by or on behalf of Aleris or the Borrowers in writing to the Administrative Agent or any Lender (including, without limitation, all factual information furnished by or on behalf of Aleris and its Subsidiaries contained in the Confidential Information Memorandum distributed to the Lenders prior to the Closing Date) for purposes of or in connection with the Transaction, this Agreement and the other Credit Documents is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Aleris or the Borrowers in writing to the Administrative Agent or any Lender will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

8.08 Use of Proceeds; Margin Regulations. (a) All proceeds of the Revolving Loans incurred on the Closing Date will be used by the Borrowers to pay the fees and expenses incurred in connection with the Transaction and for working capital and general corporate purposes of Aleris and its Subsidiaries.

(b) All proceeds of the Revolving Loans and Swingline Loans incurred after the Closing Date will be used for the working capital, capital expenditures and general corporate purposes of Aleris and its Subsidiaries; provided that the proceeds of any U.S. Revolving Loan may only be loaned to a Canadian Subsidiary or a European Subsidiary to the extent the Onlending Conditions are satisfied at such time; provided further that no proceeds of the Loans shall be used to consummate an acquisition which is not supported by the board of directors of the target.

(c) All Letters of Credit will be used for the purposes described in Section 3.01(a).

(d) At the time of each Credit Event occurring on or after the Original Closing Date, not more than 25% of the value of the assets of Aleris and its Subsidiaries taken as a whole will constitute Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

8.09 Tax Returns and Payments. Except as set forth in Schedule VII, each of the Borrowers and each of their Subsidiaries has (i) timely filed or caused to be timely filed with the appropriate taxing authority all returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrowers and/or any of their Subsidiaries and (ii) has paid, or has caused to be paid, all taxes and assessments payable by them, except for (a) taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and (b) to the extent the failure to have complied with either of clause (i) or (ii) above, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

8.10 Compliance with ERISA. (a) No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability has occurred and is continuing, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule XXII, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

(b)(i) Each Foreign Plan has been established, registered, qualified, invested and administered in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Plan have been made in accordance with applicable laws and the terms of such plan; (iii) neither Aleris nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Plan; (iv) all Foreign Plans which are funded or insured plans are funded or insured at least to the extent required by any applicable laws; (v) as of the Closing Date, no Foreign Pension Plan maintained by a Canadian Credit Party is a defined benefit pension plan; and (vi) there are no outstanding disputes pending or, to the best knowledge of Borrowers, threatened, concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits), and no facts exist which would reasonably be expected to give rise to such a dispute, except (with respect to any matter specified in clauses (b)(i) through (v) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.11 The Security Documents.

(a) The provisions of each U.S. Security Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and, upon the proper filing of UCC financing statements, registrations, recordings and other actions required by the U.S. Security Documents, necessary or appropriate to create, preserve and perfect the security interest granted to the extent contemplated by the U.S. Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Administrative Agent, for the benefit of the Secured Parties, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, to the extent that such Security Agreement Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the Closing Date in the State of New York), by filing a financing statement under the UCC as enacted in any relevant jurisdiction, subject to the exceptions contained in the relevant U.S. Security Document, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Permitted Liens.

(b) The provisions of each Canadian Security Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in (or, in the province of Quebec, a valid and enforceable hypothec on) all right, title and interest of the Credit Parties in and on the Security Agreement Collateral described therein, and, upon the proper filing of PPSA financing statements, registrations, recordings and other actions required by the Canadian Security Documents, necessary or appropriate to create, preserve and perfect the Lien granted to the extent contemplated by the Canadian Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Administrative Agent, for the benefit of the Secured Parties, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, to the extent that such Security Agreement Collateral consists of the type of property in which a security interest may be perfected by filing a PPSA financing statement, subject to the exceptions contained in the relevant Canadian Security Documents, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Permitted Liens.

(c) The provisions of each European Security Agreement are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and, upon the registrations, recordings and other actions required by the European Security Documents necessary or appropriate to create, preserve and perfect the security interest granted to the extent contemplated by the European Security Documents (which filings, registrations, recordings and other actions have been accomplished), the Administrative Agent, for the benefit of the Secured Parties, will have a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein, in each case, subject to the exceptions contained in the relevant European Security Document, superior to and prior to the rights of all third Persons, and subject to no other Liens other than Permitted Liens.

(d) On the Closing Date, each Receivables Purchase Agreement is in full force and in effect.

8.12 Properties. All Real Property owned or leased by Aleris or any of its Subsidiaries as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule V. Each of Aleris and each of its Subsidiaries has good and indefeasible title to all Material Real Properties (and to all buildings, fixtures and improvements located thereon) owned by it, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such Material Real Property for its intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Material Real Properties are owned by Aleris and its Subsidiaries free and clear of all Liens, other than Permitted Liens.

8.13 Subsidiaries; etc. (a) Aleris has no Subsidiaries other than (i) those Subsidiaries listed on Schedule VIII-A (which Schedule identifies the direct owners of each such Subsidiary on the Closing Date and their percentage ownership therein) and (ii) new Subsidiaries created or acquired after the Closing Date in accordance with the terms of this Agreement.

(b) The European Borrower has no Subsidiaries other than Wholly-Owned Subsidiaries that constitute Distribution Subsidiaries.

(c) Schedule VIII-A also sets forth, as of the Closing Date, (A) the exact legal name of each Credit Party and the type of organization of such Credit Party and (B) whether or not such Credit Party is a registered organization in the case of U.S. Credit Parties (within the meaning of the UCC), the jurisdiction of organization of such Credit Party, the location (within the meaning of the UCC) of such Credit Party or the location of its chief executive office (within the meaning of the PPSA), and the organizational identification number (if any) of such Credit Party.

8.14 Compliance with Statutes, etc. Each of Aleris and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.15 Investment Company Act. Neither Aleris nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

8.16 Environmental Matters. (a) Subject to subclause (b) hereof, (i) each of Aleris and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; (ii) there are no pending or, to the knowledge of Aleris or any of the Borrowers, threatened (in writing) Environmental Claims against Aleris or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by Aleris or any of its Subsidiaries of any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries); and (iii) there are no facts, circumstances, conditions or occurrences (“Conditions”) with respect to the business or operations of Aleris or any of its Subsidiaries, or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by Aleris or any of its Subsidiaries) that would be reasonably expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or transferability of any Real Property owned, leased or operated by Aleris or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary in this Section 8.16, the representations and warranties made in this Section 8.16 shall be untrue only if the effect of any or all Conditions, Environmental Claims, and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.17 Employment and Labor Relations. Neither Aleris nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or any of the Borrowers, threatened in writing against any of them, before the National Labor Relations Board or other applicable Governmental Authority, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or any of the Borrowers, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Aleris or any of its Subsidiaries or, to the knowledge of Aleris or any of the Borrowers, threatened against Aleris or any of its Subsidiaries, (iii) no equal employment opportunity charges or other claims of employment discrimination are pending or, to Aleris’ knowledge, threatened in writing against Aleris or any of its Subsidiaries and (iv) no wage and hour department or similar investigation has been made of Aleris or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) through (iv) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

8.18 Intellectual Property, etc. Each of Aleris and each of its Subsidiaries owns or has the right to use all the patents; trademarks, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19 Indebtedness. Schedule IX sets forth a true and complete list of all Indebtedness (including Contingent Obligations) of Aleris and its Subsidiaries as of the Closing Date greater than $500,000 (but excluding the Obligations, the “Existing Indebtedness”) and which is to remain outstanding after giving effect to the Transaction, in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such Indebtedness.

8.20 Insurance. Schedule X sets forth a true and complete listing of all insurance maintained by Aleris and its Subsidiaries as of the Closing Date, with the amounts insured (and any deductibles) set forth therein.

8.21 Ten Non-Bank Regulations and Twenty Non-Bank Regulations. The aggregate number of Persons which are not Swiss Qualifying Banks to which the European Borrower directly or indirectly (whether through a Restricted Sub-Participation or other sub-participations under any other agreement) owes interest-bearing borrowed money under all interest-bearing instruments taken together (other than bond issues which are subject to Swiss Withholding Tax), except for any Swiss Qualifying Banks or holders of any Restricted Sub-Participation under this Agreement, does not, and will not, exceed ten (10) at any time and the European Borrower is in compliance with the Twenty Non-Bank Regulations (other than, in each case, any failure to comply arising from assignments and participations of the Obligations following the occurrence of a Significant Event of Default or Conversion Event). For such purpose, the European Borrower and Aleris may assume that the number of Lenders to the European Borrower and holders of a Restricted Sub-Participations in respect of extensions of credit to the European Borrower under this Credit Agreement which are Swiss Non-Qualifying Banks from time to time equals ten (10), but does not exceed ten.

SECTION 9. Affirmative Covenants. Each Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment and all Letters of Credit have terminated (or, in the case of Letters of Credit only, are supported by backstop letters of credit or cash collateral, in either case in amounts and on terms reasonably acceptable to the Administrative Agent and the respective Issuing Lenders) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 13.13 (and similar indemnities described in the other Credit Documents, in each case) which are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. Aleris will furnish to the Administrative Agent (which will promptly furnish to each Lender):

(a) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year, the audited consolidated balance sheet of Holdings and its Subsidiaries or, at Borrowers’

option, Aleris and its Subsidiaries, in each case, and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year (together with unaudited consolidating financial information with respect to Aleris and its Subsidiaries in such detail as reasonably deemed necessary by the Administrative Agent in its discretion and including a reconciliation to identify financial information specific to Credit Parties), setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing and reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of Holdings and its consolidated Subsidiaries or, at Borrowers’ option, Aleris and its Subsidiaries, in each case, on a consolidated basis in accordance with GAAP.

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries or, at Borrowers’ option, Aleris and its Subsidiaries, in each case, and related statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year (together with consolidating financial information with respect to Aleris and its Subsidiaries in such detail as reasonably deemed necessary by the Administrative Agent in its discretion and including a reconciliation to identify financial information specific to Credit Parties), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Holdings as presenting fairly, in all material respects, the financial condition and results of operations of Holdings and its consolidated Subsidiaries or, at Borrowers’ option, Aleris and its Subsidiaries, in each case, on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Monthly Financial Statements. Within forty-five (45) days after the end of each month which is not the last month of any Fiscal Quarter, the consolidated balance sheet of Holdings and its Subsidiaries and related statements of income and cash flows as of the end of and for such month and the then elapsed portion of the Fiscal Year (together with, if the assets of Holdings not consisting of the Equity Interests of Aleris and its Subsidiaries constitute more than 2.5% of the Total Assets of Holdings, consolidating financial information with respect to Aleris and its Subsidiaries in such detail as reasonably deemed necessary by the Administrative Agent in its discretion), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer of Holdings as presenting fairly, in all material respects, the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.

(d) Officer’s Certificates. Concurrently with any delivery of financial statements under Sections 9.01(a), (b) and (c) (or, if earlier, the filing of the 10-Q Report or the 10-K Report or similar report or filing), a certificate of a Financial Officer of Aleris in substantially the form of Exhibit G (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in the case of the financial statements delivered under Section 9.01(a) or (b), reasonably detailed calculations of Aleris’s Fixed Charge Coverage Ratio (whether or not a Compliance Period then exists) as of the end of the period to which such financial statements relate and (iii) certifying, the case of the financial statements delivered under clause (a), a list of names of all Immaterial Subsidiaries (if any) and including a certification that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 10% of Total Assets of Aleris and its Subsidiaries at the end of the period to which such financial statements relate.

(e) Accountants’ Certificate. Concurrently with any delivery of financial statements under Section 9.01(a), a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default or Event of Default (which certificate may be limited to the extent required by accounting rules or guidelines and may be subject to such conditions and qualifications as are customary).

(f) Consolidating Statements. Concurrently with any delivery of consolidated financial statements under Sections 9.01(a) or (b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(g) Budgets. Within ninety (90) days after the beginning of each Fiscal Year, a consolidated budget of Aleris and its Subsidiaries by month in reasonable detail for such Fiscal Year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income by month), including in each case a summary of the underlying material assumptions with respect thereto (collectively, the “Budget”), which Budget shall be accompanied by the statement of a Financial Officer of Aleris to the effect that, to the best of his knowledge, the Budget is a reasonable estimate for the period covered thereby.

(h) Environmental Matters. Promptly after any senior officer (including any Financial Officer) of Aleris obtains knowledge thereof, notice of one or more of the following environmental matters listed in (i), (ii) or (iii) below (“Environmental Matters”) to the extent that such Environmental Matters, either individually or when aggregated with all other such Environmental Matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Aleris or any of its Subsidiaries or any Real Property owned, leased or operated by Aleris or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Aleris or any of its Subsidiaries that (a) results in noncompliance by Aleris or any of its Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Aleris or any of its Subsidiaries or any restriction on the use or transferability of any such Real Property; and

(iii) the taking of any Remedial Action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Aleris or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority.

(i) Borrowing Base Certificate. (x) On the Closing Date, and (y) thereafter, on or before the 15th day of each month (or if being reported weekly at Administrative Agent’s request during an Enhanced Disclosure Period, on or before, the 7th day following the preceding Friday)

(or, in the case of clause (y), more frequently as Aleris may elect, so long as the same frequency of delivery is maintained by Borrowers for the immediately following 90 day period), a borrowing base certificate setting forth the U.S. Borrowing Base, the Canadian Borrowing Base and the European Borrowing Base (in each case with supporting calculations) substantially in the form of Exhibit H (each, a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding fiscal month (or week) of Aleris (or, in the case of any voluntary delivery of a Borrowing Base Certificate at the election of Aleris, a subsequent date), in the case of each subsequent Borrowing Base Certificate; provided that during any Enhanced Disclosure Period, then at the request of the Co-Collateral Agents, a Borrowing Base Certificate shall be required to be delivered by Aleris to the Administrative Agent and the Co-Collateral Agents on a more frequent basis (not to exceed weekly) during each such Enhanced Disclosure Period; provided, further, that, if the Total Commitments at any time exceed $750,000,000 (or such other amount as shall be specified in Section 1011(b)(1)(i) of the Senior Notes Indenture from time to time), Borrowers shall include such additional financial calculations reasonably requested by Administrative Agent in order to confirm compliance with Section 1011(b)(1) of the Senior Notes Indenture. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Co-Collateral Agents.

(j) Collateral. As soon as practicable upon the reasonable request of the Administrative Agent, certify that there have been no changes to Annexes of the U.S. Security Agreement, the Canadian Security Agreement and the corresponding Annexes and Schedules to the European Security Documents, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(i), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this Section 9.01(i), only to the extent that such changes are required to be reported to the Administrative Agent pursuant to the terms of such Security Documents) and whether Aleris and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.

(k) Other Reports and Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Aleris or any Subsidiary with the Securities and Exchange Commission, or with any national securities exchange, or, after an initial public offering of shares of Equity Interests of Aleris, distributed by Aleris to its shareholders generally, as the case may be.

(l) Management Letters. Promptly, a copy of any final “management letter” received from Aleris’ independent public accountants to the extent such independent public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of Aleris.

(m) PATRIOT Act Information. Promptly following the Administrative Agent’s request therefor, all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(n) Other Information. As promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Aleris or any of its Subsidiaries, or compliance with the terms of any Credit Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 9.01 may be satisfied with respect to financial information of Aleris and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) Aleris’ or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10Q, as applicable, filed with the Securities and Exchange Commission; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to Aleris and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 9.01, such, materials are accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Documents required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Aleris posts such documents, or provides a link thereto on Aleris’ website on the Internet; or (ii) on which such documents are posted on Aleris’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, Aleris shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Aleris shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Aleris shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 9.01, to the Administrative Agent.

9.02 Notice of Material Events. Aleris will furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Aleris obtains knowledge thereof:

(i) the occurrence of any Event of Default or Default;

(ii) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Aleris or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(iii) any loss, damage, or destruction to the Collateral, in the amount of $20,000,000, or more, whether or not covered by insurance, or any Asset Sale or Recovery Event with respect to the Collateral, and in each case, together with an updated Borrowing Base Certificate reflecting the occurrence of such loss damage, destruction, or Asset Sale or Recovery Event with respect to the Collateral;

(iv) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located;

(v) the occurrence of any ERISA Event or similar event in respect of a Foreign Plan that, together with all other ERISA Events or similar events in respect of a Foreign Plan that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect; and

(vi) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 9.02 shall be accompanied by a statement of a Responsible Officer of Aleris setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

9.03 Existence; Franchises. Aleris will, and will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority, to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to a Credit Party’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 10.02.

9.04 Payment of Taxes. Aleris will, and will cause each of its Subsidiaries to, pay or discharge all material tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

9.05 Maintenance of Properties. Aleris will, and will cause each of its Subsidiaries to (i) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (ii) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.06 Books and Records; Inspection Rights; Appraisals; Field Examinations.

(a) Aleris will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

(b) (i) Up to once per year, and twice per year during any Enhanced Exam Period, and at such other times as the Co-Collateral Agents may reasonably request when any Event of Default exists, an appraisal of the Inventory of the U.S. Credit Parties, the Canadian Credit Parties and the U.K. Guarantor, and (ii) up to once per year, and twice per year during any Enhanced Exam Period, and at such other times as the Co-Collateral Agents may reasonably request when any Event of Default exists, a collateral examination of the Credit Parties, in each case, in scope, and prepared by Administrative Agent’s personnel or a third-party appraiser or a third-party consultant, as applicable, engaged by and reasonably satisfactory to the Administrative Agent, and completed at the cost and expense of Aleris; provided that if, after giving effect to the consummation of any Permitted Acquisition, the Total Borrowing Base would increase in an amount equal to or greater $10,000,000 as a result of such Permitted Acquisition during an Enhanced Exam Period, and otherwise $30,000,000, as a result of the inclusion of any Accounts and/or Inventory of the respective Acquired Business or Entity, the Co-Collateral Agents may request, (x) an appraisal of such Inventory, if the Inventory is not substantially similar to the Inventory used in the calculation of the latest Net Liquidation Percentage, as determined by the Co-Collateral Agents, and (y) a collateral examination of such Accounts and Inventory, in each case, in scope, and from a third-party appraiser and a third-party consultant, respectively, engaged by and reasonably satisfactory to the Co-Collateral Agents and completed at the cost and expense of Aleris. Each collateral examination shall be subject to a 10-Business Day review period by Aleris before delivery is required to the Administrative Agent.

(ii) Upon the request of the Administrative Agent during each Fiscal Year, Aleris will hold a meeting or a teleconference with all of the Lenders at which meeting will be reviewed the financial results of Aleris and its Subsidiaries for the previous Fiscal Year and the budgets presented for the current Fiscal Year.

9.07 Compliance with Laws. Aleris will, and will cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

9.08 Use of Proceeds. The Borrowers will use the proceeds of the Loans and the Letters of Credit only as provided in Section 8.08.

9.09 Insurance. (a) Aleris will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies). Aleris will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained.

(b) Aleris will, and will cause each of the other Credit Parties to, at all times keep its property which constitutes Collateral insured in favor of the Administrative Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed to the Administrative Agent’s reasonable satisfaction for the benefit of the Administrative Agent (including, without limitation, by naming the Administrative Agent as loss payee and/or additional insured) and (ii) shall state that such insurance policies shall not be canceled without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Administrative Agent (or at least ten (10) days’ prior written notice in the case of non-payment of premium).

(c) If Aleris or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.09, or if Aleris or any of its Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right, upon ten (10) days’ prior notice to Aleris (but shall be under no obligation), to procure such insurance and Aleris agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring and maintaining such insurance.

(d) Section 9.09(b) and (c) shall only apply to insurance in respect of assets included in the Collateral; provided, however, that Section 9.09(b) and (c) shall not apply to credit insurance.

9.10 Compliance with Environmental Laws. Aleris will (i) comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of its Real Property now or hereafter owned, leased or operated by Aleris or any of its Subsidiaries, (ii) will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and (iii) will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws, in each case, except, in the case of clauses (i), (ii) and (iii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.11 New Subsidiaries; Additional Security; Further Assurances; etc. (a) Subject to applicable law and the provisions of this Section 9.11, Aleris shall, and shall cause each of the Credit Parties to, cause (i) each of its Wholly-Owned Subsidiaries (other than (1) any Immaterial Subsidiary (except as otherwise provided in paragraph (d) of this Section 9.11), (2) any Unrestricted Subsidiary, and (3) German Sub Holdco and any Subsidiary of German Sub Holdco) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any such Subsidiary that was an Immaterial Subsidiary but, as of the end of the most recently ended Fiscal Quarter has ceased to qualify as an Immaterial Subsidiary, to become a Credit Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit J hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each party to a Joinder Agreement (i) shall automatically become a Guarantor (or, to the extent requested by the Administrative Agent or Aleris, a Borrower) hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Credit Documents; provided, however, that (A) only entities which are organized under the laws of the United States or any state or territory thereof or the laws of Canada or any province or territory thereof shall be permitted to become a Borrower hereunder and (B) Lenders shall be given at least three (3) Business Days prior notice (or, in the case of a Subsidiary becoming a Canadian Borrower, five (5) Business Days prior notice) before such Subsidiary may become a Borrower hereunder, and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and each other Secured Party at such time party to or benefiting from the Security Documents, on any property of such Credit Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Security Documents and in such priority as may be required pursuant to the terms of this Agreement, in each case to the extent required by the terms of this Section 9.11 and subject to any limitations set forth in the Security Documents.

(b) Without limiting the foregoing, Aleris will, and will cause each of the Credit Parties to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 6, including opinions of counsel, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Credit Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Credit Parties; provided that, in no event will Aleris or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.11(b).

(c) Subject to the limitations set forth or referred to in this Section 9.11, if any material assets of the type constituting Collateral are acquired by Aleris or any Credit Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), Aleris will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, Aleris will cause such assets to be subjected to a Lien securing the Obligations of such Credit Party and will take, and cause the Credit Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section 9.11, all at the expense of the Credit Parties.

(d) If, at any time and from time to time after the Closing Date, Subsidiaries that are not Credit Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 10% of Total Assets as of the end of the most recently ended Fiscal Quarter, then Aleris shall, not later than forty-five (45) days after the date by which financial statements for such Fiscal Quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Credit Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true; provided, however, that notwithstanding the foregoing, unless otherwise designated as such by Aleris, no Subsidiary of Aleris organized under the laws of the People’s Republic of China shall be required to become a Credit Party.

(e) Notwithstanding anything to the contrary contained herein, neither Aleris nor any Subsidiary of Aleris shall be required to:

(i) execute and deliver any Joinder Agreement, Guaranty or any other document or grant a Lien in any Equity Interests or other property held by it if such action (w) is restricted or prohibited by general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “thin capitalization” rules or similar principles, (x) would result in adverse tax consequences, (y) is not within the legal capacity of Aleris or such Subsidiary or would conflict with the fiduciary duties of its directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or (z) for reasons of cost, legal limitations or other matters is unreasonably burdensome in relation to the benefits to the Secured Parties of Aleris’ or such Subsidiary’s guaranty or security; or

(ii) pledge as Collateral any assets excluded therefrom pursuant to the relevant Security Documents (including, for the avoidance of doubt, more than 65% of the total combined voting power of all classes of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary directly owned by Aleris or any of the Credit Parties which is a Domestic Subsidiary).

9.12 Ownership of Subsidiaries; etc. Except as otherwise contemplated by Sections 10.02, 10.05 and 10.11, Aleris will cause each of its Subsidiaries to be a Wholly-Owned Subsidiary. The sale or issuance of the Equity Interests of a Subsidiary of Aleris to a Person other than Aleris or a Subsidiary of Aleris shall constitute an Investment by Aleris therein at the date of designation in an amount equal to the product of (x) percentage of Aleris’s Investment in such Subsidiary (after giving effect to such sales or issuance) and (y) the fair market value of the net assets of the respective Subsidiary at the time that the Equity Interests in such Subsidiary as sold at issue.

9.13 Permitted Acquisitions. (a) Subject to the provisions of Section 8.08(b) and this Section 9.13 and the requirements contained in the definition of Permitted Acquisition, Aleris and each of its Subsidiaries may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): either (i) the consideration for the respective Permitted Acquisition shall consist solely of Qualified Equity Interests of Aleris and no Default or Event of Default shall have occurred and be continuing at the time of the proposed Permitted Acquisition and immediately after giving effect thereto, (ii) the Acquisition Liquidity Conditions are satisfied (both before and after giving effect to the respective Permitted Acquisition) at such time or (iii) subject to the last sentence of this Section 9.13(a), the aggregate consideration (excluding consideration in form of Qualified Equity Interests, and treating any such consideration as if not paid under this clause (iii) for purposes of determinations pursuant to Sections 10.05(xvi) and 10.08(i)(y)) for all Permitted Acquisitions made at any time when the Acquisition Liquidity Conditions are not satisfied pursuant to this Section 9.13(a)(iii) would not exceed $40,000,000 in the aggregate since the Closing Date, less the sum of (1) the aggregate amount of Investments previously made by Aleris or any of its Subsidiaries pursuant to Section 10.05(xvi) since the Original Closing Date (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested), and (2) the aggregate amount of payments, prepayments and redemptions of Indebtedness previously made by Aleris or any of its Subsidiaries pursuant to Section 10.08(i)(y) since the Original Closing Date. If the aggregate consideration for such Permitted Acquisition (determined in accordance with preceding clause (iii)) equals or exceeds $10,000,000 Aleris shall have delivered to the Administrative Agent a certificate executed by one of its Financial Officers certifying compliance with the requirements of preceding clauses (i) through (iii) (to the extent applicable). In the event that Aleris or a Subsidiary consummates an acquisition, makes an Investment, pays a Dividend or pays, prepays or redeems Indebtedness (each an “Action”) in reliance on the basket provided under Section 9.13(a)(iii), Section 10.05(xvi), Section 10.04(xii), or Section 10.08(i)(y), as the case may be, and the Acquisition Liquidity Conditions are thereafter satisfied, such Action shall be deemed to have been made at a time when the Acquisition Liquidity Conditions are satisfied and shall not be deemed to be a utilization of such basket.

(b) Aleris will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Section 9.11, to the reasonable satisfaction of the Administrative Agent.

9.14 Cash Management Control Agreements. (i) Aleris, its Subsidiaries, the Administrative Agent and the applicable Collection Banks shall enter into one or more Cash Management Control Agreements pursuant to Section 5.03 with respect to each Collection Account listed on Part A of Schedule VI, (ii) Aleris and/or its respective Subsidiaries, the Administrative Agent and the applicable banks shall enter into one or more Cash Management Control Agreements with respect to each Disbursement Account set forth on Part B of Schedule VI, (iii) Aleris, the Administrative Agent and the applicable bank shall enter into a Cash Management Control Agreement with respect to the Core U.S. Concentration Account, (iv) the Canadian Borrower, the Administrative Agent and the applicable bank shall enter into a Cash Management Control Agreement with respect to the Core Canadian Concentration Account and (v) the European Borrower, the Administrative Agent and the applicable bank shall enter into a Cash Management Control Agreement with respect to the Core European Concentration Account.

9.15 Designation of Subsidiaries. The board of directors of Aleris may at any time designate any Subsidiary (other than a Material Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, any Investment in such Unrestricted Subsidiary is permitted pursuant to Section 10.05, and (iii) none of Aleris, the Canadian Borrower, the European Borrower, any European Guarantor, any Specified European Manufacturing Subsidiary, or any European Distribution Subsidiary or Transitory European Subsidiary may be designated as an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Aleris therein at the date of designation in an amount equal to the product of (x) percentage of Aleris’s Investment in such Subsidiary and (y) the net book value of the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 10. Negative Covenants. Each Borrower hereby covenants and agrees that on and after the Closing Date and until the Total Commitment and all Letters of Credit have terminated or expired (or, in the case of Letters of Credit only, are supported by backstop letters of credit or cash collateral, in either case in amounts and on terms reasonably acceptable to the Administrative Agent and the respective Issuing Lenders) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities described in Section 13.13 and similar indemnities in the Credit Documents, in each case which are not then due and payable) incurred hereunder and thereunder, are paid in full:

10.01 Liens. No Credit Party will, or will permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of such Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to such Credit Party or any of its Subsidiaries), or assign any right to receive income; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for taxes, assessments or governmental charges or levies, not yet due or being contested in good faith and by appropriate proceedings that are diligently conducted, for which adequate reserves have been established in accordance with GAAP or Local GAAP, as applicable, which taxes, assessments or charges or levies in either case would not result in a Material Adverse Effect and the non-payment of which taxes, assessments or charges or levies would not result in forfeiture or sale of any assets included in the Collateral of any Credit Party; provided, that, Liens for taxes which are not yet overdue for more than thirty (30) days will be permitted hereunder so long as the taxes, assessments, charges or levies secured by such Liens do not individually or in the aggregate exceed $1,000,000;

(ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or Local GAAP or the enforcement is stayed under the Bankruptcy Code or any other similar law;

(iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule XI, and renewals, replacements and extensions thereof, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension (except to the extent permitted under Section 10.04(xiii)) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Aleris or any of its Subsidiaries (other than after-acquired property affixed or incorporated thereto and proceeds or products thereof);

(iv) Liens in favor of the Administrative Agent for the benefit of the Secured Parties granted pursuant to the Security Documents, as in effect on the date hereof and as amended, supplemented or modified from time to time, including pursuant to any Secured Hedging Agreements and any Treasury Services Agreements;

(v) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Aleris or any of the Subsidiaries and do not secure any Indebtedness;

(vi) Liens upon assets of Aleris or any of its Subsidiaries (other than the European Distribution Subsidiaries) subject to Capitalized Lease Obligations and Synthetic Lease Obligations permitted by Section 10.04(v), provided that any Lien encumbering an asset giving rise to a Capitalized Lease Obligation or Synthetic Lease Obligation does not encumber any other asset (except for accessions to the asset giving rise to the Capitalized Lease Obligation or Synthetic Lease Obligation) of Aleris or any Subsidiary of Aleris; provided, further, that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(vii) purchase money security interests in fixed or capital assets acquired by Aleris and its Subsidiaries (other than the European Distribution Subsidiaries) after the Original Closing Date or with respect to any construction, replacement or refinancing thereof, or repairs, renovations or improvements thereto, and Liens placed upon equipment acquired after the Original Closing Date and used in the ordinary course of business of Aleris or any of its Subsidiaries (other than the European Distribution Subsidiaries) and (in each case) placed at the time of such acquisition (or construction, replacement, refinancing, repair, renovation or improvement) by Aleris or such Subsidiary or within two hundred seventy (270) days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or cost thereof or to secure Indebtedness incurred for the purpose of financing the acquisition (or construction, replacement or refinancing of, or repairs, renovations or improvements to) any such fixed or capital assets or equipment, provided that (x) the Indebtedness secured by such Liens is permitted by Section 10.04(v) and (y) in all events, the Lien encumbering such fixed or capital assets (or improvements thereto) does not encumber any other asset of Aleris or any Subsidiary of Aleris (other than accessions to such assets and any proceeds or products thereof); provided, that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(viii) easements, rights-of-way, servitudes, restrictions, encroachments, municipal and zoning ordinances and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries taken as a whole (and any other Liens “insured over” by the applicable title insurance company);

(ix) Liens arising from precautionary UCC, PPSA or like personal property security financing statement filings or registrations regarding operating leases entered into by any Borrower or its Subsidiaries;

(x) Liens arising out of the existence of judgments or awards which do not constitute an Event of Default pursuant to Section 11.09;

(xi) any interest or title of a lessor under leases, or secured by a lessor’s interests under leases, to which Aleris or any of its Subsidiaries is a party in the ordinary course of business;

(xii) Liens (x) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (y) deposits securing the performance of bids, tenders, leases (other than Capitalized Lease Obligations) and contracts (other than Indebtedness) in the ordinary course of business, statutory obligations, trade contracts, surety bonds, credit insurance, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, and (z) Liens securing letters of credit and/or bank guarantees permitted pursuant to Sections 10.04(xiii) or (xxi);

(xiii) Permitted Encumbrances;

(xiv) customary Liens in favor of banking institutions encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business;

(xv) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Aleris in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to (A) any asset of Aleris or any other asset of any Subsidiary of Aleris not acquired in connection with such Permitted Acquisition or (B) any asset of the European Borrower or its Subsidiaries;

(xvi) Liens securing Indebtedness of Foreign Subsidiaries (other than the European Borrower) permitted pursuant to Section 10.04(xiii), and Liens on assets or property of Foreign Subsidiaries, provided that such Liens only attach to the assets of Foreign Subsidiaries (other than accounts receivables of the European Credit Parties and the Specified European Manufacturing Subsidiaries that are party to a Receivables Purchase Agreement);

(xvii) contractual options or rights to purchase Real Property and Equipment from any Credit Party;

(xviii) pledges, deposit accounts or cash collateral in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance or any insurance required by statute or law to the Borrowers or any of their Subsidiaries;

(xix) Liens resulting from standard joint venture agreements or stockholder agreements and other similar agreements’ applicable to joint ventures;

(xx) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxi) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.05 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 10.02, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xxii) Liens on property (i) of any Subsidiary that is not a Credit Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 10.04;

(xxiii) Liens in favor of the Credit Parties or any of their Subsidiaries securing Indebtedness permitted under Section 10.04, including Liens granted by a Subsidiary that is not a Credit Party in favor of the Borrower or another Credit Party in respect of Indebtedness owed by such Subsidiary;

(xxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxv) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of the Borrowers or any of their Subsidiaries in the ordinary course of business;

(xxvi) Liens solely on any cash earnest money deposits made by the Borrowers or any of their Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(xxvii) Liens arising out of Sale and Lease-Back Transactions permitted by Section 10.02(xix);

(xxviii) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of any Borrower or any of its Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.04;

(xxix) Liens encumbering any property (other than the Collateral) to secure or support obligations under or in respect of Interest Rate Protection Agreements, Other Hedging Agreements or other commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes, including, without limitation, Liens that constitute or attach to any initial deposit (howsoever described), initial margin or variation margin and Liens or any Interest Rate Protection Agreement, Other Hedging Agreement, commodity trading account or brokerage trading account and the property therein;

(xxx) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or its Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC or under the PPSA in favor of a reclaiming seller of goods or buyer of goods;

(xxxi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(xxxii) Liens deemed to exist in connection with investments in repurchase agreements under Section 10.05; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(xxxiii) Liens on assets not included in the Collateral securing Hedging Obligations which are not evidenced by a Secured Hedging Agreement;

(xxxiv) any security interest or set-off arrangements entered into by Aleris and its Subsidiaries in the ordinary course of its banking arrangements in the Netherlands with respect solely to fees and expenses of the applicable bank, which arise from the general banking conditions (algemene bankvoorwaarden), and which do not secure any Indebtedness;

(xxxv) Liens securing Indebtedness permitted pursuant to Section 10.04(vii), (xii), (xxiv), and (xxx); provided that if such Liens are granted in respect of assets constituting the Collateral, the Liens in respect of such assets shall be junior to the Liens of the Administrative Agent pursuant to an intercreditor agreement in respect of such assets and Liens reasonably acceptable to the Administrative Agent;

(xxxvi) Liens as provided in clauses (D), (E) or (F) of the definition of Exempted Deposit Accounts; and

(xxxvii) Liens not otherwise permitted by clauses (i) through (xxxvi) of this Section 10.01 and with an aggregate fair value not in excess of, and securing liabilities not in excess of, $25,000,000 in the aggregate at any time outstanding; provided that if such Liens are granted in respect of assets constituting the Collateral, the Liens in respect of such assets shall be junior to the Liens of the Administrative Agent pursuant to an intercreditor agreement in respect of such assets and Liens reasonably acceptable to the Administrative Agent.

Notwithstanding the foregoing, Liens on assets of the European Borrower permitted pursuant to clauses (vi), (vii) and (xxxvii) of this Section 10.01, shall not secure Indebtedness or other liabilities in excess of $5,000,000 at any time outstanding.

In connection with the granting or assumption of Liens of the type described in clauses (vi), (vii) and (xv) of this Section 10.01 by Aleris of any of its Subsidiaries (other than the European Distribution Subsidiaries), the Administrative Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the property subject to such Liens).

10.02 Consolidation, Merger, Purchase or Sale of Assets, etc. No Credit Party will, or will permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership or joint venture, or merge, amalgamate or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, intangible assets, goods and Real Property in the ordinary course of business) of any Person, except that the following shall be permitted:

(i) Capital Expenditures by Aleris and its Subsidiaries shall be permitted (other than Capital Expenditures consisting of the acquisition of an Acquired Entity or Business except to the extent otherwise permitted pursuant to Section 10.05);

(ii) each of Aleris and its Subsidiaries may convey, sell or dispose of Inventory and other assets in the ordinary course of business;

(iii) Investments may be made to the extent permitted by Section 10.05;

(iv) each of Aleris and its Subsidiaries may sell or otherwise dispose of excess, used, obsolete, damaged or worn-out assets in the ordinary course of business or property no longer used or useful in the conduct of their business;

(v) Aleris and its Subsidiaries may sell, transfer or otherwise dispose of assets (other than the Equity Interests of any Subsidiary unless all of the Equity Interests of such Subsidiary then owned by Aleris and its Subsidiaries are sold in a sale permitted by this clause (v)), so long as (x) each such sale is in an arm’s-length transaction and Aleris or the respective Subsidiary receives at least fair market value (as determined in good faith by Aleris or such Subsidiary, as the case may be), (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(c) and (z) the aggregate fair market value of the proceeds received from all assets sold, transferred or disposed pursuant to this clause (v) shall not exceed $25,000,000 in any fiscal year of Aleris;

(vi) each of Aleris and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(v));

(vii) each of Aleris and its Subsidiaries may sell, discount, or otherwise dispose of accounts receivable in connection with the compromise or collection thereof, and not as part of any transaction, the primary purpose of which is to provide financing for Aleris and its Subsidiaries, provided that such accounts receivable were not included as Eligible Accounts in the Borrowing Base Certificate most recently delivered or, if so included, the exclusion of such accounts as Eligible Accounts (after giving effect to any concurrent prepayment of the Loans) would not cause the Borrowing Base limitations described in Section 5.02(a) to be exceeded;

(viii) each of Aleris and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries, in each case so long as no such grant would adversely affect any Collateral or the Administrative Agent’s rights or remedies with respect thereto;

(ix) any Person (other than the Canadian Borrower, the European Borrower or the Distribution Subsidiaries) may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, Aleris or any Domestic Subsidiary of Aleris so long as (i) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving Aleris, the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation is Aleris or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not Aleris) expressly assumes in writing all obligations of Aleris under the Credit Documents, in which event such Person will succeed to, and be substituted for, Aleris, (ii) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving a Wholly-Owned Domestic Subsidiary which is a U.S. Credit Party, a Canadian Credit Party (other than the Canadian Borrower) or a European Credit Party (other than the European Borrower or any Distribution Subsidiary), a Wholly-Owned Domestic Subsidiary which is (or thereupon becomes) a U.S. Credit Party is the surviving or continuing corporation of any such merger, amalgamation, dissolution or liquidation, (iii) the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of any party to such transaction (if any) shall remain or shall be replaced such that they are in full force and effect and perfected to at least the same extent as in effect immediately prior to such merger, amalgamation, dissolution or liquidation, and (iv) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing;

(x) any Distribution Subsidiary may merge, amalgamate, or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the European Borrower or any other Distribution Subsidiary;

(xi) any Person (other than a U.S. Credit Party or a Canadian Credit Party) may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the European Borrower or any of its Subsidiaries so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the European Borrower, the European Borrower is the surviving entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a European Subsidiary Guarantor, a Subsidiary of the European Borrower which is (or thereupon becomes) a European Subsidiary Guarantor is the surviving entity of such merger or corporation, (iii) the security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of any party to such transaction (if any) shall remain or shall be replaced such that they are in full force and effect and perfected to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation and (iv) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing;

(xii) any Person (other than a U.S. Credit Party, the European Borrower or the Distribution Subsidiaries) may merge, amalgamate or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the Canadian Borrower or any Canadian Subsidiary of Aleris so long as (i) in the case of any such merger, amalgamation, consolidation, dissolution or liquidation involving a Canadian Credit Party, the surviving or continuing corporation of any such merger, amalgamation, consolidation, dissolution or liquidation is, or concurrently therewith becomes a Canadian Credit Party, (ii) the security interests and charges granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of any party to such transaction (if any) shall remain or shall be replaced such that they are in full force and effect and perfected to at least the same extent as in effect immediately prior to such merger, amalgamation, dissolution or liquidation, and (iii) at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing;

(xiii) any Person which is not a Credit Party may merge, amalgamate, or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to any Subsidiary of Aleris so long as, in the case of mergers, amalgamations, or consolidations with and into a Credit Party, such Credit Party is the surviving or continuing entity of such merger or amalgamation;

(xiv) any non Wholly-Owned Subsidiary which is a Credit Party may merge, amalgamate, or consolidate into, or be dissolved or liquidated into, or transfer any of its assets to any other Credit Party, so long as (i) if, after giving effect to such merger, amalgamation, consolidation, dissolution or liquidation the percentage ownership of Aleris and its Subsidiaries in any such Subsidiary or its assets is reduced, the value of such reduction shall be permitted as a Dividend pursuant to Section 10.03, (ii) the security interests and charges (if any) granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of the Subsidiaries party to such transaction shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation), and (iii) in the case of any such transaction pursuant to which any consideration is paid to a Person that is not a Wholly-Owned Subsidiary of Aleris, such consideration shall be permitted to be paid at such time only to the extent that it could otherwise have been paid pursuant to (and Aleris shall be required to satisfy the provisions of) Section 10.03;

(xv) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (x) any Subsidiary of Aleris (other than any Canadian Credit Party or the European Borrower) may liquidate or dissolve if Aleris determines in good faith that such liquidation or dissolution is in the best interests of Aleris and is not materially disadvantageous to the Lenders, (y) any Subsidiary (other than any Canadian Credit Party or the European Borrower) may merge with any Person to effect an investment permitted under Section 10.05 and (z) any merger, dissolution or liquidation may be effected for the purposes of effecting a transaction otherwise permitted under this Section 10.02;

(xvi) sales, transfers and dispositions of (i) Investments (excluding the Equity Interests of any Subsidiary) permitted by clauses (ii), (iv), (ix) and (xvii) of Section 10.05 and (ii) other investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto; provided, in each case, that such sales, transfer or dispositions are made for fair value and for at least 75% cash consideration;

(xvii) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or its Subsidiaries;

(xviii) sales, transfers and dispositions effecting a transaction otherwise permitted under this Section 10.02, Section 10.03, Section 10.08 and Liens permitted by Section 10.01;

(xix) sales, transfers and dispositions pursuant to Sale and Lease-Back Transactions if (A)(1) Aleris or such Subsidiary would be entitled to incur Indebtedness in amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to Section 10.04(xv), (2) the consideration received by Aleris or any Subsidiary in connection with such Sale and Lease-Back Transaction is at least equal to the fair market value (as determined in good faith by Aleris) of such property and (3) to the extent applicable, Aleris applies and or reinvests the proceeds of such transaction in compliance with Section 5.02(c) and (B) the Administrative Agent shall have received from the applicable purchaser or transferee a Collateral Access Agreement;

(xx) each of Aleris and its Subsidiaries may sell or liquidate Cash Equivalents, in each case for cash at fair market value (as determined in good faith by Aleris or such Subsidiary);

(xxi) Aleris and its Subsidiaries may sell the assets described on Schedule XIV so long as the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(c);

(xxii) transfers or sales of assets (s) among the U.S. Credit Parties, (t) among Wholly-Owned Canadian Subsidiaries of Aleris which are Credit Parties, (u) among the European Borrower and its Wholly-Owned Subsidiaries which are Credit Parties, (v) among Wholly-Owned Foreign Subsidiaries (that are not Credit Parties) of Aleris, (w) by any Subsidiary of Aleris to any U.S. Credit Party, (x) by any Foreign Subsidiary of Aleris that is not a Credit Party to any Wholly-Owned Foreign Subsidiary of Aleris, (y) by any U.S. Credit Party to any Wholly-Owned Canadian Subsidiary or Wholly-Owned European Distribution Subsidiary of Aleris that is a Credit Party, and (z) by any U.S. Credit Party to any Wholly-Owned Foreign Subsidiary (that is not a Credit Party) of Aleris, so long as, (I) in the case of any transfer from one Credit Party to another Credit Party, any security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the relevant Security Documents in the assets so transferred shall (A) remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) or (B) be replaced by security interests granted to the relevant Administrative Agent for the benefit of the relevant Secured Parties pursuant to the relevant Security Documents, which new security interests shall be in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such transfer) and (II) in the case of any transfer pursuant to preceding clause (z), either (A) (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the Excess Availability shall have been equal to or greater than 20% of the lesser of (A) the Total Commitments and (B) the Total Borrowing Base for each day in the preceding 30 day period, and shall be at least 20% of the lesser of (A) the Total Commitments and (B) the Total Borrowing Base after giving effect thereto, or (B) such transfer of assets would otherwise be permitted under Section 10.05;

(xxiii) Permitted Acquisitions may be made to the extent permitted by Section 9.13;

(xxiv) Aleris and its Subsidiaries may consummate Asset Swaps, so long as (w) each such sale is an arm’s-length transaction and Aleris or the respective Subsidiary receives at least fair market value (as determined in good faith by Aleris or such Subsidiary, as the case may be), (x) the Net Sale Proceeds therefrom (if any) are applied and/or reinvested as (and to the extent) required by Section 5.02(c), (y) the Administrative Agent shall have a perfected Lien on the assets acquired pursuant to such Asset Swap at least to the same extent for the assets sold pursuant to such Asset Swap (immediately prior to giving effect thereto) subject to no other Lien other than Permitted Liens and (z) the aggregate fair market value of, all assets sold pursuant to this clause (xxiv) shall not exceed $25,000,000 in the aggregate since the Original Closing Date; provided that so long as the assets acquired by Aleris or any of its Subsidiaries pursuant to the respective Asset Swap are located in the same jurisdiction (or in the case of the United States, any State of the United States) as the assets sold by Aleris or such Subsidiary neither the fair market value limitation described in clause (w) above nor the $25,000,000 aggregate cap on Asset Swaps described in clause (z) above will apply to such Asset Swap;

(xxv) the Transaction may be consummated on or about the Closing Date;

(xxvi) each of Aleris and its Subsidiaries may sell or otherwise dispose of Excluded Assets;

(xxvii) to the extent required by Law or any Governmental Authority in connection with any Permitted Acquisition, each of Aleris and its Subsidiaries may sell or otherwise dispose of assets (including assets constituting Collateral) so long as (i) if such sale or disposition is made outside the ordinary course of business of Aleris and involves assets with a Value in excess of $20,000,000, then Aleris shall cause to be delivered to Administrative Agent an updated Borrowing Base Certificate reflecting the sale of such assets, and (ii) if a Dominion Period exists at the time of such sale or disposition, the Net Sale Proceeds in respect of assets included in the Collateral received by Aleris and its Subsidiaries shall be remitted to the Administrative Agent for application to the Obligations in accordance with Section 5.02(c);

(xxviii) Specified European Manufacturing Subsidiaries, European Distribution Subsidiaries and Transitory European Subsidiaries may sell Accounts to the European Borrower pursuant to Receivables Purchase Agreements;

(xxix) any Wholly Owned Subsidiary which is a Credit Party may merge or consolidate into, or be dissolved or liquidated into, or transfer any of its assets to any other Credit Party; and

(xxx) any Permitted Lien;

provided, that, notwithstanding anything to the contrary set forth herein, the European Borrower shall not merge or consolidate into, or be dissolved or liquidated into, any other Person.

To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold (directly or indirectly) as permitted by this Section 10.02 (other than to Aleris or a Subsidiary thereof which is a Credit Party), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

10.03 Dividends. No Credit Party will, or will permit any of its Subsidiaries to, pay any Dividends except that:

(i) Aleris may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests; provided, that such Equity Interests are Qualified Equity Interests;

(ii) Subsidiaries of Aleris may declare and pay dividends or make other distributions ratably with respect to their Equity Interests;

(iii) Aleris and its Subsidiaries may, or may pay Dividends to Holdings the proceeds of which are used to, (i) repurchase Equity Interests of Aleris (or any direct or indirect parent thereof) in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises) granted to officers, directors, consultants or employees of Aleris, its Subsidiaries or any direct or indirect parent thereof and (ii) redeem, repurchase or otherwise acquire for value, outstanding Equity Interests of Aleris, or any direct or indirect parent thereof, (including related stock appreciation rights or similar securities) following the death, disability, retirement or termination of employment of officers, directors, consultants or employees of Aleris, any of its Subsidiaries, or any direct or indirect parent thereof or under the terms of any plan or any other agreement under which such Equity Interests or related rights were issued, in each case so long as (x) the aggregate amount paid by Aleris in cash in respect of all such redemptions or purchases pursuant to preceding clauses (i) and (ii) shall not exceed $5,000,000 in respect of all such redemptions, purchases and payments made in any Fiscal Year (plus the amount of net proceeds (x) received by Aleris during such Fiscal Year from sales of Equity Interests of Aleris or, to the extent contributed to Aleris, any of Aleris’ direct or indirect parents, to directors, consultants, officers or employees of Aleris, any of its Subsidiaries or any direct or indirect parent of Aleris in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such Fiscal Year); provided that to the extent that any portion of such annual limit on such redemptions, purchases and payments is not utilized in any Fiscal Year, such unused portion will increase the annual limit applicable to the immediately subsequent Fiscal Year;

(iv) Aleris and its Subsidiaries may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v) [Reserved];

(vi) to the extent constituting Dividends, Aleris and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Sections 10.02 or 10.06(xi), (xii) and (xiv);

(vii) Aleris and its Subsidiaries may pay Dividends to Holdings to finance investments permitted pursuant to Section 10.05; provided, that (A) any such Dividend shall be made substantially concurrently with the closing of such investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to Aleris or its Subsidiaries or (ii) the merger (to the extent permitted in Section 10.02) of the Person formed or acquired into Aleris or its Subsidiaries in order to consummate such investment;

(viii) Aleris may pay Dividends (including in cash), so long as (a) the Distribution Conditions are satisfied (both before and after giving effect to any such Dividends), or (b) such Dividends are made with the proceeds of any substantially contemporaneous issuance of Qualified Equity Interests by Aleris or any direct or indirect parent of Aleris to the extent such proceeds shall have actually been received by Aleris;

(ix) Aleris and its Subsidiaries may pay Dividends to Holdings and any other direct or indirect parent of Aleris (x) in an amount (together with loans or advances made pursuant to Section 10.05(xix)) not to exceed $1,500,000 in any Fiscal Year, to the extent necessary to pay (or allow any direct or indirect parent of Holdings to pay) general corporate and overhead expenses incurred by Holdings (or any direct or indirect parent thereof) in the ordinary course of business, plus the amount of any reasonable and customary indemnification claims made by any director or officer of Holdings (or any direct or indirect parent thereof), (y) to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence and (z) in an amount necessary to pay the tax liabilities of Holdings (or any such direct or indirect parent) attributable to (or arising as a result of) the operations of Aleris and its Subsidiaries; provided, however, that in the case of clause (z), the amount of such dividends shall not exceed the amount that Aleris and its Subsidiaries would be required to pay in respect of federal, state and local taxes and any other taxes were Aleris and the Subsidiaries to pay such taxes as stand alone taxpayers; and

(x) so long as no Event of Default is in existence or would exist immediately after giving effect thereto, Aleris may pay additional Dividends in an amount not to exceed $30,000,000 during any calendar year.

10.04 Indebtedness. No Borrower will, or will permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness or Interest Rate Protection Agreements or Other Hedging Agreements, except:

(i) the Obligations;

(ii) Existing Indebtedness (not constituting Capitalized Lease Obligations, which shall be required to be justified under following clause (v)) outstanding on the Closing Date and listed on Schedule IX;

(iii) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Other Hedging Agreements providing protection to Aleris and its Subsidiaries against fluctuations in currency values and commodity prices so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(v) Indebtedness of Aleris and its Subsidiaries (other than the European Distribution Subsidiaries) evidenced by Capitalized Lease Obligations and Synthetic Lease Obligations (to the extent permitted by Section 10.01(vi)) and purchase money Indebtedness secured by Liens described in Section 10.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, Synthetic Lease Obligations and purchase money Indebtedness permitted by this clause (v) exceed the greater of $175,000,000 or 10% of Consolidated Total Assets at any time outstanding;

(vi) intercompany Indebtedness among Aleris and its Subsidiaries to the extent permitted by Sections 10.05(viii), (xiv) or (xvi);

(vii) Indebtedness under term loans or senior notes in an initial aggregate principal amount not to exceed $25,000,000;

(viii) Indebtedness consisting of guaranties by Aleris and its Subsidiaries of each other’s Indebtedness or other obligations of any such Persons permitted under Section 10.05(viii), (xiv) or (xvi);

(ix) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(x) Permitted Refinancing Indebtedness;

(xi) to the extent that same constitutes Indebtedness, indemnification obligations, purchase price or other similar adjustments in connection with acquisitions and dispositions permitted hereunder;

(xii) Indebtedness of Aleris or any Subsidiary of Aleris (other than the European Borrower and its Subsidiaries) acquired pursuant to a Permitted Acquisition or other acquisition of an Acquired Business or Entity permitted pursuant to Section 10.05 (or Indebtedness assumed at the time of a Permitted Acquisition or such other acquisition permitted pursuant to Section 10.05), provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other acquisition permitted pursuant to Section 10.05, (y) the aggregate principal amount of all Indebtedness permitted by this clause (xii) shall not exceed $50,000,000 at any one time outstanding;

(xiii) Indebtedness in respect of letters of credit (other than Letters of Credit issued pursuant to this Agreement) or bank guarantees; provided that the aggregate face amount of any such letters of credit or bank guarantees that are secured shall not exceed $10,000,000 outstanding at any one time, and any security therefor shall be limited to cash collateral including by providing security over an Exempted Deposit Account in accordance with clause (E) of the definition thereof;

(xiv) unsecured Indebtedness of Aleris the net cash proceeds of which are used to consummate one or more Permitted Acquisitions or other acquisitions of Acquired Entities or Businesses permitted pursuant to Section 10.05. (“Additional Debt”); provided that (x) (A) the terms of such Additional Debt shall not contain any cross-default provisions (other than for material non-payment at final maturity, and may include a cross-acceleration provision), (B) the terms of the Additional Debt shall not contain any financial maintenance covenants, (C) the Additional Debt shall not be secured by any asset of Aleris or any of its Subsidiaries and shall not be guaranteed by Aleris or any Subsidiary of Aleris other than another Credit Party, and (D) no portion of the principal of the Additional Debt shall be scheduled to be redeemed, repurchased or otherwise repaid or prepaid (other than as a result of a change of control, customary offers upon asset sales, acceleration or such other provision as shall be customary for comparable high-yield debt securities) prior to the date that is six months after the Final Maturity Date and (y) solely at the time of the incurrence of such Indebtedness after giving effect to the incurrence of such Indebtedness, (I) the Fixed Charge Coverage Ratio is at least 1.0 to 1.0 for the immediately preceding 12-month period as of the most recently ended Fiscal Quarter for which Final Statements have been delivered pursuant to Section 9.01(b), and (II) no Default or Event of Default shall exist or would result therefrom; and

(xv) Attributable Debt incurred by Aleris or any Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by Aleris or any Subsidiary as of the Original Closing Date or acquired by Aleris or any Subsidiary after the Original Closing Date in exchange for, or with the proceeds of the sale of, such assets owned by Aleris or any Subsidiary as of the Original Closing Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xv); provided that the aggregate amount of Attributable Debt incurred under this clause (xv) does not exceed $35,000,000;

(xvi) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xvii) Indebtedness of any Borrower or any of its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(xviii) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) or of Aleris (following a Qualified Public Offering of Aleris) permitted by Section 10.03;

(xix) Indebtedness consisting of obligations of any Borrower or any of its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction, Permitted Acquisitions or any other Investment expressly permitted hereunder;

(xx) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi) Indebtedness incurred by any Borrower or any of its Subsidiaries in respect of documentary letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business; provided that any such documentary letter of credit or other similar instrument may be secured only by Liens attaching to the related documents of title and not any Inventory represented thereby;

(xxii) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(xxiii) Unsecured Indebtedness under the IntermediateCo Notes in an aggregate principal amount of up to $50,000,000, issued by Holdings;

(xxiv) Indebtedness in an aggregate principal amount at any time outstanding of up to $50,000,000 solely to the extent the Net Cash Proceeds thereof are applied to finance a Permitted Acquisition;

(xxv) unsecured senior notes in an aggregate principal amount at any time outstanding of up to $50,000,000, or unsecured subordinated notes; provided that in either case, such Indebtedness does not provide for annual amortization of more than 1% and such debt matures more than 90 days after the Final Maturity Date;

(xxvi) Indebtedness to finance the purchase of Inventory (other than U.K. Inventory included in the Collateral) by European Subsidiaries of Aleris;

(xxvii) Indebtedness of Foreign Subsidiaries that are not Credit Parties (to the extent such Indebtedness is not guaranteed by a Credit Party);

(xxviii) the New Senior Unsecured Notes;

(xxix) Indebtedness pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(xxx) (A) secured Indebtedness of Aleris and its Subsidiaries (other than the European Distribution Subsidiaries) in an aggregate principal amount at any time outstanding of up to the greater of (i) $500,000,000; and (ii) an unlimited principal amount if solely at the time of the incurrence of such Indebtedness the Senior Secured Leverage Ratio determined on a Pro Forma Basis is not greater than 3.5 to 1.0 on the date of such incurrence, and (B) unsecured Indebtedness of Aleris and its Subsidiaries (other than the European Distribution Subsidiaries) in an unlimited principal amount so long as no Default or Event of Default exists or would be caused thereby; provided that, in either case, such Indebtedness does not provide for annual amortization of more than 1% and such debt matures more than 60 days after the Final Maturity Date; and

(xxxi) Indebtedness constituting an Investment permitted by Section 10.05.

Notwithstanding the foregoing, Indebtedness of the European Borrower permitted pursuant to clauses (v), (xxiv), (xxv), (xvii), (xxi) and (xxx) of this Section 10.04 shall not exceed $5,000,000 at any time outstanding.

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 10.04 will not constitute an incurrence of Indebtedness.

10.05 Advances, Investments and Loans. No Credit Party will, or will permit any of its Subsidiaries to, make any Investment except that the following shall be permitted:

(i) Aleris and its Subsidiaries may acquire and hold accounts receivables or notes receivable arising and trade credit granted in the ordinary course of business and other credit to suppliers or vendors in the ordinary course of business;

(ii) Aleris and its Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) Aleris and its Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule XII and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 10.05), and any Investments existing on the Closing Date by any Borrower or any of its Subsidiaries in or to any Borrower or any Subsidiary of such Borrower;

(iv) Aleris and its Subsidiaries may acquire and own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers, trade debtors, licensors, licensees and customers or in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course of business;

(v) Aleris and its Subsidiaries may make loans and advances to officers, directors and employees of Holdings, Aleris or any of its Subsidiaries (i) for reasonable and customary business related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Persons’ purchase of Equity Interests of Holdings or any direct or indirect parent thereof (provided that the amount of such loans and advances shall be contributed to Aleris in cash as common equity);

(vi) Aleris and its Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(iii);

(vii) Aleris and its Subsidiaries may enter into Other Hedging Agreements to the extent permitted by Section 10.04(iv);

(viii) (i) Aleris and its Subsidiaries may make intercompany loans and advances between and among one another and guarantee Indebtedness and other obligations permitted under this Agreement of each other (collectively, “Intercompany Loans”), it being understood that no Intercompany Loans (other than Intercompany Loans made by the European Borrower to Foreign Subsidiaries of Aleris in the ordinary course of business (“European Intercompany Loans”)) may be made by a Credit Party to a Subsidiary of Aleris that is not a Credit Party (x) at a time that any Event of Default exists and is continuing, or (y) if such Intercompany Loans are made from the proceeds of Loans under this Agreement and the Onlending Conditions are not satisfied at the time of and after giving effect to such Intercompany Loans, and (ii) (x) each Intercompany Loan made by any Subsidiary of Aleris that is not a Credit Party to any Credit Party and (y) each Intercompany Loan made by a Subsidiary of Aleris to the European Borrower or any of its Subsidiaries shall be subject to subordination provisions no less favorable to the Administrative Agent and the Lenders than are provided on Part B of Schedule XXIII attached hereto;

(ix) Aleris and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 10.02;

(x) Aleris and its Subsidiaries may own and acquire the capital stock of, or other equity interests in, their respective Subsidiaries in each case so long as otherwise created or acquired in accordance with the terms of this Agreement;

(xi) Investments constituting guaranties permitted by Section 10.04;

(xii) Permitted Acquisitions permitted by Section 9.13;

(xiii) notes from employees of Aleris and its Subsidiaries in connection with such employees’ acquisition of shares of Aleris Common Stock so long as no cash is actually advanced by Aleris or any of its subsidiaries in connection with the acquisition of such Aleris Common Stock;

(xiv) additional Investments by Aleris and its Subsidiaries, so long as (a) the Acquisition Liquidity Conditions are satisfied (both before and after giving effect to such Investment) or (b) such Investments are made with the proceeds of any substantially contemporaneous issuance of Qualified Equity Interests by Aleris or any direct or indirect parent of Aleris to the extent such proceeds shall have actually been received by Aleris;

(xv) the Transactions shall be permitted;

(xvi) other Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-

downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested) at any time outstanding pursuant to this Section 10.05(xvi) would not exceed $40,000,000 (subject to the last sentence of Section 9.13(a)), less the sum of (i) the aggregate amount of payments, prepayments and redemptions of Indebtedness pursuant to Section 10.08(i)(y) previously made by Aleris or any of its Subsidiaries pursuant to Section 10.08(i)(y) since the Closing Date and (ii) the aggregate amount of Permitted Acquisitions previously made by Aleris or any of its Subsidiaries pursuant to Section 9.13(a)(iii) since the Closing Date;

(xvii) investments of any Person existing at the time such Person becomes a Subsidiary of Aleris or consolidates or merges or amalgamates with Aleris or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(xviii) investments constituting deposits permitted under clauses (xii) and (xviii) of Section 10.01;

(xix) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends in respect thereof), Dividends to the extent permitted to be made to Holdings in accordance with Section 10.03(ix);

(xx) advances of payroll payments to employees in the ordinary course of business;

(xxi) guarantees by Aleris or its Subsidiaries of leases (other than capitalized leases) or other obligations of Aleris or any of its Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and

(xxii) investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices.

10.06 Transactions with Affiliates. No Credit Party will, or will permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Aleris or any of its Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to Aleris or such Subsidiary as would reasonably be obtained by Aleris or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, provided that the following shall not be prohibited by this Section 10.06:

(i) Dividends may be paid to the extent provided in Section 10.03;

(ii) loans may be made and other transactions may be entered into by Aleris and its Subsidiaries to the extent permitted by Sections 10.02, 10.04, 10.05, 10.08 and 10.11;

(iii) the payment of reasonable fees and out-of-pocket costs to directors of Holdings (or any direct or indirect parent thereof), Aleris or any of its Subsidiaries, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings (or any direct or indirect parent thereof), Aleris or its Subsidiaries in the ordinary course of business;

(iv) Aleris may issue Qualified Equity Interests;

(v) Aleris and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Aleris and its Subsidiaries in the ordinary course of business;

(vi) periodic allocations of overhead expenses among Aleris and its Subsidiaries may be made;

(vii) each of Aleris and its Subsidiaries may grant licenses or sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Aleris or any of its Subsidiaries, in each case so long as no such grant otherwise restricts any Credit Party’s right to grant a Lien on such assets or property in favor of the Administrative Agent (or the Administrative Agent’s rights and remedies with respect, or access, thereto);

(viii) transactions among Credit Parties or Aleris and its Wholly-Owned Subsidiaries which are otherwise permitted pursuant to this Agreement;

(ix) the European Borrower may enter into the Tolling Agreements with the European Manufacturing Subsidiaries and other Subsidiaries of Aleris and make payments thereunder;

(x) the European Borrower, the Specified European Manufacturing Subsidiaries and the Distribution Subsidiaries may enter into the Receivables Purchase Agreements, and perform their respective obligations thereunder;

(xi) Aleris may pay (A) management or monitoring or similar fees to the Sponsors and Sponsors termination fees, (B) transaction advisory services fees with respect to transactions in respect of which the Sponsors provide any transaction, advisory or other similar services and (C) indemnities and reasonable expenses related to the foregoing; provided that in the case of preceding clauses (A), (B) and (C), (x) no Event of Default has occurred and is continuing or would result after giving effect to such payment and (y) the Borrowers shall have Excess Availability of at least $65,000,000 after giving effect to such payment;

(xii) payments by Aleris and its Subsidiaries pursuant to the tax sharing agreements among Holdings (and any direct or indirect parent thereof), Aleris and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of Aleris and its Subsidiaries;

(xiii) the Transaction shall be permitted;

(xiv) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Aleris’s board of directors; and

(xv) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule XXI or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect.

Notwithstanding anything to the contrary set forth above, for purposes of this Section 10.06 there shall be no restriction on the payment of expenses and indemnities to the Sponsors.

10.07 Fixed Charge Coverage Ratio. (a) During each Compliance Period, the Borrowers shall not permit, on a Pro Forma Basis, (i) the Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements are available to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Compliance Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any Test Period ending during such Compliance Period to be less than 1.00:1.00. Within three (3) Business Days after the beginning of a Compliance Period (or if the deadline for delivery of the financial statements for the applicable Fiscal Quarter in accordance with Section 9.01(a) or (b) has not expired, within three (3) Business Days of such deadline), Aleris shall provide to Administrative Agent a compliance certificate (whether or not a Compliance Period is in effect on the date such compliance certificate is required to be delivered) calculating the Fixed Charge Coverage Ratio for the Test Period ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements delivered pursuant to Section 9.01(a) or (b).

(b) Notwithstanding anything to the contrary contained in Section 11, in the event that the Borrowers fail (or, but for the operation of this Section 10.07(b), would fail) to comply with the requirements of the Fixed Charge Coverage Ratio set forth in Section 10.07(a) (the “Financial Performance Covenant”), until the expiration of the 10th day subsequent to the date the certificate calculating compliance with this Section 10.07 is required to be delivered pursuant to Section 9.01(c) (or, in the case of the initial calculation of the Financial Performance Covenant during a Compliance Period, the 10th day subsequent to the commencement of such Compliance Period) (such period to the extent Aleris is not in compliance with the Financial Performance Covenant, a “Cure Period”), Aleris shall have the right to issue Equity Interests for cash or otherwise receive cash contributions to its capital (collectively, the “Cure Right”), and upon the receipt by Aleris of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments: (i) Consolidated EBITDA shall be increased for the last Fiscal Quarter of the applicable Test Period, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and (ii) if, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of the Financial Performance Covenant, then the Borrowers shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been (or would have been) no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. The Cure Amount shall be applied to such Fiscal Quarter in each subsequent Test Period that includes such Fiscal Quarter.

Notwithstanding anything herein to the contrary, (i) in each period of four Fiscal Quarters there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (ii) there shall not be more than four Cure Rights during the term of this Agreement, and (iii) for purposes of this Section 10.07(b), the Cure Amount in respect of any Fiscal Quarter shall be no greater than the lesser of (A) the amount required for purposes of complying with the Financial Performance Covenant, and (B) $75,000,000.

10. 08 Limitations on Payments of Certain Indebtedness; Modifications of Certain Indebtedness Documents, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. Aleris will not, and will not permit any of its Subsidiaries to:

(i) make (or give any notice in respect of) any voluntary or optional payment or voluntary or optional prepayment on or voluntary or optional redemption or voluntary or optional acquisition for value of, any other Material Indebtedness (other than Intercompany Loans), in each case unless, both before and after giving effect thereto, either (x) the Restricted Payment Conditions have been satisfied or (y) no

Event of Default exists or would exist immediately after giving effect thereto and the amount of any such payments, prepayments and redemptions (other than any such payment, prepayment or redemption made pursuant to clause (x)) made pursuant to this clause (y) would not exceed $40,000,000 in the aggregate since the Closing Date (subject to the last sentence of Section 9.13(a)), less the sum of (i) the aggregate amount of Investments previously made by Aleris or any of their Subsidiaries pursuant to Section 10.05(xvi) since the Closing Date (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested), and (ii) the aggregate amount of Permitted Acquisitions previously made by Aleris or any of its Subsidiaries pursuant to Section 9.13(a)(iii) since the Closing Date (determined as the amount originally advanced, loaned or, otherwise invested (without giving effect to any write-downs or write-offs thereof), less any returns on the respective investment not to exceed the original amount invested);

(ii) Reserved;

(iii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, unless such amendments, modifications, changes or other actions contemplated by this clause (iii) (taken as a whole) would not reasonably be expected to be adverse to the interests of the Lenders in any material respect; or

(iv) after the entering into thereof, amend or modify, or permit the amendment or modification of, any Receivables Purchase Agreement or any Tolling Agreement (or the subordination provisions relating to the Tolling Agreements) in each case without the prior written consent of the Administrative Agent; unless such amendment, modification change or other action contemplated by this clause (iv) would not reasonably be expected to be adverse to the interests of the Lenders in any material respect.

10.09 Limitation on Certain Restrictions on Subsidiaries. Aleris will not permit any of its Subsidiaries that is not a Credit Party to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by Aleris or any of its Subsidiaries, or pay any Indebtedness owed to Aleris or any of its Subsidiaries, (b) make loans or advances to Aleris or any of its Subsidiaries or (c) transfer any of its properties or assets to Aleris or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law or any applicable regulation, rule, order, approval, license or other restrictions issued by any Governmental Authority, (ii) this Agreement and the other Credit Documents, in accordance with the terms of this Agreement so long as the terms of any restrictions described in clauses (a) through (c) above are no more restrictive on Aleris or its Subsidiaries in any material respect (taken as a whole) than those terms as in effect on the Closing Date), (iii) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Aleris or any of its Subsidiaries, (iv) customary provisions restricting assignment of any licensing agreement (in which Aleris or any of its Subsidiaries is the licensee) or other contract entered into by Aleris or any of its Subsidiaries in the ordinary course of business, (v) restrictions on the transfer of any asset pending the close of the sale of such asset, (vi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01 (iii), (vi), (vii), (viii), (xv), (xvi), (xvii), (xix), (xxii), or (xxxv), (vii) customary restrictions in the respective Subsidiary’s industry imposed by customers under contractual arrangements entered into in the ordinary course of business with respect to cash or other deposits or minimum net worth or similar requirements, (viii) restrictions on conditions imposed by any agreement relating to secured Indebtedness permitted to be incurred hereunder if such restrictions apply only to the property or assets securing such Indebtedness,

(ix) customary restrictions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (x) any agreement or other instrument of a Person acquired in a Permitted Acquisition or other Investment or acquisition permitted hereunder in existence at the time of such Permitted Acquisition or other Investment or acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired, (xi) customary restrictions in any Indebtedness incurred pursuant to Section 10.04(xii), (xiv), (xxiv), (xxvii) and (xxx), and (xii) provisions contained in agreements related to or instruments evidencing Indebtedness incurred pursuant to Section 10.04(ii).

10.10 Business, etc. (a) Aleris will not, and will not permit any of its Subsidiaries to, engage to any material extent directly or indirectly in any material line of business substantially different from the businesses engaged in by Aleris and its Subsidiaries as of the Closing Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.

(b) Notwithstanding anything to the contrary contained herein, the European Borrower shall not incur any Indebtedness or other material liabilities, conduct any material operations or business or own or acquire any material assets or properties other than Indebtedness incurred pursuant to the Credit Documents and other Indebtedness permitted by Section 10.04 and activities which constitute Permitted European Borrower Activities; provided that in no event shall the European Borrower permit the aggregate number of Persons which are not Swiss Qualifying Banks to which the European Borrower directly or indirectly (whether through a Restricted Sub-Participation or other sub-participations under any other agreement) owes interest-bearing borrowed money under all interest-bearing instruments taken together (other than bond issues which are subject to Swiss Withholding Tax), except for any Swiss Non-Qualifying Banks or holders of any Restricted Sub-Participation, to exceed 10 (ten) at any time and the European Borrower will comply with the Twenty Non-Bank Regulations (other than, in each case, any failure to comply arising from assignments and participations of the Obligations following the occurrence of a Significant Event of Default or Conversion Event). For such purpose, the European Borrower and Aleris may assume that the number of Lenders or holders of a Restricted Sub-Participations under this Agreement which are Swiss Qualifying Banks from time to time equals ten, but does not exceed ten (10).

(c) Notwithstanding anything to the contrary contained herein, the Borrowers shall not permit the Distribution Subsidiaries to incur any Indebtedness or other material liabilities, conduct any material operations or business or own or acquire any material assets or properties other than activities which constitute Permitted Distribution Subsidiary Activities.

(d) The Borrowers will not permit any Subsidiary, other than the European Borrower, the Distribution Subsidiaries, the Specified European Manufacturing Subsidiaries and the Transitory European Subsidiaries to generate, originate or otherwise own any Accounts relating to the European business of Aleris and its Subsidiaries except any such accounts which, in the aggregate, are immaterial to the business of Aleris and its Subsidiaries taken as a whole. Aleris will, and will cause its Subsidiaries to, cause all Permitted European Borrower Activities and Permitted Distribution Subsidiary Activities to be conducted by the Specified European Manufacturing Subsidiaries, the European Borrower and its Subsidiaries rather than by Aleris or any of its other Subsidiaries.

(e) Aleris will not permit any European Parent Guarantor to engage in any business or activity other than the ownership of all the outstanding Equity Interests of the European Borrower, U.K. Guarantor, the other European Parent Guarantor or any other Subsidiary owned on the Original Closing Date after taking into account the Transaction or acquired pursuant to a Permitted Acquisition of an Acquired Entity or Business or in any transaction permitted by Section 10.05 hereof and activities incidental thereto and (ii) no European Parent Guarantor will own or acquire any assets (other than Equity

Interests of its Subsidiaries in accordance with Section 10.10(e) and the cash proceeds of any Dividends permitted by Section 10.03) or incur any liabilities; provided, however, that the foregoing shall not apply to (A) liabilities incidental to the conduct of the Parent Guarantors’ business as a holding company, (B) the maintenance of such Parent Guarantor’s organizational existence, (C) the execution and delivery of the agreements to which such Parent Guarantor is a party in connection with the Credit Documents or the Transaction, and the performance of such Parent Guarantor’ obligations thereunder, (D) the sale and issuance of equity interests of a Parent Guarantor and the maintenance and investment of any proceeds thereof, and the incurrence of any liabilities, costs and expenses reasonably related thereto, whether or not such equity issuance is consummated, (E) the imposition of Permitted Liens, (F) opening and maintaining bank and deposit accounts in accordance with Section 10.13, (G) other activities of Parent Guarantor that are expressly contemplated or permitted in any Credit Document, and (H) activities incidental to the business or activities described in this Section 10.10(e).

(f) No Canadian Credit Party shall maintain a Foreign Pension Plan that is a defined benefit pension plan.

10.11 Limitation on Issuance of Equity Interests. (a) Aleris will not, and will not permit any of its Subsidiaries to, issue (i) any preferred stock or other preferred equity interests other than (x) Qualified Equity Interests of Aleris and any other preferred stock or other preferred equity interests of Aleris issued pursuant to Section 10.04 or (y) any preferred stock or other preferred equity interests issued by a Subsidiary of Aleris to the extent that such preferred stock or preferred equity interest are held by Aleris or a Wholly-Owned Subsidiary thereof or (ii) any redeemable common stock or other redeemable common equity interests other than common stock or other redeemable common equity interests that (x) is redeemable at the sole option of Aleris or such Subsidiary or (y) consists solely of Qualified Equity Interests.

(b) Aleris will not permit any of its Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and issuances which do not decrease the percentage ownership of Aleris or any of its Subsidiaries in any class of the Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries, to qualify directors and other nominal amounts required to be held by local nationals in each case to the extent required by applicable law, (iv) for issuances by newly created or acquired Subsidiaries in accordance with the terms of this Agreement, (v) for Equity Interests held by Aleris or a Wholly-Owned Subsidiary thereof and (vi) for issuances of Qualified Equity Interests of any Subsidiary of Aleris.

10.12 Changes to Legal Names, Organizational Identification Numbers, Jurisdiction or Type or Organization. Aleris will not, and will not permit any of the other Credit Parties to, change its legal name until (i) it shall have given to the Administrative Agent not less than fifteen (15) days prior written notice of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Administrative Agent may reasonably request, and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the applicable Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Credit Party does not have an organizational identification number on the Closing Date and later obtains one, or if there is any change in the organizational identification number of any Credit Party, Aleris or such other Credit Party shall promptly notify the Administrative Agent of such new or changed organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent to the extent necessary to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the applicable Security Documents fully perfected and in full force and effect. Furthermore, Aleris will not, and will not permit any of the other Credit Parties to, change its jurisdiction of organization or its type of organization (or in the case of any of Canadian Credit Parties, its chief executive office) until (x) it shall have given to the Administrative Agent not less than fifteen (15) days prior written notice of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization (or new location of chief executive office)

and providing such other information in connection therewith as the Administrative Agent may reasonably request (although no change pursuant to this Section 10.12 shall be permitted to the extent that it involves (i) a U.S. Credit Party ceasing to be organized in the United States, except to a transaction otherwise permitted pursuant to Section 10.02, (ii) a Canadian Credit Party ceasing to be organized in Canada or (iii) the European Borrower ceasing to be organized in Switzerland) and (y) with respect to such new jurisdiction and/or type of organization and/or chief executive office, it shall have taken all actions reasonably requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.

10.13 No Additional Deposit Accounts; etc. Aleris will not, and will not permit any Credit Parties to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (i) the Core U.S. Concentration Account, (ii) the Core Canadian Concentration Account, (iii) the Core European Concentration Account, (iv) the Collection Accounts set forth on Part A of Schedule VI, (v) the Disbursement Accounts set forth on Part B of Schedule VI and (vi) the Exempted Disbursement Accounts and Exempted Deposit Accounts listed on Part C of Schedule VI in which only Restricted cash and Cash Equivalents may be deposited and/or maintained as described in said Part C; provided that Aleris or any of the Credit Parties may open a new Collection Account, Disbursement Account, Core U.S. Concentration Account, Core Canadian Concentration Account or Core European Concentration Account, Disbursement Accounts, Exempted Disbursement Accounts and Exempted Deposit Accounts not set forth in such Schedule VI, so long as promptly following opening of any such account (i) Aleris has delivered an updated Schedule VI to the Administrative Agent listing such new account and (ii) except with respect to (x) a Deposit Account that is an Exempted Deposit Account and (y) a Disbursement Account that is an Exempted Disbursement Account, the financial institution with which such account is opened, together with Aleris or its respective Subsidiary which has opened such account and the Administrative Agent have executed and delivered to the Administrative Agent a Cash Management Control Agreement; provided further, that at no time may the aggregate amount of cash and Cash Equivalents on deposit in all Exempted Disbursement Accounts exceed $5,000,000 (or the Dollar Equivalent thereof) at the end of each Business Day in respect of such Exempted Disbursement Accounts.

10.14 Negative Covenants of Non-U.S. Credit Parties. The parties hereto agree that the covenants and agreements made pursuant to this Section 10 by the European Credit Parties or the Canadian Credit Parties (but, for the avoidance of doubt, not the covenants and agreements of other Credit Parties in respect of the European Credit Parties or the Canadian Credit Parties) are made solely in support of the Loans to the European Borrower or the Canadian Borrower and shall be solely for the benefit of the Lenders in their capacity as Lenders to the European Borrower or the Canadian Borrower.

SECTION 11. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.01 Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing or (ii) default, and such default shall continue unremedied for five (5) or more Business Days, in the payment when due of any interest or Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 10 (other than Section 10.07(a) during a Cure Period), (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(i) and such default shall continue unremedied for a period of one (1) Business Day after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders (or two (2) Business Days of Borrowing Base Certificates that are then required to be delivered on a monthly basis) or (iii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.03(d), 9.02(i), 9.03 (but only with respect to Aleris), 9.06(b), 9.08 or 9.09 (provided that if (A) any such default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such default could not materially adversely impact the Administrative Agent’s Liens on the Collateral, such default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such default so long as the Credit Parties are diligently pursuing the cure of such default) or (iv) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of thirty (30) days after written notice thereof to the defaulting party by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) Aleris or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, (ii) any Indebtedness (other than the Obligations) of Aleris or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that (1) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $30,000,000, and (2) clauses (i) and (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, or (iii) there occurs under any Interest Rate Protection Agreement or Other Hedging Agreement an early termination date (as defined in such agreement) resulting from (A) any event of default under such Interest Rate Protection Agreement or Other Hedging Agreement as to which any Credit Party is the defaulting party or (B) any termination event as to which Aleris or any Subsidiary is an affected party and which occurs by reason of a default by Aleris or any of its Subsidiaries, and, in either event, the termination value owed by Aleris or any Subsidiary as a result thereof is greater than $30,000,000; or

11.05 Bankruptcy, etc. Aleris or any of its Subsidiaries shall commence a voluntary case or proceeding concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”) or under the Bankruptcy and Insolvency Act (Canada) or the Companies’ Creditors Arrangement Act (Canada) or similar bankruptcy or insolvency legislation; or an involuntary case or proceeding is commenced against Aleris or any of its

Subsidiaries, and the petition is not dismissed or stayed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) or a trustee, receiver, interim receiver, national receiver, receiver-manager, monitor, liquidator or similar custodian is appointed for, or takes charge of, all or substantially all of the property of Aleris or any of its Subsidiaries, or Aleris or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, bankruptcy, winding up or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Aleris or any of its Subsidiaries, or there is commenced against Aleris or any of its Subsidiaries any such proceeding which remains undismissed and unstayed for a period of sixty (60) days, or Aleris or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order sought in or approving any such case or proceeding is entered; or Aleris or any of its Subsidiaries suffers any appointment of any trustee, receiver, interim receiver, national receiver, receiver-manager, monitor, liquidator or similar custodian for it or any substantial part of its property (which, continues undischarged and unstayed for a period of sixty (60) days or is consented to by Aleris or such Subsidiary); or Aleris or any of its Subsidiaries makes a general assignment for the benefit of creditors or an assignment in bankruptcy; or any corporate, limited or unlimited liability company or similar action is taken by Aleris or any of its Subsidiaries for the purpose of effecting any of the foregoing.

11.06 ERISA. An ERISA Event (or similar event with respect to a Foreign Plan) shall have occurred that, when taken together with all other ERISA Events (and such similar events) that have occurred and are continuing would reasonably be expected to result in a Material Adverse Effect; or

11.07 Security Documents. (i) After the execution and delivery thereof, any Security Document shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 10.02), fail to create a valid and perfected security interest with the priority required by this Agreement or the Security Documents in any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage, or (ii) any Security Document shall fail to remain in full force or effect or any action shall be taken by any Credit Party to discontinue or to assert the invalidity or unenforceability of any Security Document; or

11.08 Guaranties. Any Guaranty at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Credit Party to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall deny or disaffirm in writing that it has any further liability under the Guaranty to which it is a party; or

11.09 Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), shall be rendered against any Credit Party or any combination of Credit Parties and the same shall remain undischarged for a period of twenty (20) consecutive days during which execution shall not be effectively stayed, satisfied or bonded; or

11.10 Subordination Provisions. Under any document or instrument evidencing any permitted Subordinated Indebtedness, the Obligations do not constitute indebtedness that is senior in right of payment to such Subordinated Indebtedness under the subordination provisions of such Subordinated

Indebtedness or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto; provided that the foregoing shall not apply to the extent Aleris or its Subsidiaries would be permitted to incur such Indebtedness as Indebtedness not constituting Subordinated Indebtedness pursuant to Section 10.04; or

11.11 Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Aleris, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Revolving Loans and the Notes evidencing such Revolving Loans and all other Obligations owing with respect thereto hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the U.S. Borrowers to pay (and the U.S. Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Administrative Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Borrowers and then outstanding; (v) enforce, as Administrative Agent, all of the Liens and security interests created pursuant to the Security Documents securing Obligations owing to the Secured Parties; and (vi) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations owing to the Lenders.

Solely for the purposes of determining whether an Event of Default has occurred under Section 11.04, Section 11.05, Section 11.06, and Section 11.09, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in such Section; provided that if it is necessary to exclude more than one Subsidiary from Section 11.04, Section 11.05, Section 11.06 and Section 11.09, as the case may be, pursuant to this paragraph in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

SECTION 12. The Administrative Agent

12.01 Appointment. (a) The Lenders hereby irrevocably designate and appoint Bank of America, N.A., as Administrative Agent. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or Affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent shall be permitted to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder (x) with respect to Loans and Letters of Credit denominated in a currency other than U.S. Dollars, (y) for purposes of holding any security granted by the Canadian Borrower or by any Affiliate or Subsidiary of the Canadian Borrower on property pursuant to the laws of any province of Canada to secure obligations of the Canadian Borrower or such Affiliate or Subsidiary, and the provisions of this Section 12 shall apply to any such Affiliates mutatis mutandis), and (z) for purposes of holding any security granted by the European Borrower or the U.K. Guarantor or by any Affiliate or Subsidiary of the European Borrower or the U.K. Guarantor or on property pursuant to the laws of any European jurisdiction to secure obligations of the European Borrower, the U.K. Guarantor, or such Affiliate or Subsidiary, and the provisions of this Section 12 shall apply to any such Affiliates mutatis mutandis).

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Administrative Agent, on the other hand, the Credit Parties and each such Secured Party acknowledge and agree with the Administrative Agent that such Secured Party and the Administrative Agent are hereby conferred the legal status of solidary creditors of the Credit Parties in respect of all Obligations owed by the Credit Parties to the Administrative Agent and such Secured Party hereunder and under the other Credit Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, the Credit Parties are irrevocably bound towards the Administrative Agent and each such Secured Party in respect of the entire Solidary Claim of the Administrative Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Administrative Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Administrative Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Administrative Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Credit Documents shall be granted to the Administrative Agent, for its own benefit and for the benefit of the applicable Secured Parties, as solidary creditor as hereinabove set forth.

12.02 Nature of Duties. (a) The Administrative Agent and the Co-Collateral Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent, nor any Co-Collateral Agent nor any of their respective officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent and the Co-Collateral Agents shall be mechanical and administrative in nature; the Administrative Agent and the Co-Collateral Agents shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent or the Co-Collateral Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Syndication Agent, the Co-Documentation Agents, the Senior Managing Agents, the Joint Lead Arrangers and the Joint Book Runners are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers and the Joint Book Runners shall each be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent (to the same extent as provided for the Administrative Agent) as, and to the extent, provided for under Sections 12.06 and 13.01 (which provisions shall be deemed incorporated by reference herein). Without limitation of the foregoing, neither the Syndication Agent, the Co-Documentation Agents, the Senior Managing Agents, the Joint Lead Arrangers, nor the Joint Book Runners shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent or any Co-Collateral Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Aleris and its Subsidiaries in connection with the making and the continuance of the Loans and Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Aleris and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent and the Co-Collateral Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or the issuance of any Letter of Credit or at any time or times thereafter. The Administrative Agent and the Co-Collateral Agents shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Aleris or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Aleris or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

12.02 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.06 Indemnification. To the extent the Administrative Agent (or any Affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any Affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any Affiliate thereof) in performing its duties hereunder or under any other

Credit Document (including, without limitation, any account control agreements entered into pursuant to any Security Agreement) or in any way relating to or arising out of this Agreement or any other Credit Document (including, without limitation, any account control agreements entered into pursuant to any Security Agreement); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.08 Holders. The Borrowers and the Administrative Agent shall deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, together with the relevant Assignment and Assumption Agreement shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving twenty (20) Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 11.05 then exists, Aleris. Any such resignation of the Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and Swingline Lender, in which case the Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letter of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Aleris, which acceptance shall not be unreasonably withheld or delayed (provided that Aleris’ approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such twenty (20) Business Day period, the resigning Administrative Agent, on behalf of the Lenders and with the consent of Aleris (which consent shall not be unreasonably withheld or delayed, provided that Aleris’

consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 45th Business Day after the date on which such notice of resignation was given by the resigning Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.

(e) Upon the resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10 Collateral Matters. (a) Notwithstanding the provisions in Section 13.23 (Special Appointment of Administrative Agent for German Security) below, each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Lenders (or any authorized sub-group thereof) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent to release and discharge any Lien granted to or held by the Administrative Agent or granted to and held by any of the Lenders themselves upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than any Credit Party) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) upon the request of the Borrowers, so long as the fair market value of any Collateral released in any Fiscal Year pursuant to this Section 12.10(b)(iii) does not exceed $5,000,000, (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12), (v) as otherwise may be expressly provided in the relevant Security Documents or (vi) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of the Guarantor from its obligations under its Guaranty in accordance with the terms of this Agreement. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10(b),

(c) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d) In no event will the Administrative Agent be replaced hereunder (or under any of the other Credit Documents) unless agreed to by the Co-Collateral Agents and the Administrative Agent.

(e) Each Lender authorizes and directs the Administrative Agent to enter into the intercreditor agreements and related documents in respect of Secured Hedging Agreements and to enter into any intercreditor agreement contemplated by this Agreement.

12.11 Resignation of the Co-Collateral Agents. (a) A Co-Collateral Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and such resignation shall take effect upon the appointment of a successor Co-Collateral Agent, pursuant to clauses (b) and (c) below or as otherwise provided below:

(b) Upon any such notice of resignation by the Co-Collateral Agent the Required Lenders shall appoint a successor Co-Collateral Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to Aleris (provided, that Aleris’ approval shall not be required if a Significant Event of Default then exists).

(c) If a successor Co-Collateral Agent shall not have been so appointed within such 20 Business Day period, the resigning Co-Collateral Agent on behalf of the Lenders, shall then appoint a successor Co-Collateral Agent reasonably acceptable to Aleris (provided, that Aleris’ approval shall not be required if a Significant Event of Default exists) who shall serve as a Co-Collateral Agent hereunder until such time, if any, the Required Lenders appoint a successor Co-Collateral Agent as provided in clause (b) above.

(d) If no successor Co-Collateral Agent has been appointed pursuant to clause (b) or (c) above by the 45th Business Day after the date on which such notice of resignation was given by a resigning Co-Collateral Agent, such Co-Collateral Agent’s resignation shall become effective and Aleris may appoint a successor Co-Collateral Agent until such time, if any, as the Required Lenders appoint a successor Co-Collateral Agent as provided in clause (b) above.

(e) Upon the resignation of a Co-Collateral Agent pursuant to this Section 12.11, such Co-Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 shall continue in effect for the benefit of such Co-Collateral Agent for all of its actions and inactions while serving as a Co-Collateral Agent.

12.12 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. Miscellaneous.

13.01 Payment of Expenses, etc. The U.S. Credit Parties hereby jointly and severally agree to: (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and Co-Collateral Agents and their respective Affiliates (including, without limitation, the reasonable fees and disbursements of Parker Hudson Rainer & Dobbs LLP on behalf of the Administrative Agent and the Co- Collateral Agents and one reasonable and necessary special counsel for the Administrative Agent and the Co-Collateral Agents, up to one local counsel in each applicable jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and of the Administrative Agent and the Co-Collateral Agents and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement; (ii) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and Co-Collateral Agents and, after the occurrence of an Event of Default, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Credit Documents, appraisals and field examinations conducted hereunder, and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and Co-Collateral Agents and, after the occurrence of an Event of Default, no more than one outside law firm (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) retained by the Issuing Lenders and Lenders unless, in the reasonable opinion of those Lenders seeking enforcement of any of the Credit Documents, representation of all Lenders would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, the Borrowers shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Lenders as is necessary to avoid such actual or potential conflict of intent; (iii) pay and hold the Administrative Agent, each of the Co-Collateral Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, documentary transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters, the performance of any obligation under this Agreement or any other Credit Document or any payment thereunder, and save the Administrative Agent, each of the Co-Collateral Agents, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Co-Collateral Agent, such Issuing Lender or such Lender) to pay such taxes; and (iv) indemnify each Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, Affiliates, trustees and investment advisors (each, an “Indemnitee”, and collectively, the “Indemnitees”) from and hold each of them harmless against any and all liabilities, obligations (including Remedial Actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Indemnitee is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents (but excluding any losses, liabilities, claims, damages or expenses relating to (v) the matters referred to in Sections 2.10, 2.11, 3.06, 5.04 and 5.05

(which shall be the sole remedy in respect of the matters set forth therein), (w) incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) brought solely by an Affiliate of such Indemnitee, (y) resulting from a breach of the Credit Documents by such Indemnitee or (z) relating solely to disputes among Indemnitees and not involving the Sponsors, the Borrower or any of their Affiliates, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by Aleris or any of its Subsidiaries at any location, whether or not owned, leased or operated by Aleris or any of its Subsidiaries, the non-compliance by Aleris or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against Aleris, any of its Subsidiaries or any Real Property at any time owned, leased or operated by Aleris or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of one counsel for the Administrative Agent and the Co-Collateral Agents and no more than one outside law firm retained by the Issuing Lenders and the Lenders and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent (w) incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) brought solely by an Affiliate of such Indemnitee, (y) resulting from a breach of the Credit Documents by such Indemnitee, or (z) relating solely to disputes among Indemnitees and not involving the Sponsors, the Borrowers or any of their Affiliates. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Co-Collateral Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. No party to this Agreement shall be responsible or liable to any other party to this Agreement (or any such party’s Affiliates, officers, directors, employees, representatives, Agents or investment advisors) for (and each such party hereby waives) any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of the Credit Documents or the transactions contemplated hereby and thereby.

13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by Affiliates, branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Aleris or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured, provided, however, that none of the Administrative Agent, any Issuing Lender or any Lender may offset amounts (i) owed by it to the Canadian Credit Parties (or any of their Subsidiaries) against amounts owed to such Person by the U.S. Credit Parties (except in respect of the U.S. Credit Parties’ guaranties of the Canadian Credit Parties) or the European Credit Parties and (ii) owed by it to the European Credit Parties (or any of their Subsidiaries) against amounts owed to such Person by the U.S. Credit Parties (except in respect of the U.S. Credit Parties’ guaranties of the European Credit Parties) or the Canadian Credit Parties.

13.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to any Credit Party, to such Credit Party c/o Aleris at 25825 Science Park Drive, Suite 400, Beachwood, OH 41122, Attention: General Counsel, Telephone No.: (216) 910-3400, Telecopier: (216) 910-3650, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender or any Issuing Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent and Aleris shall not be effective until received by the Administrative Agent or Aleris, as the case may be. Each party hereto may change its information for notices and other communications hereunder by providing notice of such change to each other party hereto in accordance with this Section 13.03.

13.04 Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns permitted hereby of the parties hereto; provided, however, that no Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of all of the Lenders and, no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.04 (or as provided in Section 2.13). Any Lender may grant participations in its rights hereunder, provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the applicable Borrower, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (D) the participant shall not constitute a “Lender” hereunder, (E) any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement, and (F) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of, or interest on, the Commitments and/or Loans (or Letters of Credit) that are being participated in by such participant, (ii) reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (iii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iv) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, (A) the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation and (B) following a Conversion Event each Participant shall be entitled to receive from relevant Borrowers any incremental costs and indemnities (including, without limitation, pursuant to Section 2.10, 2.11 and 3.06, and 5.04) directly from the Borrowers to the same extent as if it were the direct Lender as to which its interests were assigned after the occurrence of a Conversion Event as opposed to a participant therein, which incremental costs shall be calculated without regard to Section 2.12. A participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.06 or 5.04 than what the applicable Lender would have been entitled to receive with respect to the participation sold to such participant. A participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.04 unless the relevant Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of such Borrower, to comply with Section 5.04 as though it were a Lender.

(b) Subject to clauses (c) and (d) below, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any Affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (for such purposes, using the Dollar Equivalent of any Non-Dollar Denominated Loans), in each case in the aggregate for the assigning Lender or assigning Lenders of such Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any funds that invest in loans and are managed or advised by the same investment advisor or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which Eligible Transferees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) so long as no Significant Event of Default then exists and no Conversion Event has occurred, any assignment of all or any portion of the Commitment of any Canadian Lender pursuant to clause (x) or (y) above shall be only to a Person who is a Canadian Resident complying with the relevant requirements of Section 2.17, (ii) at such time, Schedule I-A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (iii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the respective Borrower or Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the relevant Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iv) so long as no Specified Event of Default with respect to Aleris then exists the prior written consent of Aleris in each case shall be required in connection with any such assignment (each of which consents shall not be unreasonably withheld or delayed), (v) the consent of the Administrative Agent, each Swingline Lender and each Issuing Lender shall be required in connection with any assignment of a Commitment to an Eligible Transferee pursuant to clause (y) above (which consents shall not be unreasonably withheld or delayed), (vi) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, (vii) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15, and (viii) unless Aleris provides its prior written consent in its sole discretion, no Lender may assign its Commitments or Loans to a Disqualified Lender. To the extent of any assignment pursuant to this

Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder (other than a Canadian Lender in its capacity solely as a Lender to the Canadian Borrower), the respective assignee Lender shall, to the extent legally entitled to do so, provide to Aleris the appropriate Internal Revenue Service Forms and necessary attachments (and, if applicable, a Section 5.04(b)(ii) Certificate) described in Section 5.04(b) and other documentation required pursuant to Section 5.04(d). At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Canadian Lender hereunder, the respective assignee shall, to the extent legally entitled to do so, provide the documents required by Section 2.17(a) and shall, to the extent it is legally entitled to do so, represent that it is a Canadian Resident. To the extent that prior to the occurrence of a Conversion Event an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in amounts payable under Section 2.10, 3.06 or 5.04 (other than excess costs paid in respect of Canadian Borrower Obligations or European Borrower Obligations under Section 5.04 with respect to assignments effected when a Specified Event of Default exists, or after a Conversion Event has occurred) that exceed the respective amounts that would be payable by the Borrowers at such time to the respective assigning Lender under such Sections in the absence of such assignment, then the Borrowers shall not be obligated to pay such excess amount (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other excess amounts or increased costs of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective assignment; provided, however, that the preceding clause shall not apply to the portion of such excess amounts or increased costs required to be paid by the Borrowers to the extent the Borrowers would have been required to pay additional amounts pursuant to Section 2.10, 3.06 or 5.04, irrespective of such change in such applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof). Any assignment or transfer by a Lender of its rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.04(a). In determining whether or not to give its consent to any proposed assignment hereunder pursuant to clause (iv) of the proviso of Section 13.04(b), Aleris may, in its reasonable good faith judgment, consider various factors with respect to any such proposed Eligible Transferee, including the financial strength of such proposed Eligible Transferee and the experience of such proposed Eligible Transferee in the asset based lending market; provided, that in no event shall Aleris be required to consent to a proposed assignment to a proposed Eligible Transferee that is a competitor of Aleris or any of its Subsidiaries.

(c) In the event of an assignment or transfer of Commitments including Restricted Sub-Participations (but not including participations that are not Restricted Sub-Participations), so long as no Significant Event of Default then exists and no Conversion Event has theretofore occurred, the assignee Lender shall make the representations in the Assignment and Assumption Agreement as to whether it is a Swiss Qualifying Bank on the effective date of the respective assignment, and if it represents that it is a Swiss Qualifying Bank and if such assignee Lender is not incorporated in an OECD country at such time, so long as no Significant Event of Default then exists and no Conversion Event has theretofore occurred, Aleris has the right prior to the transfer to request that such new Lender provide to it a written confirmation signed by the Swiss Federal Tax Administration that it is a bank as per explanatory note of the Swiss Federal Tax Administration No. S-02.123(9.86) as amended from time to time. If the assignee Lender is not a Swiss Qualifying Bank and there is reasonable doubt as to whether such assignee Lender counts as one or several Lenders, Aleris has the right (unless a Significant Event of Default then exists or a Conversion Event has theretofore occurred) prior to the transfer to request that such assignee Lender provide to it a written confirmation signed by the Swiss Federal Tax Administration that such assignee Lender counts as one (or several, as the case may be) Swiss Non-Qualifying Bank. In the event that the respective assignee (or participant pursuant to a Restricted Sub-Participation) in respect of Commitments (or related outstandings to the European Borrower) is unable or unwilling to represent that it is a Swiss Qualifying Bank, then, unless a Significant Event of Default is in existence or a Conversion Event has occurred, the consent of the Administrative Agent and Aleris shall be required to effect the respective assignment or Restricted Sub-Participation (which consents shall not be unreasonably withheld or delayed); provided that no such consent shall be given by Aleris if, after giving effect to the respective assignment or Restricted Sub-Participation, the number of Lenders to the European Borrower or holders of Restricted Sub-Participations pursuant to extensions of credit to European Borrower under this Agreement which are Swiss Non-Qualifying Banks would exceed ten (10).

(d) Any Lender which enters into an assignment, transfer or Restricted Sub-Participation (but not including (x) assignments effected in accordance with the relevant requirements of Sections 13.04(b) and (c), and (y) participations that are not Restricted Sub-Participations) of its Commitment or outstanding pursuant thereto shall ensure that:

(i) the terms of such assignment, transfer or sub-participation agreement prohibit the new Lender or sub-participant from entering into further assignment, transfer or sub-participation agreements (in relation to the rights between it and such Lender) and assigning or granting any interest over the assignment, transfer or sub-participation agreement, except in each case to a person who is a Swiss Qualifying Bank;

(ii) the new Lender or sub-participant enters into a unilateral undertaking in favor of each Lender and each Credit Party incorporated in Switzerland to abide by the terms included in the assignment, transfer or sub-participation agreement to reflect sub-clause (i) above;

(iii) the terms of such assignment, transfer or sub-participation agreement oblige the new Lender or sub-participant, in respect of any further assignment, transfer or sub-participation, assignment or grant, to include a term identical to the provisions of this Sections 13.04(c) and (d) mutatis mutandis, including a requirement that any further new Lender or sub-participant, assignee or grantee enters into such undertaking; and

(iv) the identity of the new Lender or sub-participant is permitted to be disclosed to the Swiss Federal Tax Administration by the European Borrower (if requested by the Swiss Federal Tax Administration to do so).

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes (other than Canadian Revolving Loans and/or Revolving Notes evidencing any Canadian Revolving Loans) hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Aleris), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(f) In the event that any Lender shall become a Defaulting Lender or S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Lender that is not rated by any such ratings service or provider, the Issuing Lenders, the Swingline Lenders or Bank of America, N.A. (in the case of any Specified Foreign Currency Loans) shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Lender) then an Issuing Lender, a Swingline Lender or Bank of America, N.A. (in the case of any Specified Foreign Currency Loans) shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 13.04(b)), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 13.04(b)) all its interests, rights and obligations in respect of its Commitments and Loans to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) such Issuing Lender or Swingline Lender, Bank of America, N.A. (in the case of any Specified Foreign Currency Loans) or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligations then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

13.07 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Aleris to the Lenders); provided that (i) if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Aleris or the Required Lenders shall so request, the Administrative Agent, the Lenders and Aleris shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent or the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) Aleris shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP and (ii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days (or in the case of Canadian Prime Rate Loans and B/A Equivalent Loans (and other amounts owing hereunder or under any other Credit Document determined by reference to the Canadian Prime Rate or B/A Equivalent Rate is applicable) 365 days, as the case may be) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS RULES AND PRINCIPLES THEREUNDER). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT. EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE EUROPEAN BORROWER AND THE CANADIAN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS ALERIS, WITH OFFICES ON THE DATE HEREOF AT THE ADDRESS SPECIFIED OPPOSITE ITS SIGNATURE BELOW, AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR

PROCEEDING. IF FOR ANY REASON SUCH AUTHORIZED DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH OF THE EUROPEAN BORROWER AND THE CANADIAN BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE’ AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER ANY BORROWER. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

(b) EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with Aleris and the Administrative Agent.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which (i) each Credit Party, the Administrative Agent, each Lender with a Commitment, (which shall include the Required Lenders (determined immediately before the occurrence of the Closing Date and without giving effect thereto)) shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same (including by way of facsimile transmission) to the Administrative Agent at the Notice Office (or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at the

Notice Office that the same has been signed and mailed to it); it being understood that any Existing Lender which does not execute a counterpart hereof shall be replaced in accordance with the provisions of Section 13.12(d) and (ii) the conditions contained in Section 6 are met to the reasonable satisfaction of the Administrative Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions contained in Section 6 have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Closing Date shall have been deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Closing Date shall not release the Borrowers from any liability for failure to satisfy one or more of the applicable conditions contained in Section 7). The Administrative Agent will give each Lender prompt written notice of the occurrence of the Closing Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Subject to Section 2.15, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed or waived unless such change or waiver is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of Aleris (other than the U.S. Borrowers, the European Borrower, the U.K. Guarantor, and the Canadian Borrower) may be released from, this Agreement, the Guaranties and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change or waiver shall, without the consent of each Lender (other than a Defaulting Lender) (or in the case of clause (i), each Lender with Obligations being directly affected, including, without limitation, any Defaulting Lender with Obligations being directly affected), (i) except to the extent provided in Section 4.04, extend or postpone the final scheduled maturity or any date fixed for any scheduled repayment of principal of any Loan or Note, extend the duration of any Interest Period for a Euro Rate Loan or an Other Foreign Currency Denominated Loan beyond six months or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents or all or substantially all of the Guaranties (except as expressly provided in the Credit Documents) under this Agreement and the other Credit Documents, (iii) amend, modify or waive Section 13.06 or any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments on the Closing Date), (iv) reduce the percentage specified in the definition of Required Lenders or Supermajority Lenders (it being understood that additional extensions of credit pursuant to this Agreement shall be included in the determination of the Required Lenders and Supermajority Lenders on substantially the same basis as the extensions of Commitments are included on the Closing Date), or (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change or waiver shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory prepayment or mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3, or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement as same relates to the rights or obligations of the Administrative Agent, (4) without the consent of the Administrative Agent, amend, modify or waive any provision relating to the rights or obligations of the Administrative Agent, (5) without the consent of each Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (6) without the consent of the Syndication Agent, the Co-Collateral Agents, either Co-Documentation Agent, or the Joint Lead Arrangers, amend, modify or waive any provision relating to the rights or obligations of the Syndication Agent, any Co-Collateral Agent, either Co-Documentation Agent or the Joint Lead Arrangers, as the case may be, (7) without the consent of the Supermajority Lenders, amend the definition of U.S. Borrowing Base, Canadian Borrowing Base or European Borrowing Base (or any defined terms as used therein) as such definitions are set forth herein on the Closing Date (or as same may be amended from time to time pursuant to this clause (7)) in a manner which would have the effect of increasing availability thereunder as determined in good faith by the Administrative Agent, or (8) without the consent of the Supermajority Lenders, increase the percentage of the Borrowing Base for which Agent Advances may be made pursuant to Section 2.01(e). Notwithstanding the foregoing, Schedules XVI, XVII and XVIII may be amended by the Co-Collateral Agents in their Permitted Discretion.

(b) Notwithstanding anything to the contrary in this Section 13.12, (i) a Guarantor or a Borrower (other than Aleris, the European Borrower, the U.K. Guarantor, or the Canadian Borrower) shall automatically be released from its obligations hereunder and its Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder and the application of the proceeds therefrom in accordance with the provisions of this Agreement as a result of which such Guarantor or Borrower ceases to be a Subsidiary of Aleris and (ii) so long as no Event of Default has occurred and is continuing and a Responsible Officer of Aleris certifies in an officer’s certificate to the Administrative Agent that such Guarantor (A) is an Immaterial Subsidiary, and the release or such Guarantor would not result in any Immaterial Subsidiary being required pursuant to Section 9.12(e) to become a Credit Party hereunder (except to the extent that on and as of the date of such release, one or more other Immaterial Subsidiaries become Guarantors hereunder and the provisions of Section 9.12(e) are satisfied upon giving effect to all such additions and releases), or (B) is a Restricted Subsidiary which has been redesignated as an Unrestricted Subsidiary in accordance with Section 9.15, then in the case of each of clauses (A) and (B), the Administrative Agent shall promptly release such Guarantor from its obligations hereunder and its Guaranty. In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor or Borrower, at such Guarantor’s or Borrower’s expense, all documents that such Guarantor or Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 13.12(b) shall be without recourse to or warranty by the Administrative Agent.

(c) Notwithstanding anything to the contrary in this Section 13.12, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended and waived with the consent of the Administrative Agent at the request of Aleris without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to reflect local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

(d) If, in connection with any proposed change or waiver of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders, each Lender or each affected Lender is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Aleris shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) subject to compliance with Sections 2.17 and 2.18, replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change or waiver or (B) cash collateralize its applicable L/C Participation Percentage of the Letter of Credit Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Commitments that are terminated and Loans that are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who must have consented thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event Aleris shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may, subject to Sections 2.17 and 2.18, transfer and carry its Loans and/or participations in outstanding Letters of Credit at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans and/or participations in outstanding Letters of Credit pursuant to this Section 13.14 would, at the time of such transfer, result in amounts payable under Section 2.10, 2.11, 3.06 or 5.04 that exceed the amounts that would be payable by Borrowers under such sections to the relevant Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other excess amounts of the type described above resulting from changes in any applicable law, treaty, governmental rule, regulation, guidelines or order, or in the interpretation thereof, after the date of the respective transfer).

13.15 Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders, the amount of any principal or interest due and payable with respect to such Loans and each repayment in respect of the principal amount, and related interest amounts of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and for Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15.

13.16 Confidentiality. (a) Each Lender agrees that it will not disclose without the prior written consent of Aleris (other than to Affiliates of such Lender, its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Transaction, the Permitted Holders, Aleris or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document (other than information that is available to such Lender on a nonconfidential basis prior to such disclosure), provided that any Lender may disclose any such information (i) as is or has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required in any report, statement or testimony required to be submitted to any municipal, state or Federal regulatory body having jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar regulatory organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required with respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Co-Collateral Agents, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, (vii) to any pledgee under Section 13.04(e) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee or participant agrees to be bound by the confidentiality provisions contained in, or provisions no less restrictive than, this Section 13.16, (viii) in connection with any action or proceeding involving a Credit Party or an Affiliate or a Credit Party, or other exercise of rights or remedies against a Credit Party or an Affiliate of a Credit Party, relating to any Credit Documents or Obligations, and (ix) to any rating agency when required by it, provided that prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information received by it from such Lender. Any person required to maintain the confidentiality of information as provided in this Section 13.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

(b) Each Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Aleris or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Aleris and its Subsidiaries), if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender; provided, however, that all such information shall in any event only be used for the purposes of administrative matters directly related to this Agreement and matters directly incidental thereto and for no other purposes.

13.17 Aleris as Agent for the Borrowers. Each Credit Party hereby irrevocably appoints Aleris as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the applicable appointing Credit Party that such appointment has been revoked. Each Credit Party hereby irrevocably appoints and authorizes Aleris (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Credit Party and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as Aleris deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents.

13.18 Special Provisions Regarding Pledges of Promissory Notes Owed by, Persons Not Organized in the United States. The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, promissory notes executed by various Persons owned by the applicable Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents. The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests granted pursuant to the various Security Documents and to take all actions under the laws of the United States, Canada, Switzerland, Germany, France, Denmark, Belgium and England and any State, province or territory thereof to perfect the security interests in the promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said promissory notes are owned by any Credit Party). Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes, Aleris hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, Aleris shall, and shall cause its Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent or Required Lenders to be necessary or desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions. If requested to do so pursuant to this Section 13.18, all such actions shall be taken in accordance with the provisions of this Section 13.18 and Section 9.11 and within the time periods set forth therein. All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to promissory notes issued by, Persons organized under laws of jurisdictions other than the United States, Canada, Switzerland, Germany, France, Denmark, Belgium and England and any State, province or territory thereof) not required to be taken in accordance with the provisions of this Section 13.18, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 9.11 and this Section 13.18.

13.19 Post-Closing Actions. Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that Aleris and its Subsidiaries shall be required to take the actions (if any) specified in Schedule XV as promptly as practicable, and in any event within the time periods set forth in Schedule XV. The provisions of Schedule XV shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety.

13.20 The PATRIOT Act. Each Lender subject to the USA PATRIOT ACT (Title 1113 of Pub, L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers and the other Credit Parties and other information that will allow such Lender to identify the Borrowers and the other Credit Parties in accordance with the PATRIOT Act.

13.21 Judgment Currency. (a) If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Credit Document for such sum (“Obligation Currency”) into another currency, the Spot Exchange Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Obligation Currency, a Credit Party shall discharge its obligation in respect of any sum due under a Credit Document only if, on the Business Day following receipt by the Administrative Agent of payment in the Judgment Currency, the Administrative Agent can use the amount paid to purchase the sum originally due in the Obligation Currency. If the purchased amount is less than the sum originally due, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to pay, or cause to be paid, to the Administrative Agent the difference in such amounts. If the purchased amount is greater than the sum originally due, the Administrative Agent shall return the excess amount to such Credit Party (or to the Person legally entitled thereto).

(b) For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.22 Parallel Debt. (a) Notwithstanding any other provision of this Agreement, and solely for the purpose of security granted under German law pursuant to any Security Document, each Borrower and the other Credit Parties hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent as creditor in its own right and not as a representative of the other Secured Parties amounts equal to any amounts owing from time to time by that Credit Party to any Secured Parties under any Secured Debt Agreement as and when those amounts are due for payment under the relevant Secured Debt Agreement.

(b) Each Borrower and the other Credit Parties acknowledge that the obligations of each Credit Party under Section 13.22(a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Credit Party to any Secured Party under any Secured Debt Agreement (its “Corresponding Debt”) nor shall the amounts for which each Credit Party is liable under Section 13.22(a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that (A) the Parallel Debt of each Credit Party shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of Guaranteed Obligations) discharged; and (B) the Corresponding Debt of each Credit Party shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of the Obligations) discharged.

(c) The Administrative Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held in trust. The security interest granted under the Secured Debt Agreements to the Administrative Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held in trust.

(d) All monies received or recovered by the Administrative Agent pursuant to this Section 13.22, and all amounts received or recovered by the Administrative Agent from or by the enforcement of any security interest granted to secure the Parallel Debt, shall be applied in accordance with this Agreement.

(e) Without limiting or affecting the Administrative Agent’s rights against the Credit Parties (whether under this Section 13.22 or under any other provision of the Secured Debt Agreements) each Credit Party acknowledges that (A) nothing in this Section 13.22 shall impose any obligation on the Administrative Agent to advance any sum to any Credit Party or otherwise under any Secured Debt Agreement, except in its capacity as Lender; and (B) for the purpose of any vote taken under any Secured Debt Agreements, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.

13.23 Special Appointment of Administrative Agent for German Security. For the purposes of German Security (as defined below), in addition to the provisions set out in Section 12.10, the specific provisions set out in this Section 13.23 shall prevail:

(a) With respect to German Security, the Administrative Agent shall in case of German Security constituted by non-accessory (nicht akzessorische) security interests, hold, administer and, as the case may be, enforce or release such German Security in its own name, but for the account of the Secured Parties.

(b) In the case of German Security constituted by accessory (akzessorische) security interests created by way of pledge or other accessory instruments, the Administrative Agent shall hold (with regard to its own rights under Section 13.22), administer and, as the case may be, enforce or release such German Security in the name of and for and on the behalf of the Secured Parties, and in its own name on the basis of the abstract acknowledgement of indebtedness pursuant to Section 13.22.

(c) For the purposes of performing its rights and obligations as Administrative Agent under any accessory (akzessorische) German Security, each Secured Party hereby authorizes the Administrative Agent to act as its agent (Stellvertreter), and releases the Administrative Agent from the restrictions imposed by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch). At the request of the Administrative Agent, each Secured Party shall provide the Administrative Agent with a separate written power of attorney (Spezialvollmacht) for the purposes of executing any relevant agreements and documents on their behalf. Each Secured Party hereby ratifies and approves all acts previously done by the Administrative Agent on such Secured Party’s behalf.

(d) The Administrative Agent accepts its appointment as administrator of the German Security on the terms and subject to the conditions set out in this Agreement, and the Secured Parties (other than the Administrative Agent), the Administrative Agent and all other parties to this Agreement agree that, in relation to the German Security, no Secured Party (other than the Administrative Agent) shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto.

(e) Each Secured Party (other than the Administrative Agent) hereby instructs the Administrative Agent (with the right of sub-delegation) to enter into any documents evidencing the German Security and to make and accept all declarations and take all actions it considers necessary or useful in connection with any German Security on behalf of such Secured Party (other than the Administrative Agent). The Administrative Agent shall further be entitled to rescind, release, amend and/or execute new and different documents securing the German Security.

13.24 Conflicting Provisions in Security Documents. In the event that any provisions of this Agreement conflict with any Security Document, the provisions of this Agreement shall govern.

13.25 Co-Collateral Agents. Each Co-Collateral Agent hereby agrees and acknowledges that all decisions to be made by the Co-Collateral Agents shall be made after each Co-Collateral Agent has been consulted by the other Co-Collateral Agents. In the event of a disagreement among Co-Collateral Agents in respect of matters to be determined pursuant to this Agreement and the other Credit Documents, the consenting vote of a majority of the Co-Collateral Agents shall be required.

13.26 Participant Register. The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, shall maintain a register on which it enters the name and address of each participant and the amount of each participant’s interest in the Obligations owing to such

Lender (the “Participant Register”), provided that such Lender shall have no obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitment, Loan or Letter of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the related Obligation.

SECTION 14. U.S. Borrowers Guaranty.

14.01 Guaranty. In order to induce the Administrative Agent, the Co-Collateral Agents, the Issuing Lenders and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements and in recognition of the direct benefits to be received by each U.S. Borrower from the proceeds of the Loans, the issuance of the Letters of Credit and the entering into of such Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements, each U.S. Borrower hereby agrees with the Guaranteed Creditors as follows: each U.S. Borrower hereby jointly and severally, unconditionally and irrevocably guarantees the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Relevant Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, each U.S. Borrower, jointly and severally, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Relevant Guaranteed Obligations.

14.02 Reinstatement. If a claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Relevant Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Guaranteed Party), then and in such event each U.S. Borrower agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such U.S. Borrower, notwithstanding any revocation of this U.S. Borrower Guaranty or other instrument evidencing any liability of any other Guaranteed Party, and such U.S. Borrower shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.03 Bankruptcy. Additionally, each U.S. Borrower jointly and severally, unconditionally and irrevocably guarantees the payment of any and all of the Relevant Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrowers upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors; or order, on demand, in lawful money of the United States.

14.04 Nature of Liability. The liability of each U.S. Borrower hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Relevant Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of each U.S. Borrower hereunder shall not be affected or impaired by (a) any direction as to application of payment by any Guaranteed Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Relevant Guaranteed

Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Guaranteed Party, or (e) any payment made to any Guaranteed Creditor on the Relevant Guaranteed Obligations which any such Guaranteed Creditor repays to any Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each U.S. Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.06, or (g) any invalidity, irregularity or enforceability of all or any part of the Relevant Guaranteed Obligations or of any security therefor. To the extent more than one U.S. Borrower guarantees the same Relevant Guaranteed Obligations hereunder, the liabilities of such U.S. Borrower with respect thereto shall be joint and several.

14.05 Independent Obligation. The obligations of each U.S. Borrower hereunder are independent of the obligations of any other guarantor, any other party or any Guaranteed Party, and a separate action or actions may be brought and prosecuted against each U.S. Borrower whether or not action is brought against any other guarantor, any other party or any Guaranteed Party and whether or not any other guarantor, any other party or any Guaranteed Party be joined in any such action or actions. Each U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof Any payment by any Guaranteed Party or other circumstance which operates to toll any statute of limitations as to any Guaranteed Party shall operate to toll the statute of limitations as to each U.S. Borrower.

14.06 Authorization. Each U.S. Borrower authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Relevant Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this U.S. Borrower Guaranty shall apply to the Relevant Guaranteed Obligations as so changed, extended, renewed or altered;

(ii) take and hold security for the payment of the Relevant Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Relevant Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(iii) exercise or refrain from exercising any rights against any Guaranteed Party or others or otherwise act or refrain from acting;

(iv) release or substitute any one or more endorsers, guarantors, any Guaranteed Party or other obligors;

(v) settle or compromise any of the Relevant Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Guaranteed Party to its creditors other than the Guaranteed Creditors;

(vi) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of such Guaranteed Party remain unpaid;

(vii) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any other Secured Debt Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, or any other Secured Debt Agreement or any of such other instruments or agreements; and/or

(viii) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Borrower from its liabilities under this U.S. Borrower Guaranty.

14.07 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any U.S. Borrower or any of its respective Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Relevant Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

14.08 Waiver. (a) Each U.S. Borrower waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever, Each U.S. Borrower waives any defense based on or arising out of any defense of any Guaranteed Party, any other guarantor or any other party, other than payment of the Relevant Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any Guaranteed Party, any U.S. Borrower, any other guarantor or any other party, or the validity, legality or unenforceability of the Relevant Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Guaranteed Party other than payment of the Relevant Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any U.S. Borrower hereunder except to the extent the Relevant Guaranteed Obligations have been paid. Each U.S. Borrower waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such U.S. Borrower against any Guaranteed Party or any other party or any security.

(b) Each U.S. Borrower waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this U.S. Borrower Guaranty, and notices of the existence, creation or incurring of new or additional Relevant Guaranteed Obligations. Each U.S. Borrower assumes all responsibility for being and keeping itself informed of each Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Relevant Guaranteed Obligations and the nature, scope and extent of the risks which such U.S. Borrower assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise such U.S. Borrower of information known to them regarding such circumstances or risks.

(c) Each Borrower warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

14.09 Maximum Liability. It is the desire and intent of each U.S. Borrower and the Guaranteed Creditors that this U.S. Borrower Guaranty shall be enforced against each U.S. Borrower to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any U.S. Borrower under this U.S. Borrower Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of each U.S. Borrower obligations under this U.S. Borrower Guaranty shall be deemed to be reduced and such U.S. Borrower shall pay the maximum amount of the Relevant Guaranteed Obligations which would be permissible under applicable law.

SECTION 15. Nature of U.S. Borrower Obligations; Limitation on Canadian Borrower Obligations and European Borrower Obligations.

15.01 Nature of U.S. Borrower Obligations, Canadian Borrower Obligations and European Borrower Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that

(i) all U.S. Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all Revolving Loans, Letter of Credit Outstandings and all other U.S. Borrower Obligations pursuant to this Agreement and under any U.S. Borrower Revolving Note (including, without limitation, all fees, indemnities, taxes and other U.S. Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to U.S. Borrower Obligations as described above, all such U.S. Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the U.S. Borrower Guaranty and the U.S. Subsidiaries Guaranty;

(ii) all Canadian Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all Canadian Revolving Loans and all other Canadian Borrower Obligations pursuant to this Agreement and under any Revolving Note (including, without limitation, all fees, indemnities, taxes and other Canadian Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the obligations of the Canadian Borrower. In addition to the direct obligations of the Canadian Borrower with respect to Canadian Borrower Obligations as described above, all such Canadian Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, this Agreement, the Canadian Subsidiaries Guaranty and the U.S. Subsidiaries Guaranty; and

(iii) all European Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all European Borrower Revolving Loans and all other European Borrower Obligations pursuant to this Agreement and under any European Revolving Note (including, without limitation, all fees, indemnities, taxes and other European Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the obligations of the European Borrower. In addition to the direct obligations of the

European Borrower with respect to European Borrower Obligations as described above, all such European Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, this Agreement, the Canadian Subsidiaries Guaranty and the U.S. Subsidiaries Guaranty.

15.02 Independent Obligation. The obligations of each U.S. Borrower with respect to the U.S. Borrower Obligations are independent of the obligations of each other U.S. Borrower or any Guarantor under its guaranty of such U.S. Borrower Obligations, and a separate action or actions may be brought and prosecuted against each U.S. Borrower, whether or not any other U.S. Borrower or any such Guarantor is joined in any such action or actions. Each U.S. Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any U.S. Borrower or other circumstance which operates to toll any statute of limitations as to any U.S. Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each U.S. Borrower.

15.03 Authorization. Each of the U.S. Borrowers authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) exercise or refrain from exercising any rights against any other U.S. Borrower or any Guarantor or others or otherwise act or refrain from acting;

(ii) release or substitute any other U.S. Borrower, endorsers, Guarantors or other obligors;

(iii) settle or compromise any of the U.S. Borrower Obligations of any other U.S. Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any U.S. Borrower to its creditors other than the Lenders;

(iv) apply any sums paid by any other U.S. Borrower or any other Person, howsoever realized or otherwise received to or for the account of such U.S. Borrower to any liability or liabilities of such other U.S. Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

(v) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.

15.04 Reliance. It is not necessary for the Administrative Agent or any other Lender to inquire into the capacity or powers of any U.S. Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any U.S. Borrower Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the U.S. Borrowers hereunder.

15.05 Contribution; Subrogation. No U.S. Borrower shall have any rights of contribution or subrogation with respect to any other U.S. Borrower as a result of payments made by it hereunder, in each case unless and until the Total Commitment has been terminated and all U.S. Borrower Obligations have been paid in full.

15.06 Waiver. Each U.S. Borrower waives any right to require the Administrative Agent or the other Lenders to (i) proceed against any other U.S. Borrower, any Guarantor or any other party, (ii) proceed against or exhaust any security held from any U.S. Borrower, any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. Each U.S. Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any U.S. Borrower, any Guarantor or any other party or on or arising out of any defense of any other U.S. Borrower, any Guarantor or any other party other than payment in full in cash of the U.S. Borrower Obligations, including, without limitation, any defense based on or arising out of the disability of any other U.S. Borrower, any Guarantor or any other party, or the unenforceability of the U.S. Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other U.S. Borrower, in each case other than as a result of the payment in full in cash of the U.S. Borrower Obligations.

15.07 Limitation on Canadian Borrower Obligations and European Borrower Obligations. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall the Canadian Borrower or any other Canadian Subsidiary of any Borrower, the European Borrower, any other European Distribution Subsidiary of the European Borrower, any other Foreign Subsidiary of Aleris or any Domestic Subsidiary of a Foreign Subsidiary of Aleris guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any Obligation of a U.S. Credit Party under this Agreement or any of the other Credit Documents. All provisions contained in any Credit Document shall be interpreted consistently with this Section 15.07 to the extent possible, and where such other provisions conflict with the provisions of this Section 15.07, the provisions of this Section 15.07 shall govern.

15.08 Maximum Liability. It is the desire and intent of (i) each U.S. Borrower and the Lenders and (ii) the Canadian Borrower and the Lenders, that, in each case, their respective joint and several liability shall be enforced against each U.S. Borrower or the Canadian Borrower, as applicable, to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of any U.S. Borrower or the Canadian Borrower under any Credit Document shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of each U.S. Borrower’s obligations (in the case of any invalidity or unenforceability with respect to a U.S. Borrower’s obligations) or the Canadian Borrower’s obligations (in the case of any invalidity or unenforceability with respect to the Canadian Borrower’s obligations) under the Credit Documents shall be deemed to be reduced and such U.S. Borrower or the Canadian Borrower, as applicable, shall pay the maximum amount of the Obligations which would be permissible under applicable law.

SECTION 16. Revolving Loans; Intra-Lender Issues. In connection with the funding of Specified Foreign Currency Loans (as defined below), Lenders shall have no obligation under this Agreement to sell any Specified Foreign Currency Participations (as defined below) but may elect to do so subject to the consent of the Administrative Agent and the Joint Book Runners. If the Administrative Agent and the Joint Book Runners consent to the sales of any Specified Foreign Currency Participations, then such sales shall be governed by the terms of this Section 16.

16.01 Specified Foreign Currency Participations. Notwithstanding anything to the contrary contained herein, all Revolving Loans which are denominated in a Specified Foreign Currency (each, a “Specified Foreign Currency Loan”) shall be made solely by the applicable Lenders (including Bank of America, N.A. or its branches or Affiliates) who are not Participating Specified Foreign Currency Lenders (as defined below). Each applicable Lender acceptable to the Administrative Agent that does not have Specified Foreign Currency Funding Capacity (a “Participating Specified Foreign Currency Lender”) shall irrevocably and unconditionally purchase and acquire and shall be deemed to irrevocably and unconditionally purchase and acquire from either (i) Bank of America, N.A. and each other Lender, or (ii) if agreed to by Bank of America, N.A., Bank of America, N.A., in its capacity as the sole fronting bank, subject to Bank of America N.A.’s receipt of an acceptable indemnity from the Joint Book Runners (in the case of either (i) or (ii), such Lender or Lenders hereafter referred to as the “Designated Fronting Bank”), and the Designated Fronting Bank shall sell and be deemed to sell to each such Participating Specified Foreign Currency Lender, without recourse or any representation or warranty whatsoever, an undivided interest and participation (a “Specified Foreign Currency Participation”) in each Revolving Loan which is a Specified Foreign Currency Loan funded by the Designated Fronting Bank in an amount equal to such Participating Specified Foreign Currency Lender’s Percentage of the Borrowing that includes such Revolving Loan. Such purchase and sale of a Specified Foreign Currency Participation shall be deemed to occur automatically upon the making of a Specified Foreign Currency Loan by the Designated Fronting Bank, without any further notice to any Participating Specified Foreign Currency Lender. The purchase price payable by each Participating Specified Foreign Currency Lender to the Designated Fronting Bank for each Specified Foreign Currency Participation purchased by it from the Designated Fronting Bank shall be equal to 100% of the principal amount of such Specified Foreign Currency Participation (i.e., the product of (i) the amount of the Borrowing that includes the relevant Revolving Loan and (ii) such Participating Specified Foreign Currency Lender’s Percentage), and such purchase price shall be payable by each Participating Specified Foreign Currency Lender to the Designated Fronting Bank in accordance with the settlement procedure set forth in Section 16.02 below. The Designated Fronting Bank and the Administrative Agent shall record on their books the amount of the Revolving Loans made by such Designated Fronting Bank and each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation and Funded Specified Foreign Currency Participation therein, all payments in respect thereof and interest accrued thereon and all payments made by and to each Participating Specified Foreign Currency Lender pursuant to this Section 16.01.

16.02 Settlement Procedures for Specified Foreign Currency Participations. Each Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation in the Specified Foreign Currency Loans shall be in an amount equal to its Percentage of all such Specified Foreign Currency Loans. However, in order to facilitate the administration of the Specified Foreign Currency Loans made by the Designated Fronting Bank and the Specified Foreign Currency Participations, settlement among the Designated Fronting Bank and the Participating Specified Foreign Currency Lenders with regard to the Participating Specified Foreign Currency Lenders’ Specified Foreign Currency Participations shall take place in accordance with the following provisions:

(i) The Designated Fronting Bank and the Participating Specified Foreign Currency Lenders shall settle (a “Specified Foreign Currency Participation Settlement”) by payments in respect of the Specified Foreign Currency Participations as follows: So long as any Specified Foreign Currency Loans are outstanding, Specified Foreign Currency Participation Settlements shall be effected upon the request of the Designated Fronting Bank through the Administrative Agent on such Business Days as requested the Designated Fronting Bank and as the Administrative Agent shall specify by a notice by telecopy, telephone or similar form of notice to each Participating Specified Foreign Currency Lender requesting such Specified Foreign Currency Participation Settlement (each such date on which a Specified Foreign Currency Participation Settlement occurs herein called a “Specified Foreign Currency Participation Settlement Date”), such notice to be delivered no later than 2:00 p.m. (New York time) at least one (1) Business Day prior to the requested Specified Foreign Currency Participation Settlement Date; provided that the Designated Fronting Bank shall have the option but not the obligation to request a Specified Foreign Currency Participation Settlement Date and, in any event, shall not request a Specified Foreign Currency Participation Settlement Date prior to the occurrence of an

Event of Default; provided further, that if (x) such Event of Default is cured or waived in writing in accordance with the terms hereof, (y) no Obligations have yet been declared due and payable under Article 11 and (z) the Administrative Agent has actual knowledge of such cure or waiver, all prior to the Administrative Agent’s giving notice to the Participating Specified Foreign Currency Lenders of the first Specified Foreign Currency Participation Settlement Date under this Agreement, then the Administrative Agent shall not give notice to the Participating Specified Foreign Currency Lenders of a Specified Foreign Currency Participation Settlement Date based upon such cured or waived Event of Default. If on any Specified Foreign Currency Participation Settlement Date the total principal amount of the Specified Foreign Currency Loans made or deemed made by the Designated Fronting Bank during the period ending on (but excluding) such Specified Foreign Currency Participation Settlement Date and commencing on (and including) the immediately preceding Specified Foreign Currency Participation Settlement Date (or the Closing Date in the case of the period ending on the first Specified Foreign Currency Participation Settlement Date) (each such period herein called a “Specified Foreign Currency Participation Settlement Period”) is greater than the principal amount of Specified Foreign Currency Loans repaid during such Specified Foreign Currency Participation Settlement Period to the Designated Fronting Bank, each Participating Specified Foreign Currency Lender shall pay to the Designated Fronting Bank (through the Administrative Agent), no later than 11:00 a.m. (New York time) on such Specified Foreign Currency Participation Settlement Date, an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of the amount of such excess. If in any Specified Foreign Currency Participation Settlement Period the outstanding principal amount of the Specified Foreign Currency Loans repaid to the Designated Fronting Bank in such period exceeds the total principal amount of the Specified Foreign Currency Loans made or deemed made by the Designated Fronting Bank during such period, the Designated Fronting Bank shall pay to each Participating Specified Foreign Currency Lender (through the Administrative Agent) on such Specified Foreign Currency Participation Settlement Date an amount equal to such Participating Specified Foreign Currency Lender’s ratable share of such excess. Specified Foreign Currency Participation Settlements in respect of Specified Foreign Currency Loans shall be made in the respective Available Currency in which such Specified Foreign Currency Loan was funded on the Specified Foreign Currency Participation Settlement Date for such Specified Foreign Currency Loans.

(ii) If any Participating Specified Foreign Currency Lender fails to pay to the Designated Fronting Bank on any Specified Foreign Currency Participation Settlement Date the full amount required to be paid by such Participating Specified Foreign Currency Lender to the Designated Fronting Bank on such Specified Foreign Currency Participation Settlement Date in respect of such Participating Specified Foreign Currency Lender’s Specified Foreign Currency Participation (such Participating Specified Foreign Currency Lender’s “Specified Foreign Currency Participation Settlement Amount”) with the Designated Fronting Bank, the Designated Fronting Bank shall be entitled to recover such unpaid amount from such Participating Specified Foreign Currency Lender, together with interest thereon (in the same respective currency or currencies as the relevant Specified Foreign Currency Loans) at the Base Rate plus 2.00%. Without limiting the Designated Fronting Bank’s rights to recover from any Participating Specified Foreign Currency Lender any unpaid Specified Foreign Currency Participation Settlement Amount payable by such Participating Specified Foreign Currency Lender to the Designated Fronting Bank, the Administrative Agent shall also be entitled to withhold from amounts otherwise payable to such Participating Specified Foreign Currency Lender an amount equal to such Participating Specified Foreign Currency Lender’s unpaid Specified Foreign Currency Participation Settlement Amount owing to the Designated Fronting Bank and apply such withheld amount to the payment of any unpaid Specified Foreign Currency Participation

Settlement Amount owing by such Participating Specified Foreign Currency Lender to the Designated Fronting Bank.

If any Specified Foreign Currency Loans convert to U.S. Dollars pursuant to Section 2.14, a Specified Foreign Currency Participation Settlement Date shall be deemed to automatically occur on the date of such conversion and the Designated Fronting Bank shall receive an amount expressed in the respective Available Currency immediately prior to such conversion.

16.03 Obligations Irrevocable. The obligations of each Participating Specified Foreign Currency Lender to purchase from the Designated Fronting Bank. a participation in each Specified Foreign Currency Loan made by the Designated Fronting Bank and to make payments to the Designated Fronting Bank with respect to such participation, in each case as provided herein, shall be irrevocable and not subject to any qualification or exception whatsoever, including any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents or of any Loans, against the Borrowers or any other Credit Party;

(ii) the existence of any claim, setoff, defense or other right which the Borrowers or any other Credit Party may have at any time against the Administrative Agent, any Participating Specified Foreign Currency Lender, or any other Person, whether in connection with this Agreement, any Specified Foreign Currency Loans, the transactions contemplated herein or any unrelated transactions;

(iii) any application or misapplication of any proceeds of any Specified Foreign Currency Loans;

(iv) the surrender or impairment of any security for any Specified Foreign Currency Loans;

(v) the occurrence of any Default or Event of Default;

(vi) the commencement or pendency of any events specified in Section 11.05, in respect of the Borrowers or any of its Subsidiaries or any other Person; or

(vii) the failure to satisfy the applicable conditions precedent set forth in Section 6 or 7.

16.04 Recovery or Avoidance of Payments. In the event any payment by or on behalf of any Borrower or any other Credit Party received by the Administrative Agent with respect to any Specified Foreign Currency Loan made by the Designated Fronting Bank is thereafter set aside, avoided or recovered from the Administrative Agent in connection with any insolvency proceeding or due to any mistake of law or fact, each Participating Specified Foreign Currency Lender shall, upon written demand by the Administrative Agent, pay to the Designated Fronting Bank (through the Administrative Agent) such Participating Specified Foreign Currency Lender’s Percentage of such amount set aside, avoided or recovered, together with interest at the rate and in the currency required to be paid by the Designated Fronting Bank or the Administrative Agent upon the amount required to be repaid by it.

16.05 Indemnification by Lenders. Each Participating Specified Foreign Currency Lender agrees to indemnify the Designated Fronting Bank (to the extent not reimbursed by the Borrowers and without limiting the obligations of the Borrowers hereunder or under any other Credit Document) ratably for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Designated Fronting Bank in any way relating to or arising out of any Specified Foreign Currency Loans or any action taken or omitted by the Designated Fronting Bank in connection therewith; provided that no Participating Specified Foreign Currency Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Designated Fronting Bank (as determined by a court of competent jurisdiction in a final non-appealable judgment). Without limiting the foregoing, each Participating Specified Foreign Currency Lender agrees to reimburse the Designated Fronting Bank promptly upon demand for such Participating Specified Foreign Currency Lender’s ratable share of any costs or expenses payable by the Borrowers to the Designated Fronting Bank in respect of the Specified Foreign Currency Loans to the extent that the Designated Fronting Bank is not promptly reimbursed for such costs and expenses by the Borrowers. The agreement contained in this Section 16.05 shall survive payment in full of all Specified Foreign Currency Loans.

16.06 Specified Foreign Currency Loan Participation Fee. In consideration for each Participating Specified Foreign Currency Lender’s participation in the Specified Foreign Currency Loans made by the Designated Fronting Bank, the Designated Fronting Bank agrees to pay to the Administrative Agent for the account of each Participating Specified Foreign Currency Lender, as and when the Designated Fronting Bank receives payment of interest on its Specified Foreign Currency Loans, a fee (the “Specified Foreign Currency Participation Fee”) at a rate per annum equal to the Applicable Margin on such Specified Foreign Currency Loans minus 0.50% on the Unfunded Specified Foreign Currency Participation of such Participating Specified Foreign Currency Lender in such Specified Foreign Currency Loans of the Designated Fronting Bank. The Specified Foreign Currency Participation Fee in respect of any unfunded Specified Foreign Currency Participation in a Specified Foreign Currency Loan shall be payable to the Administrative Agent in the Available Currency in which the respective Specified Foreign Currency Loan was funded when interest on such Specified Foreign Currency Loan is received by the Designated Fronting Bank. If the Designated Fronting Bank does not receive payment in full of such interest, the Specified Foreign Currency Participation Fee in respect of the unfunded Specified Foreign Currency Participation in such Specified Foreign Currency Loans shall be reduced proportionately. Any amounts payable under this Section 16.06 by the Administrative Agent to the Participating Specified Foreign Currency Lenders shall be paid in the Available Currency in which the respective Specified Foreign Currency Loan was funded (or, if different, the currency in which such interest payments are actually received).

16.07 Defaulting Lenders; etc. Notwithstanding anything to the contrary contained above, (x) no Lender may become a Participating Specified Foreign Currency Lender at any time it is a Defaulting Lender, and (y) if any Participating Specified Foreign Currency Lender at any time becomes a Defaulting Lender or if the Designated Fronting Bank reasonably determines that the credit quality of any then existing Participating Specified Foreign Currency Lender has suffered a material adverse change, the Designated Fronting Bank shall have the right to, by notice to the affected Lender, (i) terminate such Lender’s status as a Participating Specified Foreign Currency Lender for Revolving Loans, (ii) declare a Specified Foreign Currency Participation Settlement Date to occur with respect to such affected Lender and (iii) require such Participating Specified Foreign Currency Lender to cash collateralize (in the relevant Available Currency) such Lender’s Percentage of outstanding European Borrower Revolving Loans and/or Canadian Revolving Loans as the case may be and if such Lender fails to cash collateralize such Loans, upon two (2) days’ notice require the European Borrower and/or the Canadian Borrowers to cash-collateralize (in the relevant Available Currency) such Lender’s percentage of outstanding European Borrower Revolving Loans and/or Canadian Revolving Loans, as the case may be.

SECTION 17. Limitation on European Borrower Obligations . If and to the extent that the European Borrower is liable under the Credit Documents, including, without limitation, under

Section 13.01 (the “Indemnity”) for obligations of its Affiliates and that complying with such obligations would constitute a repayment of capital (Einlagerückgewähr) (including by way of a violation of the legally protected reserves (gesetzlich geschützte Reserven)) or the payment of a (constructive) dividend (Gewinnausschüttung) by the European Borrower (the “Restricted Obligations”), the following shall apply:

(a) The aggregate liability of the European Borrower for Restricted Obligations shall from time to time be limited to the Swiss Available Amount existing at that time; provided that such limitation (as may apply from time to time or not) shall not (generally or definitively) affect the Indemnity granted by the European Borrower in excess thereof, but merely postpone the time of using such proceeds from enforcement of the Indemnity until such times as application towards discharging the Restricted Obligations is again permitted notwithstanding such limitation.

(b) for the purposes of paragraph (a): “Swiss Available Amount” means the maximum amount of the European Borrower’s profits and reserves available from time to time for distribution as a dividend under applicable Swiss law. The Swiss Available Amount shall from time to time be calculated in accordance with, without limitation, article 675 of the Swiss Code of Obligations and shall include the equity capital surplus (including any unrestricted portion of legal general reserves, restricted reserves, retained earnings and current net profits) which is freely available (as the case may be after conversion) for distribution as a dividend to shareholders under Swiss law at the time payment is sought hereunder.

(c) Immediately after having been requested to perform Restricted Obligations under the Credit Documents, the European Borrower shall provide the Collateral Agent, as soon as possible, with (a) an interim balance sheet audited by the statutory auditors of the European Borrower, (b) the determination by the statutory auditors of the Swiss Available Amount based on such interim audited balance sheet (such Swiss Available Amount to reflect, as the case may be, the conversion of restricted reserves into distributable reserves) and (c) a confirmation from the statutory auditors of the European Borrower that the Swiss Available Amount complies with the terms of this Section 17 (Limitations on European Borrower Obligations) and with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves.

(d) In respect of Restricted Obligations, each European Borrower shall:

(i) if and to the extent required by applicable law in force at the relevant time: (i) subject to any applicable double tax treaties, deduct the Swiss Withholding Tax at the rate of 35 per cent. (or such other rate as in force at that time) from any payment made by it in respect of Restricted Obligations; (ii) pay any such deduction to the Swiss Federal Tax Administration; and (iii) notify and provide evidence to the Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration.

(ii) to the extent such deduction is made, not be required to make a gross-up, indemnify or otherwise hold harmless the Credit Parties for the deduction of the Swiss Withholding Tax, notwithstanding anything to the contrary contained in the Credit Documents, unless grossing-up is permitted under the laws of Switzerland then in force provided that this shall not in any way limit any obligations of any Credit Party (other than that European Borrower) under the Credit Documents. The European Borrower shall use its reasonable efforts to ensure that any member of Aleris and its group companies which is, as a result of a payment under the Credit Documents, entitled to a full or partial refund of the Swiss Withholding Tax, will, as soon as possible after the deduction of the Swiss Withholding Tax, (A) request a refund of the Swiss Withholding Tax under any applicable law (including double tax treaties) and (B) pay to the Agent upon receipt any amount so refunded. The European Borrower shall procure that any other action is taken as shall be reasonably required by the Administrative Agent including, without limitation, the passing of any shareholders’ resolutions to approve any payment or other performance of Restricted Obligations under the Credit Documents by European Borrowers and the receipt of any confirmations from the relevant European Borrower’s auditors, which may be required as a matter of Swiss law in force at the time to make a payment or perform other obligations under the Credit Documents with a minimum of limitations.

SECTION 18. Certifications Regarding Indentures. Each Credit Party further certifies to Agents and Lenders that (i) all of the Commitments hereunder constitute a “Credit Facility” (or the equivalent term defined in the Senior Notes Indenture) under the Senior Notes Indenture, and (ii) that all Obligations hereunder collectively constitute “Senior Indebtedness” (or the equivalent term defined in the IntermediateCo Note Indenture) under the IntermediateCo Note Indenture.

SECTION 19. Amendment and Restatement.

(a) This Agreement and the other Credit Documents amend and restate the Existing Credit Agreement and the “Credit Documents” (as defined in the Existing Credit Agreement). All rights, benefits, indebtedness, interests, liabilities and obligations of the parties to the Existing Credit Agreement and the agreements, documents and instruments executed and delivered in connection with the Existing Credit Agreement (collectively, the “Existing Credit Documents”) are hereby renewed, amended, restated and superseded in their entirety according to the terms and provisions set forth herein and in the other Credit Documents (except to the extent otherwise set forth in the Credit Documents). This Agreement does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Credit Documents or any indebtedness, liabilities or obligations of the Credit Parties thereunder, all of which are renewed and continued and are hereafter payable and to be performed in accordance with this Agreement and the other Credit Documents (except to the extent otherwise set forth in the Credit Documents). Neither this Agreement nor any other Credit Document extinguishes any Loans, Letters of Credit or other indebtedness or liabilities outstanding in connection with the Existing Credit Documents, nor do they constitute a novation with respect thereto.

(b) All security interests, pledges, assignments and other Liens and Guaranties previously granted by any Credit Party pursuant to the Existing Credit Documents are hereby renewed and continued (except to the extent otherwise set forth in the Credit Documents), and all such security interests, pledges, assignments and other Liens and Guaranties shall remain in full force and effect as security for the Obligations in the manner set forth in the Credit Documents. Notwithstanding the terms of any European Security Agreement or the order in which any European Security Agreement is executed, dated or registered, or notice of which is given to any Person, the ranking and priority of the Secured Parties shall be governed by this Agreement and the U.S. Security Agreement.

(c) Amounts in respect of interest, fees and other amounts payable to or for the account of the Administrative Agent, the Issuing Lenders and the Lenders shall be calculated (i) in accordance with the provisions of the Existing Credit Agreement with respect to any period (or a portion of any period) ending prior to the Closing Date, and (ii) in accordance with the provisions of this Agreement with respect to any period (or a portion of any period) commencing on or after the Closing Date.

SECTION 20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Credit Document, the Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Administrative Agent, any Lender, any of their Affiliates or any other Agent are arm’s-length commercial transactions between Borrowers and such Person; (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Credit Documents; (b) each of the Administrative Agent, the Lenders, their Affiliates and any other Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Credit Documents except as expressly set forth therein; and (c) the Administrative Agent, the Lenders, their Affiliates and any other Agent may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and have no obligation to disclose any of such interests to the Borrowers or their Affiliates. Each Credit Party agrees that it will not claim that any of the Administrative Agent, the Lenders, their Affiliates or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transactions.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ALERIS INTERNATIONAL, INC., as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack,
Executive Vice President and Chief Financial Officer

ALERIS ROLLED PRODUCTS, INC.,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS ROLLED PRODUCTS, LLC,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS ROLLED PRODUCTS SALES CORPORATION,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

IMCO RECYCLING OF OHIO, LLC,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS RECYCLING, INC.,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS SPECIFICATION ALLOYS, INC.,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

[Remainder of page intentionally left blank; Signatures continue on the following page.]

Signature Page to Amended and Restated Credit Agreement (Aleris)

ALERIS SPECIALTY PRODUCTS, INC.,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS RECYCLING BENS RUN, LLC,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ETS SCHAEFER, LLC,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS OHIO MANAGEMENT, INC.,
as a Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY,
A Nova Scotia Unlimited Liability Company
as Canadian Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, President

ALERIS SWITZERLAND GMBH,
A Swiss Limited Liability Company
as European Borrower

By:	/s/ Sean M. Stack
Sean M. Stack, Managing Director

[Remainder of page intentionally left blank; Signatures continue on the following page.]

Signature Page to Amended and Restated Credit Agreement (Aleris)

Accepted and Agreed to:

BANK OF AMERICA, N.A.,
as Administrative Agent, a Co-Collateral Agent and a Lender

By:	/s/ John Yankauskas
Name: John Yankauskas
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

Bank of America, N.A. (Acting Through its Canada Branch),
as a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

JPMORGAN CHASE BANK, N.A.,
as a Co-Collateral Agent and a Lender

By:	/s/ Katherine Cliffel
Name: Katherine Cliffel
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

J.P. MORGAN SECURITIES LLC,
as Syndication Agent

By:	/s/ Joseph J. Virzi
Name: Joseph J. Virzi
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement (Aleris)

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as A Lender

By:	/s/ John Freeman
Name: John Freeman
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

JPMORGAN CHASE BANK, N.A. (LONDON BRANCH),
as a Lender

By:	/s/ Tim Jacob
Name: Tim Jacob
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Co-Collateral Agent, a Co-Documentation Agent and a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Evelyn Thierry
Name: Evelyn Thierry
Title: Director

Signature Page to Amended and Restated Credit Agreement (Aleris)

BARCLAYS BANK PLC,
as a Co-Documentation Agent and a Lender

By:	/s/ Michael J. Mozer
Name: Michael J. Mozer
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

UBS AG, STAMFORD BRANCH,
as a Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

By:	/s/ Trja R. Otsa
Name: Trja R. Otsa
Title: Associate Director Banking Products Services, US

Signature Page to Amended and Restated Credit Agreement (Aleris)

UBS SECURITIES LLC,
as a Co-Documentation Agent

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US

Signature Page to Amended and Restated Credit Agreement (Aleris)

UBS AG CANADA BRANCH,
as a Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US

Signature Page to Amended and Restated Credit Agreement (Aleris)

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, A SUBSIDIARY OF RBS CITIZENS, NA,
as a Lender and a Senior Managing Agent

By:	/s/ James G. Zamborsky
Name: James G. Zamborsky
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Gregory J. Hall
Name: Gregory J. Hall
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

PNC BANK CANADA BRANCH,
as a Lender

By:	/s/ Mike Danby
Name: Mike Danby
Title: Assistant Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

KEYBANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ Timothy W. Kenealy
Name: Timothy W. Kenealy
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH,
as a Lender

By:	/s/ Ari Bruger
Name: Ari Bruger
Title: Vice President

By:	/s/ Rahul Parmar
Name: Rahul Parmar
Title: Associate

Signature Page to Amended and Restated Credit Agreement (Aleris)

WELLS FARGO BANK, N.A. (including acting through its London Branch)
as a Lender

By:	/s/ Robert H. Milhorat
Name: Robert H. Milhorat
Title: Director

Signature Page to Amended and Restated Credit Agreement (Aleris)

WELLS FARGO CAPITAL FINANCE
CORPORATION CANADA, as a Lender

By:	/s/ Domenic Casentino
Name: Domenic Casentino
Title: Vice President

Signature Page to Amended and Restated Credit Agreement (Aleris)

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Amended and Restated Credit Agreement (Aleris)

SCHEDULE I-A

COMMITMENTS

LENDER	COMMITMENT
BANK OF AMERICA, N.A. (ACTING THROUGH BANK OF AMERICA, N.A., AND THROUGH ITS CANADA BRANCH)	$110,000,000
JPMORGAN CHASE BANK, N.A. (ACTING THROUGH JPMORGAN CHASE BANK, N.A., JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, AND JPMORGAN CHASE BANK, N.A. (LONDON BRANCH))	$100,000,000
BARCLAYS BANK PLC	$55,000,000
DEUTSCHE BANK AG NEW YORK BRANCH	$55,000,000
UBS AG, STAMFORD BRANCH (ACTING THROUGH UBS AG, STAMFORD BRANCH AND UBS AG CANADA BRANCH)	$55,000,000
RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, A SUBSIDIARY OF RBS CITIZENS, NA	$45,000,000
PNC BANK, NATIONAL ASSOCIATION (ACTING THROUGH PNC BANK, NATIONAL ASSOCIATION AND PNC BANK CANADA BRANCH)	$45,000,000
KEYBANK NATIONAL ASSOCIATION	$40,000,000
WELLS FARGO BANK, N.A. (ACTING THROUGH WELLS FARGO BANK, N.A., WELLS FARGO CAPITAL FINANCE CORPORATION CANADA AND WELLS FARGO BANK, N.A. (LONDON BRANCH))	$45.000,000
CREDIT SUISSE AG, CAYMAN ISLAND BRANCH	$25,000,000
GOLDMAN SACHS BANK USA	$25,000,000
TOTAL	$600,000,000

Signature Page to Amended and Restated Credit Agreement (Aleris)

SCHEDULE I-B

Swiss Qualifying Banks

SWISS QUALIFYING BANKS	SWISS NON-QUALIFYING BANKS
BANK OF AMERICA, N.A.	NONE.

JPMORGAN CHASE BANK, N.A.

BARCLAYS BANK PLC

DEUTSCHE BANK AG NEW YORK BRANCH

UBS AG, STAMFORD BRANCH

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, A SUBSIDIARY OF RBS CITIZENS, NA

KEYBANK NATIONAL ASSOCIATION

PNC BANK, NATIONAL ASSOCIATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

CREDIT SUISSE AG, CAYMAN ISLAND BRANCH

GOLDMAN SACHS BANK USA

SCHEDULE II

LENDER ADDRESSES

Lender	Address

Bank of America, N.A.	300 Galleria Parkway
Suite 800
Atlanta, Georgia 30339
Attention: John Yankauskas
Telephone No.: (404) 607-3234
Facsimile No.: (404) 607-3277

Bank of America, N.A.	300 Galleria Parkway
(acting through its Canada branch)	Suite 800
Atlanta, Georgia 30339
Attention: John Yankauskas
Telephone No.: (404) 607-3234
Facsimile No.: (404) 607-3277

JPMorgan Chase Bank, N.A.	10 South Dearborn, Floor 22
Chicago, Illinois 60603
Attention: Adam Endsley
Telephone: (216) 781-4507
Facsimile: (216) 781-2071

JPMorgan Chase Bank, N.A., Toronto Branch	200 Bay Street
Royal Bank Plaza, South Tower, Suite 1800
Toronto, Ontario, M5J 2J2
Attention: Indrani Lazarus
Telephone: (416) 981-9218 (Canadian number)
Facsimile: (416) 981-9174 (Canadian number)

JPMorgan Chase Bank, N.A. (London Branch)	125 London Wall
London EC2Y 5AT
United Kingdom
Attention: Helen Mathie/Tim Jacob
Facsimile: 44 20 7325 6813

Barclays Bank PLC	Barclays Bank PLC
745 7th Avenue, 26th Floor
New York, New York 10019
Attention: Michael Mozer
Telephone: (212) 526-1456
Facsimile: (212) 526-5115
michael.mozer@barcap.com

Deutsche Bank AG New York Branch	60 Wall Street, NYC60-4305
New York, New York 10005-2858
Attention: Marus Turkington
Telephone: (212) 250-6153
Facsimile: (212) 797-5690

UBS AG , Stamford Branch	677 Washington Boulevard
Stamford, Connecticut 06901
Attention: Al Scoyni
Telephone: (203) 719-5208
Facsimile: (203) 719-1099

RBS Business Capital	53 State Street, Exchange Place
Boston, Massachusetts 01209
Attention: John Bobbin
Telephone: (617) 994-7357
Facsimile: (617) 227-7995

KeyBank National Association	127 Public Square
Cleveland, OH 44114
Attention: Timothy Kenealy
Telephone: (216) 689-3608
Facsimile: (216) 689-8470

PNC Bank, National Association	2 North Lake Avenue, Suite 440
Pasadena, CA 91101
Attn: Gregory J. Hall
Telephone: (626) 432-6103
Facsimile: (626) 432-4589

Two Tower Center Blvd.
21st Floor
East Brunswick, NJ 08816
Attn: Nisa Deai/Mei Zhu
Telephone: (732) 220-4489/ (732) 220-3287
Facsimile: (732) 220-3268 / (732) 220-4395

PNC Bank Canada Branch	130 King Street West
Suite 2140
P.O. Box 462
Toronto, ON MSX 1E4

Wells Fargo Bank, National Association	2450 Colorado Avenue, Suite 3000 West
Santa Monica, CA 90404
Attn: Krista Wade
Telephone: (310) 453-7218
Facsimile: (866) 615-7803

Wells Fargo Capital Finance Corporation Canada	40 King Street West
Toronto ON M5H 3Y2
Attn: Domenic Cosentino
Telephone: 416-775-2908
Facsimile: 416-775-2908
Domenic.cosentino@wellsfargo.com

Wells Fargo Bank, N.A. (London Branch)	One Plantation Place
30 Fenchurch Street
London, EC3M 3BD
Attn: Michelle Clark
VP - European Loans Support & Global Trade
Support Manager
Telephone: 011 +44 (0) 20 7956 4310
Facsimile: 011 +44 (0) 20 7929 4645 / 2131
michelle.clark1@wellsfargo.com

One Plantation Place
30 Fenchurch Street
London, EC3M 3BD
Attn: Ian King
European Loan and Global Trade Support
Telephone: 011 +44 (0) 20 7956 4316 (direct)
Facsimile: 011 +44 (0) 20 7929 4645
ian.king@wachovia.com

Credit Suisse AG, Cayman Islands Branch	Eleven Madison Avenue
New York, NY 10010
Attn: Ari Bruger
Telephone: (212) 538-5577
Facsimile: (646) 935-8075

Goldman Sachs Bank USA	30 Hudson Street, 38th Floor
Jersey City, NJ 07302
Attn: Lauren Day
Telephone: (212) 934-3921
Facsimile: (917) 977-3966
Gsd.link@gs.com

133 Fleet St.
London EC4A2BB
Telephone: 44(0)20 7051 0935
Facsimile: 44(0)20 7552 7070

SCHEDULE III

RESERVED

SCHEDULE IV

[RESERVED]

SCHEDULE V

REAL PROPERTY

Ownership	Address	County	Leased/Owned
Aleris Ohio Management, Inc.	25825 Science Park Drive Beachwood, OH 44122-7392	Cuyahoga	Leased

Aleris Ohio Management, Inc.	5525 North MacArthur Blvd., Suite 300 Irving, TX 75038	Dallas	Leased
Recycling
Aleris Recycling, Inc.	805 Gardner Lane Morgantown, KY 42261	Butler	Owned

Aleris Recycling, Inc.	1508 North 8th Street Highway 97 North Sapulpa, OK 74067	Creek	Owned

Aleris Recycling, Inc.	388 Williamson Drive Loudon, TN 37774	Loudon	Owned

Aleris Recycling, Inc.	305 Dimension Avenue Wabash, IN 46992	Wabash	Owned

Aleris Recycling, Inc.	109 Dimension Avenue Wabash, IN 46992	Wabash	Owned

Aleris Recycling, Inc.	3816 South State Route 2 Friendly, WV 26146	Tyler	Owned

Aleris Recycling, Inc.	16168 West Prairie Avenue Post Falls, ID 83854	Kootenai	Owned

Aleris Recycling Bens Run, LLC	4203 South State Route 2 Friendly, WV 26146	Tyler	Owned

Aleris Specialty Products, Inc.	4181 Bradley Road Cleveland, OH 44109	Cuyahoga	Owned

Aleris Specialty Products, Inc.	2639 East Water Street Rock Creek, OH 44084	Ashtabula	Owned

Aleris Specialty Products, Inc.	320 Huron Street Elyria, OH 44035	Lorain	Owned

Aleris Specialty Products, Inc.	6340 Indianapolis Blvd. Hammond, IN 46320	Lake	Owned

ETS Schaefer, LLC	8050 Highland Pointe Parkway Macedonia, OH 44056	Summit	Owned

IMSAMET of Arizona	3829 S. Estrella Parkway Goodyear, AZ 85338	Maricopa	Leased

UWA Acquisition Co.	2043 East State Highway LaPorte, IN 46350	LaPorte	Owned

UWA Acquisition Co.	397 Blackhollow Road Rockwood, TN 37854	Roane	Owned

Ownership	Address	County	Leased/Owned
Recycling / Specification Alloy
Aleris Recycling, Inc.	400 East Lincoln Highway Chicago Heights, IL 60411	Cook	Owned

Aleris Recycling, Inc.	267 North Fillmore Road Coldwater, MI 49036	Branch	Owned

Aleris Specification Alloys, Inc.	2600 Nodular Drive Saginaw, MI 48601	Saginaw	Owned

Aleris Specification Alloys, Inc.	430 West Garfield Avenue Coldwater, MI 49036	Branch	Owned

Aleris Specification Alloys, Inc.	514 Butters Avenue Coldwater, MI 49036	Branch	Owned

Aleris Specification Alloys, Inc.	425 Jay Street Coldwater, MI 49036	Branch	Owned

Aleris Specification Alloys, Inc.	368 West Garfield Avenue Coldwater, MI 49036	Branch	Owned

Aleris Specification Alloys, Inc.	47 Brogdon Road Steele, AL 35987	Saint Clair	Owned

Aleris Specification Alloys, Inc.	4525 West Old 24 Wabash, IN 46992	Wabash	Owned

UWA Acquisition Co.	841 South 550 West Tipton, IN 46072	Tipton	Owned
Rolled Products
Aleris Rolled Products, Inc.	838 North Delsea Drive Clayton, NJ 08312	Gloucester	Owned

Aleris Rolled Products, Inc.	2 Moore Ave. Buckhannon, WV 26201	Upshur	Owned

Aleris Rolled Products, Inc.	1 Reynolds Road Ashville, OH 43103-9595	Pickaway	Owned

Aleris Rolled Products, Inc.	1801 Reymet Road Richmond, VA 23237	Chesterfield	Owned

	1701 Reymet Road Richmond, VA 23237	Chesterfield	Owned

	1601 Reymet Road Richmond, VA 23237	Chesterfield	Owned

Aleris Rolled Products, Inc.	220 Horizon Dr., Suite 218 Raleigh, NC 27615	Wake	Lease will terminate 6/30/11

Aleris Rolled Products, Inc.	3321 Durham Road Roxboro, NC 27573	Person	Owned

Aleris Rolled Products, Inc.	118 Commerce Drive Roxboro, NC 27573	Person	Leased

Aleris Rolled Products, Inc.	County Road 50 West Rockport, IN 47635	Spencer	Owned

Aleris Rolled Products, Inc.	12651 Highway 431 South Livia, KY 42376	McLean	Owned

Aleris Rolled Products, Inc.	1881 Underwood Road	Ohio	Owned

Ownership	Address	County	Leased/Owned
Olaton, KY 42361

Aleris Rolled Products, Inc.	7319 Newport Road, S.E. Uhrichsville, OH 44683	Tuscarawas	Owned

Aleris Rolled Products, Inc.	1372 State Road 1957 Lewisport, KY 42351	Hancock	Owned

Aleris Rolled Products Sales Corporation	20415 72nd Ave. S. Ste 230 Kent, WA 98032	King	Leased

IMCO Recycling of Ohio, LLC	7335 Newport Road, S.E. Uhrichsville, OH 44683	Tuscarawas	Owned

International

Ownership	Address	County	Leased/Owned
Aleris Asia Pacific International (Barbados) Limited	22/F Bank of China Tower No. 1 Garden Rd Hong Kong	N/A	Leased

Aleris (Shanghai) Trading Co. Ltd.	Unit 4, 28/F, Wheelock Square, No. 1717 Nanjing Road West Shanghai 200040, China	N/A	Leased

Aleris (Shanghai) Trading Co. Ltd.	Room 2929, 29F, Block C Central International Trade Centre 6A Jianguomenwai Avenue Beijing, China	N/A	Leased

Aleris Switzerland GmbH	Balz Zimmermann Strasse 7 8058 Zürich Airport Switzerland	N/A	Leased

Aleris Aluminum Norway AS	RØdvika industriområde 6460 Eidsvåg I Romsdal 1543 Nesset Norway	N/A	Owned

Ownership	Address	County	Leased/Owned
Aleris Nuevo Leon, S. de R.L. de C.V.	Avenida De Los Hornos No. 1200 Parque Industrial Fundidores Cd. Frontera Monclova, Mexico 2516	N/A	Owned

Aleris Specification Alloy Products Canada Company	7496 Torbram Road Mississauga, Ontario Canada L4T 1G9	N/A	Owned

Aleris Aluminum Norway AS	6462 Raudsand 1543 Nesset Norway	N/A	Owned

Aleris Recycling (Swansea) Limited	Waunarlwydd Works Swansea Wales SA5 4YG Great Britain	N/A	Leased

Aleris Recycling (German Works) GmbH	Aluminiumstrasse 3 41515 Grevenbroich Germany	N/A	Owned

Ownership	Address	County	Leased/Owned
Aleris Recycling (German Works) GmbH	Am Rheinkai 34-36 73779 Deizisau Germany	N/A	Owned

Aleris Recycling (German Works) GmbH	Aluminiumstrasse 8 84513 Toeging am Inn Germany	N/A	Owned

Aleris Aluminum (Tianjin) Co., Ltd.	Longbinyuan 10-1-402, Nankai District 300381 Tianjin, PR China	N/A	Granted land rights

Aleris Aluminium Japan Limited	Ichibancho Central Bldg. 506; 22-1, Ichibancho, Chiyoda-ku 102-0082 Tokyo, Japan	N/A	Leased

Aleris Aluminum Duffel BVBA	Adolphe Stocletlaan 87, 2570 Duffel District Duffel, several plots and subplots	N/A	Owned

Aleris Aluminum Duffel BVBA	Plot of industrial land in Duffel, Belgium (walemstraat 38), registered as 527,528, 529c, 530d, 531z	N/A	Sold to Corus Packaging Plus in July 2009: registered nr 528 + part of 527. Rest of the land owned by Aleris

Ownership	Address	County	Leased/Owned
Aleris Aluminum Bitterfeld GmbH	Devillestraße 2, 06749 Bitterfeld, Germany Parish Bitterfeld, lot 47, plot 122, lot 11, plot 598, plot 600 and plot 601	N/A	Owned

Aleris Aluminum Bonn GmbH	Friedrich-Wöehler-Str. 2, 53117 Bonn, Germany	N/A	Leased (owner is Duinlust Grundstücks GmbH, Koblenz)

Aleris Aluminum Vogt GmbH	Bergstraße 17, 19 (plot 768/8) and 23 (plot 762/5), Vogt, Schachenstraße 14 (plot 746), 88267 Vogt, Germany	N/A	Owned

Aleris Aluminum Italy Srl	Via San Vittore No. 39, 20123 Milano, Italy	N/A	Leased

Aleris Aluminum Austria GmbH	Egger Lienz Strasse 8, 4050 Traun, Austria	N/A	Leased

Aleris Aluminum Koblenz GmbH	Carl-Spaeter-Straße 10, 56070 Koblenz, Germany	N/A	Leased (owner is Duinlust Grundstücks GmbH and Grundstücksverwaltungsges. Objekt Wallersheim GmbH)

Aleris Aluminum Duffel BVBA	A. Stocletlaan 87 2570 Duffel, Belgium	N/A	Owned

Ownership	Address	County	Leased/Owned
Aleris Aluminum Vogt GmbH	Bergstrasse 1 88267 Vogt, Germany	N/A	Owned

Duinlust Grundstücks GmbH	Friedrich-Wöhler Strasse 2 (Lots 129, 67, 70, 167, 166,164,163, 161, 160, 157, 158, 159, 76, 146, 162, 149, 147, 148, 150, 165, 156, 38/32, 151, 154, 153, 152, 155), 53117 Bonn, Germany	N/A	Owned. Leased to Aleris Aluminum Bonn GmbH

Duinlust Grundstücks GmbH	Hans-Böckler-Straße/ (Lots 226/31, 226/49, 226/50, 226/72), Carl-Spaeter-Straße, (Lots 226/83, 226/85), Rennmorgen (Lot 226/11), Germany	N/A	Owned. Leased to Aleris Aluminum Koblenz GmbH

Duinlust Grundstücks GmbH	Auf der Wolfskaul (Lot 226/122), Koblenz, Germany	N/A	Owned. Leased to Aleris Aluminum Koblenz GmbH

Grundstücksverwaltungsgesellschaft Objekt Wallersheim GmbH	Hans-Böckler-Str. 26 (Lot 1/56), 56070 Koblenz, Germany	N/A	Owned. Leased to Aleris Aluminum Koblenz GmbH

Aleris Aluminum Spain, S.A.	Avenida Puerta del Angel 40, 8002 Barcelona Spain	N/A	Leased

SCHEDULE VI

DEPOSIT ACCOUNTS

A.	Core Concentration Accounts and Collection Accounts

CORE U.S. CONCENTRATION ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris International, Inc.	JPMorgan Chase Bank, N.A.	786416024	Illinois
Aleris International, Inc.	JPMorgan Chase Bank, N.A.	730132800	Illinois

CORE CANADIAN CONCENTRATION ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237102	Toronto
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237210	Toronto

CORE EUROPEAN CONCENTRATION ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Recycling Holding B.V.	Deutsche Bank AG	30070010/76065690000	Germany
Aleris Recycling Holding B.V.	Deutsche Bank AG	30070010/76065690003	Germany
Aleris Recycling Holding B.V.	Deutsche Bank AG	30070010/76065690005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/760660111	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/760660111	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/760660111	Germany

U.S. COLLECTION ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris International, Inc.	JPMorgan Chase Bank, N.A.	786416032	Illinois
Aleris Rolled Products, Inc.	JPMorgan Chase Bank, N.A.	786416065	Illinois
ETS Schaefer, LLC	JPMorgan Chase Bank, N.A.	786417451	Illinois
Aleris Rolled Products, Inc.	JPMorgan Chase Bank, N.A.	730132727	Illinois
Aleris Specialty Products, Inc.	JPMorgan Chase Bank, N.A.	786417477	Illinois

CANADIAN COLLECTION ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237102	Toronto
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237210	Toronto

EUROPEAN COLLECTION ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066350000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066840000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76067180000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76068090000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76068740000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76069080000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76069160000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066350005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76068740005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76069160005	Germany
Aleris Recycling (Swansea) Ltd.	Barclays	70183377	U.K.
Aleris Recycling (Swansea) Ltd.	Barclays	82217344	U.K.
Aleris Recycling (Swansea) Ltd.*	Barclays	58210088	U.K.
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066840005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76067180005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76068090005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76069080005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76068740003	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76069160003	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76068090003	Germany

*	Collection and disbursement account

B.	Disbursement Accounts

U.S. DISBURSEMENT ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris International, Inc.	JPMorgan Chase Bank, N.A.	786416040	Ohio
Aleris International, Inc.	JPMorgan Chase Bank, N.A.	786416057	Ohio
Aleris Rolled Products, Inc.	JPMorgan Chase Bank, N.A.	786416073	Ohio
ETS Schaefer, LLC	JPMorgan Chase Bank, N.A.	786417444	Ohio
Aleris Rolled Products, Inc.	JPMorgan Chase Bank, N.A.	730132735	Ohio
Aleris Specialty Products, Inc.	JPMorgan Chase Bank, N.A.	786417469	Ohio

CANADIAN DISBURSEMENT ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237211	Toronto
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237103	Toronto
Aleris Specification Alloy Products Canada Company	JPMorgan Chase Bank, Canada	4673237101	Toronto

EUROPEAN DISBURSEMENT ACCOUNTS

None

C.	Exempted Disbursement Accounts and Exempted Deposit Accounts

EXEMPTED U.S. DISBURSEMENT ACCOUNTS

None

EXEMPTED CANADIAN DISBURSEMENT ACCOUNTS

None

EXEMPTED EUROPEAN DISBURSEMENT ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Aluminum Belgium BVBA	ING	BE87330058727894	Belgium
Aleris Aluminum Belgium BVBA	Deutsche Bank AG	BE61826000601417	Belgium
Aleris Aluminum Denmark ApS	Danske Bank	DK3230003100121255	Denmark
Aleris Aluminum Denmark ApS	Danske Bank	DK3230003100121247	Denmark
Aleris Aluminum France SAS	Deutsche Bank AG	10510408001	France
Aleris Aluminum UK Limited	Deutsche Bank AG	14643300006	U.K.
Aleris Aluminum UK Limited	Deutsche Bank AG	14643301888	U.K.
Aleris Aluminum Sales Europe GmbH	Deutsche Bank AG	30070010/66402880000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	1000200000	Switzerland
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010000	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010001	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010005	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010003	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010022	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010088	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010033	Germany
Aleris Switzerland GmbH	Deutsche Bank AG	30070010/76066010044	Germany
Aleris Recycling (Swansea) Ltd.	Barclays	48937388	U.K.
Aleris Recycling Holding B.V.	Deutsche Bank AG	265497590	Germany
Aleris Recycling Holding B.V.	Deutsche Bank AG	716695210	Netherlands
Aleris Recycling Holding B.V.	Deutsche Bank AG	NL24DEUT02656017947	Netherlands

EXEMPTED U.S. DEPOSIT ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris International, Inc.	JPMorgan Chase Bank, N.A.	786417329	Illinois

EXEMPTED CANADIAN DEPOSIT ACCOUNTS

None

EXEMPTED EUROPEAN DEPOSIT ACCOUNTS

Account Holder	Account Bank	Account Number	Jurisdiction of Account
Aleris Switzerland GmbH	UBS AG	230-352465.MLX	Switzerland
Aleris Switzerland GmbH	UBS AG	0287-847046.01Z	Switzerland
Aleris Switzerland GmbH	UBS AG	0287-847046.02W	Switzerland
Aleris Switzerland GmbH	UBS AG	230-352465.MKN	Switzerland
Aleris Recycling (Swansea) Ltd.	Barclays	52908133	U.K.
Aleris Recycling (Swansea) Ltd.	Barclays	93882039	U.K.
Aleris Recycling (Swansea) Ltd.	Barclays	60200751 -MMK	U.K.

SCHEDULE VII

CERTAIN TAX MATTERS

None.

SCHEDULE VIII-A

SUBSIDIARIES

Subsidiaries of Aleris International, Inc. as of June 1, 2010

No.	Name of Subsidiary	Organization Type	Jurisdiction	Direct Owners	Ownership Percentage
1.	Aleris (Shanghai) Trading Co. Ltd.	Limited Company	China	Aleris Asia Pacific International (Barbados) Ltd.	100.00%
2.	Aleris Aluminum Belgium BVBA	Private Limited Company	Belgium	Aleris Switzerland GmbH	100.00%
3.	Aleris Aluminum Bitterfeld GmbH	Limited Liability Company	Germany	Aleris Aluminum Vogt GmbH	100.00%
4.	Aleris Aluminum Bonn GmbH	Limited Liability Company	Germany	Aleris Aluminum Vogt GmbH	100.00%
5.	Aleris Aluminum Canada Holding 2, Inc.	Corporation	Canada	Aleris Holding Canada Limited	100.00%
6.	Aleris Aluminum Denmark ApS	Private Limited Company	Denmark	Aleris Switzerland GmbH	100.00%
7.	Aleris Aluminum Duffel BVBA	Private Limited Company	Belgium	Aleris Holdings Belgium BVBA	99.99%
				Aleris Belgium EVBVA	0. 01%
8.	Aleris Aluminum France SAS	Simplified Stock Corporation	France	Aleris Switzerland GmbH	100.00%
9.	Aleris Aluminum GmbH	Limited Liability Company	Germany	Aleris Deutschland Holding GmbH	94.90%
				Aleris Aleris Deutschland Vier GmbH & Co. KG	5.10%
10.	Aleris Aluminum Italy Srl	Limited liability (joint stock) Company	Italy	Aleris Aluminum Duffel BVBA	100.00%
11.	Aleris Aluminum Japan Limited	Limited Company	Japan	Aleris Aluminum GmbH	100.00%
12.	Aleris Aluminum Koblenz GmbH	Limited Liability Company	Germany	Aleris Aluminum GmbH	100.00%
13.	Aleris Aluminum Netherlands B.V.	Limited Liability Company	Netherlands	Aleris Recycling Holding B.V.	100.00%
14.	Alerisalu Aluminum	Limited Liability	Portugal	Aleris Aluminum	100.00%

No.	Name of Subsidiary	Organization Type	Jurisdiction	Direct Owners	Ownership Percentage
	Portugal Unipessoal, Lda.	Company		Duffel BVBA
15.	Aleris Aluminum Sales Europe GmbH	Limited Liability Company	Germany	Aleris Switzerland GmbH	100.00%
16.	Aleris Aluminum Service Center NV	Public limited liability company	Belgium	Aleris Aluminum Duffel BVBA	100.00%
17.	Aleris Aluminum Spain, S.A.	Joint stock Company	Spain	Aleris Aluminum Duffel BVBA	100.00%
18.	Aleris Aluminum (Tianjin) Co. Ltd.	Limited Company	China	Aleris Aluminum Vogt GmbH	100.00%
19.	Aleris Aluminum UK Limited	Limited Company	United Kingdom	Aleris Switzerland GmbH	100.00%
20.	Aleris Aluminum Austria GmbH	Limited Liability Company	Austria	Aleris Aluminum Duffel BVBA	100.00%
21.	Aleris Aluminum Vogt GmbH	Limited Liability Company	Germany	Aleris Aluminum GmbH	100.00%
22.	Aleris Asia Pacific International (Barbados) Ltd.	Limited Company	Barbados	Aleris Switzerland GmbH	100.00%
23.	Aleris Asia Pacific Limited	Limited Company	Hong Kong	Aleris Recycling Holding B.V.	100.00%
24.	Aleris Belgium EVBVA	Private Limited Company	Belgium	Aleris Holdings Belgium BVBA	100.00%
25.	Aleris Deutschland Holding GmbH	Limited Liability Company	Germany	Aleris Recycling Holding B.V.	100.00%
26.	Aleris Deutschland Vier GmbH & Co. KG	Similar to a limited partnership	Germany	Aleris Deutschland Holding GmbH	100.00%
27.	Aleris Deutschland Vierte Verwaltungs GmbH	Limited Liability Company	Germany	Aleris Deutschland Holding GmbH	50.00%
28.	Aleris Deutschland Beteilgungsunternehmen Duffel GmbH	Limited Liability Company	Germany	Aleris Deutschland Holding GmbH	100.00%
29.	Aleris Gibraltar Limited	Limited Company	Gibraltar	Aleris Luxemburg S.à.r.l. & Co. KG	100.00%
30.	Aleris Global Luxembourg S.à.r.l.	Limited Liability Company	Luxembourg	Aleris Holding Luxembourg S.à.r.l.	100.00%
31.	Aleris Holdings Belgium BVBA	Private Limited Company	Belgium	Aleris Deutschland Holding GmbH	100.00%
32.	Aleris Holding Canada Limited	Limited Company	Canada	Aleris Global Luxembourg	100.00%

No.	Name of Subsidiary	Organization Type	Jurisdiction	Direct Owners	Ownership Percentage
				S.à.r.l.
33.	Aleris Holding Luxembourg S.à.r.l.	Limited Liability Company	Luxembourg	Intl Acquisition Co.	100.00%
34.	Aleris Aluminum Norway AS	Stock Company	Norway	Aleris Recycling Holding B.V.	100.00%
35.	Aleris Hylite B.V.	Limited Liability Company	Netherlands	Aleris Recycling Holding B.V.	100.00%
36.	Aleris Luxembourg S.à. r.l.	Limited Liability Company	Luxembourg	Intl Acquisition Co.	100.00%
37.	Aleris Luxemburg S.à. r.l. & Co. KG	Limited Partnership	Germany	Aleris Global Luxembourg S.à. r.l.	82.78%
				Aleris New Gibraltar Limited	17.22%
38.	Aleris New Gibraltar Limited	Limited Company	Gibraltar	Aleris Global Luxembourg S.à.r.l.	100.00%
39.	Aleris Nuevo Leon, S. de R.L. de C.V.	Limited Liability Company	Mexico	Aleris Recycling Holding B.V.	99.00%
				Dutch Aluminum C.V.	1.00%
40.	Aleris Ohio Management, Inc.	Corporation	Delaware	Aleris International, Inc.	100.00%
41.	Aleris Recycling (German Works) GmbH	Limited Liability Company	Germany	Aleris Deutschland Holding GmbH	94.90%
				Aleris Aleris Deutschland Vier GmbH & Co. KG	5.10%
42.	Aleris Recycling (Swansea) Limited	Limited Company	United Kingdom	Aleris Recycling Holding B.V.	100.00%
43.	Aleris Recycling Bens Run, LLC	Limited Liability Company	Delaware	Aleris Recycling, Inc.	100.00%
44.	Aleris Recycling Holding B.V.	Limited Liability Company	Netherlands	Dutch Aluminum C.V.	100.00%
45.	Aleris Recycling Netherlands B.V.	Limited Liability Company	Netherlands	Aleris Recycling Holding B.V.	100.00%
46.	Aleris Recycling, Inc.	Corporation	Delaware	Aleris International, Inc.	100.00%
47.	Aleris RM, Inc.	Corporation	Delaware	Aleris Ohio Management, Inc.	100.00%

No.	Name of Subsidiary	Organization Type	Jurisdiction	Direct Owners	Ownership Percentage
48.	Aleris Rolled Products Sales Corporation	Corporation	Delaware	Aleris Rolled Products, Inc.	100.00%
49.	Aleris Rolled Products, Inc.	Corporation	Delaware	Aleris International, Inc.	100.00%
50.	Aleris Rolled Products, LLC	Limited Liability Company	Delaware	Aleris Rolled Products, Inc.	100.00%
51.	Aleris Specialty Products, Inc.	Corporation	Delaware	Aleris Recycling, Inc.	100.00%
52.	Aleris Specification Alloy Products Canada Company	Unlimited (Liability) Company	Nova Scotia	Aleris Holding Canada Limited	100.00%
53.	Aleris Specification Alloys, Inc.	Corporation	Delaware	Aleris Recycling, Inc.	100.00%
54.	Aleris Switzerland GmbH	Limited Liability Company	Switzerland	Aleris Recycling Holding B.V.	100.00%
55.	Aleris Technology (Netherlands) B.V.	Limited Liability Company	Netherlands	Aleris Recycling Holding B.V.	100.00%
56.	Aleris Worldwide, Inc.	Corporation	Delaware	Aleris Ohio Management, Inc.	100.00%
57.	Aluminum Recycling Services S. de R.L. de C.V.	Limited Liability Company	Mexico	Aleris Recycling Holding B.V. Aleris Nuevo Leon, S. de R.L. de C.V.	1.00 99.00	% %
58.	BUG-Alutechnik GmbH	Limited Liability Company	Germany	Aleris Aluminum Vogt GmbH	100.00%
59.	Duinlust Grundstücks GmbH	Limited Liability Company	Germany	Aleris Aluminum GmbH	100.00%
60.	Dutch Aluminum C.V.	Limited Partnership	Netherlands	Aleris Ohio Management, Inc. Intl Acquisition Co.	5.10 94.90	% %
61.	ETS Schaefer, LLC	Limited Liability Company	Ohio	Aleris Recycling, Inc.	100.00%
62.	Grundstücksverwaltungsgesellschaft Objekt Wallersheim GmbH	Limited Liability Company	Germany	Aleris Aluminum GmbH	100.00%
63.	IMCO Recycling of Ohio, LLC	Limited Liability Company	Delaware	Aleris Rolled Products, Inc.	100.00%

No.	Name of Subsidiary	Organization Type	Jurisdiction	Direct Owners	Ownership Percentage
64.	IMSAMET of Arizona	Partnership	Arizona	Aleris Recycling, Inc.	70.00%
65.	Intl Acquisition Co.	Corporation	Delaware	Aleris International, Inc.	100.00%
66.	MetalChem Handel GmbH	Limited Liability Company	Germany	Aleris Recycling Holding B.V.	100.00%
67.	Name Acquisition Co.	Corporation	Delaware	Aleris International, Inc.	100.00%
68.	UWA Acquisition Co.	Corporation	Delaware	Aleris International, Inc.	100.00%

U.S. Credit Parties

No.	Name of Subsidiary	Organization Type	Jurisdiction of Organization	Location	Registered Organization	Organizational ID
1.	Aleris International, Inc.	Corporation	Delaware	Delaware	Yes	4766961
2.	Aleris Ohio Management, Inc.	Corporation	Delaware	Delaware	Yes	4767681
3.	Aleris Recycling Bens Run, LLC	LLC	Delaware	Delaware	Yes	4810533
4.	Aleris Recycling, Inc.	Corporation	Delaware	Delaware	Yes	4766963
5.	Aleris Rolled Products Sales Corporation	Corporation	Delaware	Delaware	Yes	2319325
6.	Aleris Rolled Products, Inc.	Corporation	Delaware	Delaware	Yes	4766959
7.	Aleris Rolled Products, LLC	LLC	Delaware	Delaware	Yes	3296864
8.	Aleris Specialty Products, Inc.	Corporation	Delaware	Delaware	Yes	4766974
9.	Aleris Specification Alloys, Inc.	Corporation	Delaware	Delaware	Yes	4766966
10.	ETS Schaefer, LLC	LLC	Ohio	Ohio	Yes	869059
11.	IMCO Recycling of Ohio, LLC	LLC	Delaware	Delaware	Yes	2288463

Non-U.S. Credit Parties

No.	Name of Subsidiary	Organization Type	Jurisdiction of Organization

1.	Aleris Specification Alloy Products Canada Company	Corporation	Nova Scotia

2.	Aleris Switzerland GmbH	Limited Liability Company	Switzerland

3.	Aleris Recycling Holding B.V.	Limited Liability Company	Netherlands

4.	Dutch Aluminum C.V.	Limited Partnership	Netherlands

5.	Aleris Aluminum Sales Europe GmbH	Limited Liability Company	Germany

6.	Aleris Aluminum France SAS	Simplified Stock Corporation	France

7.	Aleris Aluminum UK Limited	Limited Company	United Kingdom

8.	Aleris Aluminum Belgium BVBA	Private Limited Company	Belgium

9.	Aleris Aluminum Denmark ApS	Private Limited Company	Denmark

10.	Aleris Recycling (Swansea) Limited	Private Limited Company	United Kingdom

SCHEDULE VIII-B

SPECIFIED EUROPEAN MANUFACTURING SUBSIDIARIES

No.	Name of Subsidiary	Organization Type	Jurisdiction	Direct Owners	Ownership Percentage
1.	Aleris Aluminum Bitterfeld GmbH	Limited Liability Company	Germany	Aleris Aluminum Vogt GmbH	100%
2.	Aleris Aluminum Bonn GmbH	Limited Liability Company	Germany	Aleris Aluminum Vogt GmbH	100%
3.	Aleris Aluminum Duffel BVBA	Private Limited Company	Belgium	Aleris Holdings Belgium BVBA	99.99%
				Aleris Aluminum Belgium EVBVA	0.01%
4.	Aleris Aluminum Koblenz GmbH	Limited Liability Company	Germany	Aleris Aluminum GmbH	100%
5.	Aleris Aluminum Vogt GmbH	Limited Liability Company	Germany	Aleris Aluminum GmbH	100%
6.	Aleris Recycling (German Works) GmbH	Limited Liability Company	Germany	Aleris Deutschland Holding	94.90%
				GmbHAleris Deutschland Vier GmbH & Co. KG	5.10%
7.	Aleris Recycling (Swansea) Limited	Private Limited Company	United Kingdom	Aleris Recycling Holding B.V.	100.00%

SCHEDULE IX

EXISTING INDEBTEDNESS

Intercompany Notes (Short Term)

Obligor	Obligee	Amount
Aleris Switzerland GmbH	Aleris Ohio Management, Inc.	$83,021.92
Aleris Recycling Netherlands B.V.	Aleris Recycling (German Works) GmbH	€216,757.11
Aleris Aluminum Norway AS	Aleris Recycling (German Works) GmbH	€3,843494.84
Aleris Hylite B.V.	Aleris Deutschland Holding GmbH	€1,000,000.00
Aleris Recycling Holding B.V.	Aleris Switzerland GmbH	€3,571,417.36
Aleris Recycling Holding B.V.	Monclova Mfg. Division	$6,550,201
Aleris Recycling Holding B.V.	Aleris Aluminum Norway AS	€6,202,436.99
Aleris Aluminum Vogt GmbH	Aleris Switzerland GmbH	€5,230,569
Aleris Aluminum Bitterfeld GmbH	Aleris Switzerland GmbH	€5,974,313
Aleris Aluminum Bonn GmbH	Aleris Switzerland GmbH	€8,744,335.92
Aleris Recycling Holding B.V.	Aleris Switzerland GmbH	€30,039620.06
Aleris Aluminum Koblenz GmbH	Aleris Switzerland GmbH	€46,684,495.00
Aleris Recycling (German Works) GmbH	Aleris Switzerland GmbH	€45,029,890.00
Aleris Aluminum Duffel BVBA – Extrusions Europe	Aleris Aluminum Duffel BVBA	€55,545,683.48
Aleris Aluminum Duffel BVBA	Aleris Switzerland GmbH	€49,741,927.91

Intercompany Notes (Long Term)

Obligor	Obligee	Amount
Aleris Switzerland GmbH	Aleris RM, Inc.	$231,403.93	[1]
Aleris Aluminum Duffel, BVBA	Aleris RM, Inc.	$20,065,021.17	[2]
Aleris Aluminum Koblenz GmbH	Aleris RM, Inc.	$58,967,556.12	[3]
Aleris Aluminum Bitterfeld GmbH	Aleris RM, Inc.	$0	[4]
Aleris Aluminum Vogt GmbH	Aleris RM, Inc.	$865,528.82	[5]
Aleris Aluminum Bonn GmbH	Aleris RM, Inc.	$1,887,573.28	[6]
Aleris Ohio Management, Inc.	Aleris Recycling (German Works) GmbH	€28,140,343.99
Aleris Ohio Management, Inc.	Aleris Global Luxembourg S.À R.L.	$9,619,952.62

1	As of May 31, 2011. Balance fluctuates daily due to hedge settlement.
2	As of May 31, 2011. Balance fluctuates daily due to hedge settlement.
3	As of May 31, 2011. Balance fluctuates daily due to hedge settlement.
4	As of May 31, 2011. Balance fluctuates daily due to hedge settlement.
5	As of May 31, 2011. Balance fluctuates daily due to hedge settlement.
6	As of May 31, 2011. Balance fluctuates daily due to hedge settlement.

Aleris Gibraltar Limited	Aleris Switzerland GmbH	€73,784,548.47
Intl Acquisition Co.	Dutch Aluminum C.V.	$620,323.20
Aleris Ohio Management, Inc.	MetalChem Handel GmbH	$2,243,639.72
Aleris Ohio Management, Inc.	Aleris Specification Alloy Products Canada Company	$8,150,000
Aleris Recycling Holding B.V.	Aleris Aluminum Duffel BVBA	€20,468,049.89
Dutch Aluminum C.V.	Aleris Recycling Holding B.V.	$372,473,460.15
Aleris Gibraltar Limited	Aleris Deutschland Holding GmbH	€497,668,898.91
Aleris Holding Luxemburg S.À R.L.	Aleris Global Luxemburg S.À R.L.	€243,750,815.47
Aleris Luxemburg S.À R.L.	Intl Acquisition Co.	$85,138,055.99

Guarantees

Guaranteed Party	Beneficiary	Amount
Aleris Aluminium GmbH	ABN AMRO	€457,000
Aleris International, Inc.	Albecour Inc.	$3 million + VAT
Aleris International, Inc.	Noble Resources SA	$6 million + VAT
Aleris International, Inc. on behalf of Aleris Switzerland GmbH and its subsidiaries	Glencore International AG	$25 million
Aleris International, Inc. on behalf of Aleris Switzerland GmbH	Trafigura AG	$3 million + VAT
Aleris International, Inc.	Mitsubishi Corporation (UK) PLC	$3 million + VAT
Aleris International, Inc. on behalf of Aleris Switzerland GmbH	Glencore International AG	$25 million
Aleris International, Inc. on behalf of Aleris RM, Inc.	Deutsche Bank AG	$20 million
Aleris International, Inc. on behalf of Aleris RM, Inc.	MF Global UK Ltd.	$10 million
Aleris International, Inc. on behalf of Aleris RM, Inc.	Morgan Stanley Capital Group Inc.	$25 million
Aleris International, Inc. on behalf of Aleris RM, Inc.	Bache Commodities Limited	$6.25 million
Aleris International, Inc. on behalf of Aleris RM, Inc.	Barclays Bank PLC	$20 million

SCHEDULE X

INSURANCE

Property

Policy Limit:	$500,000,000 provided by the following carriers:

Insurer:	National Union Fire Insurance Company of Pittsburgh, PA ($175,000,000)
Policy Number:	616 279 89

Insurer:	Allianz Global Risks US Insurance Company ($125,000,000)
Policy Number:	CLP3012031

Insurer:	Ace American Insurance Company ($100,000,000)
Policy Number:	PGL N05099535

Insurer:	Underwriting Risk Services on behalf of Talbot Syndicate #1183 ($20,000,000)
Policy Number:	N10NA08071

Policy Limit:	$25,000,000 Primary provided by the following carriers:

Insurer:	Allied World Assurance Co., (U.S.), Inc. ($2,750,000)
Policy Number:	0306-18291A

Insurer:	Sagicor Syndicate #1206 ($1,250,000)
Policy Number:	N10NA08070

Policy Limit:	$475,000,000 excess $25,000,000 provided by the following carriers:

Insurer:	HDI-Gerling Industrie Versicherung AG ($76,000,000)
Policy Number:	N10NA08072

Term:	12/09/2010 - 12/09/2011

Deductibles:

For Specified Perils:	$500,000	Property Damage Earth Movement
	3 x ADV	Time Element Earth Movement, except:
	5% of Values	California and other Zone 2 Areas (Alaska, Hawaii, Guam, Puerto Rico, U.S. Virgin Islands and selected Non-U.S. locations), subject to $1,000,000 minimum
	2% of Values	Zone 2 Areas (Pacific Northwest and New Madrid), subject to $1,000,000 minimum
	$500,000	Property Damage Flood
	3 x ADV	Time Element Flood, except:
	2% of Values	Locations within a 100-year recurrence floodplain, subject to $1,500,000 minimum
	$500,000	Property Damage Named Storm Wind
	3 x ADV	Time Element Named Storm Wind

	$25,000	Transit Combined All Coverages

For Specified Locations:	Duffel & Koblenz:
	$500,000	Property Damage
	10 x ADV	Time Element

Tianjin, Bonn, Bitterfield,Vogt,Ulrichsville & Richmond:
	$500,000	Property Damage
	5 x ADV	Time Element

Lewisport, KY:
	$500,000	Property Damage Machinery Breakdown for Tandem Mills
	5 x ADV	Time Element Machinery Breakdown for Tandem Mills

	$500,000	Property Damage as respects All Other Perils
	5 x ADV	Time Element as respects All Other Perils

All Other Perils & Locations:
	$500,000	Property Damage
	3 x ADV	Time Element

Waiting Periods:

24 consecutive hours Service Interruption Property Damage and Time Element

24 consecutive hours Ingress/Egress

24 consecutive hours Order Of Civil Or Military Authority

48 consecutive hours Electronic Media/Electronic Data

Coverage:	All Risk of Direct Physical Loss of Damage to Real and Personal Property

Fiduciary Liability

Insurer:	National Union Fire Insurance Company of Pittsburgh, PA
Policy Number:	01-893-8766
Term:	06/01/2010 -06/01/2011
Deductible:	$50,000
Policy Limit:	$10,000,000
Coverage:	This policy covers persons serving as past, present or future fiduciaries, trustees, directors, officers, or employees of the Sponsor Organization or of any Sponsored Plan for wrongful acts committed or allegedly committed in their capacities as aforementioned individuals. “Wrongful Acts” include any breach of the responsibilities or duties imposed upon fiduciaries of the Sponsored Plan as outlined by ERISA; any matter claimed against the Sponsor Organization or Insured person solely relating to service as a fiduciary; or any negligent act, error or omission in the administration of any plan.

First Excess Directors and Officers Liability

Insurer:	Zurich American Insurance Company

Policy Number:	DOC 9265956
Term:	06/01/2010 to 06/01/2011
Deductible:	$0
Policy Limit:	$10,000,000 excess of $10,000,000
Coverage:	Excess Follow Form Directors & Officers Liability Insurance. In the event that the limits of liability provided under Primary Directors and Officers Liability policy are exhausted, this excess D&O will also become the primary layer of D&O insurance.

Second Excess Directors and Officers Liability

Insurer:	XL Specialty Insurance Company
Policy Number:	ELU11720410
Term:	06/01/2010 - 06/01/2011
Deductible:	$0
Policy Limit:	$10,000,000 excess of $20,000,000
Coverage:	Excess Follow Form Directors & Officers Liability Insurance. In the event that the limits of liability provided under Primary and First Excess Directors and Officers Liability policy are exhausted, this excess D&O will also become the primary layer of D&O insurance.

Side A Directors & Officers Difference in Condition

Insurer:	XL Specialty Insurance Company
Policy Number:	ELU11720510
Term:	06/01/2010 - 06/01/2011
Deductible:	$0
Policy Limit:	$10,000,000 excess of $30,000,000
Coverage:	This policy covers past, present, and future Directors and Officers for wrongful acts committed or allegedly committed in their capacity as Directors or Officers. “Wrongful Acts” include any error, misstatement, misleading statement, act, omission, neglect, or breach of duty. This is a third layer excess policy that conveys Side A coverage (non-indemnifiable claims) only, and has a Difference in Conditions Feature. This policy will drop down in the event that its coverage grant is broader than the underlying and in the circumstance when the underlying coverage has been reduced or exhausted by payment of Claims.

Automobile Liability

Insurer:	Sentry Insurance, a Mutual Company
Policy Number:	90-15924-04 (U.S.) 91-15924-03 (Canada)
Term:	12/09/2010 - 12/09/2011
Deductible:	$100,000 Per Occurrence
Policy Limit:	$3,000,000 Combined Single Limit
Statutory Personal injury (no fault)
$5,000 Auto Medical Payments
Uninsured/Underinsured Motorists: Reject claim or State Minimums
Coverage:	Provides coverage for sums which the insured is legally obligated to pay as damages because of bodily injury or property damage caused by an accident and resulting from the ownership, maintenance or use of a covered auto.

Aviation Products Including Grounding Liability Insurance

Insurer:	Aircraft Builders Council
Policy Number:	AD003310
Term:	08/01/2010 - 08/01/2011
Deductible:	$0
Policy Limit:	$500,000,000	Products Liability and Grounding Liability (Subject to Grounding Liability Aggregate of $125,000,000)
	$500,000,000	Public Liability
	$50,000,000	Damage to Aircraft Liability
	$100,000,000	Non-owned Aircraft Liability
Coverage:	Provides coverage for Grounding Liability, Public Liability, Damage to Aircraft Liability, and Non-owned Aircraft Liability.

Business Travel Accident

Insurer:	CHUBB – Federal Insurance Company
Policy Number:	9906-65-33
Term:	01/08/2009 – 01/08/2012
Class 1 – Employees	10 x Salary to $600,000 24 hour business and pleasure
Class 2 – Spouse	$100,000 Family business travel only
Class 3 – Children	$25,000 Family business travel only

Commercial General Liability

Insurer:	Sentry Insurance, a Mutual Company
Policy Number:	90-15924-13 (US) 91-15924-05 (Canada)
Term:	12/09/2010 - 12/09/2011
Self Insured Retention:	$500,000	Each Occurrence
	$4,000,000	Aggregate Retention
Deductible:	$1,000	Employee Benefits Liability
Policy Limit:	$2,000,000	U.S. General Aggregate
	$3,000,000	Canadian General Aggregate
	$1,000,000	U.S. Each Occurrence Limit
	$1,500,000	Canadian Each Occurrence Limit
	$2,000,000	Products-Completed Operations Aggregate
	$3,000,000	Canadian Products-Completed Operations Aggregate
	$1,000,000	Personal and Advertising Injury Limit
	$1,500,000	Canadian Personal and Advertising Injury Limit
	$10,000	Medical Expense
	$15,000	Canadian Medical Expense Limit
	$500,000	Damage to Premises Rented to Insured
	$750,000	Canadian Damage to Premises Rented to Insured
	$1,000,000	Employee Benefit Liability (Each Occurrence)
	$1,500,000	Canadian Employee Benefits Liability (Each Occurrence)
	$1,000,000	Liquor Liability (Each Common Cause)
Coverage:	Provides coverage for sums the insured becomes legally obligated to pay as damages because of bodily injury, property damage, personal injury or advertising injury.

Crime Insurance

Insurer:	National Union Fire Insurance Company of Pittsburgh, PA
Policy Number:	01-760-12-51
Term:	04/19/2010 - 04/19/2011
Deductible:	$500,000
$500 - Money Orders and Counterfeit Currency
Policy Limit:	$20,000,000
Coverage:	Employee Theft; Premises; Transit; Depositor’s Forgery; Computer Theft and Funds Transfer (Money Orders and Counterfeit Currency; Credit Card Forgery); Computer Theft of Merchandise

Directors and Officers Liability & Employment Practices Liability

Insurer:	National Union Fire Insurance Company of Pittsburgh, PA
Policy Number:	01-893-87-66
Term:	06/01/2010 - 06/01/2011
Per-loss Deductible:	$0 for Non-Indemnifiable Claims
$250,000 Directors & Officers Liability
$500,000 Employment Practices Liability
Policy Limit:	$10,000,000	Dedicated Limit for D&O Claims
	$10,000,000	Dedicated Limit for EPL Claims
Coverage:	This policy covers past, present, and future Directors and Officers for wrongful acts committed or allegedly committed in their capacity as Directors or Officers. “Wrongful Acts” include any error, misstatement, misleading statement, act, omission, neglect, or breach of duty. Additionally, coverage has been extended to provide entity coverage for securities claims.

This policy also covers past, present, and future Directors, Officers, and Employees, as well as the entity itself for employment practices wrongful acts, including but not limited to wrongful termination, breach of any oral or written employment contract, employment-related misrepresentation, and violation of employment discrimination laws (including workplace and sexual harassment).

Employed Lawyers Professional Liability

Insurer:	Illinois National Insurance Company
Policy Number:	01-888-34-21
Term:	06/01/2010 - 06/01/2011
Deductible:	$0 Non-Indemnifiable Loss
$50,000 All Other Loss
Policy Limit:	$5,000,000
Coverage:	This policy covers persons serving as past, present, or future lawyers and paralegals employed by Aleris International, Inc. All damages and claims expenses in excess of the retention which the insured attorney or paralegal becomes legally obligated to pay because of a claim arising out of any act, error or omission of the insured in the rendering or failing to render professional services is covered under the policy.

Excess Liability

Insurer:	Allianz Global Risks US Insurance Co.
Policy Number:	ULA 2003081
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 Each Occurrence
$25,000,000 General Aggregate
Excess of: Lead Umbrella - $50,000,000 Occurrence / $50,000,000 Aggregate
Coverage:	Provides excess limits over scheduled underlying policies with certain exceptions

Insurer:	American Guarantee and Liability Insurance Company
Policy Number:	AEC 5917619-05
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 Each Occurrence
$25,000,000 General Aggregate
$25,000,000 Products/Completed Operations Aggregate
Excess of: $75,000,000
Coverage:	Provides excess limits over scheduled underlying policies with certain exceptions

Insurer:	Great American Assurance Company
Policy Number:	EXC 2098600
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 Each Occurrence
$25,000,000 General Aggregate
Excess of: $100,000,000
Coverage:	Provides excess limits over scheduled underlying policies with certain exceptions

Insurer:	Federal Insurance Company
Policy Number:	9364-19-92
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 Each Occurrence
$25,000,000 General Aggregate
$25,000,000 Other Aggregate Limit (where applicable)
Excess of: $125,000,000
Coverage:	Provides excess limits over scheduled underlying policies with certain exceptions

International General Liability

Insurer:	Insurance Co. of the State of Pennsylvania
Policy Number:	80-0270014
Term:	12/09/2010 - 12/09/2011
Deductible:	$1,000	Employee Benefits
Policy Limit:	$4,000,000	Master Control Program
	$2,000,000	General Aggregate
	$1,000,000	Each Occurrence
	$1,000,000	Personal & Advertising Injury Aggregate

$2,000,000 Products Completed Operations Aggregate
$1,000,000 Fire Damage Legal Liability
$1,000,000 Employee Benefits Liability (Each Occurrence / Annual Aggregate / Claims
$100,000 Medical Expenses
Coverage:	Broad named insured, extended bodily injury, non-owned watercraft liability under 50 ft, managers or lessors of premises and vendors, fellow employee exclusion deleted, maintenance of underlying limits amended - $250,000 warranty, unintentional errors & omissions, waiver of transfer of rights of recovery against others, newly acquired entity coverage extension 180 days, incidental medical malpractice liability, amendment of duties in the event of an occurrence, host liquor liability, $ 1,000 employee benefits deductible.

International Contingent Commercial Automobile Liability

Insurer:	Insurance Co. of the State of Pennsylvania
Policy Number:	80-0270014
Term:	12/09/2010 - 12/09/2011
Deductible:	$1,000 per Auto (Physical Damage)
Policy Limit:	$2,000,000 Owned, Hired & Non-Owned Auto Liability Limit – Per Accident
Coverage:	Auto, owned, hired and non-owned- excess/difference in conditions ($10,000 warranty limit), medical payments, auto physical damage, deleted fellow employee exclusion, additional insureds: where required under contract or agreement, unintentional errors & omissions, waiver of transfer of rights of recovery against others, and amendment of duties in the event of an occurrence.

International Workers’ Compensation

Insurer:	Insurance Co. of the State of Pennsylvania
Policy Number:	83-55139
Term:	12/09/2010 - 12/09/2011
Limit of Liability – Part One	Supplemental Repatriation Expense $500,000 Per Person
Employer’s Liability – Part Two:	$2,000,000 Injury by Accident, Each Accident
$2,000,000 Injury by Disease, Policy Limit
$2,000,000 Injury by Disease, Each Employee
Coverages by Classification:
	Part One	Part Two
U.S. Employee	State of Hire / Covered	Covered
U.S. Employee Traveler	State of Hire / Not Covered	Not Covered
Canadian Employee	Not Covered	Not Covered
Canadian Employee Traveler	Not Covered	Not Covered
Local Hire or National	Covered	Covered
Coverage:

Excess repatriation expenses, third country nationals endorsement, AD&D

$50,000 per US citizen/hire and $25,000 third country nationals, waiver to transfer rights to others, and broad form named insured.

Open Ocean Cargo & War Risks

Insurer:	AGCS Marine Insurance Company
Policy Number:	OC & OCW 96047300
Term:	08/01/2010 - 08/01/2011

Deductible:	$15,000 shall apply to any one Loss; however, this deductible shall not apply to (i) survey fees, (ii) general average, salvage or special charges, (iii) loss, damage or expense arising from any FPA Perils, Shore Perils, Inchmaree Perils or Explosion Peril, as defined elsewhere in this policy, (iv) loss, damage or expense covered under the Sue and Labor, Construction Total Loss or Debris Removal clauses, a total loss, or the S.R. & C.C. Endorsement. The deductible shall not be applied so as to reduce This Insurers obligation to pay the full amount of any limit(s) of liability set forth in this policy.

Limits of Liability:	Unless otherwise agreed, This Insurer shall not be liable under this policy for more than $2,500,000.00 per any conveyance, connecting conveyance, craft or at any place at anytime.

Geographical Limits:	This policy covers all shipments, except to the extent coverage is prohibited by United States of America law or United States of America governmental decree, at and from ports and/or places in the world to and at ports and/or places in the world, directly or via ports and/or places in any order, including the risk of transshipment by land, air, water, or otherwise.

Coverage:	International Transit, Domestic Transit, War/S.R. & C.C., TRIA

Pollution and Remediation Legal Liability

Insurer:	Chartis Specialty Insurance
Policy Number:	18735927 (U.S.)
Term:	05/22/2010 - 05/22/2013
Deductible:	$500,000 Each Incident
Policy Limit:	$15,000,000 Each Incident Limit
$30,000,000 Coverage Section Aggregate

Insurer:	Chartis Specialty Insurance
Policy Number:	18735998 (Canada)
Term:	05/22/2010 - 05/22/2013
Deductible:	500,000 Each Incident
Policy Limit:	15,000,000 Each Incident Limit
30,000,000 Coverage Section Aggregate

Punitive Damages Liability

Insurer:	Chartis Excess Limited

Policy Number:	13631093
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$50,000,000 per occurrence (excess underlying)

Insurer:	Allianz Global Corporate & Specialty
Policy Number:	GBL001229101
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 per occurrence (excess $50,000,000)

Insurer:	Hanseatic Insurance Company (Bermuda) Limited
Policy Number:	HIPD202246
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 per occurrence (excess $75,000,000)

Insurer:	GAI Insurance Company, Ltd.
Policy Number:	EXC 1491865
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 per occurrence (excess $100,000,000)

Insurer:	Chubb Atlantic Indemnity Ltd.
Policy Number:	3310-16-66
Term:	12/09/2010 - 12/09/2011
Retained Amount:	$0
Policy Limit:	$25,000,000 per occurrence (excess $125,000,000)

Coverage:	Provides indemnification for that portion of a punitive damage award which is not covered under applicable domestic policy.

Punitive Damages - Employment Practices Liability

Insurer:	Chartis Excess Limited
Policy Number:	18883073
Term:	06/01/2010 - 06/01/2011
Policy Limit:	$10,000,000

Special Crime Coverage

Insurer:	U.S. Specialty Insurance Company
Policy Number:	U710-85321
Term:	04/09/2010 – 04/09/2013
Deductible:	$0
Policy Limit:	$15,000,000 per occurrence

Coverage:	Provides coverage to the named insured in the event of Kidnap, Ransom, Extortion Bodily Injury, Detention or the payment made against a threat to cause property damage.

Umbrella Liability

Insurer:	National Union Fire Insurance Company of Pittsburgh
Policy Number:	15972664
Term:	12/09/2010 - 12/09/2011
Retained Amount	$25,000 Self-Insured Retention
Policy Limit:	$50,000,000	Each Occurrence
	$50,000,000	Products/Completed Operations Aggregate
	$250,000	Crisis Response
	$50,000	Crisis Find
Excess of: Primary Scheduled Underlying Policies and Deductibles
Coverage:	Provides coverage for damages by reason of liability imposed by law because of bodily injury, property damage, personal injury or advertising injury.

Workers Compensation/Employer’s Liability

Insurer:	Sentry Insurance, a Mutual Company
Policy Number:	90-15924-01, 90-15924-02
Term:	12/09/2010 - 12/09/2011
Deductible:	$500,000	each accident
	$500,000	each employee for disease
Policy Limit:	Workers’ Compensation
Statutory

Employer’s Liability
	$1,000,000	each accident (for bodily injury by accident)
	$1,000,000	each employee (for bodily injury by disease)
	$1,000,000	each policy limit (for bodily injury by disease)
Coverage

Workers’ Compensation: no-fault statutory benefits prescribed in state law provided to an employee (or the employee’s family) due to a job-related injury (including death) resulting from an accident or occupational disease.

Employers’ Liability: pays on behalf of the insured all sums that the insured shall become legally obligated to pay as damages because of bodily injury by accident or disease sustained by any employee of the insured arising out of and in the course of his employment by the insured.

SCHEDULE XI

EXISTING LIENS

	Secured Party	Debtor	Collateral Type	Registration Number

1.	Midwest Metals Corporation	Aleris International, Inc.	Scrap metal owned by Secured Party and in possession of Debtor for processing	DE SOS File No. 32558628

2.	Metal Exchange Corporation	Aleris Recycling, Inc.	Scrap metal owned by Secured Party and in possession of Debtor for processing	DE SOS, File No. 2010 4544890

3.	Omnisource Corporation	Aleris Recycling, Inc.	Scrap metal owned by Secured Party and in possession of Debtor for processing	DE SOS, File No. 2010 1110942

Ontario

	Secured Party(ies)	Debtor(s)	Collateral Classification	Registration Number(s)

1.	Xerox Canada Ltd	Aleris Specification Alloy Products Canada Company	Equipment and Other	632451843 20070129 1703 1462 8346 as amended by 20100514 1705 1462 6125

2.	Ryder Truck Rental Canada Ltd.	Connell Industries Canada Co.	Equipment and Motor Vehicle Included 1 – 2007 Freightliner CL120	625525614 20060526 1046 1529 5623 as amended by 20070220 1950 1531 5481

3.	Ryder Truck Rental Canada Ltd.	Connell Industries Canada Co.	Equipment and Motor Vehicle Included 1 – 2007 Freightliner CL120	625525641 20060526 1046 1529 5626 as amended by 20070220 1950 1531 5482

4.	Ryder Truck Rental Canada Ltd.	Connell Industries Canada Co.	Equipment and Motor Vehicle Included 1 – 2007 Freightliner CL120	625525659 20060526 1046 1529 5627 as amended by 20060530 1046 1529 7274 20070220 1950 1531 5483

5.	Ryder Truck Rental Canada Ltd.	Connell Industries Canada Co.	Equipment and Motor Vehicle Included 1 – 2007 Freightliner CL120	625525668 20060526 1046 1529 5628 as amended by 20070220 1950 1531 5484

6.	Ryder Truck Rental Canada Ltd.	Connell Industries Canada Co.	Equipment and Motor Vehicle Included 1 – 2007 Freightliner CL120	625544964 20060526 1453 1530 6921 as amended by 20070220 1950 1531 5485

7.	GE Canada Vehicle & Equipment Services	Carlisle Tire & Wheel Company of Canada Inc. Armtech Limited/Armtec Limitee Atlantic Packaging Products Ltd/Atlantic Produits D’Emballage Ltee Aleris Specification Alloy Products Canada Company	Equipment and Other	659211039 20100210 1452 1530 7113

	Secured Party(ies)	Debtor(s)	Collateral Classification	Registration Number(s)

8.	GE Canada Vehicle & Equipment Services	Connell Industries Canada Co. Aleris Specification Alloy Products Canada Company	Equipment and Other	661323879 20100512 1945 1531 5933

SCHEDULE XII

EXISTING INVESTMENTS

1.	IMSAMET of Arizona – ownership of 70% partnership interests by Aleris Recycling, Inc.

2.	Harvard Industries, Inc. – 101,407 shares of capital stock.

3.	Subsidiaries of Aleris International, Inc. as of June 1, 2011 (see Schedule VIII-A).

SCHEDULE XIII

ELIGIBLE INVENTORY LOCATIONS

Entity	Inventory Locations
Aleris Ohio Management, Inc.	5525 North MacArthur Blvd., Suite 300 Irving, TX 75038

Aleris Ohio Management, Inc.	25825 Science Park Drive Beachwood, OH 44122-7392

Aleris Rolled Products, Inc.	1372 State Road 1957 Lewisport, KY 42351

Aleris Recycling, Inc.	805 Gardner Lane Morgantown, KY 42261

Aleris Recycling, Inc.	1508 North 8th Street Highway 97 North Sapulpa, OK 74066

UWA Acquisition Co.	397 Black Hollow Road Rockwood, TN 37854

Aleris Recycling, Inc.	388 Williamson Drive Loudon, TN 37774

Aleris Recycling, Inc.	305 Dimension Avenue Wabash, IN 46992

Aleris Recycling, Inc.	109 Dimension Avenue Wabash, IN 46992

Aleris Recycling, Inc.	3816 South State Route 2 Friendly, WV 26146

Aleris Rolled Products, Inc.	Precision Strip, Inc. 315 Park Avenue Tipp City, OH 45371

Aleris Rolled Products, Inc.	Precision Strip, Inc. 86 South Ohio St. Minster, OH 45865

Aleris Rolled Products, Inc.	Main Steel Polishing Co., Inc. 5821 Randolph St. Los Angeles, CA 90040

Aleris Rolled Products, Inc.	Main Steel Polishing Co., Inc. 571 South Wheeling Rd. Wheeling, IL 60090

Aleris Rolled Products, Inc.	838 North Delsea Drive Clayton, NJ 08312

Aleris Rolled Products, Inc.	2 Moore Ave. Buckhannon, WV 26201

Aleris Rolled Products, Inc.	1 Reynolds Road Ashville, OH 43103-9595

Aleris Rolled Products, Inc.	1801 Reymet Road Richmond, VA 23237 1701 Reymet Road Richmond, VA 23237

Entity	Inventory Locations
1601 Reymet Road Richmond, VA 23237

Aleris Rolled Products, Inc.	3321 Durham Road Roxboro, NC 27573

Aleris Rolled Products, Inc.	118 Commerce Drive Roxboro, NC 27573

Aleris Rolled Products, Inc.	2473 Durham Road Roxboro, NC 27573

Aleris Rolled Products, Inc.	7319 Newport Road, S.E. Uhrichsville, OH 44683

Aleris Rolled Products, Inc.	A.E. Service PO Box 2409 Buckhannon, WV 26201

Aleris Rolled Products, Inc.	Centria Coating Services 530 North 2nd Street Cambridge, OH 43725

Aleris Rolled Products, Inc.	Precoat Jackson 1095 Mendell Davis Drive Jackson, MS 39212

Aleris Rolled Products, Inc.	Precoat MMC #9 Kozen Court Granite City, IL 62040

Aleris Rolled Products, Inc.	Owensboro Riverport 1771 River Road Owensboro, KY 42301

Aleris Rolled Products, Inc.	Century Aluminum PO Box 500 Hawesville, KY 42348

Aleris Rolled Products, Inc.	Precision Strip – Bowling Green 4466 Hardison Road Woodburn, KY 42170

Aleris Rolled Products, Inc.	Kinder Morgan 7550 Terminal Road Maceo, KY 42355

Aleris Rolled Products, Inc.	C.M.I. Freight Trans, Inc. 1050 77th Avenue Oakland, CA 94621

Aleris Rolled Products, Inc.	Kinder Morgan OGT East 1900 Highway 271 North Hawesville, KY 42348

Aleris Rolled Products, Inc.	Clarion Warehouse Company 465 West 3rd Street Dover, OH 44622

Aleris Rolled Products, Inc.	C.M.I. Freight-Trans, Inc. 8462 S. 190th Street Kent, WA 98031

Aleris Rolled Products, Inc.	International Metals Processing

Entity	Inventory Locations
3131 Franklin Rd. Indianapolis, IN 46226

Aleris Rolled Products, Inc.	C.M.I. Freight-Trans, Inc. 4900 S. Boyle Vernon, CA 90058

Aleris Rolled Products, Inc.	Main Steel Polishing 5821 Randolph Street Commerce, CA 90040

Aleris Rolled Products, Inc.	Leveltek Processing LLC 748 McMechen Street Benwood, WV 26031

Aleris Rolled Products, Inc.	20415 72nd Ave. S. Ste 230 Kent, WA 98032

Aleris Rolled Products, Inc.	McEver Metal Processing 4265 McEver Industrial Drive Acworth, GA 30144

Aleris Rolled Products, Inc.	Yellowbanks 6133 US Highway 60E Owensboro, KY 42303

Aleris Rolled Products, Inc.	Advance Metal Processing 424 T Kemp Road Lewisburg, NC 27549

Aleris Specialty Products, Inc.	4181 Bradley Road Cleveland, OH 44109

Aleris Specification Alloys, Inc.	Metro Int’l Trae Services LLC 6850 Middlebelt Road Romulus, MI 48174

Aleris Specification Alloys, Inc.	2600 Nodular Drive Saginaw, MI 48601

Aleris Specification Alloys, Inc.	430 West Garfield Avenue Coldwater, MI 49036

Aleris Specification Alloys, Inc.	514 Butters Avenue Coldwater, MI 49036

Aleris Specification Alloys, Inc.	514 Butters Avenue Coldwater, MI 49036

Aleris Specification Alloys, Inc.	425 Jay Street Coldwater, MI 49036

Aleris Specification Alloys, Inc.	368 West Garfield Avenue Coldwater, MI 49036

IMCO Recycling of Ohio, LLC	Precision Strip, Inc. 86 South Ohio St. Minster, OH 45865

IMCO Recycling of Ohio, LLC	Precision Strip, Inc. 315 Park Avenue Tipp City, OH 45371

IMCO Recycling of Ohio, LLC	Main Steel Polishing Co., Inc. 5821 Randolph St. Los Angeles, CA 90040

Entity	Inventory Locations
IMCO Recycling of Ohio, LLC	Main Steel Polishing Co., Inc. 571 South Wheeling Rd. Wheeling, IL 60090

UWA Acquisition Co.	Triangle Tool & Die 11034 Forest Place Santa Fe Springs, CA 90670

UWA Acquisition Co.	Servicecraft Logistics 6565 Knott Avenue Buena Park, CA

UWA Acquisition Co.	Professional Way Polishing 550 East Airline Way Gardena, CA 90248

UWA Acquisition Co.	Precision Strip Minster 86 South Ohio Street PO Box 104 Minster, OH 45865

Aleris Specialty Products, Inc.	6340 Indianapolis Blvd. Hammond, IN 46320

Aleris Recycling, Inc.	16168 West Prairie Avenue Post Falls, ID 83854

Aleris Recycling, Inc.	400 East Lincoln Highway Chicago Heights, IL 60411

Aleris Recycling, Inc.	267 North Fillmore Road Coldwater, MI 49036

Aleris Specialty Products, Inc.	4203 South State Route 2 Friendly, WV 26146

Aleris Specialty Products, Inc.	2639 East Water Street Rock Creek, OH 44084

Aleris Specialty Products, Inc.	320 Huron Street Elyria, OH 44035

Aleris Specialty Products, Inc.	Western Iron Works 3360 Davey Allison Blvd Hueytown, AL 35023

Aleris Specification Alloys, Inc.	47 Brogdon Road Steele, AL 35987

UWA Acquisition Co.	841 South 550 West Tipton, IN 46072

Aleris Specification Alloys, Inc.	4525 West Old 24 Wabash, IN 46992

IMCO Recycling of Ohio, LLC	7335 Newport Road, S.E. Uhrichsville, OH 44683

IMSAMET of Arizona	3829 S. Estrella Parkway Goodyear, AZ 85338

ETS Schaefer, LLC	8050 Highland Pointe Parkway Macedonia, OH 44056

International

Aleris Specification Alloy Products Canada Company	7496 Torbram Road Mississauga, Ontario

Entity	Inventory Locations
Canada L4T 1G9

Aleris Recycling (Swansea) Limited	Waunarlwydd Works Swansea Wales SA5 4YG Great Britain

SCHEDULE XIV

DESIGNATED ASSETS

None

SCHEDULE XV

POST CLOSING ACTIONS

Borrowers shall deliver to Administrative Agent in accordance with the terms of, and on or before the dates required by, the European Security Documents, each notice that any Credit Party is required to deliver thereunder, including, without limitation, any notice delivered to satisfy applicable jurisdictional requirements in connection with the pledge or assignment of any Account or any bank account.

SCHEDULE XVI

TIER I COUNTRIES

Belgium

Canada

France

Germany

Great Britain

Ireland

Italy

Netherlands

Portugal

Spain

Sweden

United States

SCHEDULE XVII

TIER II COUNTRIES

Australia

Austria

Brazil

British Virgin Islands

Czech Republic

Denmark

Finland

Hong Kong

Hungary

India

Israel

Japan

Luxembourg

Mexico

Norway

Poland

Singapore

Switzerland

Venezuela

SCHEDULE XVIII

APPLICABLE JURISDICTION REQUIREMENTS

1. The Co-Collateral Agents and the Administrative Agent require the European Borrower and/or the Seller of receivables pursuant to each Receivables Purchase Agreement to cause the following notice to be provided to each Account Debtor in respect of Accounts invoiced on or after the Closing Date at the time such Accounts are assigned pursuant to the relevant Receivables Purchase Agreement (taking into account the relevant Country Conditions (as defined therein)) and in any event no later than the date such Accounts are included in the European Borrowing Base:

“Important Notice regarding Assignment and Change of Payment Details

All rights of [NAME OF SELLER DELIVERING INVOICE] in respect of amounts due or to become due hereunder have been assigned and transferred without recourse by [NAME OF SELLER DELIVERING INVOICE] to Aleris Switzerland GmbH pursuant to an Amended and Restated Receivables Purchase Agreement dated as of 1 June 2010, as amended and in effect from time to time. You are therefore directed to make payment on such amounts to Aleris Switzerland GmbH in its account at Deutsche Bank ([SWIFT AND/OR IBAN INFORMATION]).

We [NAME OF SELLER DELIVERING INVOICE] hereby further irrevocably instruct and authorize you to comply with the terms of any written notice or instructions in any way relating to or purporting to relate to the above receivables, which you receive at any time from Aleris Switzerland GmbH, without any reference to any further authority from us and without any inquiry by you as to the justification for the validity of such notice or instructions.

Best Regards,

[NAME OF SELLER DELIVERING INVOICE]”

2. Aleris and its Subsidiaries shall have complied with the requirements set forth in article1690 of the French Civil Code in respect of Accounts governed by the laws of France or owed by account debtors located in France and shall provide the Administrative Agent and the Co-Collateral Agents such reasonably satisfactory evidence demonstrating such compliance as the Administrative Agent or any Co-Collateral Agent may request from time to time.

3. Notification in writing of the French law governed pledge of the Accounts shall be required pursuant to the terms of the Pledge Agreement for the Pledge of Receivables entered into on the Closing Date.

SCHEDULE XIX

IMMATERIAL SUBSIDIARIES

Aleris Worldwide, Inc.

IMSAMET of Arizona

Intl Acquisition Co.

Name Acquisition Co.

UWA Acquisition Co.

Aleris RM, Inc.

SCHEDULE XX

[Reserved]

SCHEDULE XXI

AFFILIATE TRANSACTIONS

None.

SCHEDULE XXII

ERISA

As of the Closing Date, Aleris has unfunded current liabilities of approximately $45,900,000. This unfunded current liability does not constitute a Material Adverse Effect.

SCHEDULE XXIII

SUBORDINATION TERMS7

Part A

Section 1. Agreement to Subordinate. The Company agrees, and each [Name of Lender] (the “Subordinated Lender”) under this [Name of Document] agrees, that the Indebtedness evidenced by [Name of Obligations] (the “Subordinated Obligations”) is subordinated in right of payment, to the extent and in the manner provided in this [Agreement/Note/Instrument], to the prior payment in full in cash of all Obligations under the Credit Agreement (the “Senior Indebtedness”) and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness (the “Senior Lenders”).

Section 2. Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

(a) the Senior Lenders shall be entitled to receive payment in full in cash of the Senior Indebtedness before the Senior Lenders are entitled to receive any payment or distribution of any kind or character with respect to any obligations on, or relating to, the Subordinated Obligations; and

(b) until the Senior Indebtedness is paid in full in cash, any payment or distribution to which the Subordinated Lender would be entitled but for these subordination provisions shall be made to the Senior Lenders as their interests may appear.

If a distribution is made to the Subordinated Lender that, due to the subordination provisions, should not have been made to them, such Subordinated Lender are required to hold it in trust for the Senior Lenders and pay it over to them as their interest may appear.

Section 3. Default on Senior Indebtedness of the Company. The Company shall not pay the principal of, premium, if any, or interest on the Subordinated Obligations if either of the following (a “Payment Default”) occurs: (a) any Senior Indebtedness of the Company is not paid in full in cash when due; or (b) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Indebtedness has been paid in full in cash; provided, however, that the Company shall be entitled to pay the Subordinated Obligations without regard to the foregoing if the Company receives written notice approving such payment from all Senior Lenders with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or

[7]	Provisions may be contained in the instrument evidencing the Subordinated Obligations.

the expiration of any applicable grace periods, the Company shall not pay the Subordinated Obligations for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company of written notice (a “Blockage Notice”) of such default from the Senior Lenders holding a majority in aggregate amount of the Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Company from the Person or Persons who gave such Blockage Notice; (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (3) because such Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Senior Indebtedness or the Senior Lenders shall have accelerated the maturity of such Senior Indebtedness or a Payment Default has occurred and is continuing, the Company shall be permitted to resume paying the Subordinated Obligations after the end of such Payment Blockage Period. The Subordinated Obligations shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of Non-Payment Defaults with respect to Senior Indebtedness during such period; provided that if any Payment Blockage Notice is delivered to the Company by or on behalf of the Senior Lenders, a representative of the Senior Lenders shall be entitled to give another Payment Blockage Notice within such period. However, that in no event shall the total number of days during which any Payment Blockage Period or Periods on the notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, no Non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period to the Company shall be, or be made, the basis for a subsequent Payment Blockage Period by the Senior Lenders unless such default has been waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of such initial Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Section 4. Acceleration of Payment of Securities. If payment of the Subordinated Obligations is accelerated because of an Event of Default, the Company shall promptly notify the Senior Lenders of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on these subordination provisions. If any Senior Indebtedness is outstanding, neither the Company nor any Guarantor may pay the Subordinated Obligations until five Business Days after the Senior Lenders receive notice of such acceleration and, thereafter, may pay the Subordinated Obligations only if this [Name of Document] otherwise permits payment at that time.

Section 5. When Distribution Must Be Paid Over. If a distribution is made to the Subordinated Lender that, because of these subordination provisions should not have been made to them, the Subordinated Lender are required to hold it in trust for the Senior Lenders and pay it over to them as their interests may appear.

Section 6. Subrogation. After all Senior Indebtedness is paid in full and until the Subordinated Obligations is paid in full, the Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive distributions applicable to such Senior Indebtedness. A distribution made under these subordination provisions to the Senior Lenders which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on such Senior Indebtedness.

Section 7. Relative Rights. These subordination provisions defines the relative rights of the Subordinated Lender and the Senior Lenders. Nothing in this [Name of Document] shall impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms. The failure to make a payment pursuant to the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a Default, nor do these subordination provisions prevent the Subordinated Lender from exercising their available remedies upon a Default, subject to the rights of the Senior Lenders to receive distributions otherwise payable to the Subordinated Lender.

Section 8. Subordination May Not Be Impaired by Company. No right of the Senior Lenders to enforce the subordination of the Indebtedness evidenced by the Subordinated Obligations shall be impaired by any act or failure to act by the Company or by its failure to comply with these subordination provisions.

Section 9. Subordinated Lender Entitled to Rely. For the purpose of ascertaining the outstanding amount of the Senior Indebtedness, the Senior Lenders, and all other information relevant to making any payment or distribution pursuant to Section 1 through 8 hereof, the Subordinated Lender shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 2 are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Subordinated Lender, or information provided by the Senior Lenders or the Administrative Agent or (c) upon the Representatives of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the Senior Lenders and holders of other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to these subordination provisions.

Section 10. Reliance by the Senior Lenders on Subordination Provisions. Each Subordinated Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such Senior Lender shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Part B

The [indebtedness evidenced hereby] shall be subordinate and junior in right of payment to all other indebtedness of the Company.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A.,

as Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

300 Galleria Parkway, N.W., Suite 800

Atlanta, Georgia 30339

Attention: Aleris Loan Servicing Administrator

Ladies and Gentlemen:

The undersigned refer to the Amended and Restated Credit Agreement, dated as of June 30, 2011 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and certain other signatories thereto, and hereby give you notice, irrevocably, pursuant to Section [2.03(a)] [2.03(b)(i)] of the Credit Agreement, that the undersigned hereby request a Borrowing under the Credit Agreement, and in that connection set forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)] [2.03(b)(i)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is _________ __, ____. 1

(ii) The aggregate principal amount of the Proposed Borrowing is __________2.

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [U.S. Borrower Revolving Loans][Canadian Revolving Loans][European Borrower Revolving Loans][U.S. Borrower Swingline Loans][Canadian Borrower Swingline Loans][European Borrower Swingline Loans].

[1]

Shall be a Business Day at least three Business Days in the case of Euro Rate Loans and B/A Equivalent Loans or one Business Day in the case of Canadian Prime Rate Loans and Base Rate Loans (other than Base Rate Loans made to the U.S. Borrowers), after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given no later than 2:00 p.m. (New York time)(or 12:00 noon (New York time) in the case of Canadian Prime Rate Loans) on such day. In the case of U.S. Borrower Swingline Loans, European Borrower Swingline Loans or Canadian Borrower Swingline Loans, notice must be given no later than 2:00 p.m. (New York time) on the date that a Swingline Loan is to be incurred.

[2]	Stated in the relevant Available Currency.

(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [[Base Rate Loans] [Eurodollar Loans]]3 [[B/A Equivalent Loans] [Canadian Prime Rate Loans]]4.

[(v) The initial Interest Period for the Proposed Borrowing (if a Euro Rate Loan) is [one week] [one month] [two months] [three months] [six months] [[nine months] [twelve months]]5].

[(vi) The initial Interest Period for the Proposed Borrowing (if a B/A Equivalent Loan) is [one week] [one month] [two months] [three months] [six months] [[nine months] [twelve months]]6].

(vii) The undersigned hereby certifies that the following statements will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof; and

[3]	To be included for each Proposed Borrowing of Dollar Denominated Loans.
[4]

To be included for each Proposed Borrowing of Canadian Dollar Denominated Loans. Swingline Loans may only be maintained as Base Rate Loans (in the case of Swingline Loans denominated in U.S. Dollars), Canadian Prime Rate Loans (in the case of Swingline Loans denominated in Canadian Dollars) and (in all other cases) Euro Rate Loans subject to an Interest Period of one to seven days, as determined by the Swingline Lender.

[5]	Subject to consent of all Lenders with Commitments and/or Loans.
[6]	Subject to consent of all Lenders with Commitments and/or Loans.

(C) the condition set forth in Section 7.03 of the Credit Agreement will be met on the date of the Proposed Borrowing and immediately after giving effect thereto.

Very truly yours,

[ALERIS INTERNATIONAL, INC.] as agent for [the U.S. Borrowers][7][the Canadian Borrower][8][the European Borrower][9]

By:
Name:
Title:

[7]	For a Proposed Borrowing by the U.S. Borrowers.
[8]	For a Proposed Borrowing by the Canadian Borrower.
[9]	For a Proposed Borrowing by the European Borrower.

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A.,

as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement

referred to below

300 Galleria Parkway, N.W., Suite 800

Atlanta, Georgia 30339

Attention: Aleris Loan Servicing Administrator

Ladies and Gentlemen:

The undersigned refer to the Amended and Restated Credit Agreement, dated as of June 30, 2011 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and certain other signatories thereto, and hereby give you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [U.S. Borrower Revolving Loans][Canadian Revolving Loans][European Borrower Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [U.S. Borrower Revolving Loans] [Canadian Revolving Loans][European Borrower Revolving Loans]

(ii) originally made on _________ __, 20__ (the “Outstanding Borrowing”) in the principal amount of $__________1 and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period ending on [            ], 20[__]] [Canadian Prime Rate Loans] [B/A Equivalent Loans with an Interest Period ending on [                            ], 20[__]].

[1]	Stated in the relevant Available Currency.

(iii) The Business Day of the Proposed [Conversion] [Continuation] is _________ __, ____.2

(iv) The Outstanding Borrowing shall be [continued as a Borrowing of [Eurodollar Loans with an Interest Period of ______] [[B/A Equivalent Loans with an Interest Period of ________]] [converted into a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period of ______] [Canadian Prime Rate Loans] [B/A Equivalent Loans with an Interest Period ending on [                            ], 20[__]].3

[2]

Shall be a Business Day at least three Business Days after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 2:00 p.m. (New York time) (or 12:00 noon in the case of a conversion of Canadian Prime Rate Loans) on such day.

[3]

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods or “terms”, the U.S. Borrowers, the Canadian Borrower or the European Borrower, as applicable, should make appropriate modifications to this clause to reflect same. The duration of Interest Periods is subject to Section 2.09 of the Credit Agreement. The Type of Loans into which an Outstanding Borrowing may be continued or converted, and the duration of any Interest Period selected, shall be subject to Sections 2.06 and 2.09 of the Credit Agreement, and otherwise in accordance with terms of the Credit Agreement.

[The undersigned hereby certifies that no Event of Default has occurred and is continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation]].4

Very truly yours,

[NAME OF BORROWER[S]][5]

By:
Name:
Title:

[4]	In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan or a Canadian Prime Rate Loan to a B/A Equivalent Loan.
[5]

Insert a signature block for (i) each U.S. Borrower for a Proposed [Conversion] [Continuation] of U.S. Borrower Revolving Loans, (ii) the Canadian Borrower for a Proposed [Conversion] [Continuation] of Canadian Revolving Loans and (iii) the European Borrower for a Proposed [Conversion] [Continuation] or European Borrower Revolving Loans.

EXHIBIT B-1

FORM OF [[SECOND] AMENDED AND RESTATED] REVOLVING NOTE

U.S.$________________	New York, New York
June __, 2011

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower” and, collectively, the “Borrowers”), hereby promises to pay to _________________________ or its registered assigns (the “Lender”), in lawful money of the United States of America (or, in the case of Canadian Dollar Denominated Loans or Non-Dollar Denominated Loans evidenced hereby, in Canadian Dollars or in lawful money constituting the respective Available Currency, respectively), in immediately available funds, at the Payment Office initially located at ____________________________ on the Final Maturity Date the principal sum of _______________________ MILLION U.S. DOLLARS and NO CENTS (U.S.$            ) or, if less, the respective amount set forth below, payable at such times and in such amounts as are specified in the Credit Agreement referred to below: (i) with respect to each U.S. Borrower, jointly and severally, the unpaid principal amount of each U.S. Borrower Revolving Loan made by the Lender pursuant to the Credit Agreement referred to below, (ii) with respect to the Canadian Borrower, the unpaid principal amount of each Canadian Revolving Loan made by the Lender, and (iii) with respect to the European Borrower, the unpaid principal amount of each European Borrower Revolving Loan made by the Lender; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, (a) all payments hereunder with respect to Canadian Dollar Denominated Loans evidenced hereby shall be made in Canadian Dollars, whether or not the Dollar Equivalent of such amounts, when added to the outstanding principal amount of Canadian Revolving Loans made in U.S. Dollars evidenced hereby, would exceed the stated principal amount of this Note, and (b) all payments hereunder with respect to Non-Dollar Denominated Loans evidenced hereby shall be made in the respective Available Currency, whether or not the Dollar Equivalent of such amounts, when added to the outstanding principal amount of Canadian Revolving Loans made in U.S. Dollars evidenced hereby, would exceed the stated principal amount of this Note. Unless otherwise indicated herein, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement (as defined below).

The Borrowers also promise to pay interest on the unpaid principal amount of Revolving Loans, in like money at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement (as defined below), as follows: (i) each U.S. Borrower, jointly and severally, on the unpaid principal amount of each U.S. Borrower Revolving Loan made by the Lender, (ii) the Canadian Borrower on the unpaid principal amount of each Canadian Revolving Loan made by the Lender, and (iii) the European Borrower on the unpaid principal amount of each European Borrower Revolving Loan made by the Lender.

This Note is one of the Revolving Notes referred to in the Amended and Restated Credit Agreement, dated as of June 30, 2011, among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, and certain other signatories thereto (as the same may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents as and to the extent further provided therein and is entitled to the benefits of the Guaranties as and to the extent further provided therein. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type into another Type to the extent provided in the Credit Agreement.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

[This Note is an amendment and restatement of that certain [Amended and Restated] Note issued by Borrowers in favor of Lender on June 25, 2010, in the maximum principal amount of $[            ] (the “Prior Note”). This Note is not intended to nor shall it be construed to be a novation or an accord and satisfaction of the indebtedness evidenced by the Prior Note.]

[Remainder of page intentionally left blank. Signatures appear on the following page.]

Each Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ALERIS INTERNATIONAL, INC.

By:
Sean M. Stack, Executive Vice President and Chief Financial Officer

ALERIS ROLLED PRODUCTS, INC.

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS, LLC

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS SALES CORPORATION

By:
Sean M. Stack, President

IMCO RECYCLING OF OHIO, LLC

By:
Sean M. Stack, President

[Signatures continue on the following page.]

[[Second] Amended and Restated] Revolving Note - _____________________

ALERIS RECYCLING, INC.

By:
Sean M. Stack, President

ALERIS SPECIFICATION ALLOYS, INC.

By:
Sean M. Stack, President

ALERIS SPECIALTY PRODUCTS, INC.

By:
Sean M. Stack, President

ALERIS RECYCLING BENS RUN, LLC

By:
Sean M. Stack, President

ETS SCHAEFER, LLC

By:
Sean M. Stack, President

ALERIS OHIO MANAGEMENT, INC.

By:
Sean M. Stack, President

ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY

By:
Sean M. Stack, President

[Signatures continue on the following page.]

[[Second] Amended and Restated] Revolving Note - _____________________

ALERIS SWITZERLAND GMBH

By:
Sean M. Stack, Managing Director

[[Second] Amended and Restated] Revolving Note - _____________________

EXHIBIT B-2

FORM OF SWINGLINE NOTE

U.S.$________________	New York, New York
_____________, 20__

FOR VALUE RECEIVED, each of the undersigned (each, a “Borrower” and, collectively, the “Borrowers”), hereby promises to pay to BANK OF AMERICA, N.A. or its registered assigns (the “Lender”), in lawful money of the United States of America (or, in the case of Canadian Dollar Denominated Loans or Non-Dollar Denominated Loans evidenced hereby, in Canadian Dollars or in lawful money constituting the respective Available Currency, respectively), in immediately available funds, at the Payment Office initially located at 300 Galleria Parkway, Suite 800, Atlanta, Georgia 30339 on the Swingline Expiry Date the principal sum of ____________________________ and NO CENTS (U.S. $___________) or, if less, the respective amount set forth below, payable at such times and in such amounts as are specified in the Credit Agreement: (i) with respect to each U.S. Borrower, jointly and severally, the unpaid principal amount of each U.S. Borrower Swingline Loan made by the Lender pursuant to the Credit Agreement referred to below, (ii) with respect to the Canadian Borrower, the unpaid principal amount of each Canadian Borrower Swingline Loan made by the Lender, and (iii) with respect to the European Borrower, the unpaid principal amount of each European Borrower Swingline Loan made by the Lender; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, (a) all payments hereunder with respect to Canadian Dollar Denominated Loans evidenced hereby shall be made in Canadian Dollars, whether or not the Dollar Equivalent of such amounts, when added to the outstanding principal amount of Canadian Borrower Swingline Loans made in U.S. Dollars evidenced hereby, would exceed the stated principal amount of this Note, and (b) all payments hereunder with respect to Non-Dollar Denominated Loans evidenced hereby shall be made in the respective Available Currency, whether or not the Dollar Equivalent of such amounts, when added to the outstanding principal amount of Canadian Borrower Swingline Loans made in U.S. Dollars evidenced hereby, would exceed the stated principal amount of this Note. Unless otherwise indicated herein, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement (as defined below).

The Borrowers also promise to pay interest on the unpaid principal amount of Swingline Loans, in like money at the Payment Office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement (as defined below), as follows: (i) each U.S. Borrower, jointly and severally, on the unpaid principal amount of each U.S. Borrower Swingline Loan made by the Lender, (ii) the Canadian Borrower on the unpaid principal amount of each Canadian Borrower Swingline Loan made by the Lender, and (iii) the European Borrower on the unpaid principal amount of each European Borrower Swingline Loan made by the Lender.

This Note is the Swingline Note referred to in the Amended and Restated Credit Agreement, dated as of June 30, 2011, among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent, and certain other signatories thereto (as the same may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents. This Note is secured by the Security Documents as and to the extent further provided therein and is entitled to the benefits of the Guaranties as and to the extent further provided therein. As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

[Remainder of page intentionally left blank. Signatures appear on the following page.]

Swingline Note

Each Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

ALERIS INTERNATIONAL, INC.

By:
Sean M. Stack, Executive Vice President and Chief Financial Officer

ALERIS ROLLED PRODUCTS, INC.

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS, LLC

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS SALES CORPORATION

By:
Sean M. Stack, President

IMCO RECYCLING OF OHIO, LLC

By:
Sean M. Stack, President

[Signatures continue on the following page.]

ALERIS RECYCLING, INC.

By:
Sean M. Stack, President

ALERIS SPECIFICATION ALLOYS, INC.

By:
Sean M. Stack, President

ALERIS SPECIALTY PRODUCTS, INC.

By:
Sean M. Stack, President

ALERIS RECYCLING BENS RUN, LLC

By:
Sean M. Stack, President

ETS SCHAEFER, LLC

By:
Sean M. Stack, President

ALERIS OHIO MANAGEMENT, INC.

By:
Sean M. Stack, President

ALERIS SPECIFICATION ALLOY PRODUCTS CANADA COMPANY

By:
Sean M. Stack, President

[Signatures continue on the following page.]

Swingline Note

ALERIS SWITZERLAND GMBH

By:
Sean M. Stack, Managing Director

Swingline Note

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

Dated         1

Bank of America, N.A., as Administrative Agent under the Amended and Restated Credit Agreement dated as of June 30, 2011 (as the same may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and certain other signatories thereto.

Bank of America, N.A., as Administrative Agent

300 Galleria Parkway, N.W., Suite 800

Atlanta, Georgia 30339

Attention: Aleris Loan Servicing Administrator

[[      2            ], as Issuing Lender

under the Credit Agreement

______________________

______________________

______________________]

Attention: [                            ]

Ladies and Gentlemen:

Pursuant to Section 3.03 of the Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [[trade][standby] U.S. Letter of Credit] [[trade][standby] Canadian Letter of Credit] [[trade][standby] European Letter of Credit] for the account of the undersigned on         3          (the “Date of Issuance”) in the aggregate Stated Amount of         4        .

[1]	Date of Letter of Credit Request.
[2]	Insert name and address of Issuing Lender.
[3]	Insert the date of Issuance which shall be at least [two] Business Days after the date of this Letter of Credit Request (or such shorter period as is acceptable to the respective Issuing Lender).
[4]	Aggregate initial Stated Amount of the Letter of Credit which should not be less than $25,000 (or such lesser amount as is acceptable to the respective Letter of Credit Issuer).

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be 5, and such Letter of Credit will be in support of 6 and will have a stated expiration date of 7.

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

Copies of all documentation with respect to the supported transaction are attached hereto.

[NAME OF BORROWER[S]]

By:
Name:
Title:

[5]	Insert name and address of beneficiary.
[6]

Insert a description of L/C Supportable Obligations (in the case of standby Letters of Credit) and insert description of permitted trade obligations of the respective Borrower or Borrowers or any of its or their respective Subsidiaries (in the case of trade Letters of Credit).

[7]

Insert the last date upon which drafts may be presented which may not be later than the earlier of (x) one year after the Date of Issuance and (y) the 5th Business Day preceding the Final Maturity Date.

EXHIBIT D

FORM OF SECTION 5.04(b)(ii) CERTIFICATE

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of as of June 30, 2011, among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, Bank of America, N.A., as the Administrative Agent and certain other signatories thereto (as the same may be amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Pursuant to the provisions of Section 5.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies that (a) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986 (the “Code”), as amended, (b) it is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower (as defined in the Credit Agreement) and (c) it is not a controlled foreign corporation related to any Borrower within the meaning of Section 864(d) of the Code.

[NAME OF LENDER]

By:
Name:
Title:

Date: _______________, _____

EXHIBIT E-1

FORM OF U.S. SUBSIDIARIES GUARANTY

U.S. SUBSIDIARIES GUARANTY, dated as of ________________, 20___ (as amended, modified or supplemented from time to time, this “Guaranty”), made by each of the undersigned guarantors (each a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A., a national banking association, as administrative and collateral agent (together with any successor administrative and collateral agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Aleris International, Inc., a Delaware corporation (“Aleris”), each of its Subsidiaries party thereto from time to time (together with Aleris, each, a “Borrower” and collectively, the “Borrowers”), the lenders party thereto from time to time (collectively, the “Lenders”), each Issuing Lender, Administrative Agent and the other agents provided for therein (Lenders, each Issuing Lender, the Administrative Agent and such other agents are herein called the “Lender Creditors”) have entered into an Amended and Restated Credit Agreement, dated as of June 30, 2011, providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein (as used herein, the term “Credit Agreement” means the Credit Agreement described above in this paragraph, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same agent, trustee, representative, lenders or holders; provided that, with respect to any agreement providing for the refinancing or replacement of indebtedness under the Credit Agreement, such agreement shall only be treated as, or as part of, the Credit Agreement hereunder if either (A) all obligations under the Credit Agreement being refinanced or replaced shall be paid in full at the time of such refinancing or replacement, and all commitments and letters of credit issued pursuant to the refinanced or replaced Credit Agreement shall have terminated in accordance with their terms or, with respect to certain Letters of Credit, been continued, with the consent of the respective issuer thereof, under such refinancing or replacement indebtedness or (B) the Required Lenders shall have consented in writing to the refinancing or replacement indebtedness being treated as indebtedness pursuant to the Credit Agreement);

WHEREAS, one or more of the Borrowers and/or one or more of their respective Subsidiaries may at any time and from time to time, to the extent permitted by the Credit Agreement, enter into one or more Secured Hedging Agreements with one or more Lenders or any Affiliate thereof (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s permitted successors and assigns, if any, collectively, the “Specified Creditors”);

WHEREAS, one or more of the Borrowers and/or one or more of their respective Subsidiaries and any Lender (and/or one or more of its banking affiliates) reasonably acceptable to the Administrative Agent and designated to the Administrative Agent in writing by Aleris as a provider of Treasury Services (as defined in this Agreement), (collectively, the “Treasury Services Creditors” and, together with the Lender Creditors and the Specified Creditors, the “Secured Creditors”) currently or in the future may enter into credit arrangements providing for treasury, depositary or cash management services (including, without limitation, overnight overdraft services), to one or more of the Borrowers and/or one or more of their respective Subsidiaries by the Treasury Services Creditors, and automated clearinghouse transfers of funds to the Treasury Services Creditors, in each case, pursuant to uncommitted lines of credit (collectively, “Treasury Services” and, with any written agreement evidencing such credit arrangements (to the extent expressly stated therein that the liabilities and indebtedness thereunder are “Guaranteed Obligations” for the purposes of this Agreement (or, more generally, for purposes of the various agreements guaranteeing or securing the Credit Agreement)), as amended, modified, supplemented, replaced or refinanced from time to time herein called the “Treasury Services Agreements”);

WHEREAS, each Guarantor is a direct or indirect Wholly-Owned Domestic Subsidiary of Aleris;

WHEREAS, it is a condition precedent to (i) the making of Loans to, and the issuance of, and participation in, Letters of Credit for the respective accounts of, the Borrowers under the Credit Agreement; (ii) the Specified Creditors entering into Secured Hedging Agreements; and (iii) the extension of the Treasury Services by Treasury Services Creditors, that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrowers, and the issuance of, and participation in, Letters of Credit for the account of, the Borrowers under the Credit Agreement, the entering into by the Borrowers and/or one or more of their respective Subsidiaries of Secured Hedging Agreements with the Specified Creditors and the extension of Treasury Services to the Borrowers and their Subsidiaries, and, accordingly, each Guarantor desires to enter into this Guaranty in order to (i) satisfy the condition described in the preceding paragraph and (ii) induce (x) the Lenders to make Loans to the Borrowers and issue, and/or participate in, Letters of Credit for the account of the Borrowers, (y) the Specified Creditors to enter into Secured Hedging Agreements with the Borrowers and their Subsidiaries and (z) the Treasury Services Creditors to enter into Treasury Services Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:

1. GUARANTY. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety: (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrowers under the Credit Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of Borrowers and (y) all other Obligations (including, without limitation, obligations which, but for the commencement of any insolvency proceeding, would become due), liabilities and indebtedness owing by the Borrowers to the Lender Creditors under the Credit Agreement (including without limitation all obligations of the Borrowers to the Administrative Agent under Section 13.22 of the Credit Agreement) and each other Credit Document to which a Borrower is a party (including, without limitation, indemnities, Fees and interest thereon (including, without limitation, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and each such other Credit Document (all such principal, premium, interest, reimbursement obligations, Unpaid Drawings, liabilities, indebtedness and other obligations under this clause (i), except to the extent consisting of obligations, liabilities or indebtedness with respect to Secured Hedging Agreements and Treasury Services Agreements, being herein collectively called the “Credit Document Obligations”); (ii) to each Specified Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by each Borrower and/or one or more of its Subsidiaries under any Secured Hedging Agreement, whether now in existence or hereafter arising (all such obligations, liabilities and indebtedness described in this clause (ii) being herein collectively called the “Other Obligations”); and (iii) to each Treasury Services Creditor the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by Aleris or any of its Subsidiaries to the Treasury Services Creditors with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement (all such obligations, liabilities and indebtedness described in this clause (iii) being herein collectively called the “Treasury Services Obligations” and, together with the Credit Document Obligations and the Other Obligations are herein collectively called the “Guaranteed Obligations”). As used herein, the term “Guaranteed Party” shall mean (x) each Borrower and (y) each Subsidiary of Aleris party to a Secured Hedging Agreement or a Treasury Services Agreement. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Borrowers, any other Guaranteed Party, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by any Borrower or any such other Guaranteed Party upon the occurrence in respect of any Borrower or any such other Guaranteed Party of any of the events specified in Section 11.05 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand. This Guaranty shall constitute a guaranty of payment, and not of collection.

2. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of any Borrower or any other Guaranteed Party, whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by any Borrower, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower or any other Guaranteed Party, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays to any Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefore; provided that nothing in this Guaranty shall prevent the Guarantor from asserting the defense of payment of all or any portion of the Guaranteed Obligations.

3. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, any Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, any Borrower or any other Guaranteed Party, and whether or not any other Guarantor, any other guarantor, any Borrower or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to any Borrower or any such other Guaranteed Party shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS. (a) To the fullest extent permitted under applicable law, each Guarantor hereby waives notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor, any Borrower or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b) Each Guarantor waives any right to require the Secured Creditors to: (i) proceed against any Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from any Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of any Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guaranteed Party other than payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Administrative Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against any Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against any Borrower, any other Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of each Borrower’s, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from each Borrower, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and each Borrower’s, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of any Borrower, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of any Borrower, any other Guaranteed Party or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Secured Debt Agreements or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. RIGHTS OF SECURED CREDITORS. Subject to Sections 4 and 13, Secured Creditors may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against any Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of any Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, other guarantors, any Borrower, any other Guaranteed Party, any other Credit Party or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower or any other Guaranteed Party to creditors of such Borrower or such other Guaranteed Party other than the Secured Creditors;

(f) except as otherwise expressly required by the Security Documents, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of such Borrower or such other Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, any of the Secured Debt Agreements or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Debt Agreements or any of such other instruments or agreements;

(h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against any Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i) take any action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor); provided in each case that nothing in this Guaranty shall prevent the Guarantor from asserting the defense of payment of all or any portion of the Guaranteed Obligations.

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Secured Debt Agreements or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. CONTINUING GUARANTY. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of any Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any indebtedness of any Borrower or any other Guaranteed Party now or hereafter owing to any Guarantor is hereby subordinated to the Guaranteed Obligations of such Borrower or such other Guaranteed Party to the Secured Creditors, and such Guaranteed Obligations of such Borrower or such other Guaranteed Party to any Guarantor, if the Administrative Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the Guaranteed Obligations of such Borrower or such other Guaranteed Parties to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Borrower or any other Guaranteed Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.

8. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders (or, after the Credit Documents Termination Date (as defined below), the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent, after all of the Credit Document Obligations have been paid in full, by the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood that, if the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole) so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of the Borrowers pursuant to the Credit Agreement, in order to induce the Specified Creditors to execute, deliver and perform the Secured Hedging Agreements to which they are a party and in order to induce the Treasury Services Creditors to execute, deliver and perform the Treasury Services Agreements to which they are a party, each Guarantor represents, warrants and covenants that:

(a) Such Guarantor (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification except for failures to be so qualified which, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(b) Such Guarantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guaranty and each other Secured Debt Agreement to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Guaranty and each such other Secured Debt Agreement. Such Guarantor has duly executed and delivered this Guaranty and each other Secured Debt Agreement to which it is a party, and this Guaranty and each such other Secured Debt Agreement constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Secured Debt Agreement to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any material applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries except, in each case (other than in respect of the creation of Liens referred to in clause (ii) above), to the extent that any such contravention, conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made, (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) other than with respect to the Secured Debt Agreements, those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which such Guarantor is a party.

(e) There are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened in writing (i) with respect to this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(f) Each Guarantor covenants and agrees that on and after the Closing Date and until the date upon which the Total Commitment under the Credit Agreement has been terminated, no Letter of Credit or Note (as defined in the Credit Agreement) is outstanding (and all Loans and Unpaid Drawings have been paid in full), and all Letters of Credit have been terminated (the “Credit Documents Termination Date”), and all Guaranteed Obligations then due and payable under Secured Hedging Agreements and Treasury Services Agreements and all other Guaranteed Obligations (other than indemnities under the Credit Documents which are not then due and payable) have been paid in full and the Secured Hedging Agreements have been terminated, such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 9 and 10 of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it is not in violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

(g) An executed (or conformed) copy of each of the Secured Debt Agreements has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

10. EXPENSES. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guaranty (including, without limitation, the reasonable fees and disbursements of counsel employed by each of the Secured Creditors) and of the Administrative

Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by Administrative Agent and each other agent under the Credit Agreement).

11. BENEFIT AND BINDING EFFECT. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

12. AMENDMENTS; WAIVERS. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of either (x) the Required Lenders (or, to the extent required by Section 13.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the Credit Documents Termination Date, or (y) the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations (taken as a whole) at all times after the Credit Documents Termination Date.

13. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Secured Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include (i) at any time when any Credit Document Obligations or Letters of Credit are outstanding or any Commitments under the Credit Agreement exist, any Event of Default under, and as defined in the Credit Agreement and (ii) at any time after all of the Credit Document Obligations have been paid in full and all Commitments under the Credit Agreement have been terminated and no further Commitments and Letters of Credit may be provided thereunder, any payment default on any of the Obligations after the expiration of any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Any such amount received by any Secured Creditor shall be paid over to Administrative Agent for application to the Guaranteed Obligations in accordance with the terms of the Credit Agreement.

14. NOTICE. All notices, requests, demands or other communications pursuant hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such

Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Lender Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, at: Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, OH 44122, Attention: General Counsel, Telephone No.: (216) 910-3400, Telecopier No.: (216) 910-3650, and (iii) in the case of any Specified Creditor or any Treasury Services Creditor, at such address as such Specified Creditor or Treasury Services Creditor shall have specified in writing to Aleris and the Administrative Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

15. REINSTATEMENT. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any other Guaranteed Party) then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Borrower or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located within the City of New York, and, by execution and delivery of this Guaranty, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby further irrevocably waives any claim that any such court lacks personal jurisdiction over it, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which it is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 14 hereof, such service to become effective 30 days after such mailing. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which it is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any such party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(b) Each Guarantor and each Secured Party (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION. In the event that all of the Equity Interests of a Guarantor are sold or otherwise disposed of or liquidated in compliance with the requirements of Section 10.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Aleris or another Subsidiary thereof) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 17).

18. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant

Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 18: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty on such date). Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

19. LIMITATION ON GUARANTEED OBLIGATIONS. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such

Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

20. COUNTERPARTS. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Guarantors and the Administrative Agent.

21. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the U.S. Borrowers under Sections 5.03 and 5.04 of the Credit Agreement.

22. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of Aleris that is required to become a party to this Guaranty after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof, or a joinder agreement in form satisfactory to the Administrative Agent, and delivering same to the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents required by the Credit Documents to be delivered to the Administrative Agent and with all documents and actions required by the Credit Documents to be taken to the reasonable satisfaction of the Administrative Agent.

23. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

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[Remainder of page intentionally left blank. Signatures begin on the following page.]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

By:

Title:

Name:

By:

Title:

Name:

[Signatures continue on following page.]

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title:

EXHIBIT E-2

FORM OF CANADIAN SUBSIDIARIES GUARANTEE

GUARANTEE

TO:	BANK OF AMERICA, N.A., as administrative and co-collateral agent for the benefit of itself and the other Secured Parties as such term is defined in the Amended and Restated Credit Agreement dated as of June 30, 2011, among, inter alios, Aleris International Inc., each other U.S. Borrower party thereto from time to time, Aleris Specification Alloy Products Canada Company (the “Canadian Borrower”) the lenders party thereto from time to time (collectively, the “Lenders”), the Issuing Lender, Administrative Agent and the other agents provided for therein (as the same may be amended, supplemented or restated from time to time the “Credit Agreement”). [NTD: Amend as necessary to take account of amendments to the Credit Agreement]. All capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement.

1.	For valuable consideration received, and in consideration of the Lenders continuing to make advances to the Borrowers from time to time, the undersigned hereby unconditionally guarantees and promises to pay to BANK OF AMERICA, N.A., as administrative and co-collateral agent for itself and the other Secured Parties (the “Agent”), on demand any and all indebtedness of the Canadian Borrower to the Agent and the other Secured Parties including, without limitation, the Canadian Borrower Obligations, as such terms are defined in the Credit Agreement. The word “indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Canadian Borrower heretofore, now, or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether direct or acquired by the Agent and/or the Secured Parties by assignment or succession, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether the Canadian Borrower may be liable individually or jointly with others, or whether recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, or whether such indebtedness may be or hereafter become otherwise unenforceable.

2.	The liability of the undersigned under this Guarantee shall be unlimited. Regardless of whether or not any proposed guarantor or any other person or persons has or have executed or shall execute this Guarantee or is or are or shall become in any other way responsible to the Agent and/or the other Secured Parties for the indebtedness or any part thereof whether under this Guarantee or otherwise shall cease to be so liable, this shall be a continuing Guarantee relating to any indebtedness, including, without limitation, that arising under successive transactions which shall either continue the indebtedness or from time to time renew it after it has been satisfied and shall secure the ultimate repayment of all monies owing from the Canadian Borrower to the Agent and the other Secured Parties and shall be binding as a continuing security on the undersigned. Any payment by the undersigned shall not reduce the maximum obligation of the undersigned hereunder.

3.

The obligations hereunder are independent of the obligations of any of the other guarantors or of the Canadian Borrower Obligations and are independent of the obligations of the Canadian Borrower and a separate action or actions may be brought and prosecuted against the undersigned whether such action is brought against any of the guarantors of the Canadian Borrower Obligations, or the Canadian Borrower or whether the other guarantors of the Canadian Borrower Obligations, or the Canadian Borrower be joined in any such action or actions. The undersigned waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.

4.	The undersigned authorizes the Agent, without notice or demand and without affecting its liability hereunder, from time to time, either before or after revocation hereof, to:

(a)	renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including, without limitation, increase or decrease of the rate of interest thereon;

(b)	receive and hold security for the payment of this Guarantee or the indebtedness guaranteed, and exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any such security;

(c)	apply such security and direct the order or manner of sale thereof as the Agent in its discretion may determine; and

(d)	release or substitute any guarantors.

5.	The undersigned waives any right to require the Agent or the other Secured Parties to:

(a)	proceed against any other guarantor of the Canadian Borrower Obligations Canadian Borrower;

(b)	proceed against or exhaust any security held from any other guarantor of the Canadian Borrower Obligations Canadian Borrower or any other Person; or

(c)	pursue any other remedy in the Agent or the Secured Parties’ power whatsoever.

The undersigned waives any defence arising by reason of any disability or other defence of the Canadian Borrower, or the cessation from any cause whatsoever of the liability of the Canadian Borrower, or any claim that the undersigned’s obligations exceed or are more burdensome than those of the Canadian Borrower. The undersigned waives any right of reimbursement, indemnification, and contribution (contractual, statutory or otherwise) with respect to the Secured Parties, including the Agent, arising from the existence or performance of this Guarantee and the undersigned waives any right to enforce any remedy which the Agent and/or the other Secured Parties now have or may hereafter have against the Canadian Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Agent or the other Secured Parties. The Agent may foreclose, either by judicial foreclosure or by exercise of power of sale, or realize any deed of trust or other security securing the indebtedness, and, even though the foreclosure or other realization may destroy or diminish the undersigned’s rights against the Canadian Borrower or may result in security being sold at an under value, the undersigned shall be liable to the Agent and the other Secured Parties for any part of the indebtedness remaining unpaid after the foreclosure or other realization. The undersigned waives all presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonour, and notices of acceptance of this Guarantee and of the existence, creation, or incurring of new or additional indebtedness.

6.	The undersigned acknowledges and agrees that it shall have the sole responsibility for obtaining from the Canadian Borrower such information concerning the Canadian Borrower’s financial conditions or business operations as the undersigned may require, and that neither the Agent nor the other Secured Parties have any duty at any time to disclose to the undersigned any information relating to the business operations or financial conditions of the Canadian Borrower.

7.	This Guarantee is in addition to and without prejudice to any security of any kind (including, without limitation, any other guarantees) held by the Agent or any other Secured Party at any time in respect of the indebtedness, and any rights or remedies that the Agent, or Secured Parties might have.

8.	Any obligations of the Canadian Borrower to the undersigned, now or hereafter existing, are hereby assigned as security to the Agent and postponed and subordinated to the indebtedness. Any obligations of the Canadian Borrower to the undersigned received by the undersigned shall be received in trust for the Agent and the other Secured Parties and remain hereunder, the proceeds thereof shall forthwith be paid over to the Agent on account of the indebtedness of the Canadian Borrower to the Agent and the other Secured Parties, but without reducing or affecting in any manner the liability of the undersigned under the provisions of this Guarantee, provided however, that until demand or the occurrence of an Event of Default that is continuing, the undersigned may receive any payments in respect of Postponed Debt permitted pursuant to the terms of the Credit Agreement. This assignment and postponement is independent of and severable from this Guarantee and shall remain in full force and effect whether or not the undersigned is liable for any amount under this Guarantee.

9.	This Guarantee may be revoked at any time by the undersigned in respect of future transactions, unless there is a continuing consideration applicable to such transactions which the undersigned does not renounce. Such revocation shall be effective upon the expiration of forty-five (45) days after actual receipt by the Agent at the address for notice of the Agent provided in the Credit Agreement. Revocation shall not affect any of the undersigned’s obligations or the Agent’s rights with respect to transactions which precede the expiration of the forty-five (45) day period following the Agent’s receipt of such notice, regardless of whether or not the indebtedness related to such transactions, before or after revocation, has been renewed, compromised, extended, accelerated, or otherwise changed as to any of its terms, including, without limitation, time for payment or increase or decrease of the rate of interest thereon, and regardless of any other act or omission of the Agent authorized hereunder. If this Guarantee is revoked, returned or cancelled, and subsequently any payment or transfer of any interest in property by the Canadian Borrower to the Agent or the other Secured Parties are rescinded or must be returned by the Agent or the other Secured Parties to the Canadian Borrower, this Guarantee shall be reinstated with respect to any such payment or transfer, regardless of any such prior revocation, return, or cancellation.

10.	Where the Canadian Borrower becomes bankrupt or makes an assignment for the benefit of creditors or if any circumstances arise necessitating the Agent and/or the other Secured Parties to file a claim against the Canadian Borrower and/or to value its securities, the Agent shall be entitled to place such valuation on its securities as the Agent may in its absolute discretion see fit, and the filing of such claim and the valuing of securities shall not in any way prejudice or restrict the claim of the Agent and the other Secured Parties against the undersigned and in no way discharges the undersigned from its liability hereunder to the Agent and the other Secured Parties, either in whole or in part and until all indebtedness of the Canadian Borrower to the Agent and the other Secured Parties has been fully paid, the Agent shall have the right to include in its claim the amount of all sums paid by the undersigned to the Agent under this Guarantee and to prove and rank for and receive dividends in respect of such claim, any and all rights to prove and rank for such sums paid for by the undersigned and receive the full amount of all dividends in respect thereto are hereby assigned and transferred to the Agent by the undersigned.

11.	Any account settled or stated by or between the Agent and/or the other Secured Parties and the Canadian Borrower, or, if any such account has not been so settled or stated immediately before demand for payment under this Guarantee, any account stated by the Agent, shall be accepted by the undersigned as prima facie evidence of the amount which at the date of the account so settled or stated is due by the Canadian Borrower to the Agent or remains unpaid by the Canadian Borrower to the Agent and/or the other Secured Parties.

12.	The undersigned shall make payment to the Agent of the amount of its liability to the Agent forthwith after demand therefor is made in writing and such demand shall be deemed to have been effectually made when an envelope containing such demand addressed to the undersigned at its address last known to the Agent, is deposited, postage prepaid, in the mail. All payments hereunder shall be made to the Agent at the office of the Agent set out in the Credit Agreement or such other address as directed in writing by the Agent.

13.	Any and all payments by the undersigned to the Agent and/or the other Secured Parties under this Guarantee or the Credit Agreement shall be made free and clear of, and without deduction or withholding for any taxes, levies, imposts, deductions, charges or withholdings of whatever kind or nature (the “Taxes”) unless the undersigned is required to withhold or deduct taxes in which case paragraphs 14 and 15 shall apply.

14.

The undersigned agrees to indemnify and hold harmless the Agent and/or the other Secured Parties for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this paragraph) paid by the Agent and/or the other Secured Parties with respect to payments made by the undersigned to the Agent and/or the other Secured Parties under this Guarantee, and any liability (including, without limitation, penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto (but excluding for greater certainty, net income taxes payable by the Agent and/or the other Secured Parties directly). Payment under this indemnification shall be made within thirty (30) days after the date the Agent makes written demand therefor. The Agent agrees, within a reasonable time after receiving a written request from the undersigned, to provide the undersigned with such certificates as are reasonably required, and take such other actions as are reasonably necessary (so long as such actions do not have a negative effect on the Agent and/or the other Secured Parties), to claim such exemptions as the Agent and/or the other Secured Parties may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld hereunder.

15.	If the undersigned shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder to the Agent and/or the other Secured Parties, then:

(a)	the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including, without limitation, deductions and withholdings applicable to additional sums payable under this paragraph) the Agent and/or the other Secured Parties receive an amount equal to the sum it would have received had no such deductions or withholdings been made;

(b)	the undersigned shall make such deductions and withholdings;

(c)	the undersigned shall timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(d)	the undersigned shall also pay to the Agent and/or the other Secured Parties, at the time interest is paid, all additional amounts (without duplication) which the Agent specifies as necessary to preserve the after-tax yield the Agent and/or the other Secured Parties would have received if such Taxes had not been imposed.

In addition to the above, in respect of amounts paid or credited by the undersigned, to or for the benefit of a particular Lender that is an “authorized foreign bank” for purposes of the Income Tax Act (Canada) (the “ITA”), the obligations under Sections 14 and 15 to pay an additional amount shall apply where the particular Lender is liable for Tax under Part XIII of the ITA in respect of such payment, even if the undersigned is not required under the ITA to deduct or withhold an amount in respect of Taxes on such payment and Sections 14, 15 and 16 shall apply, mutatis mutandis, as if the undersigned was required to withhold an amount in respect of such Taxes.

If the Agent, or any of the Secured Parties receive a refund of any Taxes as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Guarantee and such refund amount is both reasonably identifiable and quantifiable by the Agent and/or the Secured Party without involving it in an unacceptable administrative burden, the Agent and/or Secured Party shall pay over such refund amount to the Guarantor (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Guarantee with respect to the Taxes, giving rise to such refund, and only to the extent that the Agent or Secured Party, as applicable, is satisfied that it may do so without prejudice to its right, as against the relevant governmental authority, to retain such refund), net of all out-of-pocket expenses of the Agent or such Secured Party, and without interest; provided, that the Guarantor, upon the request of the Agent or such Secured Party, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Secured Party if the Agent or such Secured Party is required to repay such refund to such governmental authority.

16.	Within sixty (60) days after the date of any payment by the undersigned of Taxes, the undersigned shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Agent.

17.	If any provision of this Guarantee is determined in any proceeding in a court of competent jurisdiction to be void or to be wholly or partly unenforceable, that provision shall for the purposes of such proceeding, be severed from this Guarantee at the Agent’s option and shall be treated as not forming a part hereof and all the remaining provisions of this Guarantee shall remain in full force and be unaffected thereby.

18.	Notwithstanding any contrary provision of this Guarantee, it is intended that neither this Guarantee nor any liens or security interests securing this Guarantee constitute a “Fraudulent Conveyance” (as defined below). Consequently, the undersigned agrees that if this Guarantee or any liens or security interests securing this Guarantee would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guarantee and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause this Guarantee or such lien or security interest to constitute a Fraudulent Conveyance, and this Guarantee shall automatically, if permitted under applicable law, be deemed to have been amended accordingly at all relevant times. For purposes hereof, a “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the United States Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under any applicable fraudulent conveyance or fraudulent transfer law or similar law of the Province of Ontario or Canada as in effect from time to time.

19.	This Guarantee shall not be subject to or affected by any promise or condition affecting or limiting the liability of the undersigned except as expressly set forth herein and no statement, representation, agreement or promise on the part of the Agent or any officer, employee or agent thereof, unless contained herein, forms any part of this contract or has induced the making thereof or shall be deemed in any way to affect the liability of the undersigned hereunder.

20.	There are no representations, collateral agreements or conditions with respect to this Guarantee and no agreements affecting the liability of the undersigned hereunder other than contained herein.

21.	This Guarantee and agreement shall extend to and enure to the benefit of the Agent and the other Secured Parties and its and their successors and assigns, and shall extend to and be binding upon the undersigned and its successors and permitted assigns.

22.	It is not necessary for the Agent or the other Secured Parties to inquire into the powers of the Canadian Borrower or the undersigned or of the officers, directors, partners, or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

23.

The Agent may, without notice to the undersigned and without affecting the undersigned’s obligations hereunder, assign the indebtedness and this Guarantee, in whole or in part. The undersigned agrees that the Agent and the other Secured Parties may disclose to any assignee or purchaser, or any prospective assignee or purchaser, of all or part of the indebtedness any and all information in the Agent or a Secured Party’s possession concerning the undersigned, this Guarantee, and any security for this Guarantee.

24.	If, for purposes of obtaining judgment in any court, it is necessary to convert a sum representing an obligation of the undersigned hereunder (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. The Spot Rate means the exchange rate, as determined by the Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate updated by Bloomberg (or other commercially available source designated by the Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the “official” exchange rate (if applicable) or the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Agent’s principal foreign exchange trading office for the first currency. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, the undersigned shall discharge its obligation in respect of any sum due hereunder only if, on the Business Day following receipt by Agent of payment in the Judgment Currency, Agent can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, the undersigned agrees, as a separate obligation and notwithstanding any such judgment, to pay or cause to be paid to Agent the difference in such amounts. If the purchased amount is greater than the sum originally due, Agent shall return the excess amount to the undersigned (or to the Person legally entitled thereto).

25.	If the undersigned is a partnership, this Guarantee shall extend to the person, persons and corporations for the time being and from time to time carrying on the business now being carried on by the undersigned notwithstanding any change or changes in the name or membership of the partnership or the incorporation of a company for the purpose of acquiring the business of the partnership and where the undersigned is a corporation, this Guarantee shall extend to any amalgamated or new company formed to take over the business of the undersigned and any reorganization thereof, whether the new company is the same or different in its objects, character and constitution.

26.	Without limiting the generality of the foregoing, the undersigned’s liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of the Canadian Borrower which would be owed by the Canadian Borrower but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceedings involving any Canadian Borrower.

27.	The undersigned agrees to pay all reasonable legal fees, including, without limitation, allocated costs of the Agent’s in-house counsel, and all other costs and expenses which may be incurred by the Agent or the other Secured Parties in the enforcement of this Guarantee.

28.	All words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require.

29.	This Guarantee shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

30.	The undersigned acknowledges receipt of an executed copy of this Guarantee.

The parties acknowledge that they have required that this Guarantee and all related documents be prepared in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

Executed as of this ____ day of ______________, 20__.

—

Per:
Name:
Title:

Per:
Name:
Title:

EXHIBIT E-3

FORM OF EUROPEAN SUBSIDIARIES GUARANTY

EUROPEAN SUBSIDIARIES GUARANTY, dated as of June 1, 2010 (as amended, modified or supplemented from time to time, this “Guaranty”), made by each of the undersigned guarantors (each a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A., a national banking association, as administrative and collateral agent (together with any successor administrative and collateral agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Aleris International, Inc., a Delaware corporation formerly known as AHC Intermediate Co. (“Aleris”), each other U.S. Borrower party thereto from time to time (together with Aleris, each, a “U.S. Borrower” and collectively, the “U.S. Borrowers”); Aleris Specification Alloy Products Canada Company, a Nova Scotia unlimited liability company (the “Canadian Borrower”); Aleris Switzerland GmbH, a company with limited liability organized under the laws of Switzerland (the “European Borrower” and, together with the Canadian Borrower and the U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), the lenders party thereto from time to time (collectively, the “Lenders”), each Issuing Lender, Administrative Agent and the other agents provided for therein (Lenders, each Issuing Lender, the Administrative Agent and such other agents are herein called the “Lender Creditors”) have entered into a Credit Agreement, dated as of June 1, 2010, providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein (as used herein, the term “Credit Agreement” means the Credit Agreement described above in this paragraph, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same Administrative Agent, trustee, representative, lenders or holders; provided that, with respect to any agreement providing for the refinancing or replacement of indebtedness under the Credit Agreement, such agreement shall only be treated as, or as part of, the Credit Agreement hereunder if either (A) all obligations under the Credit Agreement being refinanced or replaced shall be paid in full at the time of such refinancing or replacement, and all commitments and letters of credit issued pursuant to the refinanced or replaced Credit Agreement shall have terminated in accordance with their terms or, with respect to certain Letters of Credit, been continued, with the consent of the respective issuer thereof, under such refinancing or replacement indebtedness or (B) the Required Lenders shall have consented in writing to the refinancing or replacement indebtedness being treated as indebtedness pursuant to the Credit Agreement);

WHEREAS, the European Borrower and/or one or more of its Subsidiaries may at any time and from time to time, to the extent permitted by the Credit Agreement, enter into one or more Secured Hedging Agreements with one or more Lenders or any Affiliate thereof (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s permitted successors and assigns, if any, collectively, the “Specified Creditors”);

WHEREAS, the European Borrower, one or more of its Subsidiaries and any Lender (and/or one or more of its banking affiliates) reasonably acceptable to the Administrative Agent and designated to the Administrative Agent in writing by Aleris as a provider of Treasury Services (as defined in this Agreement), (collectively, the “Treasury Services Creditors” and, together with the Lender Creditors and the Specified Creditors, the “Secured Creditors”) currently or in the future may enter into credit arrangements providing for treasury, depositary or cash management services (including, without limitation, overnight overdraft services), to the European Borrower and its Subsidiaries by the Treasury Services Creditors, and automated clearinghouse transfers of funds to the Treasury Services Creditors, in each case, pursuant to uncommitted lines of credit (collectively, “Treasury Services” and, with any written agreement evidencing such credit arrangements (to the extent expressly stated therein that the liabilities and indebtedness thereunder are “Obligations” for the purposes of this Agreement (or, more generally, for purposes of the various agreements guaranteeing or securing the Credit Agreement)), as amended, modified, supplemented, replaced or refinanced from time to time herein called the “Treasury Services Agreements”);

WHEREAS, each Guarantor is a direct or indirect Wholly-Owned European Subsidiary of Aleris;

WHEREAS, it is a condition precedent to (i) the making of Loans to, and the issuance of, and participation in, Letters of Credit for the respective accounts of, the Borrowers under the Credit Agreement; (ii) the Specified Creditors entering into Secured Hedging Agreements; and (iii) the extension of the Treasury Services by Treasury Services Creditors, that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the European Borrower, and the issuance of, and participation in, Letters of Credit for the account of, the European Borrower under the Credit Agreement, the entering into by the European Borrower and/or one or more of its Subsidiaries of Secured Hedging Agreements with the Specified Creditors and the extension of Treasury Services to the European Borrower and its Subsidiaries, and, accordingly, each Guarantor desires to enter into this Guaranty in order to (i) satisfy the condition described in the preceding paragraph and (ii) induce (x) the Lenders to make Loans to the European Borrower and issue, and/or participate in, Letters of Credit for the account of the European Borrower, (y) the Specified Creditors to enter into Secured Hedging Agreements with the European Borrower and/or one or more of its Subsidiaries and (z) the Treasury Services Creditors to enter into Treasury Services Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:

1. Guaranty. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety: (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the European Borrower under the Credit Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of European Borrower and (y) all other Obligations (including, without limitation, obligations which, but for the commencement of any insolvency proceeding, would become due), liabilities and indebtedness owing by the European Borrower to the Lender Creditors under the Credit Agreement (including without limitation all obligations of the European Borrower to the Administrative Agent under Section 13.22 of the Credit Agreement) and each other Credit Document to which the European Borrower is a party (including, without limitation, indemnities, Fees and interest thereon (including, without limitation, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and each such other Credit Document (all such principal, premium, interest, reimbursement obligations, Unpaid Drawings, liabilities, indebtedness and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Secured Hedging Agreements and Treasury Services Agreements, being herein collectively called the “Credit Document Obligations”); (ii) to each Specified Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the commencement of any insolvency proceeding, would become due), liabilities and indebtedness (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the European Borrower and its Subsidiaries under any Secured Hedging Agreement, whether now in existence or hereafter arising (all such obligations, liabilities and indebtedness described in this clause (ii) being herein collectively called the “Other Obligations”); and (iii) to each Treasury Services Creditor the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by the European Borrower or any of its Subsidiaries to the Treasury Services Creditors with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement (all such obligations, liabilities and indebtedness described in this clause (iii) being herein collectively called the “Treasury Services Obligations” and, together with the Credit Document Obligations and the Other Obligations are herein collectively called the “Guaranteed Obligations”). As used herein, the term “Guaranteed Party” shall mean the European Borrower, and each of its Subsidiaries that is party to any Secured Hedging Agreement with an Specified Creditor or a Treasury Services Agreement with a Treasury Services Creditor. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Borrowers, any other

Guaranteed Party, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the European Borrower or any such other Guaranteed Party upon the occurrence in respect of the European Borrower or any such other Guaranteed Party of any of the events specified in Section 11.05 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand. This Guaranty shall constitute a guaranty of payment, and not of collection.

(c) For the avoidance of doubt, the Guaranteed Obligations of the Guarantors hereunder shall not include the principal of (or face amount of, as applicable), premium, if any, or interest on any Notes issued by, or any Loans made to, any U.S. Borrower or Canadian Borrower under the Credit Agreement, any reimbursement obligations or Unpaid Drawings with respect to Letters of Credit issued for the account of one or more U.S. Borrowers or Canadian Borrower, any obligations of any U.S. Credit Party or Canadian Credit Party to any Specified Creditor under one or more Secured Hedging Agreements, any obligation of any U.S. Credit Party or Canadian Credit Party to any Treasury Services Creditor under any Treasury Services Agreement or any other obligations, liabilities or indebtedness owing by any U.S. Credit Party or Canadian Credit Party under the Credit Agreement or any other Credit Document, any Secured Hedging Agreement or any Treasury Services Agreement.

2. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the European Borrower or any other Guaranteed Party, whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the European Borrower, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the European Borrower or any other Guaranteed Party, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays to the European Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefore; provided that nothing in this Guaranty shall prevent the Guarantor from asserting the defense of payment of all or any portion of the Guaranteed Obligations.

3. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party, and whether or not any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the European Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to the European Borrower or any such other Guaranteed Party shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS. (a) To the fullest extent permitted under applicable law, each Guarantor hereby waives notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b) Each Guarantor waives any right to require the Secured Creditors to: (i) proceed against the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the European Borrower or any other Guaranteed Party other than payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Administrative Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the European Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the European Borrower, any other Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the European Borrower’s, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the European Borrower, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and the European Borrower’s, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the European Borrower, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the European Borrower, any other Guaranteed Party or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Credit Documents or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. RIGHTS OF SECURED CREDITORS. Subject to Sections 4 and 13, Secured Creditors may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the European Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of the European Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, other guarantors, any Borrower, any other Guaranteed Party, any other Credit Party or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the European Borrower or any other Guaranteed Party to creditors of the European Borrower or such other Guaranteed Party other than the Secured Creditors;

(f) except as otherwise expressly required by the Security Documents, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the European Borrower or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the European Borrower or such other Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Credit Documents, the Treasury Services Agreements or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Credit Documents, the Treasury Services Agreements or any of such other instruments or agreements;

(h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the European Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i) take any action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor); provided in each case that nothing in this Guaranty shall prevent the Guarantor from asserting the defense of payment of all or any portion of the Guaranteed Obligations.

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. CONTINUING GUARANTY. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the European Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any indebtedness of the European Borrower or any other Guaranteed Party now or hereafter owing to any Guarantor is hereby subordinated to the Guaranteed Obligations of the European Borrower or such other Guaranteed Party to the Secured Creditors, and such Guaranteed Obligations of the European Borrower or such other Guaranteed Party to any Guarantor, if the Administrative Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the Guaranteed Obligations of the European Borrower or such other Guaranteed Parties to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the European Borrower or any other Guaranteed Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual or otherwise) until all Guaranteed Obligations have been paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.

8. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders (or, after the Credit Documents Termination Date (as defined below), the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or, after all of the Credit Document Obligations have been paid in full, by the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood that, if the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole) so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of, the European Borrower pursuant to the Credit Agreement, in order to induce the Specified Creditors to execute, deliver and perform the Secured Hedging Agreements to which they are a party and in order to induce the Treasury Services Creditors to execute, deliver and perform the Treasury Services Agreements to which they are a party, each Guarantor represents, warrants and covenants that:

(a) Such Guarantor (i) is a duly organized and, to the extent such concept exists in the respective jurisdiction, validly existing corporation, partnership or limited liability company, as the case may be, in good standing (if applicable) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualification except for failures to be so qualified which, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(b) Such Guarantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any material applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries except, in each case (other than in respect of the creation of Liens referred to in clause (ii) above), to the extent that any such contravention, conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made, (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) other than with respect to the Credit Documents, those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which such Guarantor is a party.

(e) There are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened in writing (i) with respect to this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(f) Each Guarantor covenants and agrees that on and after the Closing Date and until the date upon which the Total Commitment under the Credit Agreement has been terminated, no Letter of Credit or Note (as defined in the Credit Agreement) is outstanding (and all Loans and Unpaid Drawings have been paid in full), and all Letters of Credit have been terminated (the “Credit Documents Termination Date”), and all Guaranteed Obligations then due and payable under Secured Hedging Agreements and Treasury Services Agreements and all other Guaranteed Obligations (other than indemnities under the Credit Documents which are not then due and payable) have been paid in full, such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 9 and 10 of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it is not in violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

(g) An executed (or conformed) copy of each of the Credit Documents has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

(h) Each Guarantor represents, warrants and covenants that its centre of main interest (as that term is used in Article 3(1) of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) and that its effective seat of administration is situated in its jurisdiction of incorporation.

10. EXPENSES. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guaranty (including, without limitation, the reasonable fees and disbursements of counsel employed by each of the Secured Creditors) and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by Administrative Agent and each other agent under the Credit Agreement).

11. BENEFIT AND BINDING EFFECT. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

12. AMENDMENTS; WAIVERS. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of either (x) the Required Lenders (or, to the extent required by Section 13.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the Credit Documents Termination Date, or (y) the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations (taken as a whole) at all times after the Credit Documents Termination Date.

13. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Secured Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement and any payment default or other termination event under any Secured Hedging Agreement or Treasury Services Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Any such amount received by any Secured Creditor shall be paid over to Administrative Agent for application to the Guaranteed Obligations in accordance with the terms of the Credit Agreement.

14. NOTICE. All notices, requests, demands or other communications pursuant hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Lender Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, at: Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, OH 44122, Attention: General Counsel, Telephone No.: (216) 910-3400, Telecopier No.: (216) 910-3650, and (iii) in the case of any Specified Creditor or any Treasury Services Creditor, at such address as such Specified Creditor or Treasury Services Creditor shall have specified in writing to Aleris and the Administrative Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

15. REINSTATEMENT. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any other Guaranteed Party) then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Borrower or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located within the City of New York, and, by execution and delivery of this Guaranty, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby further irrevocably waives any claim that any such court lacks personal jurisdiction over it, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which it is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 14 hereof, such service to become effective 30 days after such mailing. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which it is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any such party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(b) Each Guarantor and each Secured Party (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION. In the event that all of the Equity Interests of a Guarantor are sold or otherwise disposed of or liquidated in compliance with the requirements of Section 10.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Aleris or another Subsidiary thereof) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 17).

18. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 18: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty on such date). Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

19. LIMITATION ON GUARANTEED OBLIGATIONS. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

20. COUNTERPARTS. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the European Borrower and the Administrative Agent.

21. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the European Borrower under Sections 5.03 and 5.04 of the Credit Agreement.

22. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of Aleris that is required to become a party to this Guaranty after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof, or a joinder agreement in form satisfactory to the Administrative Agent, and delivering same to the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents required by the Credit Documents to be delivered to the Administrative Agent and with all documents and actions required by the Credit Documents to be taken to the reasonable satisfaction of the Administrative Agent.

23. GERMAN GUARANTY LIMITATION. The obligations owing hereunder by any Guarantor organized under the laws of Germany as a limited liability company (a “GmbH”) or limited partnership with a limited liability company as its general partner (a “GmbH & Co. KG”) (each a “German Guarantor”) shall be limited in the manner set forth on Annex A hereto.

24. FRENCH GUARANTY LIMITATION. The obligations owing hereunder by any Guarantor organized under the laws of France (each a “French Guarantor”) shall be limited in the manner set forth on Annex B hereto.

25. BELGIAN GUARANTY LIMITATION. The obligations owing hereunder by any Guarantor organized under the laws of Belgium (each a “Belgian Guarantor”) shall be limited in the manner set forth on Annex C.

26. DANISH GUARANTY LIMITATION. The obligations owing hereunder by any Guarantor incorporated under the laws of Denmark (each a “Danish Guarantor”) shall be limited in the manner set forth on Annex D.

27. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

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[Remainder of page intentionally left blank. Signatures begin on the following page.]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

ALERIS ALUMINUM SALES EUROPE GMBH, as a Guarantor

By:
Sean M. Stack, Managing Director

ALERIS ALUMINUM UK LIMITED, as a Guarantor

By:
Sean M. Stack, Director

ALERIS ALUMINUM FRANCE SAS, as a Guarantor

By:
Sean M. Stack, President

ALERIS ALUMINUM BELGIUM BVBA, as a Guarantor

By:
Sean M. Stack, Manager

ALERIS ALUMINUM DENMARK APS, as a Guarantor

By:
Sean M. Stack, Manager

[Signatures continue on following page.]

Exhibit E-3 to Credit Agreement

ALERIS RECYCLING (SWANSEA) LIMITED, as a Guarantor

By:
Sean M. Stack, Director

[Signatures continue on following page.]

Exhibit E-3 to Credit Agreement

Accepted and Agreed to:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

Exhibit E-3 to Credit Agreement

ANNEX A

This Annex A shall apply to each German Guarantor and its obligations in respect of liabilities of its direct or indirect shareholder(s) (upstream) or an entity affiliated with such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (excluding, for clarification purposes, any direct or indirect Subsidiary of such Guarantor).

The restrictions in this ANNEX A shall not apply to the extent the German Guarantor secures any indebtedness under any Credit Documents in respect of (i) loans to the extent they are on-lent or otherwise passed on, to the relevant German Guarantor or its Subsidiaries (and/or in case of a GmbH & Co. KG, its general partner or such general partner’s Subsidiaries) and such amount on-lent or otherwise passed on is not returned or (ii) bank guarantees or letters of credit that are issued under the Credit Agreement for the benefit of any of the creditors of the German Guarantor or the German Guarantor’s Subsidiaries (and/or in the case of a GmbH & Co. KG, the creditors of its general partner or the creditors of such general partner’s Subsidiaries) (but excluding any indebtedness resulting from a right to require cash-collateralisation).

1.	RESTRICTIONS ON PAYMENT.

(a)	The parties to this Guaranty agree that if payment hereunder would (i) cause the amount of a German Guarantor’s Net Assets (as defined below) (or, if a German Guarantor is a GmbH & Co. KG, the Net Assets of its general partner), as calculated pursuant to clause (b) below, to fall below the amount of its or its general partner’s registered share capital (Stammkapital) as protected by sections 30 and 31 of the German Limited Liabilities Act (GmbHG), or if the German Guarantor’s or its general partner’s Net Assets were below the amount of the registered share capital, cause such Net Asset value to be further reduced (such event is hereinafter referred to as a “Capital Impairment”), or (ii) deprive the German Guarantor or, if applicable, its general partner, of liquidity or other assets required to fulfill its obligations towards other creditors as they fall due (such event is hereinafter referred to as a “Liquidity Impairment”), then the Administrative Agent, on behalf of the Secured Creditors shall, subject to clauses (b) to (d) below, demand payment hereunder from such a German Guarantor only to the extent such Capital Impairment or Liquidity Impairment would not occur.

(b)	If the relevant German Guarantor does not notify the Administrative Agent in writing (the “Management Notification”) within 15 Business Days after the Administrative Agent notified such German Guarantor of its intention to demand payment hereunder that a Capital Impairment or Liquidity Impairment would occur (setting out in reasonable detail to what extent a Capital Impairment or Liquidity Impairment would occur and providing an up-to-date pro forma balance sheet and a statement if and to what extent a realisation or other measures undertaken in accordance with the mitigation provisions set out in Section 3 below would not prevent such Capital Impairment or Liquidity Impairment), then the restrictions set out in paragraph a) above shall not apply.

(c)	The restrictions set out in clause (a) above in relation to a Liquidity Impairment shall cease to apply, if, at the time a demand for payment hereunder is made against a German Guarantor, (i) such German Guarantor is unable to pay its debts as they fall due (zahlungsunfähig), (ii) an application for the commencement of insolvency proceedings (Insolvenzverfahren) or similar proceedings over any of the German Guarantor’s assets has been filed by the management of the German Guarantor or any of the Credit Parties, (iii) an application for the commencement of insolvency proceedings or similar proceedings over any of German Guarantor’s assets has been filed by any third party and the application has not been rejected by the competent court or revoked by that third party (other than on grounds of insufficient assets) within 20 Business Days, (iv) a preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or an insolvency administrator (Insolvenzverwalter) has been appointed or (v) a court has rejected the opening of insolvency proceedings in relation to such German Guarantor because of insufficient assets (Abweisung mangels Masse).

(d)	If the relevant German Guarantor does not provide an Auditors’ Determination (as defined in Section 4 below) within 15 Business Days from the date on which the Administrative Agent received the Management Notification then the restrictions set out in paragraph a) above shall not apply and the Administrative Agent shall not be obliged to assign or make available any net proceeds realized.

2.	NET ASSETS.

The calculation of net assets (the “Net Assets”) shall only take into account the sum of the values of the assets of the relevant German Guarantor (or, if the relevant German Guarantor is a GmbH & Co. KG, its general partner’s assets) that are equivalent to those items listed in section 266 subsection (2) A, B, C and D HGB less the relevant German Guarantor’s (or, if the relevant German Guarantor is a GmbH & Co. KG, its general partner’s) liabilities (the calculation of which shall only take into account the items listed in accordance with section 266 subsection (3) B, C, D and E HGB and any amounts not available for distribution according to section 268 subsection (8) HGB).

For the purposes of calculating the Net Assets, the following balance sheet items shall be adjusted as follows:

(a)	the amount of any increase in the registered share capital of the relevant German Guarantor (or, if the relevant German Guarantor is a GmbH & Co. KG, the registered share capital of its general partner) which was carried out after the relevant German Guarantor became a party to this Guaranty without the prior written consent of the Administrative Agent or other than as expressly permitted by the Credit Documents shall be deducted from the amount of the registered share capital of the relevant German Guarantor or, if the relevant German Guarantor is a GmbH & Co. KG, its general partner;

(b)

any debt outstanding that has been subordinated by mutual agreement between the relevant German Guarantor or, if the relevant German Guarantor is a GmbH & Co. KG, the relevant German Guarantor or its general partner and the creditor of such debt or qualifies as being subordinated within the meaning of section 39 (2)

InsO; and funds borrowed by any Borrower under the Credit Agreement which have been or are on-lent or otherwise, passed on to the relevant German Guarantor or its general partner or to any Subsidiary of such German Guarantor or its general partner and are still outstanding at the time when payment under the Guaranty is demanded, shall be disregarded; and

(c)	loans or other contractual liabilities incurred by the relevant German Guarantor or, if the relevant German Guarantor is a GmbH & Co. KG, the relevant German Guarantor or its general partner in breach of the Credit Documents shall not be taken into account as liabilities.

3.	MITIGATION

(a)	The relevant German Guarantor shall realize, to the extent legally permitted and commercially justifiable in a situation where it does not have sufficient (i) Net Assets to maintain its (or, if the relevant German Guarantor is a GmbH & Co. KG, its general partner’s) registered share capital, any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if the relevant asset is not necessary for the relevant German Guarantor’s business (betriebsnotwendig) or (ii) liquidity to fulfill its financial liabilities to its creditors, any and all of its assets if the relevant asset is not necessary for the relevant German Guarantor’s business (betriebsnotwendig).

(b)	The limitations on demanding payment under this Guaranty set out in Section 1 shall not apply if and to the extent that the relevant German Guarantor is legally permitted to take measures to increase the amount of Net Assets or its liquidity to avoid the demanding of payment under the Guaranty causing a Capital Impairment or Liquidity Impairment of the relevant German Guarantor or its general partner provided that it is commercially justifiable to take such measures.

4.	AUDITORS’ DETERMINATION

(a)	If the relevant German Guarantor claims that a Capital Impairment or Liquidity Impairment would occur on payment under this Guaranty, the German Guarantor may (at its own cost and expense) arrange for the preparation of a balance sheet as of the date on which the payment under this Guaranty is sought (Stichtagsbilanz) by a firm of recognised auditors (the “Auditors”) in order to have such Auditors determine whether (and if so, to what extent) any payment under this Guaranty would cause a Capital Impairment or Liquidity Impairment (the “Auditors’ Determination”) and whether (and if so, to what extent) a realisation or other measures undertaken in accordance with the mitigation provisions set out in Section 3 would not prevent such Capital Impairment or Liquidity Impairment.

(b)

The Auditors’ Determination shall be prepared, taking into account the adjustments set out in Section 2 above, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as constantly applied by the relevant German Guarantor (and its general partner, if applicable) in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. Such Auditors’ Determination shall be binding on the relevant German Guarantor and the Administrative Agent except in case of manifest error.

(c)	For the avoidance of doubt, even if the relevant German Guarantor arranges for the preparation of an Auditors’ Determination, the relevant German Guarantor’s obligations under the mitigation provisions set out in Section 3 above continue to exist.

5.	IMPROVEMENT OF FINANCIAL CONDITION

If, after it has been provided with an Auditors’ Determination which prevented it from demanding any or only partial payment under this Guaranty, the Administrative Agent ascertains in good faith that the financial condition of the relevant German Guarantor or its general partner as set out in the Auditors’ Determination has substantially improved (in particular, if the relevant German Guarantor has taken any action in accordance with the mitigation provisions set out in Section 3 above), the Administrative Agent may, at the relevant German Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the relevant German Guarantor by applying the same principles that were used for the preparation of the Auditors’ Determination and, if applicable, an updated balance sheet of its general partner, by the Auditors who prepared the Auditors’ Determination pursuant to clause (a) of Section 4 above in order for such Auditors to determine whether (and, if so, to what extent) the Capital Impairment or Liquidity Impairment has been cured as a result of the improvement of the financial condition of the relevant German Guarantor or its general partner. The Administrative Agent may demand payment under this Guaranty to the extent that the Auditors determine that the Capital Impairment or Liquidity Impairment has been cured.

6.	NO WAIVER

Nothing in this Annex A shall limit the enforceability, legality or validity of this Guaranty or shall prevent the Administrative Agent from claiming in court that the provision of this Guaranty by and/or making payments under this Guaranty by the relevant German Guarantor does not fall within the scope of sections 30 and 31 GmbHG. The Administrative Agent’s rights to any remedies it may have against the relevant German Guarantor shall not be limited if it is ascertained that sections 30 and 31 GmbHG did not apply. The agreement of the Administrative Agent to abstain from demanding any or part of the payment under this Guaranty in accordance with the provisions above shall not constitute a waiver (Verzicht) of any right granted under this Guaranty or any other Credit Document to the Administrative Agent or any Secured Creditor.

ANNEX B

This Annex B outlines guarantee limitations and restrictions on payment for French Guarantor.

1.	Guaranty Prohibitions

The parties hereto agree that, if payment hereunder would result in a French Guarantor (i) advancing funds, granting loans or consenting to a security interest for the benefit of a third party with an intent to subscribe or purchase its own shares, or (ii) engaging its own assets in an operation bearing on its own capital in violation of Article L. 225-216 of the French Commercial Code, then the Administrative Agent, on behalf of the Secured Creditors, would not demand any payment hereunder.

2.	Restrictions on Payments

The Parties to the Guaranty agree that, if any payment hereunder would:

(1) result in a French Guarantor’s net assets (capitaux propres) falling below one half of its share capital (capital social) (a “Capital Impairment”) which would cause its shareholders being legally required, pursuant to Article L. 225-248 of the French Commercial Code, to consult on a possible early dissolution of the French Guarantor and, if no steps are taken to redress the French Guarantor’s financial position, expose the French Guarantor to a dissolution ordered by a commercial court at the request of the French Guarantor’s creditors or any third parties having an interest in the French Guarantor’s dissolution;

(2) cause the statutory auditors’, workers’ committee or minority shareholders of a French Guarantor or the president of a commercial court to implement an alert procedure in accordance with the provisions of Article 234-1, paragraph-1 of the French Commercial Code;

(3) cause the officers of a French Guarantor facing financial problems to institute the amicable settlement (conciliation) procedure provided by Article L. 611-4 and seq. of the French Commercial Code, to obtain from a commercial court time to pay by invoking Article 1244-1 and seq. of the French Civil Code;

(4) deprive a French Guarantor of the liquidity necessary to fulfil its financial liability to its creditors and cause the French Guarantor to become insolvent (état de cessation des paiements) a financial position defined in Article 631-1 of the French Commercial Code as the position where the French Guarantor’s current liabilities cannot be met with its current assets (a “Liquidity Impairment”);

(5) compromise the French Guarantor’s future and cause the statutory auditors of the French Guarantor to be required, in order to comply with their obligations pursuant to Article L. 225-40, paragraph 2 of the French Commercial Code, to inform the French prosecutor of an abuse of the French Guarantor’s assets or credit for which the French Guarantor’s officers could risk criminal penalties;

then the Administrative Agent, on behalf of the Secured Creditors, shall demand payment hereunder from the French Guarantor only to the extent that (i) such Capital Impairment or Liquidity Impairment would not occur or (ii) a demand payment hereunder would not cause the implementation of the procedures referred to in paragraphs 2, 3 and 5 above.

ANNEX C

This Annex C outlines the guarantee limitations and restrictions on payment for Belgium Guarantors.

The maximum amount enforceable under this Guaranty against a Belgian Guarantor shall be limited to a maximum aggregate amount equal to 70% of such Belgian Guarantor’s net assets (as determined in accordance with the second paragraph of article 617 or 320 of the Belgian Companies Code and accounting principles generally accepted in Belgium) as shown by its most recent audited annual financial statements at the date on which the demand is made on it, provided always that no obligations under this Guaranty shall include, or be construed to extend to, the repayment of any obligation of a Borrower, to the extent that such would constitute unlawful financial assistance as determined in article 629 or 329, as applicable of the Belgian Companies Code and the obligations under this Guaranty shall be construed accordingly.

ANNEX D

This Annex D outlines guarantee limitations and restrictions on payment for Danish Guarantors.

Notwithstanding any provision of this Guaranty, the guarantee, indemnity and other obligations (as well as any security created in relation thereto) of a Danish Guarantor expressed to be assumed in this Guaranty or any other Credit Document (as defined in the Credit Agreement):

a.	shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to the extent that the same would constitute unlawful financial assistance within the meaning of (i) (A) for as long as it is in force, Section 22 of Executive Order No. 172 of 22 February 2010 on the entering into force of parts of the Danish Companies Act (as defined below) (the “Order”) and (B) Section 206(1) (as modified by Section 206(2) of Act No. 70 of 12 June 2009 on public and private limited liability companies, as amended and supplemented from time to time (the “Danish Companies Act” upon Section 206 of the Danish Companies Act entering into force and replacing Section 22 of the Order and (ii) Section 210(1) (as modified by Section 210(2) and Sections 211 and 212 of the Danish Companies Act) of the Danish Companies Act, and

b.	shall further be limited to an amount equivalent to the higher of (i) the Equity of the Danish Guarantor on the date of this Guaranty, and (ii) the Equity of the Danish Guarantor at the time that payment is requested from the Danish Guarantor, in each case calculated in accordance with the Danish Guarantor’s generally accepted accounting principles from time to time, plus the Danish Guarantor’s indirect borrowings and the Danish Guarantor’s Subsidiaries’ borrowings as at the time that payment is requested from it.

For the purposes of this Annex D “Equity” means the equity (in Danish: egenkapital) of the Danish Guarantor calculated in accordance with applicable generally accepted accounting principles, however, adjusted if and to the extent any book value is not equal to the market value.

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CONFIRMATION AND AFFIRMATION OF EUROPEAN SECURITY AGREEMENT,

EUROPEAN PARENT GUARANTY AND EUROPEAN SUBSIDIARIES GUARANTY

THIS CONFIRMATION AND AFFIRMATION OF EUROPEAN SECURITY AGREEMENT, EUROPEAN PARENT GUARANTY, AND EUROPEAN SUBSIDIARIES GUARANTY (this “Confirmation”) is made on June 30, 2011, by ALERIS SWITZERLAND GMBH, a company with limited liability organized under the laws of Switzerland (the “European Borrower”), DUTCH ALUMINUM C.V., a limited partnership organized under the laws of The Netherlands (“Dutch Aluminum”), ALERIS RECYCLING HOLDING B.V., a private company with limited liability organized under the laws of The Netherlands (“AR Holding” and, together with Dutch Aluminum each, a “European Parent Guarantor” and, collectively, the “European Parent Guarantors”), ALERIS ALUMINUM SALES EUROPE GMBH, a German limited liability company (“Aleris Europe”), ALERIS ALUMINUM UK LIMITED, a company incorporated in England and Wales (“Aleris UK”), ALERIS ALUMINUM FRANCE SAS, a French société par actions simplifiée (“Aleris France”), ALERIS ALUMINUM BELGIUM BVBA, a Private Limited Liability Company incorporated under the laws of Belgium (“Aleris Belgium”), ALERIS ALUMINUM DENMARK APS, a private limited company organized under the laws of the Kingdom of Denmark (“Aleris Denmark”), and ALERIS RECYCLING (SWANSEA) LIMITED, a company incorporated in England and Wales (“Aleris Swansea” and, together with Aleris Europe, Aleris UK, Aleris France, Aleris Belgium and Aleris Denmark each, a “European Subsidiary Guarantor” and, collectively, the “European Subsidiary Guarantors” and, together with the European Borrower and the European Parent Guarantors each, a “European Credit Party” and, collectively, the “European Credit Parties”) in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Creditors (as defined in the European Security Agreement referenced below, the “Secured Creditors”).

RECITALS:

A. The “Borrowers” (as defined in the Existing Credit Agreement referenced below), the Administrative Agent, certain financial institutions (the “Existing Lenders”), and the other parties named therein entered into that certain Credit Agreement dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain revolving credit loans, issue letters of credit, and make other financial accommodations to, inter alia, the “Borrowers.”

B. As a condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the European Parent Guarantors entered into that certain European Parent Guaranty dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated, the “European Parent Guaranty”) in favor of the Administrative Agent, for the benefit of the Secured Creditors, pursuant to which each European Parent Guarantor, jointly and severally, guaranteed the payment and performance of the Guaranteed Obligations (as defined therein).

C. As a condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the European Subsidiary Guarantors entered into that certain European Subsidiaries Guaranty dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated, the “European Subsidiaries Guaranty”) in favor of the Administrative Agent, for the benefit of the Secured Creditors, pursuant to which each European Subsidiary Guarantor, jointly and severally, guaranteed the payment and performance of the Guaranteed Obligations (as defined therein).

D. As a further condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the European Borrower granted a security interest in its accounts receivable, Receivables Purchase Agreement Assets (as defined in the European Security Agreement referenced below), Tolling Agreement Assets (as defined in the European Security Agreement referenced below) and certain other assets (all as more fully set forth in the European Security Agreement referenced below), pursuant to the terms and provisions of that certain European Security Agreement dated as of June 1, 2010 (as amended, modified, restated or supplemented from time to time, the “European Security Agreement”), in favor of the Administrative Agent, for the benefit of the Secured Creditors, as security for its Obligations (as defined in the European Security Agreement).

E. Reference is made to that certain Amended and Restated Credit Agreement dated on or about the date hereof (as amended, supplemented or otherwise modified or restated from time to time, the “Amended and Restated Credit Agreement”), among Aleris International, Inc., a Delaware corporation (“Aleris”), Aleris Rolled Products, Inc., a Delaware corporation; Aleris Rolled Products, LLC, a Delaware limited liability company; Aleris Rolled Products Sales Corporation, a Delaware corporation; IMCO Recycling of Ohio, LLC, a Delaware limited liability company; Aleris Recycling, Inc., a Delaware corporation; Aleris Specification Alloys Inc., a Delaware corporation; Aleris Specialty Products, Inc., a Delaware corporation; Aleris Recycling Bens Run, LLC, a Delaware limited liability company; ETS Schaefer, LLC, an Ohio limited liability company; and Aleris Ohio Management, Inc., a Delaware corporation (together with any entity that becomes a U.S. Borrower pursuant to the terms of the Amended and Restated Credit Agreement, collectively, the “U.S. Borrowers” and each, a “U.S. Borrower”), Aleris Specification Alloy Products Canada Company, an unlimited liability company organized under the laws of Nova Scotia (the “Canadian Borrower”), the European Borrower (the European Borrower, together with the Canadian Borrower and the U.S. Borrowers, the “Borrowers” and each, a “Borrower”), the lenders party thereto from time to time, including the Swingline Lender (as defined therein) and certain of the Existing Lenders, (collectively, the “Lenders” and each, a “Lender”), Barclays Capital, the investment banking division of Barclays Bank PLC, Deutsche Bank AG New York Branch, and UBS Securities LLC, as Co-Documentation Agents, J.P. Morgan Securities LLC, as Syndication Agent, RBS Business Capital, a division of RBS Asset Finance Inc., a subsidiary of RBS Citizens Bank, N.A., as a Senior Managing Agent, Bank of America, N.A., Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., as Co-Collateral Agents, and Administrative Agent, which amends and restates the Existing Credit Agreement and pursuant to which the Lenders are agreeing to make certain revolving credit loans, issue letters of credit, and make other financial accommodations to, inter alia, the “Borrowers.”

F. It is a condition to the obligations of the Administrative Agent, the Issuing Bank and the Lenders to make loans and other extensions of credit available to the Borrowers in accordance with the terms of the Amended and Restated Credit Agreement that the European

Credit Parties execute and deliver this Confirmation in favor of the Administrative Agent in order to confirm, renew and continue (i) the European Security Agreement, (ii) the European Parent Guaranty and the guaranty of the payment and performance of the Guaranteed Obligations (as defined in the European Parent Guaranty) and (iii) the European Subsidiaries Guaranty and the guaranty of the payment and performance of the Guaranteed Obligations (as defined in the European Subsidiaries Guaranty).

G. In connection with the execution and delivery of the Amended and Restated Credit Agreement, it is the intent of each party hereto and thereto that (i) all collateral subject to the European Security Agreement secure, and continue to secure, all of the Obligations (as defined in the European Security Agreement) of the European Borrower and its Subsidiaries; (ii) all security interests, pledges, assignments and other Liens previously granted by any European Credit Party pursuant to the Security Documents (as defined herein) be confirmed, renewed, affirmed and continued; and (iii) all such security interests, pledges, assignments and other Liens remain in full force and effect as security for the Obligations (as defined in the European Security Agreement) with no change in the priority applicable thereto.

For good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the undersigned, each of the undersigned agrees with and in favor of the Administrative Agent, for its own benefit and for the benefit of the other Secured Creditors, as follows:

1. Definitions. All capitalized terms used in this Confirmation, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Amended and Restated Credit Agreement. For the avoidance of doubt, the term “European Credit Parties” as used herein shall mean the European Borrower, the European Parent Guarantors and the European Subsidiary Guarantors.

2. Confirmation.

(a) All rights, benefits, indebtedness, interests, duties, liabilities and obligations of the parties to (i) the European Security Agreement and the agreements, documents and instruments executed and delivered in connection with the European Security Agreement (collectively, the “Security Documents”), (ii) the European Parent Guaranty and (iii) the European Subsidiaries Guaranty are confirmed, renewed, affirmed and continued by this Confirmation. Without limitation of the foregoing, all security interests, pledges, assignments and other Liens previously granted by the European Borrower or any other European Credit Party pursuant to the European Security Agreement and the other Security Documents are confirmed, renewed, affirmed and continued by this Confirmation, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations (as defined in the European Security Agreement) with no change in the priority applicable thereto.

(b) This Confirmation does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement or any other Security Document or any indebtedness, liabilities or obligations of any

European Credit Party or any other Credit Party thereunder, all of which are confirmed, renewed, affirmed and continued and are hereafter payable and to be performed in accordance with the Amended and Restated Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement and the other Security Documents, as confirmed by this Confirmation. This Confirmation does not extinguish the indebtedness or liabilities outstanding in connection with the Existing Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement or other Security Documents, nor does it constitute a novation with respect thereto.

(c) Each reference to the “Credit Agreement” in the European Security Agreement, each of the other Security Documents, the European Parent Guaranty and the European Subsidiaries Guaranty shall mean and be a reference to the Amended and Restated Credit Agreement.

(d) The parties hereto acknowledge and agree that, as more fully set forth below, the obligations secured by the European Security Agreement and the other Security Documents include all Obligations (as defined in the European Security Agreement, after giving effect to the modification in clause (c) above).

3. Amendment to European Security Agreement. The European Security Agreement is hereby amended by deleting Annexes A through C to the European Security Agreement and substituting in lieu thereof the Annexes A through C attached to this Confirmation.

4. Amendment to European Subsidiaries Guaranty. The European Subsidiaries Guaranty is hereby amended by deleting Annex D to the European Subsidiaries Guaranty and substituting in lieu thereof the Annex D attached to this Confirmation.

5. Ratification and Reaffirmation.

(a) The European Borrower hereby (i) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (ii) consents to the U.S. Borrowers’ and the Canadian Borrower’s execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (iii) agrees to be bound thereby, (iv) ratifies and reaffirms the European Security Agreement, each of the other Security Documents and all of its covenants, duties, indebtedness and liabilities under the European Security Agreement and the Security Documents, and (v) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of any of its covenants, duties, indebtedness and liabilities under the European Security Agreement and the other Security Documents.

(b) Each European Parent Guarantor hereby (i) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (ii) consents to the Borrowers’ execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (iii) agrees to be bound thereby, (iv) ratifies and reaffirms the European Parent Guaranty and all of such European Parent Guarantor’s covenants, duties, indebtedness and liabilities under the European Parent Guaranty, and (v) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of its guaranty of the Guaranteed Obligations (as defined in the European Parent Guaranty), nor that it constitutes a novation thereof.

(c) Each European Subsidiary Guarantor hereby (i) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (ii) consents to the Borrowers’ execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (iii) agrees to be bound thereby, (iv) ratifies and reaffirms the European Subsidiaries Guaranty and all of such European Subsidiary Guarantor’s covenants, duties, indebtedness and liabilities under the European Subsidiary Guaranty, and (v) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of its guaranty of the Guaranteed Obligations (as defined in the European Subsidiaries Guaranty), nor that it constitutes a novation thereof.

6. Acknowledgments and Stipulations. Each European Credit Party, with respect to each Credit Document to which it is a party, hereby acknowledges and stipulates that (a) such Credit Document is the legal, valid and binding obligation of such European Credit Party, (b) such Credit Document is enforceable against such European Credit Party in accordance with the terms thereof, and (c) the security interests and liens granted under such Credit Document by such European Credit Party (if any) in favor of the Administrative Agent, for the benefit of the Secured Creditors, are and continue to be duly perfected, First Priority security interests and liens.

7. Representations and Warranties. Each European Credit Party represents and warrants to the Secured Creditors that no Default exists on the date hereof; the execution, delivery and performance of this Confirmation have been duly authorized by all requisite action on the part of such European Credit Party and this Confirmation has been duly executed and delivered by such European Credit Party; and all of the representations and warranties made by such European Credit Party in the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement and the other Security Documents are true and correct on and as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

8. Reference to European Security Agreement, the Security Documents, the European Parent Guaranty and the European Subsidiaries Guaranty. Upon the effectiveness of this Confirmation, each reference in the European Security Agreement, the other Security Documents, the European Parent Guaranty or the European Subsidiaries Guaranty, as applicable, to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the European Security Agreement, such other Security Document, the European Parent Guaranty or the European Subsidiaries Guaranty, as applicable, as amended, confirmed, renewed, affirmed and continued by this Confirmation.

9. Governing Law. THIS CONFIRMATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10. Interpretation. If any provision in this Confirmation refers to any action taken or to be taken by any European Credit Party which such European Credit Party is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. The division of this Confirmation into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Confirmation. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. When used in this Confirmation, the word “including” (or includes) means “including (or includes) without limitation”. Any reference in this Confirmation to a “Section” means the relevant Section of this Confirmation. The obligations of the European Credit Parties under this Confirmation are joint and several.

11. Severability. Any provision of this Confirmation which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Confirmation, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. No Novation, etc. Except as otherwise expressly provided in this Confirmation, nothing herein shall be deemed to amend or modify any provision of the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement or any of the other Security Documents, each of which shall remain in full force and effect and continue to apply and relate to the Amended and Restated Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty and the Obligations (as defined in the European Security Agreement). This Confirmation is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the European Security Agreement, the other Security Documents, the European Parent Guaranty and the European Subsidiaries Guaranty, each as herein amended, confirmed, renewed, affirmed and continued shall continue in full force and effect and continue to apply and relate to the Amended and Restated Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty and the Obligations (as defined in the European Security Agreement).

13. Successors and Assigns. This Confirmation will inure to the benefit of, and be binding on, each European Credit Party and its successors and permitted assigns, and will inure to the benefit of, and be binding on, the Secured Creditors and their successors and assigns. No European Credit Party may assign this Confirmation, or any of its rights or obligations under this Confirmation, without the prior written consent of the Administrative Agent.

14. Counterparts. This Confirmation may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Confirmation. A set of counterparts executed by all the parties hereto shall be lodged with the European Borrower and the Administrative Agent.

[The remainder of this page has intentionally been left blank;

Signatures appear on following page.]

IN WITNESS WHEREOF, each European Credit Party has caused its duly authorized officers to execute this Confirmation on the day and year first above written.

Notice Address for all European Credit Parties:

c/o Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

Attention: General Counsel

Telecopier No.: (216) 910-3650

ALERIS SWITZERLAND GMBH, as a European Credit Party

By:
Sean M. Stack, Managing Director

ALERIS ALUMINUM SALES EUROPE GMBH, as a European Credit Party

By:
Sean M. Stack, Managing Director

ALERIS ALUMINUM UK LIMITED, as a European Credit Party

By:
Sean M. Stack, Director

ALERIS ALUMINUM FRANCE SAS, as a European Credit Party

By:
Sean M. Stack, President

ALERIS ALUMINUM BELGIUM BVBA, as a European Credit Party

By:
Sean M. Stack, Manager

[Signatures continue on following page.]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ALERIS ALUMINUM DENMARK APS, as a European Credit Party

By:
Sean M. Stack, Manager

ALERIS RECYCLING (SWANSEA) LIMITED, as a European Credit Party

By:
Sean M. Stack, Director

DUTCH ALUMINUM C.V., as a European Credit Party By: Intl Acquisition Co., its Sole General Partner

By:
Sean M. Stack, President

ALERIS RECYCLING HOLDING B.V., as a European Credit Party

By:
Sean M. Stack, Director

[Signatures continue on following page.]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

Accepted and Agreed to: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

[TO BE PROVIDED BY BORROWERS]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED

ORGANIZATION AND/OR A TRANSMITTING UTILITY) JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

[TO BE PROVIDED BY BORROWERS]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

[TO BE PROVIDED BY BORROWERS]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ANNEX D

to

EUROPEAN SUBSIDIARIES GUARANTY

This Annex D outlines guarantee limitations and restrictions on payment for Danish Guarantors.

Notwithstanding any provision of this Guaranty, the guarantee, indemnity or other obligations (as well as any security created in relation thereto) of a Danish Guarantor expressed to be assumed in this Guaranty or any other Credit Document (as defined in the Credit Agreement):

a. shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to the extent that the same would constitute unlawful financial assistance within the meaning of Section 206(1) (as modified by Section 206(2) of Act No. 470 of 12 June 2009 on public and private limited liability companies, as amended and supplemented from time to time (the “Danish Companies Act”) and (ii) Section 210(1) (as modified by Section 210(2) and Sections 211 and 212 of the Danish Companies Act) of the Danish Companies Act, and

b. shall further be limited to an amount equivalent to the higher of (i) the Equity of the Danish Guarantor on the date of this Guaranty, and (ii) the Equity of the Danish Guarantor at the time that payment is requested from the Danish Guarantor, in each case calculated in accordance with the Danish Guarantor’s generally accepted accounting principles from time to time, plus the Danish Guarantor’s indirect borrowings and the Danish Guarantor’s Subsidiaries’ borrowings as at the time that payment is requested from it.

For purposes of this Annex D “Equity” means the equity (in Danish: egenkapital) of the Danish Guarantor calculated in accordance with applicable generally accepted accounting principles, however, adjusted if and to the extent any book value is not equal to the market value.

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

EXHIBIT E-4

FORM OF EUROPEAN PARENT GUARANTY

EUROPEAN PARENT GUARANTY, dated as of June 1, 2010 (as amended, modified or supplemented from time to time, this “Guaranty”), made by each of the undersigned guarantors (each a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 21 hereof, collectively, the “Guarantors”) in favor of BANK OF AMERICA, N.A., a national banking association, as administrative and collateral agent (together with any successor administrative and collateral agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Aleris International, Inc., a Delaware corporation formerly known as AHC Intermediate Co. (“Aleris”), each other U.S. Borrower party thereto from time to time (together with Aleris, each, a “U.S. Borrower” and collectively, the “U.S. Borrowers”); Aleris Specification Alloy Products Canada Company, a Nova Scotia unlimited liability company (the “Canadian Borrower”); Aleris Switzerland GmbH, a company with limited liability organized under the laws of Switzerland (the “European Borrower” and, together with the Canadian Borrower and the U.S. Borrowers, each a “Borrower” and collectively, the “Borrowers”), the lenders party thereto from time to time (collectively, the “Lenders”), each Issuing Lender, Administrative Agent and the other agents provided for therein (Lenders, each Issuing Lender, the Administrative Agent and such other agents are herein called the “Lender Creditors”) have entered into a Credit Agreement, dated as of June 1, 2010, providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein (as used herein, the term “Credit Agreement” means the Credit Agreement described above in this paragraph, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same Administrative Agent, trustee, representative, lenders or holders; provided that, with respect to any agreement providing for the refinancing or replacement of indebtedness under the Credit Agreement, such agreement shall only be treated as, or as part of, the Credit Agreement hereunder if either (A) all obligations under the Credit Agreement being refinanced or replaced shall be paid in full at the time of such refinancing or replacement, and all commitments and letters of credit issued pursuant to the refinanced or replaced Credit Agreement shall have terminated in accordance with their terms or, with respect to certain Letters of Credit, been continued, with the consent of the respective issuer thereof, under such refinancing or replacement indebtedness or (B) the Required Lenders shall have consented in writing to the refinancing or replacement indebtedness being treated as indebtedness pursuant to the Credit Agreement);

WHEREAS, the European Borrower and/or one or more of its Subsidiaries may at any time and from time to time, to the extent permitted by the Credit Agreement, enter into one or more Secured Hedging Agreements with one or more Lenders or any Affiliate thereof (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s permitted successors and assigns, if any, collectively, the “Specified Creditors”);

WHEREAS, the European Borrower, one or more of its Subsidiaries and any Lender (and/or one or more of its banking affiliates) reasonably acceptable to the Administrative Agent and designated to the Administrative Agent in writing by Aleris as a provider of Treasury Services (as defined in this Agreement), (collectively, the “Treasury Services Creditors” and, together with the Lender Creditors and the Specified Creditors, the “Secured Creditors”) currently or in the future may enter into credit arrangements providing for treasury, depositary or cash management services (including, without limitation, overnight overdraft services), to the European Borrower and its Subsidiaries by the Treasury Services Creditors, and automated clearinghouse transfers of funds to the Treasury Services Creditors, in each case, pursuant to uncommitted lines of credit (collectively, “Treasury Services” and, with any written agreement evidencing such credit arrangements (to the extent expressly stated therein that the liabilities and indebtedness thereunder are “Obligations” for the purposes of this Agreement (or, more generally, for purposes of the various agreements guaranteeing or securing the Credit Agreement)), as amended, modified, supplemented, replaced or refinanced from time to time herein called the “Treasury Services Agreements”);

WHEREAS, each Guarantor is (i) the direct parent of the European Borrower or (ii) the direct parent of the entity described in the preceding clause (i);

WHEREAS, it is a condition precedent to (i) the making of Loans to, and the issuance of, and participation in, Letters of Credit for the respective accounts of, the Borrowers under the Credit Agreement; (ii) the Specified Creditors entering into Secured Hedging Agreements; and (iii) the extension of the Treasury Services by Treasury Services Creditors, that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the European Borrower, and the issuance of, and participation in, Letters of Credit for the account of, the European Borrower under the Credit Agreement, the entering into by the European Borrower and/or one or more of its Subsidiaries of Secured Hedging Agreements with the Specified Creditors and the extension of Treasury Services to the European Borrower and its Subsidiaries, and, accordingly, each Guarantor desires to enter into this Guaranty in order to (i) satisfy the condition described in the preceding paragraph and (ii) induce (x) the Lenders to make Loans to the European Borrower and issue, and/or participate in, Letters of Credit for the account of the European Borrower, (y) the Specified Creditors to enter into Secured Hedging Agreements with the European Borrower and/or one or more of its Subsidiaries and (z) the Treasury Services Creditors to enter into Treasury Services Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Secured Creditors as follows:

1. GUARANTY. (a) Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety: (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the European Borrower under the Credit Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit issued for the account of European Borrower and (y) all other Obligations (including, without limitation, obligations which, but for the commencement of any insolvency proceeding, would become due), liabilities and indebtedness owing by the European Borrower to the Lender Creditors under the Credit Agreement (including without limitation all obligations of the European Borrower to the Administrative Agent under Section 13.22 of the Credit Agreement) and each other Credit Document to which the European Borrower is a party (including, without limitation, indemnities, Fees and interest thereon (including, without limitation, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and each such other Credit Document (all such principal, premium, interest, reimbursement obligations, Unpaid Drawings, liabilities, indebtedness and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Secured Hedging Agreements and Treasury Services Agreements, being herein collectively called the “Credit Document Obligations”); (ii) to each Specified Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the commencement of any insolvency proceeding, would become due), liabilities and indebtedness (including, in each case, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the European Borrower and its Subsidiaries under any Secured Hedging Agreement, whether now in existence or hereafter arising (all such obligations, liabilities and indebtedness described in this clause (ii) being herein collectively called the “Other Obligations”); and (iii) to each Treasury Services Creditor the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by the European Borrower or any of its Subsidiaries to the Treasury Services Creditors with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement (all such obligations, liabilities and indebtedness described in this clause (iii) being herein collectively called the “Treasury Services Obligations” and, together with the Credit Document Obligations and the Other Obligations are herein collectively called the “Guaranteed Obligations”). As used herein, the term “Guaranteed Party” shall mean the European Borrower, and each of its Subsidiaries that is party to any Secured Hedging Agreement with an Specified Creditor or a Treasury Services Agreement with a Treasury Services Creditor. Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Borrowers, any other Guaranteed Party, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.

(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the European Borrower or any such other Guaranteed Party upon the occurrence in respect of the European Borrower or any such other Guaranteed Party of any of the events specified in Section 11.05 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand. This Guaranty shall constitute a guaranty of payment, and not of collection.

(c) For the avoidance of doubt, the Guaranteed Obligations of the Guarantors hereunder shall not include the principal of (or face amount of, as applicable), premium, if any, or interest on any Notes issued by, or any Loans made to, any U.S. Borrower or Canadian Borrower under the Credit Agreement, any reimbursement obligations or Unpaid Drawings with respect to Letters of Credit issued for the account of one or more U.S. Borrowers or Canadian Borrower, any obligations of any U.S. Credit Party or Canadian Credit Party to any Specified Creditor under one or more Secured Hedging Agreements, any obligations of any U.S. Credit Party or Canadian Credit Party to any Treasury Services Creditor under any Treasury Services Agreement or any other obligations, liabilities or indebtedness owing by any U.S. Credit Party or Canadian Credit Party under the Credit Agreement or any other Credit Document, any Secured Hedging Agreement or any Treasury Services Agreement.

2. LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the European Borrower or any other Guaranteed Party, whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the European Borrower, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the European Borrower or any other Guaranteed Party, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays to the European Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefore; provided that nothing in this

Guaranty shall prevent the Guarantor from asserting the defense of payment of all or any portion of the Guaranteed Obligations.

3. OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party, and whether or not any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the European Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to the European Borrower or any such other Guaranteed Party shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS. (a) To the fullest extent permitted under applicable law, each Guarantor hereby waives notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor, the European Borrower or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

(b) Each Guarantor waives any right to require the Secured Creditors to: (i) proceed against the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the European Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the European Borrower or any other Guaranteed Party other than payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Administrative Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the European Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the European Borrower, any other Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or any security.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the European Borrower’s, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the European Borrower, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and the European Borrower’s, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the European Borrower, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the European Borrower, any other Guaranteed Party or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(d) Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Credit Documents or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(e) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

5. RIGHTS OF SECURED CREDITORS. Subject to Sections 4 and 13, the Secured Creditors may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c) exercise or refrain from exercising any rights against the European Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of the European Borrower or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, Guarantors, other guarantors, any Borrower, any other Guaranteed Party, any other Credit Party or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the European Borrower or any other Guaranteed Party to creditors of the European Borrower or such other Guaranteed Party other than the Secured Creditors;

(f) except as otherwise expressly required by the Security Documents, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the European Borrower or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the European Borrower or such other Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Credit Documents, the Treasury Services Agreements or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Credit Documents, the Treasury Services Agreements or any of such other instruments or agreements;

(h) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the European Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i) take any action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor); provided in each case that nothing in this Guaranty shall prevent the Guarantor from asserting the defense of payment of all or any portion of the Guaranteed Obligations.

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations.

6. CONTINUING GUARANTY. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of the European Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

7. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS. Any indebtedness of the European Borrower or any other Guaranteed Party now or hereafter owing to any Guarantor is hereby subordinated to the Guaranteed Obligations of the European Borrower or such other Guaranteed Party to the Secured Creditors, and such Guaranteed Obligations of the European Borrower or such other Guaranteed Party to any Guarantor, if the Administrative Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the Guaranteed Obligations of the European Borrower or such other Guaranteed Parties to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the European Borrower or any other Guaranteed Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual or otherwise) until all Guaranteed Obligations have been paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Secured Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Secured Creditors as collateral security for any Guaranteed Obligations thereafter existing.

8. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders (or, after the Credit Documents Termination Date (as defined below), the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or, after the Credit Document Obligations have been paid in full, by the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood that, if the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations, taken as a whole) so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to, and issue Letters of Credit for the account of, the European Borrower pursuant to the Credit Agreement, in order to induce the Specified Creditors to execute, deliver and perform the Secured Hedging Agreements to which they are a party and in order to induce the Treasury Services Creditors to execute, deliver and perform the Treasury Services Agreements to which they are a party, each Guarantor represents, warrants and covenants that:

(a) Such Guarantor (i) is a duly organized and, to the extent such concept exists in the respective jurisdiction, validly existing corporation, partnership or limited liability company, as the case may be, in good standing (if applicable) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect.

(b) Such Guarantor has the corporate, partnership or limited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any material applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality in any material respect, (ii) conflict with or result in any breach of any of the material terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) violate any provision of the certificate or articles of incorporation or by-laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries except, in each case (other than in respect of the creation of Liens referred to in clause (ii) above), to the extent that any such contravention, conflict or violation would not reasonably be expected to result in a Material Adverse Effect.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made, (y) filings which are necessary to perfect the security interests created under the Security Documents and (z) other than with respect to the Credit Documents, those the failure to obtain which could not reasonably be expected to have a Material Adverse Effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by such Guarantor or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which such Guarantor is a party.

(e) There are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened in writing (i) with respect to this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(f) Each Guarantor covenants and agrees that on and after the Closing Date and until the date upon which the Total Commitment under the Credit Agreement has been terminated, no Letter of Credit or Note (as defined in the Credit Agreement) is outstanding (and all Loans and Unpaid Drawings have been paid in full), and all Letters of Credit have been terminated (the “Credit Documents Termination Date”), and all Guaranteed Obligations then due and payable under Secured Hedging Agreements and Treasury Services Agreements and all other Guaranteed Obligations (other than indemnities under the Credit Documents which are not then due and payable) have been paid in full, such Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 9 and 10 of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it is not in violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

(g) An executed (or conformed) copy of each of the Credit Documents has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

10. EXPENSES. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guaranty (including, without limitation, the reasonable fees and disbursements of counsel employed by each of the Secured Creditors) and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by Administrative Agent and each other agent under the Credit Agreement).

11. BENEFIT AND BINDING EFFECT. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

12. AMENDMENTS; WAIVERS. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of either (x) the Required Lenders (or, to the extent required by Section 13.12 of the Credit Agreement, with the written consent of each Lender) at all times prior to the Credit Documents Termination Date or (y) the holders of at least a majority of the outstanding Other Obligations and Treasury Services Obligations (taken as a whole) at all times after the Credit Documents Termination Date.

13. SET OFF. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Secured Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement and any payment default or other termination event under any Secured Hedging Agreement or Treasury Services Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Any such amount received by any Secured Creditor shall be paid over to Administrative Agent for application to the Guaranteed Obligations in accordance with the terms of the Credit Agreement.

14. NOTICE. All notices, requests, demands or other communications pursuant hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Lender Creditor, as provided in the Credit Agreement, (ii) in the case of any Guarantor, at: Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, OH 44122, Attention: General Counsel, Telephone No.: (216) 910-3400, Telecopier No.: (216) 910-3650, and (iii) in the case of any Specified Creditor or any Treasury Services Creditor, at such address as such Specified Creditor or Treasury Services Creditor shall have specified in writing to Aleris and the Administrative Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

15. REINSTATEMENT . If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any other Guaranteed Party) then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Borrower or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

16. CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which any Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located within the City of New York, and, by execution and delivery of this Guaranty, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby further irrevocably waives any claim that any such court lacks personal jurisdiction over it, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which it is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth in Section 14 hereof, such service to become effective 30 days after such mailing. Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which it is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any such party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

(b) Each Guarantor and each Secured Party (by its acceptance of the benefits of this Guaranty) hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which such Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH SUCH GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

17. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION, ETC.. In the event that all of the Equity Interests of a Guarantor are sold or otherwise disposed of or liquidated in compliance with the requirements of Section 10.02 of the Credit Agreement (or such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement) or is otherwise permitted by Section 13.12 of the Credit Agreement) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the Credit Agreement, to the extent applicable, such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Aleris or another Subsidiary thereof) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 17).

18. CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been paid in full in cash, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 18: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty on such date). Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

19. COUNTERPARTS. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the European Borrower and the Administrative Agent.

20. PAYMENTS. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the European Borrower under Sections 5.03 and 5.04 of the Credit Agreement.

21. ADDITIONAL GUARANTORS. It is understood and agreed that any Subsidiary of Aleris that is required to become a party to this Guaranty after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof, or a joinder agreement in form satisfactory to the Administrative Agent, and delivering same to the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents required by the Credit Documents to be delivered to the Administrative Agent and with all documents and actions required by the Credit Documents to be taken to the reasonable satisfaction of the Administrative Agent.

22. HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

23. DUTCH LIMITATION. The obligations of any Guarantor incorporated under the laws of the Netherlands (a “Dutch Guarantor”), and its Subsidiaries, under or pursuant to this Guaranty shall exclude and shall not be or be construed as any guarantee, indemnity or security, to the extent that this would either (i) constitute unlawful financial assistance within the meaning of Section 2:98c or 2:207c of the Dutch Civil Code, as relevant or (ii) be deemed “ultra vires” within the meaning of Section 2:7 of the Dutch Civil Code.

24. DUTCH PARALLEL DEBT OBLIGATION. (a) Each Guarantor that provides a security right under Dutch law to the Administrative Agent, irrevocably and unconditionally undertakes (and to the extent necessary undertakes in advance (bij voorbaat)), independent from and in addition to its payment obligations under Section 1 hereof and with effect from the first date at which it provides such security right, to pay to the Administrative Agent amounts equal to the amounts payable by it under Section 1 hereof (such amounts payable under Section 1 being herein called the “Principal Obligations”). Such a payment undertaking, and the obligations and liabilities resulting from it by such Guarantor to the Administrative Agent , are referred to as the “Parallel Debt”.

(b) Each party to this Guaranty acknowledges that (i) the Parallel Debt constitutes, undertakings, obligations and liabilities of the relevant Guarantor to the Administrative Agent separate and independent from, and without prejudice to the Principal Obligations (whether present or future and whether actual or contingent) of the relevant Guarantor to the Secured Creditors or any of them, and (ii) the Parallel Debt represents the Administrative Agent ’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from the relevant Guarantors; provided that in all events the aggregate amount which may become due under the Parallel Debt shall never exceed the aggregate amount which may become due under the Principal Obligations.

(c) Each party to this Guaranty agrees that the aggregate amount due by each Guarantor under the Parallel Debt will be decreased to the extent a Guarantor has paid any amounts to the Secured Creditors to reduce its outstanding Guaranteed Obligations except to the extent such payment shall have been subsequently avoided or reduced by virtue of provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application.

(d) Each party to this Agreement agrees that to the extent a Guarantor has paid any amounts to the Administrative Agent under the Parallel Debt, the aggregate amount due by each relevant Guarantor under the Principal Obligations will be decreased accordingly, except to the extent such payment shall have been subsequently avoided or reduced by virtue of provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application.

(e) To the extent the Administrative Agent receives any amount in payment of the Parallel Debt, the Administrative Agent shall distribute such amount among the Secured Creditors in accordance with the terms of this Guaranty.

(f) For the avoidance of doubt, the Parallel Debt will become due and payable (opeisbaar) at the same time and to the same extent as the Principal Obligations become due and payable.

(g) Each party to this Agreement confirms that the claim of the Administrative Agent against a Guarantor in respect of the Parallel Debt and the claims of the Secured Creditors against such Guarantor in respect of the Principal Obligations do not constitute common property (een gemeenschap) within the meaning of Article 3:166 Dutch Civil Code, and that the provisions relating to such common property shall not apply. If, however, it shall be held that such claim of the Administrative Agent and such claims of the Secured Creditors do constitute such common property and that such provisions do apply, the parties to this Agreement agree that this Agreement shall constitute the administration agreement (beheersregeling) within the meaning of Article 3:168 Dutch Civil Code.

(h) For the purpose of this clause, the Administrative Agent acts in its own name and on behalf of itself and not as trustee, agent or representative of any other party, and any security interest granted by a Guarantor to the Administrative Agent to secure the Parallel Debt is granted to the Administrative Agent in its capacity as creditor of the Parallel Debt.

25. SWISS PARALLEL DEBT OBLIGATION. (a) Notwithstanding any other provision of this Agreement, each Guarantor that provides a security right under Swiss law to the Administrative Agent (for the avoidance of doubt, the Administrative Agent acting in such capacity for itself and for the benefit and on the account of the Secured Creditors, including the Administrative Agent, in the event of a security right provided under Swiss law) hereby irrevocably and unconditionally agrees and covenants with the Administrative Agent by way of an abstract acknowledgement of indebtedness (abstraktes Schuldversprechen) that it also owes to the Administrative Agent as creditor in its own right and not as a representative of the other Secured Creditors, sums equal to, and in the currency of, each amount of the Guaranteed Obligations payable by such Guarantor to each of the Secured Creditors under this Guaranty as and when that amount falls due for payment or would have fallen due but for any discharge resulting from failure of another Secured Creditor to take appropriate steps, in insolvency proceedings affecting such Guarantor, to preserve its entitlement to be paid that amount; provided that in all events the aggregate amount which may become due under the Swiss Parallel Debt shall never exceed the aggregate amount which may become due under the Guaranteed Obligations. Such an agreement and covenant to pay and the obligations and liabilities resulting from it by the relevant Guarantor to the Administrative Agent are defined as the “Swiss Parallel Debt” and any security interest granted by the relevant Guarantor to the Administrative Agent to secure the Swiss Parallel Debt is granted to the Administrative Agent in its capacity as creditor of the Swiss Parallel Debt.

(b) The relevant Guarantor undertakes to pay to the Administrative Agent upon first written demand the amount of the Swiss Parallel Debt payable by such Guarantor equal to the amount of the Guaranteed Obligation payable to each of the Secured Creditors under this Guarantee as such amount has become due and payable.

(c) The Administrative Agent has the independent right to demand and receive full or partial payment of the amounts of the Swiss Parallel Debt payable by the relevant Guarantor under this Section 25, irrespective of any discharge of such Guarantor’s obligation to pay corresponding amounts of the Guaranteed Obligations to the other Secured Creditors resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the relevant Guarantor, to preserve their entitlement to be paid those amounts.

(d) Any amount due and payable by a Guarantor to the Administrative Agent under this Section 25 shall be decreased to the extent that the other Secured Creditors have received (and are able to retain) payment in full of the corresponding amount of the Guaranteed Obligations under the other provisions of this Guaranty and any amount due and payable by a

Guarantor to the other Secured Creditors under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount of the Swiss Parallel Debt; provided that no Guarantor may consider its obligations towards a Secured Creditor to be so discharged by virtue of any set-off, counterclaim or similar defence that it may invoke vis-à-vis the Administrative Agent.

(e) The rights of the Secured Creditors (other than the Administrative Agent) to receive payment of amounts payable by each Guarantor under this Guaranty are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment of the Swiss Parallel Debt under this Section 25.

(f) Each party to this Guaranty confirms that, in accordance with this clause, the claim of the Administrative Agent against the relevant Guarantor in respect of the Swiss Parallel Debt does not constitute joint property (Miteigentum) within the meaning of Article 646 et seq. of the Swiss Civil Code or common property (Gesamteigentum) within the meaning of Article 652 et seq. of the Swiss Civil Code, respectively, and that the provisions relating to such common or joint property shall not apply. If, however, it shall be held that such claim of the Administrative Agent does constitute such common or joint property and such provisions do apply, the parties to this Guaranty agree that this Guaranty and the relevant Swiss law Security Document shall constitute the administration agreement within the meaning of Article 647 of the Swiss Civil Code or Article 653 of the Swiss Civil Code, respectively.

(g) In addition, but without prejudice to the foregoing, the Administrative Agent shall be the joint creditor (together with the relevant Secured Creditor) of all Guaranteed Obligations of each Guarantor towards each of the Secured Creditors under this Guaranty.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

DUTCH ALUMINUM C.V., as a Guarantor By: Intl Acquisition Co., its Sole General Partner

By:
Sean M. Stack, President

ALERIS RECYCLING HOLDING B.V., as a Guarantor

By:
Sean M. Stack, Director

[Signatures continue on following page.]

European Parent Guaranty (Aleris)

Accepted and Agreed to:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

European Parent Guaranty (Aleris)

CONFIRMATION AND AFFIRMATION OF EUROPEAN SECURITY AGREEMENT,

EUROPEAN PARENT GUARANTY AND EUROPEAN SUBSIDIARIES GUARANTY

THIS CONFIRMATION AND AFFIRMATION OF EUROPEAN SECURITY AGREEMENT, EUROPEAN PARENT GUARANTY, AND EUROPEAN SUBSIDIARIES GUARANTY (this “Confirmation”) is made on June __, 2011, by ALERIS SWITZERLAND GMBH, a company with limited liability organized under the laws of Switzerland (the “European Borrower”), DUTCH ALUMINUM C.V., a limited partnership organized under the laws of The Netherlands (“Dutch Aluminum”), ALERIS RECYCLING HOLDING B.V., a private company with limited liability organized under the laws of The Netherlands (“AR Holding” and, together with Dutch Aluminum each, a “European Parent Guarantor” and, collectively, the “European Parent Guarantors”), ALERIS ALUMINUM SALES EUROPE GMBH, a German limited liability company (“Aleris Europe”), ALERIS ALUMINUM UK LIMITED, a company incorporated in England and Wales (“Aleris UK”), ALERIS ALUMINUM FRANCE SAS, a French société par actions simplifiée (“Aleris France”), ALERIS ALUMINUM BELGIUM BVBA, a Private Limited Liability Company incorporated under the laws of Belgium (“Aleris Belgium”), ALERIS ALUMINUM DENMARK APS, a private limited company organized under the laws of the Kingdom of Denmark (“Aleris Denmark”), and ALERIS RECYCLING (SWANSEA) LIMITED, a company incorporated in England and Wales (“Aleris Swansea” and, together with Aleris Europe, Aleris UK, Aleris France, Aleris Belgium and Aleris Denmark each, a “European Subsidiary Guarantor” and, collectively, the “European Subsidiary Guarantors” and, together with the European Borrower and the European Parent Guarantors each, a “European Credit Party” and, collectively, the “European Credit Parties”) in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Creditors (as defined in the European Security Agreement referenced below, the “Secured Creditors”).

RECITALS:

A. The “Borrowers” (as defined in the Existing Credit Agreement referenced below), the Administrative Agent, certain financial institutions (the “Existing Lenders”), and the other parties named therein entered into that certain Credit Agreement dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain revolving credit loans, issue letters of credit, and make other financial accommodations to, inter alia, the “Borrowers.”

B. As a condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the European Parent Guarantors entered into that certain European Parent Guaranty dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated, the “European Parent Guaranty”) in favor of the Administrative Agent, for the benefit of the Secured Creditors, pursuant to which each European Parent Guarantor, jointly and severally, guaranteed the payment and performance of the Guaranteed Obligations (as defined therein).

C. As a condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the European Subsidiary Guarantors entered into that certain European Subsidiaries Guaranty dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated, the “European Subsidiaries Guaranty”) in favor of the Administrative Agent, for the benefit of the Secured Creditors, pursuant to which each European Subsidiary Guarantor, jointly and severally, guaranteed the payment and performance of the Guaranteed Obligations (as defined therein).

D. As a further condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the European Borrower granted a security interest in its accounts receivable, Receivables Purchase Agreement Assets (as defined in the European Security Agreement referenced below), Tolling Agreement Assets (as defined in the European Security Agreement referenced below) and certain other assets (all as more fully set forth in the European Security Agreement referenced below), pursuant to the terms and provisions of that certain European Security Agreement dated as of June 1, 2010 (as amended, modified, restated or supplemented from time to time, the “European Security Agreement”), in favor of the Administrative Agent, for the benefit of the Secured Creditors, as security for its Obligations (as defined in the European Security Agreement).

E. Reference is made to that certain Amended and Restated Credit Agreement dated on or about the date hereof (as amended, supplemented or otherwise modified or restated from time to time, the “Amended and Restated Credit Agreement”), among Aleris International, Inc., a Delaware corporation (“Aleris”), Aleris Rolled Products, Inc., a Delaware corporation; Aleris Rolled Products, LLC, a Delaware limited liability company; Aleris Rolled Products Sales Corporation, a Delaware corporation; IMCO Recycling of Ohio, LLC, a Delaware limited liability company; Aleris Recycling, Inc., a Delaware corporation; Aleris Specification Alloys Inc., a Delaware corporation; Aleris Specialty Products, Inc., a Delaware corporation; Aleris Recycling Bens Run, LLC, a Delaware limited liability company; ETS Schaefer, LLC, an Ohio limited liability company; and Aleris Ohio Management, Inc., a Delaware corporation (together with any entity that becomes a U.S. Borrower pursuant to the terms of the Amended and Restated Credit Agreement, collectively, the “U.S. Borrowers” and each, a “U.S. Borrower”), Aleris Specification Alloy Products Canada Company, an unlimited liability company organized under the laws of Nova Scotia (the “Canadian Borrower”), the European Borrower (the European Borrower, together with the Canadian Borrower and the U.S. Borrowers, the “Borrowers” and each, a “Borrower”), the lenders party thereto from time to time, including the Swingline Lender (as defined therein) and certain of the Existing Lenders, (collectively, the “Lenders” and each, a “Lender”), Barclays Capital, the investment banking division of Barclays Bank PLC, Deutsche Bank AG New York Branch, and UBS Securities LLC, as Co-Documentation Agents, J.P. Morgan Securities LLC, as Syndication Agent, RBS Business Capital, a division of RBS Asset Finance Inc., a subsidiary of RBS Citizens Bank, N.A., as a Senior Managing Agent, Bank of America, N.A., Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., as Co-Collateral Agents, and Administrative Agent, which amends and restates the Existing Credit Agreement and pursuant to which the Lenders are agreeing to make certain revolving credit loans, issue letters of credit, and make other financial accommodations to, inter alia, the “Borrowers.”

F. It is a condition to the obligations of the Administrative Agent, the Issuing Bank and the Lenders to make loans and other extensions of credit available to the Borrowers in accordance with the terms of the Amended and Restated Credit Agreement that the European

Credit Parties execute and deliver this Confirmation in favor of the Administrative Agent in order to confirm, renew and continue (i) the European Security Agreement, (ii) the European Parent Guaranty and the guaranty of the payment and performance of the Guaranteed Obligations (as defined in the European Parent Guaranty) and (iii) the European Subsidiaries Guaranty and the guaranty of the payment and performance of the Guaranteed Obligations (as defined in the European Subsidiaries Guaranty).

G. In connection with the execution and delivery of the Amended and Restated Credit Agreement, it is the intent of each party hereto and thereto that (i) all collateral subject to the European Security Agreement secure, and continue to secure, all of the Obligations (as defined in the European Security Agreement) of the European Borrower and its Subsidiaries; (ii) all security interests, pledges, assignments and other Liens previously granted by any European Credit Party pursuant to the Security Documents (as defined herein) be confirmed, renewed, affirmed and continued; and (iii) all such security interests, pledges, assignments and other Liens remain in full force and effect as security for the Obligations (as defined in the European Security Agreement) with no change in the priority applicable thereto.

For good and valuable consideration, the receipt and adequacy of which are acknowledged by each of the undersigned, each of the undersigned agrees with and in favor of the Administrative Agent, for its own benefit and for the benefit of the other Secured Creditors, as follows:

1. Definitions. All capitalized terms used in this Confirmation, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Amended and Restated Credit Agreement. For the avoidance of doubt, the term “European Credit Parties” as used herein shall mean the European Borrower, the European Parent Guarantors and the European Subsidiary Guarantors.

2. Confirmation.

(a) All rights, benefits, indebtedness, interests, duties, liabilities and obligations of the parties to (i) the European Security Agreement and the agreements, documents and instruments executed and delivered in connection with the European Security Agreement (collectively, the “Security Documents”), (ii) the European Parent Guaranty and (iii) the European Subsidiaries Guaranty are confirmed, renewed, affirmed and continued by this Confirmation. Without limitation of the foregoing, all security interests, pledges, assignments and other Liens previously granted by the European Borrower or any other European Credit Party pursuant to the European Security Agreement and the other Security Documents are confirmed, renewed, affirmed and continued by this Confirmation, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations (as defined in the European Security Agreement) with no change in the priority applicable thereto.

(b) This Confirmation does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement or any other Security Document or any indebtedness, liabilities or obligations of any

European Credit Party or any other Credit Party thereunder, all of which are confirmed, renewed, affirmed and continued and are hereafter payable and to be performed in accordance with the Amended and Restated Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement and the other Security Documents, as confirmed by this Confirmation. This Confirmation does not extinguish the indebtedness or liabilities outstanding in connection with the Existing Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement or other Security Documents, nor does it constitute a novation with respect thereto.

(c) Each reference to the “Credit Agreement” in the European Security Agreement, each of the other Security Documents, the European Parent Guaranty and the European Subsidiaries Guaranty shall mean and be a reference to the Amended and Restated Credit Agreement.

(d) The parties hereto acknowledge and agree that, as more fully set forth below, the obligations secured by the European Security Agreement and the other Security Documents include all Obligations (as defined in the European Security Agreement, after giving effect to the modification in clause (c) above).

3. Amendment to European Security Agreement. The European Security Agreement is hereby amended by deleting Annexes A through C to the European Security Agreement and substituting in lieu thereof the Annexes A through C attached to this Confirmation.

4. Amendment to European Subsidiaries Guaranty. The European Subsidiaries Guaranty is hereby amended by deleting Annex D to the European Subsidiaries Guaranty and substituting in lieu thereof the Annex D attached to this Confirmation.

5. Ratification and Reaffirmation.

(a) The European Borrower hereby (i) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (ii) consents to the U.S. Borrowers’ and the Canadian Borrower’s execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (iii) agrees to be bound thereby, (iv) ratifies and reaffirms the European Security Agreement, each of the other Security Documents and all of its covenants, duties, indebtedness and liabilities under the European Security Agreement and the Security Documents, and (v) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of any of its covenants, duties, indebtedness and liabilities under the European Security Agreement and the other Security Documents.

(b) Each European Parent Guarantor hereby (i) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (ii) consents to the Borrowers’ execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (iii) agrees to be bound thereby, (iv) ratifies and reaffirms the European Parent Guaranty and all of such European Parent Guarantor’s covenants, duties, indebtedness and liabilities under the European Parent Guaranty, and (v) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of its guaranty of the Guaranteed Obligations (as defined in the European Parent Guaranty), nor that it constitutes a novation thereof.

(c) Each European Subsidiary Guarantor hereby (i) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (ii) consents to the Borrowers’ execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (iii) agrees to be bound thereby, (iv) ratifies and reaffirms the European Subsidiaries Guaranty and all of such European Subsidiary Guarantor’s covenants, duties, indebtedness and liabilities under the European Subsidiary Guaranty, and (v) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of its guaranty of the Guaranteed Obligations (as defined in the European Subsidiaries Guaranty), nor that it constitutes a novation thereof.

6. Acknowledgments and Stipulations. Each European Credit Party, with respect to each Credit Document to which it is a party, hereby acknowledges and stipulates that (a) such Credit Document is the legal, valid and binding obligation of such European Credit Party, (b) such Credit Document is enforceable against such European Credit Party in accordance with the terms thereof, and (c) the security interests and liens granted under such Credit Document by such European Credit Party (if any) in favor of the Administrative Agent, for the benefit of the Secured Creditors, are and continue to be duly perfected, First Priority security interests and liens.

7. Representations and Warranties. Each European Credit Party represents and warrants to the Secured Creditors that no Default exists on the date hereof; the execution, delivery and performance of this Confirmation have been duly authorized by all requisite action on the part of such European Credit Party and this Confirmation has been duly executed and delivered by such European Credit Party; and all of the representations and warranties made by such European Credit Party in the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement and the other Security Documents are true and correct on and as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

8. Reference to European Security Agreement, the Security Documents, the European Parent Guaranty and the European Subsidiaries Guaranty. Upon the effectiveness of this Confirmation, each reference in the European Security Agreement, the other Security Documents, the European Parent Guaranty or the European Subsidiaries Guaranty, as applicable, to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the European Security Agreement, such other Security Document, the European Parent Guaranty or the European Subsidiaries Guaranty, as applicable, as amended, confirmed, renewed, affirmed and continued by this Confirmation.

9. Governing Law. THIS CONFIRMATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

10. Interpretation. If any provision in this Confirmation refers to any action taken or to be taken by any European Credit Party which such European Credit Party is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. The division of this Confirmation into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Confirmation. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. When used in this Confirmation, the word “including” (or includes) means “including (or includes) without limitation”. Any reference in this Confirmation to a “Section” means the relevant Section of this Confirmation. The obligations of the European Credit Parties under this Confirmation are joint and several.

11. Severability. Any provision of this Confirmation which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Confirmation, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. No Novation, etc. Except as otherwise expressly provided in this Confirmation, nothing herein shall be deemed to amend or modify any provision of the European Parent Guaranty, the European Subsidiaries Guaranty, the European Security Agreement or any of the other Security Documents, each of which shall remain in full force and effect and continue to apply and relate to the Amended and Restated Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty and the Obligations (as defined in the European Security Agreement). This Confirmation is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the European Security Agreement, the other Security Documents, the European Parent Guaranty and the European Subsidiaries Guaranty, each as herein amended, confirmed, renewed, affirmed and continued shall continue in full force and effect and continue to apply and relate to the Amended and Restated Credit Agreement, the European Parent Guaranty, the European Subsidiaries Guaranty and the Obligations (as defined in the European Security Agreement).

13. Successors and Assigns. This Confirmation will inure to the benefit of, and be binding on, each European Credit Party and its successors and permitted assigns, and will inure to the benefit of, and be binding on, the Secured Creditors and their successors and assigns. No European Credit Party may assign this Confirmation, or any of its rights or obligations under this Confirmation, without the prior written consent of the Administrative Agent.

14. Counterparts. This Confirmation may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Confirmation. A set of counterparts executed by all the parties hereto shall be lodged with the European Borrower and the Administrative Agent.

[The remainder of this page has intentionally been left blank;

Signatures appear on following page.]

IN WITNESS WHEREOF, each European Credit Party has caused its duly authorized officers to execute this Confirmation on the day and year first above written.

Notice Address for all European Credit Parties:

c/o Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

Attention: General Counsel

Telecopier No.: (216) 910-3650

ALERIS SWITZERLAND GMBH, as a European Credit Party

By:
Sean M. Stack, Managing Director

ALERIS ALUMINUM SALES EUROPE GMBH, as a European Credit Party

By:
Sean M. Stack, Managing Director

ALERIS ALUMINUM UK LIMITED, as a European Credit Party

By:
Sean M. Stack, Director

ALERIS ALUMINUM FRANCE SAS, as a European Credit Party

By:
Sean M. Stack, President

ALERIS ALUMINUM BELGIUM BVBA, as a European Credit Party

By:
Sean M. Stack, Manager

[Signatures continue on following page.]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ALERIS ALUMINUM DENMARK APS, as a European Credit Party

By:
Sean M. Stack, Manager

ALERIS RECYCLING (SWANSEA) LIMITED, as a European Credit Party

By:
Sean M. Stack, Director

DUTCH ALUMINUM C.V., as a European Credit Party

By: Intl Acquisition Co., its Sole General Partner

By:
Sean M. Stack, President

ALERIS RECYCLING HOLDING B.V., as a European Credit Party

By:
Sean M. Stack, Director

[Signatures continue on following page.]

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

Accepted and Agreed to:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

Confirmation and Affirmation of European Security Agreement, European Parent Guaranty and European Subsidiaries Guaranty

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

[TO BE PROVIDED BY BORROWERS]

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED

ORGANIZATION AND/OR A TRANSMITTING UTILITY) JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

[TO BE PROVIDED BY BORROWERS]

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

[TO BE PROVIDED BY BORROWERS]

ANNEX D

to

EUROPEAN SUBSIDIARIES GUARANTY

This Annex D outlines guarantee limitations and restrictions on payment for Danish Guarantors.

Notwithstanding any provision of this Guaranty, the guarantee, indemnity or other obligations (as well as any security created in relation thereto) of a Danish Guarantor expressed to be assumed in this Guaranty or any other Credit Document (as defined in the Credit Agreement):

a. shall be deemed not to be assumed (and any security created in relation thereto shall be limited) to the extent that the same would constitute unlawful financial assistance within the meaning of Section 206(1) (as modified by Section 206(2) of Act No. 470 of 12 June 2009 on public and private limited liability companies, as amended and supplemented from time to time (the “Danish Companies Act”) and (ii) Section 210(1) (as modified by Section 210(2) and Sections 211 and 212 of the Danish Companies Act) of the Danish Companies Act, and

b. shall further be limited to an amount equivalent to the higher of (i) the Equity of the Danish Guarantor on the date of this Guaranty, and (ii) the Equity of the Danish Guarantor at the time that payment is requested from the Danish Guarantor, in each case calculated in accordance with the Danish Guarantor’s generally accepted accounting principles from time to time, plus the Danish Guarantor’s indirect borrowings and the Danish Guarantor’s Subsidiaries’ borrowings as at the time that payment is requested from it.

For purposes of this Annex D “Equity” means the equity (in Danish: egenkapital) of the Danish Guarantor calculated in accordance with applicable generally accepted accounting principles, however, adjusted if and to the extent any book value is not equal to the market value.

EXHIBIT F

FORM OF U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT

among

ALERIS INTERNATIONAL, INC., and

CERTAIN SUBSIDIARIES OF ALERIS INTERNATIONAL, INC.,

as ASSIGNORS

and

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT

Dated as of June 1, 2010

TABLE OF CONTENTS

Page
ARTICLE I SECURITY INTERESTS	3
1.1. Grant of Security Interest	3
1.2. Power of Attorney	4

ARTICLE II GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS	5
2.1. Necessary Filings	5
2.2. No Liens	5
2.3. Other Financing Statements	5
2.4. Chief Executive Office, Location of Inventory	5
2.5. Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto; etc.	5
2.6. Certain Significant Transactions	6
2.7. Reserved	6
2.8. Collateral in the Possession of a Bailee	6
2.9. Recourse	7

ARTICLE III SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL	7
3.1. Additional Representations and Warranties	7
3.2. Maintenance of Records	7
3.3. Direction to Account Debtors; Contracting Parties; etc.	8
3.4. Modification of Terms; etc.	8
3.5. Collection	8
3.6. Instruments	9
3.7. Assignors Remain Liable Under Accounts	9
3.8. Assignors Remain Liable Under Contracts	9
3.9. Deposit Accounts; Etc.	9
3.10. Letter-of-Credit Rights	10
3.11. Reserved	10
3.12. Chattel Paper	10
3.13. Further Actions	10
3.14. Account Verification	11

ARTICLE IV PROVISIONS CONCERNING ALL COLLATERAL	11
4.1. Protection of Administrative Agent’s Security	11
4.2. Warehouse Receipts Non-Negotiable	11
4.3. Additional Information	11
4.4. Further Actions	12
4.5. Financing Statements	12

ARTICLE V REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT	12
5.1. Remedies; Obtaining the Collateral Upon Default	12
5.2. Remedies; Disposition of the Collateral	14

- i -

5.3. Waiver of Claims	14
5.4. Application of Proceeds	15
5.5. Remedies Cumulative	16
5.6. Discontinuance of Proceedings	16

ARTICLE VI INDEMNITY	16
6.1. Indemnity	16
6.2. Indemnity Obligations Secured by Collateral; Survival	18

ARTICLE VII DEFINITIONS	18

ARTICLE VIII MISCELLANEOUS	23
8.1. Notices	23
8.2. Waiver; Amendment	24
8.3. Obligations Absolute	24
8.4. Successors and Assigns	25
8.5. Headings Descriptive	25
8.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF. JURY TRIAL	25
8.7. Assignors’ Duties	26
8.8. Termination; Release	26
8.9. Counterparts	28
8.10. Severability	28
8.11. The Administrative Agent and the other Secured Creditors	28
8.12. Additional Assignors	28
8.13. Calculation of Obligations under Secured Hedging Agreements	28

- ii -

ANNEX A	Schedule of Chief Executive Offices; Inventory and Equipment Locations

ANNEX B	Schedule of Legal Names, Type of Organization (And Whether A Registered Organization And/Or A Transmitting Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers

ANNEX C	Schedule of Deposit Accounts

ANNEX D	The Administrative Agent

- iii -

U.S. SECURITY AGREEMENT

THIS SECURITY AGREEMENT, is dated as of June 1, 2010, and made by each of the undersigned assignors (each, an “Assignor” and, together with any other entity that becomes an assignor hereunder pursuant to Section 8.12 hereof, the “Assignors”) in favor of BANK OF AMERICA, N.A., as administrative agent and collateral agent (together with any successor administrative and collateral agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article VII hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, Aleris International, Inc., a Delaware corporation formerly known as AHC Intermediate Co. (“Aleris”), each other Subsidiary of Aleris party thereto from time to time (collectively, the “Borrowers”), the lenders party thereto from time to time, (the “Lenders”), and the Administrative Agent and other agents provided for therein (Lenders, each Issuing Lender, the Administrative Agent and such other agents are herein called the “Lender Creditors”) have entered into a Credit Agreement, dated as of June 1, 2010, providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein (as used herein, the term “Credit Agreement” means the Credit Agreement described above in this paragraph, as the same may be amended, modified, extended, renewed, replaced, restated, supplemented or refinanced from time to time, and including any agreement extending the maturity of, or refinancing or restructuring (including, but not limited to, the inclusion of additional borrowers or guarantors thereunder or any increase in the amount borrowed) all or any portion of, the indebtedness under such agreement or any successor agreement, whether or not with the same agent, trustee, representative, lenders or holders; provided that, with respect to any agreement providing for the refinancing or replacement of indebtedness under the Credit Agreement, such agreement shall only be treated as, or as part of, the Credit Agreement hereunder if either (A) all obligations under the Credit Agreement being refinanced or replaced shall be paid in full at the time of such refinancing or replacement, and all commitments and letters of credit issued pursuant to the refinanced or replaced Credit Agreement shall have terminated in accordance with their terms or, with respect to certain Letters of Credit, been continued, with the consent of the respective issuer thereof, under such refinancing or replacement indebtedness or (B) the Required Lenders shall have consented in writing to the refinancing or replacement indebtedness being treated as indebtedness pursuant to the Credit Agreement;

WHEREAS, each Borrower and/or one or more of its respective subsidiaries may at any time and from time to time, to the extent permitted under the Credit Agreement, enter into one or more Secured Hedging Agreements with one or more Lenders or Affiliates thereof (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lenders’ or Affiliates’ permitted successors and assigns, and any Specified Creditors);

WHEREAS, each Borrower, one or more of their respective Subsidiaries and any Lender (and/or one or more of its banking affiliates) reasonably acceptable to the Administrative

Agent and designated to the Administrative Agent in writing by Aleris as a provider of Treasury Services (as defined below), (collectively, the “Treasury Services Creditors” and, together with the Lender Creditors and the Specified Creditors, the “Secured Creditors”) currently or in the future may enter into, credit arrangements providing for treasury, depositary or cash management services (including without limitation, overnight overdraft services) to Aleris and its Subsidiaries by the Treasury Services Creditors, and automated clearinghouse transfers of funds to the Treasury Services Creditors, in each case pursuant to uncommitted lines of credit (collectively, “Treasury Services,” and with any written agreement evidencing such credit arrangements (to the extent expressly stated therein that the liabilities and indebtedness thereunder are “Obligations” for the purposes of this Agreement (or, more generally, for purposes of the various agreements guaranteeing or securing the Credit Agreement)), as amended, modified, supplemented, replaced or refinanced from time to time, herein called the “Treasury Services Agreements”);

WHEREAS, pursuant to the Credit Agreement, each of the U.S. Borrowers has guaranteed to the Secured Creditors the payment when due of all of its Relevant Guaranteed Obligations as described therein;

WHEREAS, pursuant to the U.S. Subsidiaries Guaranty, each U.S. Subsidiary Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations (as defined in the U.S. Subsidiaries Guaranty);

WHEREAS, it is a condition precedent to (i) the making of Loans to the Borrowers, and the issuance of, and participation in, Letters of Credit for the respective accounts of the Borrowers under the Credit Agreement, (ii) the Specified Creditors entering into Secured Hedging Agreements and (iii) the extension of the Treasury Services by Treasury Services Creditors, that each Assignor shall have executed and delivered to the Administrative Agent this Agreement; and

WHEREAS, each Assignor will obtain benefits from the incurrence of Loans by the Borrowers, and the issuance of, and participation in, Letters of Credit for the respective accounts of, the Borrowers under the Credit Agreement, the entering into by the Borrowers and/or one or more of their respective Subsidiaries of Secured Hedging Agreements and the extension of Treasury Services to Aleris and its Subsidiaries, and, accordingly, each Assignor desires to enter into this Agreement in order to (i) satisfy the condition described in the preceding paragraph and (ii) induce (x) the Lenders to make Loans to the Borrowers and issue, and/or participate in, Letters of Credit for the respective accounts of the Borrowers, (y) the Specified Creditors to enter into Secured Hedging Agreements with the Borrowers and/or one or more of their respective Subsidiaries and (z) the Treasury Services Creditors to enter into Treasury Services Agreements;

NOW, THEREFORE, in consideration of the benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Creditors as follows:

2

ARTICLE I

SECURITY INTERESTS

1.1. Grant of Security Interest. (a) As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby assign and transfer unto the Administrative Agent, and does hereby pledge and grant to the Administrative Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Assignor in, to and under all of the following personal property (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired:

(i) each and every Account (other than Accounts for Equipment sold or leased);

(ii) all Inventory;

(iii) to the extent evidencing or governing any of the items referred to in clauses (i) and (ii) of this Section 1.1, General Intangibles, Documents, Contract Rights, Chattel Paper (including, without limitation, Tangible Chattel Paper and Electronic Chattel Paper) and Instruments (including promissory notes);

(iv) to the extent relating to any of the items referred to in clauses (i) through (iii) of this Section 1.1, guarantees, letters of credit, security and other credit enhancements, Letter-of-Credit Rights and Supporting Obligations;

(v) cash and cash equivalents from whatever source derived, all lockboxes, Deposit Accounts and, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, securities accounts as original collateral;

(vi) all intercompany loans and advances among such Assignor and the Credit Parties and their Subsidiaries;

(vii) to the extent relating to any of the items referred to in the preceding clauses, books and Records; and

(viii) all Proceeds and products of any and all of the foregoing (all of the above, the “Collateral”);

provided that the Collateral shall exclude (i) motor vehicles or other movable goods the perfection of which would require notation upon or delivery of a certificate of title or similar documentation or registration, (ii) Commercial Tort Claims, (iii) intellectual property (but only to the extent not affixed to, embedded in or used in connection with the manufacture or distribution of Inventory or the administration of Accounts and Inventory), (iv) any rights or interests in any contract, lease, permit, license, charter or license agreement, covering real or personal property, as such, if under the terms of such agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to the Administrative Agent is

3

prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract or lease has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived, provided that the foregoing exclusion shall not apply if any such prohibition is ineffective or unenforceable under Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code or other applicable law or so as to limit, impair or otherwise affect the Administrative Agent’s unconditional continuing security interests in and liens upon any rights or interests of the Assignors in or to monies due or to become due under any such contract or lease (including any accounts), (v) those assets as to which the Co-Collateral Agents and Aleris agree, on or prior to the Closing Date and from time to time thereafter, that the costs of obtaining such a security interest or perfection thereof are excessive in relation to the value of the Lenders of the security afforded thereby or the increase of the Borrowing Base resulting therefrom, (vi) all Excluded Accounts and all assets held in or credited to any Excluded Account, (vii) investment property (including stock of Subsidiaries), (viii) Equipment (including all machinery or manufacturing Equipment), (ix) Real Property, (x) insurance (other than insurance constituting proceeds of Collateral), and (xi) assets of such Assignor located outside of the United States to the extent a Lien on such assets cannot be created and perfected under United States federal or state law and (xii) proceeds of any of the foregoing except to the extent that any such proceeds is included in items (i) through (viii) of the definition of Collateral (the assets referred to in the following clauses (i) through (xii), collectively, the “Excluded Assets”).

(c) The security interest of the Administrative Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Section 1.1 or elsewhere in this Agreement, each Assignor and the Administrative Agent (on behalf of the Secured Creditors) acknowledges and agrees that the security interest granted pursuant to this Agreement (including pursuant to this Section 1.1) to the Administrative Agent for the benefit of the Secured Creditors in the Collateral, shall be a First Priority Lien.

1.2. Power of Attorney. Each Assignor hereby constitutes and appoints the Administrative Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Administrative Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

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ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:

2.1. Necessary Filings. All filings, registrations, recordings and other actions necessary or appropriate to create, preserve and perfect the security interest granted by such Assignor to the Administrative Agent hereby in respect of the Collateral have been accomplished, in each case, within the time frames required by this Agreement, and the security interest granted to the Administrative Agent pursuant to this Agreement in and to the Collateral creates a valid and, together with all such filings, registrations, recordings and other actions, a perfected security interest therein prior to the rights of all other Persons therein and subject to no other Liens (other than Permitted Liens) and is entitled to all the rights, priorities and benefits afforded by the Uniform Commercial Code or other relevant law as enacted in any relevant jurisdiction to perfected security interests, in each case to the extent that the Collateral consists of the type of property in which a security interest may be perfected by possession or control (within the meaning of the UCC as in effect on the Closing Date in the State of New York), or by filing a financing statement under the Uniform Commercial Code as enacted in any relevant jurisdiction. Upon the actions taken under this Section 2.1, such security interest shall constitute a First Priority Lien and shall be enforceable as such as against all other Persons.

2.2. No Liens. Such Assignor is, and as to all Collateral acquired by it from time to time after the Closing Date such Assignor will be, the owner of all Collateral free from any Lien or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the interests of the Administrative Agent.

2.3. Other Financing Statements. As of the Closing Date, there is no financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.

2.4. Chief Executive Office, Location of Inventory. On the Closing Date, and during the four calendar month period preceding this Agreement, no Assignor has maintained its chief executive office or held Inventory in any location other than as provided in Annex A hereto.

2.5. Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location;

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Organizational Identification Numbers; Changes Thereto; etc. The exact legal name of each Assignor, the type of organization of such Assignor, whether or not such Assignor is a Registered Organization, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of such Assignor, and whether or not such Assignor is a Transmitting Utility, is listed on Annex B hereto for such Assignor. Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any) from that used on Annex B hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve such Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Administrative Agent not less than fifteen (15) days’ prior written notice of each change to the information listed on Annex B (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex B which shall correct all information contained therein for such Assignor, and (ii) in connection with the respective such change or changes, it shall have taken all action requested by the Administrative Agent to maintain the security interests of the Administrative Agent in the Collateral at all times fully perfected and in full force and effect. In addition, to the extent that such Assignor does not have an organizational identification number on the Closing Date and later obtains one, such Assignor shall promptly thereafter notify the Administrative Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Administrative Agent to the extent necessary to maintain the security interest of the Administrative Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

2.6. Certain Significant Transactions. During the one year period preceding the Closing Date, no Person shall have merged or consolidated with or into any Assignor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in the Plan and the Transactions contemplated therein.

2.7. Reserved.

2.8. Collateral in the Possession of a Bailee. If any Inventory is at any time in the possession of a bailee (other than pursuant to tolling arrangements entered into in the ordinary course of business) such Assignor shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall use its reasonable best efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and shall act upon the instructions of the Administrative Agent, without the further consent of such Assignor. The Administrative Agent agrees with such Assignor that the Administrative Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the respective Assignor with respect to any such bailee.

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2.9. Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein, in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS;

INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL

3.1. Additional Representations and Warranties. As of the time when each of its Accounts constituting Collateral arises, each Assignor shall be deemed to have represented and warranted that each such Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of such Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting purposes), (iii) will, to the knowledge of such Assignor, evidence true and valid obligations, enforceable in accordance with their respective terms, and (iv) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.

3.2. Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, in each case constituting Collateral, including, but not limited to, originals of all documentation (including each Contract) with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith, and such Assignor will make the same available on such Assignor’s premises to the Administrative Agent for inspection, at such Assignor’s own cost and expense, at any and all reasonable times upon prior notice to such Assignor and otherwise in accordance with the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default under Section 11.01 or 11.05 of the Credit Agreement (or any other Event of Default in respect of which the Administrative Agent has given Aleris notice) and at the request of the Administrative Agent, such Assignor shall, at its own cost and expense, deliver all tangible evidence of its Accounts and Contract Rights constituting Collateral (including, without limitation, all documents evidencing the Accounts and such Contracts) and such books and records to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Assignor). Upon the occurrence and during the continuance of an Event of Default under Section 11.01 or 11.05 of the Credit Agreement (or any other Event of Default in respect of which the Administrative Agent has given Aleris notice) and if the Administrative Agent so directs, such Assignor shall legend, in form and manner satisfactory to the Administrative Agent, the Accounts and the Contracts, in each case constituting Collateral as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Accounts and Contracts with an appropriate

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reference to the fact that such Accounts and Contracts have been assigned to the Administrative Agent and that the Administrative Agent has a security interest therein.

3.3. Direction to Account Debtors; Contracting Parties; etc. Each Assignor agrees to cause all payments on account of the Accounts and Contracts constituting Collateral to be made to the Deposit Accounts of the applicable Assignor in accordance with the terms of Section 5.03 of the Credit Agreement, and upon the occurrence of an Event of Default, or at any other time as may be provided for under the Credit Agreement, (x) the Administrative Agent may, at its option, directly notify the obligors with respect to such Accounts and/or under such Contracts to make payments with respect thereto as provided in Section 5.03 of the Credit Agreement, and the (y) Administrative Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Without notice to or assent by any Assignor, the Administrative Agent may, in accordance with the terms of Section 5.03 of the Credit Agreement, apply any or all amounts then in, or thereafter deposited in, the applicable Deposit Accounts toward the payment of the Obligations in the manner provided in Section 5.03 of the Credit Agreement. The reasonable costs and expenses of collection (including reasonable attorneys’ fees), whether incurred by an Assignor or the Administrative Agent, shall be borne by the relevant Assignor. The Administrative Agent shall deliver a copy of each notice referred to in the preceding clause (x) to the relevant Assignor, provided, that, (A) the failure by the Administrative Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Administrative Agent created by this Section, and no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing.

3.4. Modification of Terms; etc. Except in accordance with such Assignor’s ordinary course of business and consistent with reasonable business judgment or as permitted by Section 3.5, no Assignor shall rescind or cancel any indebtedness evidenced by any Account constituting Collateral, or under any Contract constituting Collateral, or modify any material term thereof or make any material adjustment with respect thereto, or extend or renew the same, or compromise or settle any material dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract constituting Collateral, or interest therein, without the prior written consent of the Administrative Agent. No Assignor will do anything to impair the rights of the Administrative Agent in the Accounts or Contracts constituting Collateral.

3.5. Collection. Each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts constituting Collateral or obligor under any Contract constituting Collateral, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract constituting Collateral. Except as otherwise directed by the Administrative Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with reasonable

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business judgment and (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with reasonable business judgment. The reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) of collection, whether incurred by an Assignor or the Administrative Agent, shall be borne by the relevant Assignor.

3.6. Instruments. If any Assignor owns or acquires any Instrument in excess of $1,000,000 constituting Collateral (other than checks and other payment instruments received and collected in the ordinary course of business), such Assignor will within twenty (20) Business Days notify the Administrative Agent thereof, and upon request by the Administrative Agent will promptly deliver such Instrument to the Administrative Agent appropriately endorsed to the order of the Administrative Agent.

3.7. Assignors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts constituting Collateral to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Administrative Agent nor any other Secured Creditor shall have any obligation or liability under any Account constituting Collateral (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Administrative Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.8. Assignors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts constituting Collateral to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract. Neither the Administrative Agent nor any other Secured Creditor shall have any obligation or liability under any Contract constituting Collateral by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Administrative Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

3.9. Deposit Accounts; Etc. (a) Annex C hereto accurately sets forth, as of the Closing Date, for each Assignor, each Deposit Account maintained by such Assignor (including

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a description thereof and the respective account number), the name of the respective bank with which such Deposit Account is maintained, and the jurisdiction of the respective bank with respect to such Deposit Account. For each Deposit Account (other than (i) Exempted Deposit Accounts and (ii) Exempted Disbursement Accounts) the respective Assignor shall cause the bank with which the Deposit Account is maintained to execute and deliver to the Administrative Agent, on the Closing Date or, if later, at the time of the establishment of the respective Deposit Account, a Cash Management Control Agreement in accordance with the provisions of Section 10.13 of the Credit Agreement.

(b) After the date of this Agreement, no Assignor shall establish any new demand, time, savings, passbook or similar account, except for Deposit Accounts established and maintained with banks and meeting the requirements of preceding clause (a). At the time any such Deposit Account is established, the appropriate Cash Management Control Agreement shall be entered into in accordance with the requirements of Section 10.13 of the Credit Agreement and the respective Assignor shall furnish to the Administrative Agent a supplement to Annex C hereto containing the relevant information with respect to the respective Deposit Account and the bank with which same is established.

3.10. Letter-of-Credit Rights. With respect to any Letter of Credit Rights constituting Collateral, if any Assignor is at any time a beneficiary under a letter of credit with a stated amount of $5,000,000 or more, such Assignor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, such Assignor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, use its reasonable best efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Administrative Agent, to become the transferee beneficiary of such letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in this Agreement after the occurrence and during the continuance of an Event of Default.

3.11. Reserved.

3.12. Chattel Paper. Upon the reasonable request of the Administrative Agent made at any time or from time to time, each Assignor shall promptly furnish to the Administrative Agent a list of all Electronic Chattel Paper constituting Collateral held or owned by such Assignor. Furthermore, if requested by the Administrative Agent, each Assignor shall promptly take all actions which are reasonably practicable so that the Administrative Agent, has “control” of all Electronic Chattel Paper constituting Collateral in accordance with the requirements of Section 9-105 of the UCC. Each Assignor will promptly (and in any event within ten (10) days) following any request by the Administrative Agent during the occurrence of any Event of Default, deliver all of its Tangible Chattel Paper constituting Collateral to the Administrative Agent.

3.13. Further Actions. Each Assignor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such

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further steps, including any and all actions as may be necessary or required under the Federal Assignment of Claims Act, relating to its Accounts, Contracts, Instruments and other property or rights covered by the security interest hereby granted, as the Administrative Agent may reasonably require.

3.14. Account Verification. Whether or not an Event of Default exists, the Administrative Agent shall have the right at any time, in the name of Administrative Agent, any designee of the Administrative Agent or any Assignor, to verify the validity, amount or any other matter relating to any Accounts of Assignors by mail, telephone or otherwise. Assignors shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

ARTICLE IV

PROVISIONS CONCERNING ALL COLLATERAL

4.1. Protection of Administrative Agent’s Security. Except as otherwise permitted by the Secured Debt Agreements, each Assignor will do nothing to impair the rights of the Administrative Agent in the Collateral. Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in Section 9.09 of the Credit Agreement. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Secured Debt Agreements, the Administrative Agent shall at the time any proceeds of such insurance with respect to the Collateral are distributed to the Secured Creditors, apply such proceeds in accordance with Section 5.02 of the Credit Agreement and Section 5.4 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.

4.2. Warehouse Receipts Non-Negotiable. To the extent practicable, each Assignor agrees that if any warehouse receipt or receipt in the nature of a warehouse receipt is issued with respect to any of its Inventory, such Assignor shall request that such warehouse receipt or receipt in the nature thereof shall not be “negotiable” (as such term is used in Section 7-104 of the Uniform Commercial Code as in effect in any relevant jurisdiction or under other relevant law).

4.3. Additional Information. Each Assignor will furnish to the Administrative Agent such information with respect to the Collateral as may be requested by Administrative Agent from time to time in accordance with the terms of the Credit Agreement. Without limiting the foregoing, each Assignor agrees that it shall promptly (and in any event within thirty (30) days after its receipt of the respective request) furnish to the Administrative Agent such updated Annexes hereto as may from time to time be reasonably requested by the Administrative Agent.

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4.4. Further Actions. Each Assignor will, at its own expense and upon the reasonable request of the Administrative Agent, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, which the Administrative Agent deems reasonably appropriate or advisable to perfect, preserve or protect its security interest in the Collateral.

4.5. Financing Statements . Each Assignor agrees to execute and deliver to the Administrative Agent such financing statements, in form reasonably acceptable to the Administrative Agent, as the Administrative Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Administrative Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Administrative Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization shall describe the Collateral in substantially the same manner as set forth in Section 1.1).

ARTICLE V

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

5.1. Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Administrative Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and, may:

(i) personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;

(ii) subject to Section 3.3, instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Administrative Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;

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(iii) instruct all banks which have entered into a Cash Management Control Agreement with the Administrative Agent to transfer all monies, securities and instruments held by such depositary bank to a Cash Collateral Account, or otherwise as designated under the Credit Agreement;

(iv) sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 5.2 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;

(v) take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Administrative Agent at any reasonable place or places designated by the Administrative Agent, in which event such Assignor shall at its own expense:

(x) forthwith cause the same to be moved to the place or places so designated by the Administrative Agent and there delivered to the Administrative Agent;

(y) store and keep any Collateral so delivered to the Administrative Agent at such place or places pending further action by the Administrative Agent as provided in Section 5.2 hereof; and

(z) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;

(vi) apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.4; and

(vii) take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607 of the UCC;

it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Administrative Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. Upon the occurrence of an Event of Default, the Administrative Agent is hereby granted an irrevocable, non-exclusive license or other right to use, license, or sub-license (without payment of royalty or other compensation to any Person) any and all trademarks and tradenames, brochures, customer lists, promotional and advertising materials, labels, packaging materials of Assignors for purposes of selling any Collateral. Each Assignor’s rights and interests under any such intellectual property shall inure to Administrative Agent’s benefit. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Secured Creditors and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be

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exercised by the Administrative Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

5.2. Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then any Collateral repossessed by the Administrative Agent under or pursuant to Section 5.1 hereof and any other Collateral whether or not so repossessed by the Administrative Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Administrative Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of such Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Administrative Agent or after any overhaul or repair at the expense of the relevant Assignor which the Administrative Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Administrative Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Administrative Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 5.2 without accountability to the relevant Assignor. If, under applicable law, the Administrative Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Administrative Agent need give such Assignor only such notice of disposition as shall be required by such applicable law. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

5.3. Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR THE ADMINISTRATIVE AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:

(i) all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Administrative Agent’s

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gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);

(ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Administrative Agent’s rights hereunder; and

(iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.

Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.

5.4. Application of Proceeds. (a) All moneys collected by the Administrative Agent upon any sale or other disposition of the Collateral, together with all other moneys received by the Administrative Agent hereunder shall be applied in accordance with the provisions of Section 5.03(d) of the Credit Agreement.

(b) Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all Loans and Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be remitted to the Administrative Agent for distribution in accordance with Section 5.4(a) hereof.

(c) All payments required to be made hereunder shall be made to the Administrative Agent for the account of the Lender Creditors, the Specified Creditors or the Treasury Services Creditors, as applicable.

(d) For purposes of applying payments received in accordance with this Section 5.4, the Administrative Agent shall be entitled to rely upon the Specified Creditors and the Treasury Services Creditors, as applicable, for a determination (which the Administrative Agent, the Specified Creditors and the Treasury Services Creditors agree (or shall agree) to

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provide upon request of the Administrative Agent) of the outstanding Obligations (and Dollar Equivalents thereof) owed to the Lender Creditors, the Specified Creditors or the Treasury Services Creditors as the case may be.

(e) It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.

5.5. Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Administrative Agent shall be in addition to every other right, power and remedy specifically given to the Administrative Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Administrative Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Administrative Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Administrative Agent to any other or further action in any circumstances without notice or demand. In the event that the Administrative Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Administrative Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.

5.6. Discontinuance of Proceedings. In case the Administrative Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Administrative Agent, then and in every such case the relevant Assignor, the Administrative Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Administrative Agent shall continue as if no such proceeding had been instituted.

ARTICLE VI

INDEMNITY

6.1. Indemnity. (a) Each Assignor jointly and severally agrees to indemnify and hold the Administrative Agent, each other Secured Creditor and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 6.1 referred to individually

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as “Indemnitee,” and collectively as “Indemnitees”) harmless from any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and any and all costs, expenses or disbursements (including reasonable attorneys’ fees and expenses) (for the purposes of this Section 6.1 the foregoing are collectively called “expenses”) of whatsoever kind and nature imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Agreement, any other Secured Debt Agreement or any other document executed in connection herewith or therewith or in any other way connected with the administration of the transactions contemplated hereby or thereby or the enforcement of any of the terms of, or the preservation of any rights under any thereof, or in any way relating to or arising out of the manufacture, ownership, ordering, purchase, delivery, control, acceptance, lease, financing, possession, operation, condition, sale, return or other disposition, or use of the Collateral (including, without limitation, latent or other defects, whether or not discoverable), the violation of the laws of any country, state or other governmental body or unit, any tort (including, without limitation, claims arising or imposed under the doctrine of strict liability, or for or on account of injury to or the death of any Person (including any Indemnitee), or property damage), or contract claim; provided that no Indemnitee shall be indemnified pursuant to this Section 6.1 (a) for losses, claims, damages, expenses or liabilities to the extent (w) caused by the gross negligence, bad faith or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision), (x) brought solely by an Affiliate of such Indemnitee, (y) resulting from a breach of this Agreement or any other Secured Credit Documents by such Indemnitee, or (z) relating solely to disputes among Indemnitees and not involving the Sponsors, the Grantors, or any of their Affiliates (unless caused by or relating to a breach caused by the Sponsors, the Grantors, or any of their Affiliates); provided, further, that the Assignors shall not be required to reimburse the legal fees and expenses of more than one outside counsel (in addition to any necessary or advisable special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Assignors and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest. Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.

(b) Without limiting the application of Section 6.1(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Administrative Agent for any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Administrative Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Administrative Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.

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(c) If and to the extent that the obligations of any Assignor under this Section 6.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

6.2. Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VI shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, the termination of all Letters of Credit (and the full payment of all Unpaid Drawings) issued under the Credit Agreement, the termination of all Secured Hedging Agreements entered into with the Specified Creditors, the termination of all Treasury Services Agreements entered into with the Treasury Services Creditors and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.

ARTICLE VII

DEFINITIONS

The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.

“Account” shall mean any “account” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Agreement” shall mean this U.S. Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.

“Aleris” shall have the meaning provided in the recitals of this Agreement.

“Assignor” shall have the meaning provided in the first paragraph of this Agreement.

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“Borrowers” shall have the meaning provided in the recitals to this Agreement.

“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Administrative Agent for the benefit of the Secured Creditors.

“Chattel Paper” shall mean “chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.

“Collateral” shall have the meaning provided in Section 1.1 (a) of this Agreement.

“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York.

“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any Secured Hedging Agreements, Treasury Services Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall mean the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all Obligations, liabilities and indebtedness (including, without limitation, unpaid principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Assignor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Assignor is a party (including, without limitation, in the event such Assignor is a Guarantor, all such obligations, liabilities and indebtedness of such Assignor under its Guaranty) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents, except to the extent consisting of Obligations or indebtedness with respect to Secured Hedging Agreements and Treasury Services Obligations.

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“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Documents” shall mean “documents” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Equipment” shall mean any “equipment” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Accounts” shall mean Exempted Deposit Accounts and Exempted Disbursement Accounts.

“Event of Default” shall mean (i) at any time when any Credit Document Obligations are outstanding or any Commitments under the Credit Agreement exist, any Event of Default under, and as defined in, the Credit Agreement, and (ii) at any time after all of the Credit Document Obligations have been paid in full and all Commitments under the Credit Agreement have been terminated and no further Commitments may be provided thereunder, any payment default or any of the Obligations after the expiration of any applicable grace period.

“General Intangibles” shall mean “general intangibles” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Indemnitee” shall have the meaning provided in Section 6.1(a) of this Agreement.

“Instrument” shall mean “instruments” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Administrative Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

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“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.

“Lenders” shall have the meaning provided in the recitals of this Agreement.

“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date hereof in the State of New York.

“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Proceeds” shall mean all “proceeds” as such term is defined in the Uniform Commercial Code as in effect in the State of New York on the Closing Date and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Administrative Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Records” shall mean any “record” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.

“Required Secured Creditors” shall mean (i) at any time when any Credit Document Obligations are outstanding or any Commitments under the Credit Agreement exist, the Required Lenders (or, to the extent provided in Section 13.12 of the Credit Agreement, each of the Lenders) and (ii) at any time after all of the Credit Document Obligations have been paid in full and all Commitments under the Credit Agreement have been terminated and no further Commitments may be provided thereunder, the holders of a majority of the Other Obligations and Treasury Services Obligations (taken as a whole).

“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.

“Secured Debt Agreements” shall mean and include this Agreement, the other Credit Documents, the Secured Hedging Agreements entered into with a Specified Creditor, the Treasury Services Agreements entered into with a Treasury Services Creditor and any intercreditor agreement entered into by the Administrative Agent with a Specified Creditor.

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“Specified Creditors” shall have the meaning provided in the recitals of this Agreement.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Collateral consisting of Accounts, Chattel Paper, Documents, General Intangibles, Instruments or Investment Properties.

“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Termination Date” shall have the meaning provided in Section 8.8(a) of this Agreement.

“Transmitting Utility” shall have the meaning given such term in Section 9-102(a)(80) of the UCC.

“Treasury Services” shall have the meaning provided in the recitals of this Agreement.

“Treasury Services Agreement” shall have the meaning provided in the recitals of this Agreement.

“Treasury Services Creditors” shall have the meaning provided in the recitals of this Agreement.

“Treasury Services Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest is allowed in any such proceeding) owing by Aleris or any of its Subsidiaries to each Treasury Services Creditor with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement.

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“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific Sections or subsections of the UCC are references to such Sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the Closing Date; provided, further, that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the Liens of the Administrative Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

ARTICLE VIII

MISCELLANEOUS

8.1. Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telegraph, telex, telecopy, cable or courier service and all such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Administrative Agent or any Assignor shall not be effective until received by the Administrative Agent or such Assignor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a) if to any Assignor, c/o:

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122

Attention: General Counsel

Telephone No.: (216) 910-3400

Telecopier No.: (216) 910-3650

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(b) if to the Administrative Agent or the Administrative Agent, at:

Bank of America, N.A.

300 Galleria Parkway Suite 800

Atlanta, Georgia 30339

Attention: Loan Administration Manager

Telephone No.: (404) 607-3234

Telecopier No.: (404) 607-3277

(c) if to any Lender Creditor other than the Administrative Agent, at such address as such Lender Creditor shall have specified in the Credit Agreement;

(d) if to any Specified Creditor, at such address as such Specified Creditor shall have specified in writing to Aleris and the Administrative Agent;

(e) if to any Treasury Services Creditor, at such address as such Treasury Services Creditor shall have specified in writing to Aleris and the Administrative Agent;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

8.2. Waiver; Amendment. None of the terms and conditions of this Agreement (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, such other Security Document) may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Security Document) directly affected thereby and the Administrative Agent (or, to the extent any other Security Document requires waivers or amendments thereunder to occur in accordance with the provisions of this Agreement, the collateral agent or mortgagee under such other Security Document) (with the written consent of the Required Secured Creditors); provided, that, (x) additional Assignors may be added as parties hereto from time to time in accordance with Section 8.12 (or the corresponding section in such other Security Document) without the consent of any other Assignor or of the Secured Creditors, and (y) Assignors may be removed as parties hereto from time to time in accordance with Section 8.13 (or the corresponding section in such other Security Document), without the consent of any other Assignor or of the Secured Creditors.

8.3. Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any Secured Debt Agreement or any security for any of the Obligations (in each case), whether or not such Assignor shall have notice or knowledge of any of the foregoing.

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8.4 Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 8.8, (ii) be binding upon each Assignor, its successors and assigns, provided however, that no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent (with the prior written consent of the Required Secured Creditors), and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Administrative Agent, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

8.5. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.6. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH ASSIGNOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH ASSIGNOR. EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 8.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED

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BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY ASSIGNOR IN ANY OTHER JURISDICTION.

(b) EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.7. Assignors’ Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Administrative Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Administrative Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.

8.8. Termination; Release. (a) After the Termination Date, this Agreement (or, to the extent any other Security Document requires termination or releases thereunder to occur in accordance with the provisions of this Agreement, such other Security Document) shall terminate (provided, that all indemnities set forth herein including, without limitation in Section 8.1 hereof, shall survive such termination) and the Administrative Agent (or, to the extent any other Security Document requires termination or releases thereunder to occur in accordance with the provisions of this Agreement, the collateral agent or mortgagee under such other Security Document), at the request and expense of the respective Assignor (or, to the extent any other Security Document requires termination or releases thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Security Document), will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Administrative Agent or any of its sub-agents hereunder and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitment under the Credit Agreement has been terminated, no Letter of Credit or Note (as defined in the Credit Agreement) is outstanding (and all Loans and Unpaid Drawings have been paid in full), all Letters of Credit have been terminated, all Obligations under Secured Hedging Agreements and Treasury Services Agreements and all other Obligations (other than indemnities under the Debt Agreements which

26

are not then due and payable) have been paid in full and all Secured Hedging Agreements have been terminated.

(b) In the event that any part of the Collateral (as defined in the Credit Agreement) is directly or indirectly sold or otherwise disposed of (to a Person other than a U.S. Credit Party) (x) at any time prior to the time at which all Credit Document Obligations have been paid in full and all Commitments and Letters of Credit under the Credit Agreement have been terminated, in connection with a sale or disposition permitted by Section 8.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement) or (y) at any time thereafter, to the extent permitted by the other Secured Debt Agreements, and in the case of clauses (x) and (y), and the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement or such other Secured Debt Agreement, as the case may be, to the extent required to be so applied, the Administrative Agent, at the request and expense of Aleris, will duly release from the security interest created hereby (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, from the security interest created by such other Security Document) (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to Aleris, on behalf of the applicable Assignor, (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Administrative Agent (or any of its sub-agents hereunder) and has not theretofore been released pursuant to this Agreement. Furthermore, upon the release of any Guarantor from any Guaranty in accordance with the provisions thereof or in accordance with Section 13.12(b) of the Credit Agreement, such Assignor (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the assignor, grantor or pledgor under such other Security Document) (and the Collateral at such time assigned by the respective Assignor, grantor, pledgor or assignor pursuant hereto or pursuant to such other Security Document) shall be released from this Agreement (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, from such other Security Document).

(c) At any time that an Assignor desires that the Administrative Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 8.8(a) or (b), such Assignor shall deliver to the Administrative Agent (and the relevant sub-agent, if any, designated hereunder) a certificate signed by a principal executive officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 8.8(a) or (b). At any time that any U.S. Borrower or the respective Assignor desires that a Subsidiary of such U.S. Borrower which has been released from the U.S. Subsidiaries Guaranty be released hereunder as provided in the penultimate sentence of Section 8.8(b), it shall deliver to the Administrative Agent a certificate signed by a principal executive officer of such U.S. Borrower and the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 8.8(b).

(d) The Administrative Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with, or which the Administrative Agent believes to be in accordance with, this Section 8.8.

27

8.9. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

8.10. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.11. The Administrative Agent and the other Secured Creditors. The Administrative Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Administrative Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement. The Administrative Agent shall act hereunder on the terms and conditions set forth herein and in Annex D hereto, the terms of which shall be deemed incorporated herein by reference as fully as if same were set forth herein in their entirety.

8.12. Additional Assignors. It is understood and agreed that any Subsidiary Guarantor that desires to become an Assignor hereunder, or is required to execute a counterpart of this Agreement after the Closing Date pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become an Assignor hereunder by executing a counterpart hereof and delivering same to the Administrative Agent, or by executing a joinder agreement in form and substance satisfactory to the Administrative Agent, (y) delivering supplements to Annexes A through D hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Administrative Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Administrative Agent.

8.13. Calculation of Obligations under Secured Hedging Agreements. Any calculation of obligations outstanding under a Secured Hedging Agreement for purposes of this Agreement or any other Security Document shall be (i) for purposes of the definition of Required Secured Creditors (x) if prior to the termination of such Secured Hedging Agreement, the maximum aggregate amount (giving effect to any netting agreements) that Aleris and the Assignors would be required to pay if such Secured Hedging Agreement were terminated at such time, and (y) if after the termination of such Secured Hedging Agreements, the amount which is actually due and payable by Aleris and the Assignors under such Secured Hedging Agreement at such time and (ii) for purposes of Section 5 of this Agreement, the amount which is actually due and payable by Aleris and the Assignors under such Secured Hedging Agreement at such time.

[Remainder of this page intentionally left blank; signature pages follow]

28

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Each Assignor’s address is as listed

on Annex B attached hereto

ALERIS INTERNATIONAL, INC., a Delaware corporation (formerly known as AHC Intermediate Co.), as an Assignor

By:
Sean M. Stack, Executive Vice President

ALERIS ROLLED PRODUCTS, INC., a Delaware corporation (formerly known as RLD Acquisition Co.), as an Assignor

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS, LLC, a Delaware limited liability company, as an Assignor

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS SALES CORPORATION, a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

IMCO RECYCLING OF OHIO, LLC, a Delaware limited liability company, as an Assignor

By:
Sean M. Stack, President

[Signatures continue on the following page.]

U.S. Security Agreement (Aleris)

ALERIS RECYCLING, INC., a Delaware corporation (formerly known as RCY Acquisition Co.), as an Assignor

By:
Sean M. Stack, President

ALERIS SPECIFICATION ALLOYS, INC., a Delaware corporation (formerly known as SPEC A Acquisition Co.), as an Assignor

By:
Sean M. Stack, President

ALERIS SPECIALTY PRODUCTS, INC., a Delaware corporation (formerly known as SPEC P Acquisition Co.), as an Assignor

By:
Sean M. Stack, President

ALERIS RECYCLING BENS RUN, LLC, a Delaware limited liability company (formerly known as ARBR Acquisition, LLC), as an Assignor

By:
Sean M. Stack, President

ETS SCHAEFER, LLC, an Ohio limited liability company, as an Assignor

By:
Sean M. Stack, President

[Signatures continue on the following page.]

U.S. Security Agreement (Aleris)

ALERIS OHIO MANAGEMENT, INC., a Delaware corporation (formerly known as HQ1 Acquisition Co.), as an Assignor

By:
Sean M. Stack, President

[Signatures continue on the following page.]

U.S. Security Agreement (Aleris)

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

U.S. Security Agreement (Aleris)

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES;

INVENTORY AND EQUIPMENT LOCATIONS

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION AND/OR

A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Assignor	Type of Organization (or, if the Assignor is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Assignor’s Location (for purpose of NY UCC § 9-307)	Assignor’s Organization Identification Number (or, if it has none, so indicate)	Transmitting Utility? (Yes/No)

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

ACCOUNT NO.	BANK NAME	ACCOUNT TITLE	ACCT ABRV	DIVISION/OWNER	LOCATION

ANNEX D

to

U.S. SECURITY AGREEMENT

THE ADMINISTRATIVE AGENT

Appointment. The Secured Creditors, by their acceptance of the benefits of the U.S. Security Agreement to which this Annex D is attached (the “U.S. Security Agreement”) hereby irrevocably designate BANK OF AMERICA, N.A. (“BANA”) (and any successor Administrative Agent) to act as specified herein and therein. Unless otherwise defined herein, all capitalized terms used herein (x) and defined in the U.S. Security Agreement, are used herein as therein defined and (y) not defined in the U.S. Security Agreement, are used herein as defined in the Credit Agreement referenced in the U.S. Security Agreement. Each Secured Creditor hereby irrevocably authorizes, and each holder of any Obligation by the acceptance of such Obligation and by the acceptance of the benefits of the U.S. Security Agreement and the other Security Documents shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of the U.S. Security Agreement and the other Security Documents and any instruments and agreements referred to therein and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or thereunder by or through its authorized agents, sub-agents or employees.

Nature of Duties. (a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth herein or in the U.S. Security Agreement and the other Security Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement, any other Credit Document or any other Secured Debt Agreement a fiduciary relationship in respect of any Secured Creditor; and nothing in this Agreement, any other Credit Document or any other Secured Debt Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of the U.S. Security Agreement or any other Security Document or any Secured Debt except as expressly set forth herein and therein.

(b) The Administrative Agent shall not be responsible for insuring the Collateral or for the payment of taxes, charges or assessments or discharging of Liens upon the collateral or otherwise as to the maintenance of the Collateral.

(c) The Administrative Agent shall not be required to ascertain or inquire as to the performance by any Assignor of any of the covenants or agreements contained in the Security Agreement, any other Credit Document or any other Secured Debt Agreement.

(d) The Administrative Agent shall be under no obligation or duty to take any action under, or with respect to, the U.S. Security Agreement or any other Security Document if taking such action (i) would subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Administrative Agent to qualify to do business, or obtain any license, in any jurisdiction where it is not then so qualified or licensed or

U.S. Security Agreement (Aleris)

(iii) would subject the Administrative Agent to in personam jurisdiction in any locations where it is not then so subject.

(e) Notwithstanding any other provision of this Annex D, neither the Administrative Agent nor any of its officers, directors, employees, affiliates or agents shall, in its individual capacity, be personally liable for any action taken or omitted to be taken by it in accordance with, or pursuant to this Annex D or the U.S. Security Agreement or, any other Security Document or any Secured Debt Agreement except for its own gross negligence or willful misconduct (as determined in a final, non-appealable decision by a court of competent jurisdiction).

Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Secured Creditor, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Assignor and its Subsidiaries in connection with the making and the continuance of the Obligations and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of each Assignor and its Subsidiaries, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Creditor with any credit or other information with respect thereto, whether coming into its possession before the extension of any Obligations or the purchase of any notes or at any time or times thereafter. The Administrative Agent shall not be responsible in any manner whatsoever to any Secured Creditor for the correctness of any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the U.S. Security Agreement or any other Security Document or the security interests granted hereunder or the financial condition of any Assignor or any Subsidiary of any Assignor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the U.S. Security Agreement or any other Security Document, or the financial condition of any Assignor or any Subsidiary of any Assignor, or the existence or possible existence of any default or event of default. The Administrative Agent makes no representations as to the value or condition of the Collateral or any part thereof, or as to the title of any Assignor thereto or as to the security afforded by the U.S. Security Agreement or any other Security Document.

Certain Rights of the Administrative Agent. (a) No Secured Creditor shall have the right to cause the Administrative Agent to take any action with respect to the Collateral, with only the Required Secured Creditors having the right to direct the Administrative Agent to take any such action. If the Administrative Agent shall request instructions from the Required Secured Creditors, with respect to any act or action (including failure to act) in connection with the U.S. Security Agreement or any other Security Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Secured Creditors and to the extent requested, appropriate indemnification in respect of actions to be taken, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Secured Creditor shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Secured Creditors.

U.S. Security Agreement (Aleris)

(b) Notwithstanding anything to the contrary contained herein, the Administrative Agent is authorized, but not obligated, (i) to take any action reasonably required to perfect or continue the perfection of the liens on the Collateral for the benefit of the Secured Creditors and (ii) when instructions from the Required Secured Creditors have been requested by the Administrative Agent but have not yet been received, to take any action which the Administrative Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Creditors in the Collateral; provided that once instructions have been received, the actions of the Administrative Agent shall be governed thereby and the Administrative Agent shall not take any further action which would be contrary thereto.

(c) Notwithstanding anything to the contrary contained herein or in the U.S. Security Agreement, any other Security Document or any Secured Debt Agreement, the Administrative Agent shall not be required to take any action that exposes or, in the good faith judgment of the Administrative Agent may expose, the Administrative Agent or its officers, directors, agents or employees to personal liability, unless the Administrative Agent shall be adequately indemnified as provided herein, or that is, or in the good faith judgment of the Administrative Agent may be, contrary to the U.S. Security Agreement, any other Security Document, any Secured Debt Agreement or applicable law.

Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telescopes message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining hereto or to the U.S. Security Agreement, any other Security Document and any Secured Debt Agreement and its duties thereunder and hereunder, upon advice of counsel selected by it.

Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Assignors under the U.S. Security Agreement or any other Secured Debt Agreement, the Secured Creditors will reimburse and indemnify the Administrative Agent, in proportion to their respective outstanding principal amounts (including, for this purpose, the Stated Amount of outstanding Letters of Credit, as outstanding principal) of Obligations, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, or in any way relating to or arising out of its actions as Administrative Agent in respect of the U.S. Security Agreement, any other Security Document and any Secured Debt Agreement except for those resulting solely from the Administrative Agent’s own gross negligence or willful misconduct (as determined in a final, non-appealable decision by a court of competent jurisdiction). The indemnities set forth in this Section 6 shall survive the repayment of all Obligations, with the respective indemnification at such time to be based upon the outstanding principal amounts (determined as described above) of Obligations at the time of the respective occurrence upon which the claim against the Administrative Agent is based or, if same is not reasonably determinable, based upon the outstanding principal amounts (determined as described above) of Obligations as in effect immediately prior to the termination of the U.S. Security Agreement and the other Security Documents. The indemnities set forth in this Section 6 are in addition to any indemnities provided by the Lenders to the Administrative Agent pursuant to the Credit

U.S. Security Agreement (Aleris)

Agreement, with the effect being that the Lenders shall be responsible for indemnifying the Administrative Agent to the extent the Administrative Agent does not receive payments pursuant to this Section 6 from the Secured Creditors (although in such event, and upon the payment in full of all such amounts owing to the Administrative Agent by the Lenders, the Lenders shall be subrogated to any rights of the Administrative Agent to receive payment from the Secured Creditors).

The Administrative Agent in its Individual Capacity. With respect to its obligations as a lender under the Credit Agreement and any other Credit Documents to which the Administrative Agent is a party, and to act as agent under one or more of such Credit Documents, the Administrative Agent shall have the rights and powers specified therein and herein for a “Lender”, or an “Administrative Agent”, as the case may be, and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lenders,” “Required Lenders,” “Required Secured Creditors,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with any Assignor or any Affiliate or Subsidiary of any Assignor as if it were not performing the duties specified herein or in the other Credit Documents, and may accept fees and other consideration from the Assignors for services in connection with the Credit Agreement, the other Credit Documents and otherwise without having to account for the same to the Secured Creditors.

Holders. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes hereof unless and until written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any note, shall be final and conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such note or of any note or notes issued in exchange therefor.

Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its functions and duties hereunder and under the U.S. Security Agreement and the other Security Documents and Secured Debt Agreements at any time by giving fifteen (15) Business Days’ prior or written notice to the Borrower and the Secured Creditors. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clause (b) or (c) below.

(b) If a successor Administrative Agent shall not have been appointed within said fifteen (15) Business Day period by the Required Secured Creditors, the Administrative Agent, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Secured Creditors appoint a successor Administrative Agent as provided above.

(c) If no successor Administrative Agent has been appointed pursuant to clause (b) above by the 45th Business Day after the date of such notice of resignation was given

U.S. Security Agreement (Aleris)

by the Administrative Agent, as a, result of a failure by the Borrower to consent to the appointment of such a successor Administrative Agent, the Required Secured Creditors shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Secured Creditors appoint a successor Administrative Agent as provided above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

Each Assignor’s address is as listed on Annex B attached hereto			,	as	an
Assignor

By:
Name:
Title

			,	as	an
Assignor

By:
Name:
Title

U.S. Security Agreement (Aleris)

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

U.S. Security Agreement (Aleris)

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES;

INVENTORY AND EQUIPMENT LOCATIONS

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION AND/OR

A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Assignor	Type of Organization (or, if the Assignor is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Assignor’s Location (for purpose of NY UCC § 9-307)	Assignor’s Organization Identification Number (or, if it has none, so indicate)	Transmitting Utility? (Yes/No)

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

ACCOUNT NO.	BANK NAME	ACCOUNT TITLE	ACCT ABRV	DIVISION/OWNER	LOCATION

ANNEX D

to

U.S. SECURITY AGREEMENT

THE ADMINISTRATIVE AGENT

Appointment. The Secured Creditors, by their acceptance of the benefits of the U.S. Security Agreement to which this Annex D is attached (the “U.S. Security Agreement”) hereby irrevocably designate BANK OF AMERICA, N.A. (“BANA”) (and any successor Administrative Agent) to act as specified herein and therein. Unless otherwise defined herein, all capitalized terms used herein (x) and defined in the U.S. Security Agreement, are used herein as therein defined and (y) not defined in the U.S. Security Agreement, are used herein as defined in the Credit Agreement referenced in the U.S. Security Agreement. Each Secured Creditor hereby irrevocably authorizes, and each holder of any Obligation by the acceptance of such Obligation and by the acceptance of the benefits of the U.S. Security Agreement and the other Security Documents shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of the U.S. Security Agreement and the other Security Documents and any instruments and agreements referred to therein and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or thereunder by or through its authorized agents, sub-agents or employees.

Nature of Duties. (a) The Administrative Agent shall have no duties or responsibilities except those expressly set forth herein or in the U.S. Security Agreement and the other Security Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement, any other Credit Document or any other Secured Debt Agreement a fiduciary relationship in respect of any Secured Creditor; and nothing in this Agreement, any other Credit Document or any other Secured Debt Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of the U.S. Security Agreement or any other Security Document or any Secured Debt except as expressly set forth herein and therein.

(b) The Administrative Agent shall not be responsible for insuring the Collateral or for the payment of taxes, charges or assessments or discharging of Liens upon the collateral or otherwise as to the maintenance of the Collateral.

(c) The Administrative Agent shall not be required to ascertain or inquire as to the performance by any Assignor of any of the covenants or agreements contained in the Security Agreement, any other Credit Document or any other Secured Debt Agreement.

(d) The Administrative Agent shall be under no obligation or duty to take any action under, or with respect to, the U.S. Security Agreement or any other Security Document if taking such action (i) would subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax or (ii) would require the Administrative Agent to qualify to do business, or obtain any license, in any jurisdiction where it is not then so qualified or licensed or

(iii) would subject the Administrative Agent to in personam jurisdiction in any locations where it is not then so subject.

(e) Notwithstanding any other provision of this Annex D, neither the Administrative Agent nor any of its officers, directors, employees, affiliates or agents shall, in its individual capacity, be personally liable for any action taken or omitted to be taken by it in accordance with, or pursuant to this Annex D or the U.S. Security Agreement or, any other Security Document or any Secured Debt Agreement except for its own gross negligence or willful misconduct (as determined in a final, non-appealable decision by a court of competent jurisdiction).

Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Secured Creditor, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Assignor and its Subsidiaries in connection with the making and the continuance of the Obligations and the taking or not taking of any action in connection therewith, and (ii) its own appraisal of the creditworthiness of each Assignor and its Subsidiaries, and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Secured Creditor with any credit or other information with respect thereto, whether coming into its possession before the extension of any Obligations or the purchase of any notes or at any time or times thereafter. The Administrative Agent shall not be responsible in any manner whatsoever to any Secured Creditor for the correctness of any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of the U.S. Security Agreement or any other Security Document or the security interests granted hereunder or the financial condition of any Assignor or any Subsidiary of any Assignor or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of the U.S. Security Agreement or any other Security Document, or the financial condition of any Assignor or any Subsidiary of any Assignor, or the existence or possible existence of any default or event of default. The Administrative Agent makes no representations as to the value or condition of the Collateral or any part thereof, or as to the title of any Assignor thereto or as to the security afforded by the U.S. Security Agreement or any other Security Document.

Certain Rights of the Administrative Agent. (a) No Secured Creditor shall have the right to cause the Administrative Agent to take any action with respect to the Collateral, with only the Required Secured Creditors having the right to direct the Administrative Agent to take any such action. If the Administrative Agent shall request instructions from the Required Secured Creditors, with respect to any act or action (including failure to act) in connection with the U.S. Security Agreement or any other Security Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until it shall have received instructions from the Required Secured Creditors and to the extent requested, appropriate indemnification in respect of actions to be taken, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Secured Creditor shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Secured Creditors.

(b) Notwithstanding anything to the contrary contained herein, the Administrative Agent is authorized, but not obligated, (i) to take any action reasonably required to perfect or continue the perfection of the liens on the Collateral for the benefit of the Secured Creditors and (ii) when instructions from the Required Secured Creditors have been requested by the Administrative Agent but have not yet been received, to take any action which the Administrative Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Secured Creditors in the Collateral; provided that once instructions have been received, the actions of the Administrative Agent shall be governed thereby and the Administrative Agent shall not take any further action which would be contrary thereto.

(c) Notwithstanding anything to the contrary contained herein or in the U.S. Security Agreement, any other Security Document or any Secured Debt Agreement, the Administrative Agent shall not be required to take any action that exposes or, in the good faith judgment of the Administrative Agent may expose, the Administrative Agent or its officers, directors, agents or employees to personal liability, unless the Administrative Agent shall be adequately indemnified as provided herein, or that is, or in the good faith judgment of the Administrative Agent may be, contrary to the U.S. Security Agreement, any other Security Document, any Secured Debt Agreement or applicable law.

Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telescopes message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper Person or entity, and, with respect to all legal matters pertaining hereto or to the U.S. Security Agreement, any other Security Document and any Secured Debt Agreement and its duties thereunder and hereunder, upon advice of counsel selected by it.

Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Assignors under the U.S. Security Agreement or any other Secured Debt Agreement, the Secured Creditors will reimburse and indemnify the Administrative Agent, in proportion to their respective outstanding principal amounts (including, for this purpose, the Stated Amount of outstanding Letters of Credit, as outstanding principal) of Obligations, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, or in any way relating to or arising out of its actions as Administrative Agent in respect of the U.S. Security Agreement, any other Security Document and any Secured Debt Agreement except for those resulting solely from the Administrative Agent’s own gross negligence or willful misconduct (as determined in a final, non-appealable decision by a court of competent jurisdiction). The indemnities set forth in this Section 6 shall survive the repayment of all Obligations, with the respective indemnification at such time to be based upon the outstanding principal amounts (determined as described above) of Obligations at the time of the respective occurrence upon which the claim against the Administrative Agent is based or, if same is not reasonably determinable, based upon the outstanding principal amounts (determined as described above) of Obligations as in effect immediately prior to the termination of the U.S. Security Agreement and the other Security Documents. The indemnities set forth in this Section 6 are in addition to any indemnities provided by the Lenders to the Administrative Agent pursuant to the Credit

Agreement, with the effect being that the Lenders shall be responsible for indemnifying the Administrative Agent to the extent the Administrative Agent does not receive payments pursuant to this Section 6 from the Secured Creditors (although in such event, and upon the payment in full of all such amounts owing to the Administrative Agent by the Lenders, the Lenders shall be subrogated to any rights of the Administrative Agent to receive payment from the Secured Creditors).

The Administrative Agent in its Individual Capacity. With respect to its obligations as a lender under the Credit Agreement and any other Credit Documents to which the Administrative Agent is a party, and to act as agent under one or more of such Credit Documents, the Administrative Agent shall have the rights and powers specified therein and herein for a “Lender”, or an “Administrative Agent”, as the case may be, and may exercise the same rights and powers as though it were not performing the duties specified herein; and the terms “Lenders,” “Required Lenders,” “Required Secured Creditors,” “holders of Notes,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with any Assignor or any Affiliate or Subsidiary of any Assignor as if it were not performing the duties specified herein or in the other Credit Documents, and may accept fees and other consideration from the Assignors for services in connection with the Credit Agreement, the other Credit Documents and otherwise without having to account for the same to the Secured Creditors.

Holders. The Administrative Agent may deem and treat the payee of any note as the owner thereof for all purposes hereof unless and until written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any note, shall be final and conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such note or of any note or notes issued in exchange therefor.

Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its functions and duties hereunder and under the U.S. Security Agreement and the other Security Documents and Secured Debt Agreements at any time by giving fifteen (15) Business Days’ prior or written notice to the Borrower and the Secured Creditors. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clause (b) or (c) below.

(b) If a successor Administrative Agent shall not have been appointed within said fifteen (15) Business Day period by the Required Secured Creditors, the Administrative Agent, with the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Secured Creditors appoint a successor Administrative Agent as provided above.

(c) If no successor Administrative Agent has been appointed pursuant to clause (b) above by the 45th Business Day after the date of such notice of resignation was given by the Administrative Agent, as a, result of a failure by the Borrower to consent to the appointment of such a successor Administrative Agent, the Required Secured Creditors shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Secured Creditors appoint a successor Administrative Agent as provided above.

CONFIRMATION AND AFFIRMATION

OF U.S. SECURITY AGREEMENT

THIS CONFIRMATION AND AFFIRMATION OF U.S. SECURITY AGREEMENT (this “Confirmation”) is made on June 30, 2011, by each of the parties listed on the signature pages hereto (each, an “Assignor”, and collectively, the “Assignors”) in favor of BANK OF AMERICA, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Creditors (as defined in the Security Agreement referenced below, the “Secured Creditors”).

RECITALS:

A. The “Borrowers” (as defined in the Existing Credit Agreement referenced below), the Administrative Agent, certain financial institutions (the “Existing Lenders”), and the other parties named therein entered into that certain Credit Agreement dated as of June 1, 2010 (as at any time amended, modified, supplemented or restated prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders agreed to make certain revolving credit loans, issue letters of credit, and make other financial accommodations to, inter alia, the “Borrowers.”

B. As a condition to the effectiveness of the Existing Credit Agreement and the making of loans and other extensions of credit thereunder, the Assignors granted a security interest in their accounts receivable, inventory, general intangibles and certain other assets (all as more fully set forth in the Security Agreement referenced below), pursuant to the terms and provisions of that certain U.S. Security Agreement dated as of June 1, 2010 (as amended, modified, restated or supplemented from time to time, the “Security Agreement”), in favor of the Administrative Agent, for the benefit of the Secured Creditors, as security for the Obligations (as defined in the Existing Credit Agreement).

C. Reference is made to that certain Amended and Restated Credit Agreement dated on or about the date hereof (as amended, supplemented or otherwise modified or restated from time to time, the “Amended and Restated Credit Agreement”), among Aleris International, Inc., a Delaware corporation (“Aleris”), Aleris Rolled Products, Inc., a Delaware corporation; Aleris Rolled Products, LLC, a Delaware limited liability company; Aleris Rolled Products Sales Corporation, a Delaware corporation; IMCO Recycling of Ohio, LLC, a Delaware limited liability company; Aleris Recycling, Inc., a Delaware corporation; Aleris Specification Alloys Inc., a Delaware corporation; Aleris Specialty Products, Inc., a Delaware corporation; Aleris Recycling Bens Run, LLC, a Delaware limited liability company; ETS Schaefer, LLC, an Ohio limited liability company; and Aleris Ohio Management, Inc., a Delaware corporation (together with any entity that becomes a U.S. Borrower pursuant to the terms of the Amended and Restated Credit Agreement, collectively, the “U.S. Borrowers” and each, a “U.S. Borrower”), Aleris Specification Alloy Products Canada Company, an unlimited liability company organized under the laws of Nova Scotia (the “Canadian Borrower”), Aleris Switzerland GmbH, a company with limited liability organized under the laws of Switzerland (the “European Borrower” and, together with the Canadian Borrower and the U.S. Borrowers, the “Borrowers” and each, a “Borrower”), the lenders party thereto from time to time, including the Swingline Lender (as defined therein) and certain of the Existing Lenders (collectively, the “Lenders” and each, a “Lender”), Barclays Capital, the investment banking division of Barclays Bank PLC, Deutsche Bank AG New York Branch, and UBS Securities LLC, as Co-Documentation Agents, J.P. Morgan Securities LLC, as Syndication Agent, RBS Business Capital, a division of RBS Asset Finance Inc., a subsidiary of RBS Citizens Bank, N.A., as a Senior Managing Agent, Bank of America, N.A., Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A., as Co-Collateral Agents, and Administrative Agent, which amends and restates the Existing Credit Agreement and pursuant to which the Lenders are agreeing to make certain revolving credit loans, issue letters of credit, and make other financial accommodations to, inter alia, the “Borrowers.”

D. It is a condition to the obligations of the Administrative Agent, the Issuing Bank and the Lenders to make loans and other extensions of credit available to the Borrowers in accordance with the terms of the Amended and Restated Credit Agreement that the Assignors execute and deliver this Confirmation in favor of the Administrative Agent in order to confirm, renew and continue the Security Agreement.

E. In connection with the execution and delivery of the Amended and Restated Credit Agreement, it is the intent of each party hereto and thereto that (i) all collateral subject to the Security Agreement secure, and continue to secure, all of the Obligations under the Amended and Restated Credit Agreement; (ii) all security interests, pledges, assignments and other Liens previously granted by any Credit Party pursuant to the Security Documents (as defined herein) be confirmed, renewed, affirmed and continued; and (iii) all such security interests, pledges, assignments and other Liens remain in full force and effect as security for such Obligations with no change in the priority applicable thereto.

For good and valuable consideration, the receipt and adequacy of which are acknowledged by each Assignor, each Assignor agrees with and in favor of the Administrative Agent, for its own benefit and for the benefit of the other Secured Creditors, as follows:

1. Definitions. All capitalized terms used in this Confirmation, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Amended and Restated Credit Agreement.

2. Confirmation.

(a) All rights, benefits, indebtedness, interests, duties, liabilities and obligations of the parties to the Security Agreement and the agreements, documents and instruments executed and delivered in connection with the Security Agreement (collectively, the “Security Documents”) are confirmed, renewed, affirmed and continued by this Confirmation. Without limitation of the foregoing, all security interests, pledges, assignments and other Liens previously granted by any Assignor or any other Credit Party pursuant to the Security Agreement and the other Security Documents are confirmed, renewed, affirmed and continued by this Confirmation, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for the Obligations with no change in the priority applicable thereto.

(b) This Confirmation does not constitute, nor shall it result in, a waiver of or release, discharge or forgiveness of any amount payable pursuant to the Existing Credit Agreement, the Security Agreement or any other Security Document or any indebtedness, liabilities or obligations of any Assignor or any other Credit Party thereunder, all of which are confirmed, renewed, affirmed and continued and are hereafter payable and to be performed in accordance with the Amended and Restated Credit Agreement and the Security Agreement and the other Security Documents, as confirmed by this Confirmation. This Confirmation does not extinguish the indebtedness or liabilities outstanding in connection with the Existing Credit Agreement or the Security Agreement or other Security Documents, nor does it constitute a novation with respect thereto.

(c) Each reference to the “Credit Agreement” in the Security Agreement and each other Security Document shall mean and be a reference to the Amended and Restated Credit Agreement.

(d) The parties hereto acknowledge and agree that, as more fully set forth below, the Obligations secured by the Security Agreement and the other Security Documents include all Obligations under and as defined in the Amended and Restated Credit Agreement.

3. Amendment to Security Agreement.

(a) The Security Agreement is hereby amended by deleting the second whereas clause contained therein in its entirety and by substituting in lieu thereof the following:

WHEREAS, each Borrower and/or one or more of its respective subsidiaries may at any time and from time to time, to the extent permitted under the Credit Agreement, enter into one or more Secured Hedging Agreements with one or more Lenders or Affiliates thereof (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lenders’ or Affiliates’ permitted successors and assigns, if any, collectively, the “Specified Creditors”);

(b) The Security Agreement is hereby amended by deleting Annexes A through C to the Security Agreement and substituting in lieu thereof the Annexes A through C attached to this Confirmation.

4. Ratification and Reaffirmation. Each Assignor hereby (a) acknowledges receipt of a copy of the Amended and Restated Credit Agreement, (b) consents to the Borrowers’ execution and delivery thereof and of the other documents, instruments, agreements or certificates Borrowers agree to execute and deliver pursuant thereto, (c) agrees to be bound thereby, (d) ratifies and reaffirms the Security Agreement, each of the other Security Documents and all of its covenants, duties, indebtedness and liabilities under the Security Agreement and the other Security Documents and (e) affirms that nothing contained in the Amended and Restated Credit Agreement shall constitute, or result in, a waiver of or release, discharge or forgiveness of any of its covenants, duties, indebtedness and liabilities under the Security Agreement and the other Security Documents.

5. Acknowledgments and Stipulations. Each Assignor, with respect to each Credit Document to which it is a party, hereby acknowledges and stipulates that (a) such Credit Document is the legal, valid and binding obligation of such Assignor, (b) such Credit Document is enforceable against such Assignor in accordance with the terms thereof and (c) the security interests and liens granted thereunder by such Assignor in favor of the Administrative Agent, for the benefit of the Secured Creditors, are and continue to be duly perfected, First Priority security interests and liens.

6. Representations and Warranties. Each Assignor represents and warrants to the Secured Creditors that no Default exists on the date hereof; the execution, delivery and performance of this Confirmation have been duly authorized by all requisite action on the part of such Assignor and this Confirmation has been duly executed and delivered by such Assignor; and all of the representations and warranties made by such Assignor in the Security Agreement and the other Security Documents are true and correct on and as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

7. Reference to Security Agreement and the other Security Documents. Upon the effectiveness of this Confirmation, each reference in the Security Agreement or the other Security Documents, as applicable, to “this Agreement,” “hereunder,” or words of like import shall mean and be a reference to the Security Agreement or such other Security Document, as applicable, as amended, confirmed, renewed, affirmed and continued by this Confirmation.

8. Governing Law. THIS CONFIRMATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9. Interpretation. If any provision in this Confirmation refers to any action taken or to be taken by any Assignor, or which such Assignor is prohibited from taking, such provision will be interpreted to include any and all means, direct or indirect, of taking, or not taking, such action. The division of this Confirmation into sections and paragraphs, and the insertion of headings, is for convenience of reference only and will not affect the construction or interpretation of this Confirmation. Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing gender include all genders. When used in this Confirmation, the word “including” (or includes) means “including (or includes) without limitation.” Any reference in this Confirmation to a “Section” means the relevant Section of this Confirmation. The obligations of the Assignors under this Confirmation are joint and several.

10. Severability. Any provision of this Confirmation which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Confirmation, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11. No Novation, etc. Except as otherwise expressly provided in this Confirmation, nothing herein shall be deemed to amend or modify any provision of the Security Agreement or any of the other Security Documents, each of which shall remain in full force and effect and continue to apply and relate to the Amended and Restated Credit Agreement and the Obligations. This Confirmation is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Security Agreement as herein amended, confirmed, renewed, affirmed and continued shall continue in full force and effect and continue to apply and relate to the Amended and Restated Credit Agreement and the Obligations.

12. Successors and Assigns. This Confirmation will inure to the benefit of, and be binding on, each Assignor and its successors and permitted assigns, and will inure to the benefit of, and be binding on, the Secured Creditors and their successors and assigns. No Assignor may assign this Confirmation, or any of its rights or obligations under this Confirmation, without the prior written consent of the Administrative Agent.

13. Counterparts. This Confirmation may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Confirmation. A set of counterparts executed by all the parties hereto shall be lodged with Aleris and the Administrative Agent.

[The remainder of this page has intentionally been left blank;

Signatures appear on following page.]

IN WITNESS WHEREOF, each Assignor has caused its duly authorized officers to execute this Confirmation on the day and year first above written.

Address for all Assignors:

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

Attention: General Counsel

Telecopier No.: (216) 910-3650

ALERIS INTERNATIONAL, INC., a Delaware corporation, as an Assignor

By:
Sean M. Stack, Executive Vice President and Chief Financial Officer

ALERIS ROLLED PRODUCTS, INC., a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS, LLC, a Delaware limited liability company, as an Assignor

By:
Sean M. Stack, President

ALERIS ROLLED PRODUCTS SALES CORPORATION, a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

IMCO RECYCLING OF OHIO, LLC, a Delaware limited liability company, as an Assignor

By:
Sean M. Stack, President

[Signatures continue on the following page.]

Confirmation and Affirmation of U.S. Security Agreement

ALERIS RECYCLING, INC., a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

ALERIS SPECIFICATION ALLOYS, INC., a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

ALERIS SPECIALTY PRODUCTS, INC., a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

ALERIS RECYCLING BENS RUN, LLC, a Delaware limited liability company, as an Assignor

By:
Sean M. Stack, President

ETS SCHAEFER, LLC, an Ohio limited liability company, as an Assignor

By:
Sean M. Stack, President

ALERIS OHIO MANAGEMENT, INC., a Delaware corporation, as an Assignor

By:
Sean M. Stack, President

[Signatures continue on the following page.]

Confirmation and Affirmation of U.S. Security Agreement

Accepted and Agreed to:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Confirmation and Affirmation of U.S. Security Agreement

ANNEX A

to

SECURITY AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES;

INVENTORY AND EQUIPMENT LOCATIONS

[TO BE PROVIDED BY BORROWERS]

Confirmation and Affirmation of U.S. Security Agreement

ANNEX B

to

SECURITY AGREEMENT

SCHEDULE OF LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A

REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY) JURISDICTION OF

ORGANIZATION, LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

[TO BE PROVIDED BY BORROWERS]

ANNEX C

to

SECURITY AGREEMENT

SCHEDULE OF DEPOSIT ACCOUNTS

[TO BE PROVIDED BY BORROWERS]

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 9.01(d) of the Amended and Restated Credit Agreement, dated as of June 30, 2011 (as the same may be amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent and certain other signatories thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined therein.

1. I am the duly elected, qualified and acting chief financial officer of Aleris.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of Aleris. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of Aleris and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [, except as set forth below].

4. Attached hereto as ANNEX 2 is a list of all Immaterial Subsidiaries (if any). Each Subsidiary set forth on ANNEX 2 individually qualifies as an Immaterial Subsidiary and all Subsidiaries listed on ANNEX 2 in the aggregate comprise less than 10% of the Total Assets of Aleris and its Subsidiaries on the last day of the period covered by the Financial Statements.

5. Attached hereto as ANNEX 3 is the information required to establish compliance with Section 10.07 for the Test Period ended on             ,         .

IN WITNESS WHEREOF, I have executed this Compliance Certificate this             day of             .

ALERIS INTERNATIONAL, INC.

By:
Name:
Title: Chief Financial Officer

ANNEX 1

[Applicable Financial Statements To Be Attached]

ANNEX 2

Immaterial Subsidiaries

ANNEX 3

Financial Covenants	Amount
[Fixed Charge Coverage Ratio (Section 10.07)
a. Consolidated EBITDA for the Test Period[1]	$

b. Capital Expenditures that are funded by Aleris and its Wholly-Owned Subsidiaries and that are not Excluded Capital Expenditures[2]	($ )

c. Cash taxes on a consolidated basis for the Test Period	($ )

d. Fixed Charges for such Test Period	$

e. Ratio of lines (a) through (c) to (d)	:1.00][3]

[1]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA.
[2]

“Excluded Capital Expenditures” shall mean (i) Capital Expenditures by Aleris or its Subsidiaries made in China if at the time such Capital Expenditures are made Excess Availability is no less than $175,000,000; provided that if such Capital Expenditures are specifically funded with the proceeds of Revolving Loans or Swingline Loans and after giving effect to such Borrowings, Excess Availability is less than $175,000,000, then an amount equal to the difference between Excess Availability prior to giving effect to such Borrowing and $175,000,000 shall be considered Excluded Capital Expenditures; provided, further, that the amount of such Capital Expenditures described in this clause (i) shall not exceed $75,000,000 in any Test Period; and (ii) Capital Expenditures that were specifically funded by (x) Indebtedness (other than a Revolving Loan or Swingline Loan), or (y) with respect to Capital Expenditures by Aleris or its Subsidiaries made in China or by Aleris or its Subsidiaries organized under the Laws of Brazil made in Brazil, the proceeds from the sale of Equity Interests of Aleris (without duplication with any Cure Amount), or (z) with respect to all other Capital Expenditures, the proceeds of up to $25,000,000 per Test Period from the sale of Equity Interests of Aleris (without duplication with any Cure Amount).

[3]	Alternatively, certify that no Compliance Period has occurred in relevant Test Period.

EXHIBIT H

FORM OF BORROWING BASE CERTIFICATE

OFFICER’S CERTIFICATE

This Certificate is being delivered pursuant to the Amended and Restated Credit Agreement, dated as of June 30, 2011, among Aleris International, Inc. (“Aleris”), Aleris, each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, Bank of America, N.A., as Administrative Agent and certain other signatories thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Credit Agreement.

The undersigned represents and warrants on behalf of the undersigned that the information set forth on the attached Borrowing Base Certificate is, to the best of his or her knowledge, (i) true, correct and complete in all material respects, (ii) calculated in accordance with the Credit Agreement and (iii) separately sets forth the U.S. Borrowing Base, the Canadian Borrowing Base and the European Borrowing Base as of the close of business on                      ,     .

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this              day of                      .

ALERIS INTERNATIONAL, INC.

By:
Name:
Title:

BORROWING BASE CERTIFICATE FOR THE PERIOD ENDING [DATE]

ISSUED BY ALERIS INTERNATIONAL, INC.

PART A – U.S. BORROWING BASE:

PART B – CANADIAN BORROWING BASE:

PART C – EUROPEAN BORROWING BASE:

EXHIBIT I

FORM OF INCREMENTAL COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

ALERIS INTERNATIONAL, INC.,

each other U.S. Borrower party to the

Credit Agreement referred to below,

ALERIS SPECIFICATION ALLOY

PRODUCTS CANADA COMPANY,

and ALERIS SWITZERLAND GMBH

Re:	Incremental Commitments

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 30, 2011, among Aleris International, Inc., a Delaware corporation (“Aleris”), each Subsidiary of Aleris party thereto from time to time, the Lenders party thereto from time to time, Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”) and certain other signatories thereto (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each, an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”). Each Incremental Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01 and 2.15 thereof.

Each Incremental Lender, each Borrower (each, an “Incremental Borrower”) and the Administrative Agent acknowledge and agree that the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Commitment of each Incremental Lender shall become, or in the case of an existing Lender, shall be added to (and thereafter become a part of), the Commitment of such Incremental Lender. Each Incremental Lender, each Incremental Borrower and the Administrative Agent further agree that, with respect to the Incremental Commitment provided by each Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive from the Incremental Borrowers such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with the Incremental Borrowers and acknowledged by the Administrative Agent, all of which fees shall be due and payable to such Incremental Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agrees to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.

Each Incremental Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Transferee, (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, (vi) agrees that (as a result of its execution hereof) it shall be joined to, and become party as a Lender to such other agreement, without further action required by such Incremental Lender (although such Incremental Lender hereby also agrees to execute and deliver any separate joinder agreement to such other agreement as may at any time be requested by the Administrative Agent), (vii) in the case of each Incremental Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Certificates referred to in Section 5.04(b) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the U.S. Borrowers under the Credit Agreement and the other Credit Documents and (viii) [represents and warrants that it is a Swiss Qualifying Bank and will act directly as a European Lender with respect to its Commitment in respect of European Borrower Revolving Loans] [hereby informs Aleris and the Administrative Agent that is unable to represent that it is a Swiss Qualifying Bank]1 and represents that [it is a Canadian Resident and will act directly as a Canadian Lender with respect to its Incremental Commitment] [[name of Canadian branch or Affiliates] is a Canadian Resident and [a branch / an Affiliate] of the Incremental Lender, and has executed a counterpart of this Agreement and will act as a Canadian Lender with respect to the Incremental Lender’s Commitment in respect of Canadian Revolving Loans].

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Lender, each Incremental Borrower and each Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 3 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the Revolving Loans to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

[1]

If the first of the preceding bracketed clauses is selected, Aleris has the right to request certain additional information as provided in Section 13.04(c) of the Credit Agreement. If the second alternative is selected, the Incremental Commitment may not be provided if the total number of Lenders to the European Borrower which are not Swiss Qualifying Banks would exceed ten.

Each Incremental Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Commitments provided hereby including, without limitation, all Revolving Loans made pursuant thereto, and (ii) all such Obligations (including all such Revolving Loans) shall be entitled to the benefits of the Security Documents, the U.S. Borrower Guaranty and each other respective Guaranty.

Each U.S. Borrower, Canadian Borrower and each other Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Commitments provided hereby and all Revolving Loans made pursuant thereto shall (i) be fully guaranteed pursuant to their respective Guaranties as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the Security Documents as, and to the extent, provided therein and in the Credit Agreement.

Attached hereto as Annex II [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the Credit Parties, delivered as required pursuant to clause (i) of the definition of “Incremental Commitment Requirements” appearing in Section 1 of the Credit Agreement.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of the same to us before the close of business on                     , 20        . If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*****

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Very truly yours, [NAME OF EACH INCREMENTAL LENDER]

By
Name: Title

Agreed and Accepted this day of , : [BORROWERS]

By:
Name: Title:

Acknowledged and Accepted this day of , : BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title:

By:
Name: Title:

Address:	300 Galleria Parkway, N.W., Suite 800
Atlanta, Georgia 30339

Each Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Commitment Agreement and to the extensions of credit to be made pursuant thereto.

[EACH GUARANTOR], as a Guarantor

By:
Name: Title:

ANNEX I

TERMS AND CONDITIONS FOR

INCREMENTAL COMMITMENT AGREEMENT

Dated as of                          ,

1.	Names of Incremental Borrowers:

2.	Incremental Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Lenders	Amount of Incremental Commitment
Total:[2]

3.	Other Conditions Precedent:[3]

[2]	The aggregate amount of Incremental Commitments must be at least U.S. $5,000,000 and in integral multiples of U.S.$1,000,000. Aggregate Incremental Commitments not to exceed $300,000,000.
[3]	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective
Date.By:______________
Name:
Title:

EXHIBIT J

JOINDER AGREEMENT

THIS JOINDER IN CREDIT AGREEMENT (this “Joinder”) is executed as of                          , 20         by                             , a                          and [            , a             ] ([the “Joining Party”] [each, a “Joining Party” and, collectively, the “Joining Parties”]), and delivered to Bank of America, N.A., as administrative and collateral agent (in such capacity, the “Administrative Agent”). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

WHEREAS, Aleris International, Inc., a Delaware corporation (“Aleris”), certain U.S. Subsidiaries of Aleris, Aleris Specification Alloy Products Canada Company, a Nova Scotia unlimited liability company, and Aleris Switzerland GmbH, a Swiss limited liability company (collectively, the “Borrowers” and each, a “Borrower”), the lenders party thereto from time to time (the “Lenders”) and Bank of America, N.A., as administrative and collateral agent have entered into an Amended and Restated Credit Agreement (as the same may be amended, modified and/or supplemented from time to time, the “Credit Agreement”), dated as of June 30, 2011, providing, among other things, for the making of revolving loans to the Borrowers as provided therein;

WHEREAS, certain Domestic Subsidiaries of Aleris entered into a U.S. Subsidiaries Guaranty dated as of                                      (as the same may be amended, modified and/or supplemented from time to time, the “U.S. Subsidiaries Guaranty”);

WHEREAS, each Joining Party desires to become a U.S. Subsidiary Guarantor pursuant to the U.S. Subsidiaries Guaranty;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Joining Party, the receipt and sufficiency of which are hereby acknowledged, [the] [each] Joining Party hereby makes the following representations and warranties to the Lenders and hereby covenants and agrees with each Lender as follows:

NOW, THEREFORE, [the] [each] Joining Party agrees as follows:

1. By this Joinder, [the] [each] Joining Party becomes a U.S. Subsidiary Guarantor for all purposes under the U.S. Subsidiaries Guaranty pursuant to Section          thereof, and hereby expressly and jointly and severally (with each other U.S. Subsidiary Guarantor) assumes all obligations and liabilities of a U.S. Subsidiary Guarantor thereunder. [The] [Each] Joining Party hereby further acknowledges, agrees and confirms that, by its execution of this Joinder, it shall further be fully bound by, and subject to, all of the covenants, terms, obligations (including, without limitation, all payment obligations) and conditions of the U.S. Subsidiaries Guaranty which are applicable to it in its capacity as a U.S. Subsidiary Guarantor as though originally party thereto as a U.S. Subsidiary Guarantor. By its signature below, each of the U.S. Subsidiary Guarantors, the Administrative Agent and (by their acceptance of the benefits hereof), each of the Secured Creditors hereby agrees and consents to [the] [each] Joining Party becoming bound by, and subject to, the terms and conditions of the U.S. Subsidiaries Guaranty as provided herein and therein, and agrees and acknowledges that, from and after the Effective

Date (as defined below), [the] [each] Joining Party shall be afforded the benefits of the Credit Documents, in accordance with the terms and conditions thereof as provided herein, in each case as fully and the same as if [the] [each] Joining Party was originally party thereto as a U.S. Subsidiary Guarantor. [The] [Each] Joining Party acknowledges and confirms that it has received a copy of the Credit Agreement, the other Credit Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof.

2. [The] [Each] Joining Party, as of the date hereof, hereby:

(a) makes to the Lenders each of the representations and warranties contained in Section          of the U.S. Subsidiaries Guaranty applicable to a U.S. Subsidiary Guarantor; and

(b) represents and warrants that no event has occurred and no condition exists that, upon the execution and delivery of this Joinder, would constitute a Default or an Event of Default.

3. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, [the] [each] Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Credit Documents without the prior written consent of the Lenders or as otherwise permitted by the Credit Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

4. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.

5. This Joinder shall become effective on the date (the “Effective Date”) when each of the following conditions shall have been satisfied:

(i) [the] [each] Joining Party, each U.S. Subsidiary Guarantor and the Administrative Agent shall have signed a counterpart hereof (whether the same of different counterparts) and shall have delivered (including by way of facsimile transmission) the same to the Administrative Agent at the Notice Office;

(ii) [the] [each] Joining Party shall have granted Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders and each other Secured Creditor at such time party to or benefiting from the Security Documents, with respect to any property of [the] [such] Joining Party which constitutes Collateral in accordance with the relevant Security Documents;

(iii) the Administrative Agent shall have received all other relevant documentation (including opinions of counsel, resolutions, officers’ certificates and UCC financing statements) of the type described in Section 6 of the Credit Agreement as [the] [each] Joining Party or its Subsidiaries would have had to deliver if it were a Credit Party on the Closing Date; and

(iv) the Borrowers shall have paid to the Administrative Agent and the Lenders all fees, costs and expenses (including, without limitation, legal fees and expenses) payable to the Administrative Agent and the Lenders to the extent then due.

6. By executing and delivering a copy hereof, each Credit Party hereby agrees that all Loans shall be guaranteed pursuant to the various Guaranties in accordance with the terms and provisions thereof and shall be secured pursuant to the Security Documents in accordance with the terms and provisions thereof.

*    *    *

IN WITNESS WHEREOF, [the] [each] Joining Party has caused this Joinder to be duly executed as of the date first above written.

By:
Name:
Title:

[

By:
Name:
Title:]

Accepted and Agreed by:
EACH OTHER U.S. SUBSIDIARY GUARANTOR

BY:
Name:
Title:

Accepted and Acknowledged by:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT K

RECEIVABLES PURCHASE AGREEMENTS

[See attached]

ALERIS SWITZERLAND GMBH

as the Purchaser,

Aleris Recycling (German Works) GmbH

as a Seller and a Collection Agent,

Aleris Aluminum Koblenz GmbH

as a Seller and a Collection Agent,

Aleris Aluminum Bonn GmbH

as a Seller and a Collection Agent,

Aleris Aluminum Vogt GmbH

as a Seller and a Collection Agent,

and

Aleris Aluminum Bitterfeld GmbH

as a Seller and a Collection Agent

Restated Non-Recourse

Receivables Purchase Agreement

30 June 2011

99 City Road

London EC1Y 1AX

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

TABLE OF CONTENTS

1.	DEFINITIONS	1

2.	PURCHASES OF RECEIVABLES	4

2.1	Manner in which Purchases may be effected	4
2.2	Payment of Purchase Price	5
2.3	General Provisions relating to Sale and Assignment of the Receivables	5
2.4	Conditions Precedent	5

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS	6

3.1	Representations and Warranties of the Sellers and the Purchaser	6
3.2	Representations and Warranties with respect to Receivables	8
3.3	Repetition	9
3.4	Covenants by the Sellers	9

4.	APPOINTMENT OF COLLECTION AGENTS	10

4.1	Appointment	10
4.2	Remuneration	11

5.	DUTIES OF THE COLLECTION AGENTS	11

5.1	Duties of the Collection Agents	11
5.2	Covenants with respect to Receivables	12
5.3	Co-operation in Enforcement of Rights to Receivables	14
5.4	Subcontracting	15
5.5	Purchaser’s Right to Perform	15
5.6	Enforcement; Notification of Debtors	15
5.7	Termination by the Collection Agents	16
5.8	Termination by the Purchaser	16
5.9	Termination Events	16
5.10	Payments to the Purchaser	17
5.11	Power of Attorney	17

6.	BENEFIT OF AGREEMENT	17

6.1	Benefit and Burden	18
6.2	No Assignment	18
6.3	Assignment by the Purchaser	18

7.	GOVERNING LAW	18

7.1	Governing law and jurisdiction	18

8.	MISCELLANEOUS	18

8.1	Indemnities	18
8.2	Notices	19
8.3	No Waivers	20
8.4	Entire Agreement	20
8.5	Termination	20
8.6	Changes, Amendments, etc.	20
8.7	Severability	21
8.8	Counterparts	21
8.9	Several and not Joint	21

SCHEDULE 1 CERTIFICATE		23

ANNEX A: COUNTRY CONDITIONS – ENGLAND – TRANSACTIONAL PURCHASE		24
ANNEX B: COUNTRY CONDITIONS – FRANCE – TRANSACTIONAL PURCHASE		26
ANNEX C: COUNTRY CONDITIONS – GERMANY – TRANSACTIONAL PURCHASE		37
ANNEX D: COUNTRY CONDITIONS – UNITED STATES – TRANSACTIONAL PURCHASE		44

THIS AGREEMENT is made on 30 June 2011

BETWEEN:

(1)	ALERIS SWITZERLAND GMBH whose address is Balz Zimmermann-Strasse 7, 8058 Zurich Airport, Switzerland, registered with the Company number CH-290.4.015.502-2, a company organised and existing under the laws of Switzerland (the “Purchaser “); and

(2)	ALERIS RECYCLING (GERMAN WORKS) GMBH (f/k/a VAW-IMCO Guss Und Recycling GmbH) of Aluminiumstrasse 3, D-41515, Grevenbroich, registered with the local court of Mönchengladbach under HRB 7741, a company organised and existing under the laws of Germany as a Seller and a Collection Agent (“ALERIS GERMAN WORKS”);

(3)	ALERIS ALUMINUM KOBLENZ GMBH (f/k/a Corus Aluminium Walzprodukte GmbH) of Carl-Spaeter-Straße 10, 56070 Koblenz, registered with the local court of Koblenz under HRB 3867, a company organised and existing under the laws of Germany as a Seller and a Collection Agent (“ALERIS KOBLENZ”);

(4)	ALERIS ALUMINUM Vogt GMBH (f/k/a Corus Aluminium Profiltechnik GmbH) of Bergstraße 17, 88267 Vogt, registered with the local court of Ulm under HRB 550822, a company organised and existing under the laws of Germany as a Seller and a Collection Agent (“ALERIS Vogt”);

(5)	ALERIS ALUMINUM Bonn GMBH (f/k/a Corus Aluminium Profiltechnik Bonn GmbH) of Friedrich-Wöhler-Straße 2, 53117 Bonn, registered with the local court of Bonn under HRB 7280, a company organised and existing under the laws of Germany as a Seller and a Collection Agent (“ALERIS Bonn”); and

(6)	ALERIS ALUMINUM BITTERFELD GMBH (f/k/a Corus Aluminium Profiltechnik Bitterfeld GmbH) of Devillestraße 2, 06749 Bitterfeld, registered with the local court of Stendal under HRB 12813, a company organised and existing under the laws of Germany as a Seller and a Collection Agent (“ALERIS BITTERFELD”).

WHEREAS:

The Sellers and the Purchaser previously entered into that certain Non-Recourse Receivables Purchase Agreement dated as of 1 August 2006, as amended on or about March 16, 2009 and as further amended and restated on June 1, 2010 (the “Original Agreement”) pursuant to which each Seller wishes to sell and assign all of its rights, title, benefit and interest in, to and under certain Receivables (as defined herein) and all Related Rights (as defined herein) thereto to the Purchaser and the Purchaser wishes to acquire such rights, title, benefit and interest and to appoint each Seller as a Collection Agent (as defined herein) to act as its agent to collect Receivables and carry out certain services related thereto.

WHEREAS:

The Sellers and Purchaser desire to restate the Original Agreement in its entirety upon the terms and conditions set forth herein.

NOW IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	The following terms, as used herein, have the following respective meanings:

“Account Debtor” means the person invoiced by a Seller for payment of a Receivable;

“Accounting Period” means each period of one calendar month;

“Additional Fee” means an amount equal to the product of the Applicable Percentage multiplied by the Purchase Price;

“Adjusted Purchase Price” means, with respect to any Receivable, (i) the Purchase Price for such Receivable minus (ii) the applicable Funding Cost determined as of the date of sale of such Receivable minus (iii) the Additional Fee for such Receivable; provided, however, that in no event may the Adjusted Purchase Price of any Receivable be less then 95% of the par value thereof;

“Aged Debtor List” means a summary listing of Receivables (in arrear) which were the subject of an assignment and purchase in the prior Accounting Period, and specifying the following information:

(a)	the aggregate face amount of such Receivables; and

(b)	identify in relation to each Receivable:

(i)	the name, address and any identification number of the relevant Account Debtor;

(ii)	the date and number of the related Supply Contract;

(iii)	the due date of payments to be made by the relevant Account Debtor under the related Supply Contract;

(iv)	the face amount of such Receivable; and

(v)	the Related Rights in such a way that such Related Rights are clearly and unambiguously identified;

“Agreement” means this non-recourse receivables purchase agreement (including the schedules and annexes (and the schedules to the annexes) hereto), as amended from time to time;

“Applicable Percentage” means a percentage between 0% and 5% as agreed by the Purchaser and the relevant Seller as soon as a benchmarking study has been performed by the Purchaser on the basis of which the at arm’s length Additional Fee can be determined;

“Business Day” means a day (other than a Saturday or a Sunday) on which credit institutions are open for business in Germany and Switzerland;

“Collection Agent” means each Seller in its capacity as collection agent for the Purchaser pursuant to its appointment as such as set out in clause 4.1, and “Collection Agents” shall mean all of them;

“Collections” means, in relation to all Eligible Receivables purchased by the Purchaser under this Agreement, all cash collections and other cash proceeds thereof (including, without limitation, cheques, SWIFT payments, wire transfers, direct debits, bank giro credits, BACS, postal orders, bank giro credits, payments under any guarantees or sureties or any other forms of payment in accordance with the relevant Supply Contract) which a Collection Agent receives in the ordinary course of business in respect of such Eligible Receivables and net proceeds of sale or other disposition of repossessed goods and net proceeds of any Related Rights or other collateral or property of the related Account Debtor or any other party directly or indirectly liable for payment of such Eligible Receivables;

“Country Conditions” means the further conditions applicable to any purchase of Receivables by the Purchaser which are contained in the annexes hereto and which are relevant to the country or jurisdiction whose laws govern the related Supply Contracts, those annexes being (provided that additional annexes may be added from time to time as agreed by the relevant Seller and the Purchaser and upon receipt of legal opinions substantially similar to those delivered pursuant to clause 2.4(d) on the date of this Agreement, in the event that any Seller enters into any Supply Contracts which are governed by laws in a country or jurisdiction not listed below):

•	Annex A, Country Conditions - England - Transactional Purchase

•	Annex B, Country Conditions - France - Transactional Purchase

•	Annex C, Country Conditions - Germany - Transactional Purchase

•	Annex D, Country Conditions - United States - Transactional Purchase;

“Credit and Collection Policy” means the policy regarding credit and collection of a Collection Agent as of the date of this Agreement except as the same may be amended pursuant to clause 5.2(e);

“Discount Rate” means in relation to any Receivable, an amount expressed as a percentage representing the Purchaser’s cost of funding the Purchase Price during the Weighted Average Collection Period of such Receivable calculated at a rate equal to EURIBOR for the currency of such receivables plus 1.75%;

“Due Date” means, in relation to a Receivable, the date stated on the invoice, receivables statement, other request for payment or record of due date submitted to the Account Debtor in relation thereto or under the terms of business by which the Receivable is due to be paid by the Account Debtor;

“Eligible Receivable” has the meaning ascribed to such term in the applicable Country Conditions;

“EURIBOR Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period;

“Euro” or “€” means the lawful currency of the member states of the European Union that adopt the single currency;

“Funding Cost” means, with respect to any Receivable, an amount equal to the Purchase Price of such Receivable multiplied by the applicable Discount Rate;

“Material Adverse Effect” means a material adverse effect on the financial condition, results of operations or business of the Collection Agent or its subsidiaries, taken as a whole;

“Pounds Sterling” or “£” means the lawful currency of the United Kingdom;

“Purchase Price” means the par value of such Receivable,

“Purchaser Note” means a note from the Purchaser to a Seller (in the form of the Intra-Group Loan Agreement, dated as of the date of this Agreement, between the relevant Seller and the Purchaser) with an initial principal balance equal to the remaining purchase price payable by the Purchaser to the relevant Seller, as described in, and as adjusted from time to time in accordance with, clause 2.2(b);

“Receivable” means all present and future amounts due from an Account Debtor to a Seller in respect of an invoice issued pursuant to a Supply Contract together with any Related Rights, including, without limitation, VAT and late payment interest and penalties;

“Reconciliation Summary” means a summary report identifying, as at the date of such summary and in reasonable detail and in a form as agreed upon by the Purchaser and each Seller, the Receivables that have been sold to the Purchaser by a Seller with respect to which the outstanding principal balance thereof is greater than zero, Collections that have been received by such Seller and are then held by such Seller as Collection Agent;

“Records” means all documents, books, records and other information (including, without limitation, computer programmes, tapes, discs, data processing software and related property and rights) maintained by each Seller and each Collection Agent with respect to the Receivables, the Related Rights, the Supply Contracts and the Account Debtors under such Receivables;

“Related Rights” has the meaning ascribed to such term in the applicable Country Conditions;

“Seller” means each of ALERIS GERMAN WORKS, ALERIS KOBLENZ, ALERIS BONN, ALERIS VOGT and ALERIS BITTERFELD, each in its capacity as a seller hereunder, and “Sellers” shall mean all of them;

“Settlement Date” means with respect to transactions in respect of any Accounting Period the fifteenth day of the immediately succeeding Accounting Period (provided if such date is not a Business Day then the Settlement Date shall be the immediately following Business Day);

“Share Purchase Agreement” means the share purchase agreement, dated 23 May 2006, between Aleris International, Inc. and Corus Group plc;

“Supply Contract” means a contract entered into between a Seller and an Account Debtor under which a Seller agrees to sell goods and/or provide services which the Account Debtor agrees to purchase from a Seller;

“Tax” means any tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

“Termination Event” has the meaning ascribed to such term in clause 5.9; and

“Weighted Average Collection Period” means an amount, expressed as a fraction, the numerator of which is equal to the weighted (by reference to the par value of the Receivables) average number of days between the date of all invoices of the relevant Seller during the Historic Creation Reference Period and the date of the related payment in full thereof by the relevant Account Debtor during the Historic Collection Reference Period, and the denominator of which is 360.

1.2	Nouns, pronouns and verbs of the singular number shall be deemed to include the plural, and vice versa, and pronouns of the masculine gender shall be deemed to include the feminine and neuter and vice versa, all as the context may require.

1.3	If the terms of this Agreement (apart from the Country Conditions) conflict with any Country Conditions, the Country Conditions shall prevail.

2.	PURCHASES OF RECEIVABLES

2.1	Manner in which Purchases may be effected

(a)	Each Seller hereby offers to sell and assign to the Purchaser, without recourse, its right, title and interest in (i) all currently existing Eligible Receivables of such Seller as of the date that Seller becomes party to this Agreement (the “Pre-Existing Receivables”), and (ii) any and all Eligible Receivables arising, and owed to such Seller from time to time after the date of this Agreement (the “Future Receivables”). The Purchaser hereby accepts such offer of sale and assignment and agrees to pay the purchase price as stipulated in clause 2.2 below in consideration for such assignment.

(b)	The offer, sale, acceptance and purchase of the Eligible Receivables and the relationship between the Purchaser and the relevant Seller shall be governed by the laws of Germany. The assignment and transfer of the Receivables pursuant to this Agreement shall be further subject to the relevant Country Conditions.

(c)

The sale and purchase of Receivables pursuant to this Agreement shall be consummated and effective as of (i) the signing of this Agreement by a Seller with respect to the Pre-Existing Receivables and (ii) the date of the coming in to existence of the Future Receivables with respect to such Future Receivables. The parties hereto intend that the transfer and assignment contemplated hereunder constitute a sale of the Eligible Receivables from the relevant Seller to the Purchaser and that the legal and beneficial interest in and title to the Eligible Receivables shall not be part of the relevant Seller’s assets or revenues in the event of its winding-up, dissolution, administration, reorganisation or similar event.

(d)	Notwithstanding anything herein to the contrary, the Purchaser shall not be required to pay any amount in respect of the Adjusted Purchase Price while a Termination Event has occurred, is continuing and has not been waived by the Purchaser.

2.2	Payment of Purchase Price

(a)	With respect to the Pre-Existing Receivables, the Purchaser shall pay the par value thereof to the relevant Seller on the date of this Agreement, provided, however, that on the first Settlement Date thereafter, the Purchaser shall be rebated the difference between such amount and the Adjusted Purchase Price of the Pre-Existing Receivables which shall then be credited against. and set off with, amounts payable by the Purchaser in respect of Future Receivables. With respect to the Future Receivables, the Purchaser shall pay the Adjusted Purchase Price to the relevant Seller for any such Future Receivables sold to the Purchaser on the Settlement Date immediately following the date on which the sale and assignment of such Eligible Receivables is consummated pursuant to clause 2.1(c) above.

(b)	All payments to be made by the Purchaser in respect of any Receivable pursuant to this Agreement shall be made in the currency of denomination of such Receivable to the relevant account notified to the Purchaser by each Seller or to the extent any portion of the purchase price payable pursuant to clause 2.2(a) remains unpaid, a Purchaser Note shall be issued to the relevant Seller in a principal amount equal to such remaining purchase price, or, if the Purchaser Note has already been issued to a Seller and remains outstanding, the principal amount outstanding of the Purchaser Note shall be increased by an amount equal to such remaining purchase price. In the event that such remaining purchase price is denominated in a currency other than the currency of the Purchaser Note, then such remaining purchase price shall be converted into the currency of the Purchaser Note at the applicable spot rate as of the date of sale of the relevant Receivable

2.3	General Provisions relating to Sale and Assignment of the Receivables

(a)	Any Collections received by a Seller or a Collection Agent from an Account Debtor with respect to any Receivable sold and assigned to the Purchaser hereunder after the date of assignment of any such Receivable shall be received by such Seller or such Collection Agent (as applicable) for the account of the Purchaser, and the relevant Seller or the relevant Collection Agent (as applicable) will hold such payments on trust (treuhänderisch) for the Purchaser and will forthwith upon receipt thereof pay such amounts to the Purchaser.

(b)	All data transferred to any person in accordance with the provisions of this Agreement shall comply with the provision of, and the parties hereto agree that this entire Agreement shall be construed in accordance with, all applicable data protection laws.

2.4	Conditions Precedent

Each Seller shall have, prior to or upon execution of this Agreement, delivered to the Purchaser:

(a)	Corus Group plc, or one or more of its affiliates, shall have received the Payment on Completion (as such term is defined in the Share Purchase Agreement) pursuant to the Share Purchase Agreement;

(b)	uncertified copies of excerpts of each Seller’s commercial registers and, with the exception of ALERIS GERMAN WORKS, copies of the respective Seller’s power of attorney related to this Agreement;

(c)	details of persons authorised to sign assignment certificates and other documents on behalf of such Seller and setting forth the signatures of such persons; and

(d)	the following legal opinions:

(i)	as to the capacity of the Sellers and the enforceability of this Agreement, and the true sale of the Receivables pursuant to this Agreement, from the Frankfurt office of Fried, Frank, Harris, Shriver & Jacobson (London) LLP;

(ii)	as to the enforceability of the assignment of Receivables subject to the Country Conditions from the appropriate office of Fried, Frank, Harris, Shriver & Jacobson (London) LLP; and

(iii)	as to the capacity of the Purchaser from Pestalozzi Lachenal Patry.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Representations and Warranties of each of the Sellers and the Purchaser

Each Seller, severally and not jointly, represents and warrants to the Purchaser that:

(a)	it has been duly incorporated or organised and is validly existing as a corporation or organisation, and, if relevant under such laws, is in good standing, under the laws of the jurisdiction of its incorporation or organisation, with the power under the laws of such jurisdiction to execute and deliver this Agreement and to perform its obligations hereunder;

(b)	this Agreement, subject to the assumptions and reservations contained within the legal opinions delivered in relation to the Seller, has been duly authorised and executed on behalf of it and, assuming due authorisation and execution by the Purchaser, is a valid and legally binding agreement of such Seller enforceable against such Seller in accordance with its terms;

(c)	the execution and performance by such Seller of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Seller pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument nor will such action result in any violation of the provisions of the constitutional documents of such Seller or contravene any material law, statute, rule or regulation or any material order, writ, injunction or decree of any court or governmental instrumentality applicable to such Seller;

(d)	it has not taken any steps and is not aware of any steps having been, or being taken, for its winding-up, dissolution, administration, reorganisation or similar event or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues and no petition, execution, attachment or any similar process has been levied or enforced against its assets or revenues;

(e)	there is no consent, approval, authorisation, licence, order, registration or qualification of or with any governmental or other regulatory authority having jurisdiction over such Seller which is required for, and the absence of which would materially affect, the execution, delivery and performance of this Agreement;

(f)	there are no legal or governmental proceedings in existence or pending of which such Seller or any of its subsidiaries, if any, is the subject, and no such proceedings are known by such Seller to be threatened or contemplated by governmental authorities or threatened by others (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that, in the reasonable judgment of such Seller, would materially or adversely affect the performance by such Seller of its obligations under this Agreement;

(g)	such Seller has its “centre of main interests” in Germany, and does not have an “establishment” outside Germany, each within the meaning of the European Regulation No. 1346/2000 of 29 May 2000 on insolvency proceedings;

(h)	the chief place of business (Ort der Geschäftsleitung) and chief executive office (Verwaltungssitz) of such Seller is located in Germany, the offices where such Seller keeps all its Records, are located at the address of such Seller referred to herein;

(i)	as of each Settlement Date, there has been no material change in the Credit and Collection Policy of such Seller and such Seller has complied with its Credit and Collection Policy;

(j)	all information provided by such Seller to the Purchaser pursuant to this Agreement (“Seller Information”) is, and all such Seller Information hereafter provided by such Seller to the Purchaser will be true and accurate in every material respect, on the date that such information is stated or certified and does not or will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading;

(k)	there is no action or administrative proceeding of or before any court, governmental agency or arbitrator or, to the knowledge of such Seller, threatened (i) which could be expected to have a material adverse effect on such Seller’s Receivables or (ii) as to which there is a likelihood of an adverse judgment which could be expected to have a material adverse effect on such Seller’s Receivables or (iii) which purports to affect the legality, validity or enforceability of this Agreement; and

(l)	such Seller is not in a general stoppage of payment situation (Zahlungseinstellung) and/or otherwise in a situation which would oblige such Seller’s directors to take steps for the opening of insolvency proceedings.

The Purchaser represents and warrants to the Sellers that:

(a)	it has been duly incorporated and is validly existing as a company with limited liability under the laws of Switzerland, with the power under the laws of such jurisdiction to execute this Agreement and to perform its obligations hereunder;

(b)	this Agreement has been duly authorised and executed on behalf of it and, assuming due authorisation and execution by the Sellers, is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject as to enforcement to the effect of bankruptcy, insolvency or similar laws affecting generally the enforcement of creditors’ rights, as such laws would apply in the event of any bankruptcy, receivership, insolvency or similar event applicable to the Purchaser;

(c)	the execution and performance by the Purchaser of this Agreement will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement, guarantee, lease financing agreement or other similar agreement or instrument nor will such action result in any violation of the provisions of the constitutional documents of the Purchaser;

(d)	it has not taken any steps and is not aware of any steps having been, or being taken, for its winding-up, dissolution, administration, reorganization or similar event or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets or revenues and no petition, execution, attachment or any similar process has been levied or enforced against its assets or revenues;

(e)	there is no consent, approval, authorisation, licence, order, registration or qualification of or with any governmental or other regulatory authority having jurisdiction over the

Purchaser which is required for, and the absence of which would materially affect, the execution and performance of this Agreement; and

(f)	as of the date of this Agreement there are no legal or governmental proceedings in existence or pending of which the Purchaser or any of its subsidiaries, if any, is the subject, and no such proceedings are known by the Purchaser to be threatened or contemplated by governmental authorities or threatened by others (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that, in the reasonable judgment of the Purchaser, would materially or adversely affect the performance by the Purchaser of its obligations under this Agreement.

3.2	Representations and Warranties with respect to Receivables

Each Seller, severally and not jointly, represents and warrants to the Purchaser that, with respect to each Receivable assigned by it to the Purchaser, and purchased by the Purchaser from it:

(a)	it is or will be at the time of the relevant date of assignment, as the case may be, the legal and beneficial owner of such Receivable immediately prior to the Purchaser’s purchase and assignment of it in accordance with this Agreement;

(b)	the assignment of such Receivable in the manner contemplated by this Agreement (including, for the avoidance of doubt, the Country Conditions) will be effective under the governing law of such Receivable to pass to the Purchaser full and unencumbered title thereto and the benefit thereof to the Purchaser and, following compliance with the relevant Country Condition and, with respect to the Country Conditions for the United Kingdom, upon giving written notice of such assignment to the relevant Account Debtor, no further act, condition or thing will be required to be done in connection therewith to enable the Purchaser to enforce payment of any such Receivable from the relevant Account Debtor in the jurisdiction of domicile of such Account Debtor;

(c)	following assignment in the manner contemplated by this Agreement (including, for the avoidance of doubt, the Country Conditions), following compliance with the relevant Country Condition and, with respect to the Country Conditions for the United Kingdom, upon giving written notice of such assignment to the relevant Account Debtor, such Receivable will represent a valid claim by the Purchaser on the relevant Account Debtor, such Receivable is or will be, as the case may be, debts, the rights in which can be transferred by way of assignment to the Purchaser and the assignment of each such Receivable in the manner contemplated by this Agreement is not contrary to the terms of such Receivables;

(d)	it has not (except to the Purchaser in the manner contemplated by this Agreement) assigned, transferred or otherwise disposed of any such Receivable prior to the assignment to the Purchaser in the manner contemplated by this Agreement and such Seller will not purport to further assign, transfer or otherwise dispose of any of its rights in respect of any such Receivable;

(e)	such Receivables can be segregated and identified for ownership purposes on any day;

(f)	such Receivables are (and such Seller is or will be, as the case may be, entitled to sell the same to the Purchaser) freely assignable and free and clear of any liens, security interests or other encumbrances, save as provided for in this Agreement and save for the rights of the relevant Account Debtor under each Supply Contract;

(g)	such Receivables are evidenced by an invoice under the relevant Supply Contract which will be sufficient to prove a claim against the relevant Account Debtor;

(h)	such Seller (including in its capacity as a Collection Agent) has maintained Records relating to each Supply Contract which are complete and accurate in all material respects, and such Records are held by or to the order of such Seller;

(i)	the performance of the terms of any such Supply Contract related to the Receivables or the exercise of any rights thereunder will not render such Supply Contract unenforceable in whole or in part or subject to such lien, right of rescission, counterclaim, set-off, defence or right of retention and, to the knowledge of such Seller, no such lien, right of rescission, counterclaim, set-off, defence or right of retention has been asserted against such Seller in respect thereof;

(j)	such Seller is not aware of any material default, breach or violation under any Supply Contract related to the Receivables, or any event (including any action threatened by an Account Debtor against such Seller for any failure on the part of such Seller to perform any of its material obligations under a Supply Contract) which would constitute a material default, breach or violation under any Supply Contract related to the Receivables;

(k)	the Receivables have been or will be, as the case may be, created in compliance with all applicable laws and all required consents, approvals and authorisations have been obtained or will be, as the case may be, in respect thereof;

(l)	the Receivables have been originated in accordance with such Seller’s Credit and Collection Policy;

(m)	no Supply Contract related to the Receivables has been terminated or rescinded;

(n)	the Receivables are Eligible Receivables;

(o)	the sale and assignment of Receivables by such Seller to the Purchaser pursuant to this Agreement, and all other transactions between such Seller and the Purchaser, have been and will be made for such Seller’s own commercial benefit and will serve its corporate purpose in good faith and without intent to hinder, delay or defraud creditors of such Seller;

(p)	so far as such Seller is aware, each Supply Contract related to the Receivables has been conducted at arm’s length and the relevant Account Debtor has entered into the relevant Supply Contract at its own will and not under any undue influence;

(q)	the assignment of the Receivables in the manner contemplated by this Agreement will not be re-characterised as any other type of transaction and will be effective to pass to the Purchaser full and unencumbered legal and beneficial title or similar provisions pursuant to applicable laws to, and the valid and enforceable exclusive ownership of, such Receivable and all the benefits thereof, and no further act, condition or thing will be required to be done in connection therewith to enable the Purchaser to require payment of any such Receivable or the enforcement of any such right in any court;

(r)	together with any related Supply Contract, to the knowledge of such Seller, each Receivable is in full force and effect and constitutes the legal, valid and binding obligation of the related Account Debtor enforceable against such Account Debtor in accordance with its terms; and

3.3	Repetition

Each of the representations and warranties set out in clauses 3.1 and 3.2 above shall be deemed to be repeated on the date of each assignment and on each day on which the Purchaser makes payment of the applicable purchase price with reference to the facts and circumstances then existing.

3.4	Covenants by the Sellers and the Purchaser

Each Seller, severally and not jointly, covenants that it shall:

(a)	at its expense, in a timely manner fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Supply Contracts and related security documents pertaining to the Receivables sold and transferred to the Purchaser as if the rights and interests in such Receivables had not been assigned and sold hereunder;

(b)	procure that all relevant value added tax or other applicable tax payments are punctually made by it in respect of supplies of goods or services pursuant to a Supply Contract or which otherwise relate to Receivables sold and transferred to the Purchaser;

(c)	in the event that the Purchaser becomes subject to secondary VAT liability according to Section 13c of the German VAT Act with respect to Receivables sold, the relevant Seller shall indemnify the Purchaser for such VAT;

(d)	provide to the Purchaser an unqualified certificate of the relevant person’s tax advisor (Steuerberater) relating to the due payment of all value tax payments in accordance with applicable law within 3 calendar weeks after the close of each financial year;

(e)	ensure that all amounts paid to the Purchaser under this Agreement shall be made free of all withholding taxes or other taxes other than as required by law;

(f)	keep its chief place of business (Ort der Geschäftsleitung) and chief executive office (Verwaltungssitz) within Germany and the office where it keeps its Records concerning the Receivables sold and transferred to the Purchaser at the address of such Seller set forth in clause 8.2;

(g)	shall duly pay the relevant suppliers. Furthermore, where supplies under any extended retention of title clauses (verlängerte Eigentumsvorbehalte), or similar clauses which provide for an assignment of Receivables to a supplier where supplies have been purchased by such Seller subject to retention of title (Eigentumsvorbehalte) and/or ownership rights due to manufacturing clauses (Verarbeitungsvorbehalte) of the suppliers of such Seller, such Seller shall put the Purchaser into the same position as if the goods had been owned by such Seller; and

(h)	cause the relevant Collection Agent to provide to the Purchaser a copy of its Credit and Collection Policy within 14 days after the date of this Agreement.

The Purchaser covenants that it shall

(a)	keep its “centre of main interests” in Switzerland and will not have an “establishment” outside Switzerland each within the meaning of the European Regulation No. 1346/2000 of 29 May 2000 on insolvency proceedings; and

(b)	keep its chief place of business (Ort der Geschäftsleitung) and chief executive office (Verwaltungssitz) outside of Germany and shall not maintain a permanent establishment in Germany for German corporate income and/or trade tax purposes.

4.	APPOINTMENT OF COLLECTION AGENTS

4.1	Appointment

The Purchaser hereby appoints each Seller as its collection agent in relation to the collection of the proceeds of the Receivables which may be purchased by the Purchaser from such Seller and due to the Purchaser under the terms of this Agreement. Each Seller and each Collection Agent will collect all Collections due in respect of any Receivable which has been purchased by the Purchaser from the relevant Seller in accordance with the terms of this Agreement and the relevant Credit and Collection Policy. Each Seller and each Collection Agent shall ensure that all Collections in respect of Receivables purchased by the Purchaser hereunder are paid to such account as directed by the Purchaser from time to time. Each Seller and each Collection Agent shall hold all Collections received by it in respect of Receivables purchased by the Purchaser for the Purchaser and shall promptly upon receipt pay (and in case of each Seller shall procure that the Collection Agent pays) to the Purchaser any such Collections without any set-off, deduction, withholding, counterclaim or other defence. The Collection Agents shall also carry out each of the obligations which are expressed to be carried out by the Collection Agents in this Agreement.

4.2	Remuneration

Each Seller shall receive a fee (as agreed from time to time by such Seller and the Purchaser) in connection with its appointment as a Collection Agent for the Purchaser hereunder; provided that in no event may such fee be less favorable to such Seller (in its capacity as Collection Agent) than terms agreed on an arm’s length basis.

5.	DUTIES OF THE COLLECTION AGENTS

5.1	Duties of the Collection Agents

Each Collection Agent will collect, administer and recover amounts relating to the Receivables purchased by the Purchaser from the relevant Seller and will do all things incidental thereto (including the enforcement of the Receivables), in accordance with the Credit and Collection Policy and all applicable laws, rules and regulations, and with the due care and diligence expected from a prudent collection agent in the business of collecting, administering and recovering receivables. In particular, each Collection Agent will:

(a)	recover all amounts due from Account Debtors in relation to the Receivables and, if applicable, Related Rights so purchased by the Purchaser in accordance with the Credit and Collection Policy and provide administration services in relation to the collection of the Receivables, and in particular (but without prejudice to the generality of the foregoing) exercise all enforcement measures to claim amounts due from each Account Debtor;

(b)	in compliance with the Credit and Collection Policy, fully perform and comply in all material respects with all provisions, covenants and other agreements required to be observed by it under the Supply Contracts and the Receivables;

(c)	to the extent relevant, consider the interests of the Purchaser in the exercise of any discretion arising from the performance of its duties pursuant to this Agreement;

(d)	maintain its main residence in the jurisdiction of its incorporation for tax purposes;

(e)	without prejudice to the Country Conditions, notify each of the Account Debtors under the Supply Contracts relating to Receivables so purchased, of the Purchaser’s ownership thereof as soon as reasonably practicable following a direction by the Purchaser under clause 5.6(a);

(f)	devote to the performance of its obligations under this Agreement at least the same amount of time and attention, and exercise at least the same level of skill, care and diligence in the performance of those obligations as it would if it were administering its own rights and obligations as opposed to those of the Purchaser;

(g)	keep proper Records which can be separated and segregated from all other Records, and documents of the Collection Agent in relation to Receivables (and related Supply Contracts) so purchased to the extent necessary for it to comply with its obligations hereunder;

(h)	keep proper Records for all taxation purposes, including for the purposes of VAT;

(i)	hold all documents, deeds and instruments relating to Receivables (and related Supply Contracts) so purchased in its possession on trust to the order of the Purchaser;

(j)

maintain Records of all material correspondence with Account Debtors in respect of Receivables on a Supply Contract by Supply Contract basis so purchased and maintain either in computer readable form or otherwise information in relation to such Receivables in particular, for the purposes of identifying at any time amounts paid by and to each Account Debtor, any amount due by or to an Account Debtor, the source of receipts which are paid into such account as directed by the Purchaser from time to time, and the balance from time to time outstanding on such accounts and dilutions, settlements, rebates, credit notes and other reductions in respect of each Receivable sold and transferred to the Purchaser;

(k)	use all reasonable endeavours to maintain electronic systems for use in relation to the Receivables so purchased in working order and permit the Purchaser and any firm of independent accountants and/or any other representatives of the Purchaser upon giving at least ten Business Days notice in writing to a Collection Agent to enter during normal working hours under the direct supervision of such Collection Agent upon its premises to inspect and satisfy itself or themselves that such systems are capable of providing the information to which it or they are reasonably and properly entitled pursuant to this Agreement;

(l)	will ensure that all Receivables purchased by the Purchaser from it are clearly and specifically designated in the relevant Seller’s own books and records as having been sold to the Purchaser and, in relation to any Collections received in connection therewith, are clearly identifiable as property held on behalf of the Purchaser;

(m)	on each Settlement Date and, if the Purchaser shall request a Reconciliation Summary on any other date, not later than ten Business Days following any request by the Purchaser therefor, provide a Reconciliation Summary to the Purchaser and shall prepare and deliver to the Purchaser such further information, certification and/or reports, whether in writing or otherwise, as the Purchaser may reasonably request from time to time, provided that any reports or certificates delivered by the Collection Agent to the Purchaser under this clause 5.1(m) shall be signed by an authorised signatory of the Collection Agent;

(n)	on demand by the Purchaser, promptly pay to the Purchaser or as the Purchaser may direct, all Collections received by the relevant Seller on behalf of the Purchaser as Collection Agent in respect of Receivables purchased by the Purchaser and not yet accounted for and paid over to the Purchaser;

(o)	promptly deliver to the Purchaser such Records evidencing the Receivables purchased by the Purchaser from it as the Purchaser may reasonably specify;

(p)	allow the Purchaser, its representatives, servants or agents such access to the relevant Seller’s premises as the Purchaser upon 5 days written notice may request for the purpose of examining the relevant Seller’s Records relating to Receivables that have been purchased by the Purchaser;

(q)	from time to time, upon the reasonable request of the Purchaser, confer with officials of the Purchaser and advise them as to matters bearing on the financial condition of the relevant Seller;

(r)	notify the Purchaser as soon as reasonably practicable after becoming aware (i) of the occurrence and the continuation of an Termination Event, and (ii) of the fact that any representation, referred to in clause 3.1 or 3.2, made by such Seller was incorrect when made, specifying the reason why such representation was incorrect;

(s)	assist the Purchaser in discharging any Related Rights in respect of any Receivable sold and transferred to the Purchaser which have been paid; and

(t)	assist the Purchaser’s auditors and provide information to them upon request.

5.2	Covenants with respect to Receivables

Each Seller and Collection Agent, severally and not jointly, agrees and undertakes that:

(a)	it will not sell, assign, convey transfer, lease, pledge or otherwise dispose (or purport to do so) of any Receivable (whether now existing or hereafter created) under a Supply Contract to any person other than the Purchaser;

(b)	it will not grant, create, incur, assume or suffer to exist any encumbrance or purport to do so over any Receivable (whether now existing or hereafter created) under a Supply Contract or any interest therein;

(c)	it will do all things necessary to remain duly organised, validly existing under the laws of the Federal Republic of Germany and maintain all requisite authority and licences to lawfully conduct its business in the Federal Republic of Germany;

(d)	it will comply in all respects which could be regarded as material in the context of the transactions contemplated by this Agreement, with all laws, rules, regulations, orders (Verfügungen), writs (Beschlüsse), judgments (Urteile), injunctions (einstweiligen Verfügungen), administrative decrees (Verwaltungsakte) or awards to which it may be subject;

(e)	it will obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws and regulations of its jurisdiction of incorporation to enable it lawfully to enter into and perform its obligations under this Agreement or to ensure the legality, validity or enforceability against it of this Agreement;

(f)	it will keep its “centre of main interests” in Germany and will not have an “establishment” outside Germany each within the meaning of the European Regulation No. 1346/2000 of 29 May 2000 on insolvency proceedings;

(g)	it will not, without the written consent of the Purchaser, agree to any termination, waiver, amendment or variation of any Receivable and in any Supply Contract to which a Receivable purchased by the Purchaser relates which would operate to reduce the amount of the Receivable or alter its Due Date unless such termination, waiver, amendment or variation falls within parameters specified in the relevant Receivable or Supply Contract (other than by way of mutual consent) or otherwise that have been agreed in writing with the Purchaser;

(h)	it will:

(i)	advise the Purchaser immediately of any dispute over any Supply Contract to which a Receivable purchased by the Purchaser relates or any other event or circumstance which may result in the full amount of any payment due in respect of such Receivable not being paid by the Account Debtor on the Due Date;

(ii)	use reasonable care and take all practicable measures to prevent or minimise loss in the event of any breach by an Account Debtor of a Supply Contract which relates to a Receivable purchased by the Purchaser; and

(iii)	provide such assistance as the Purchaser may require to recover any amounts payable in respect of the Receivables purchased in the event of non-payment, including taking legal action against the Account Debtor if so instructed by the Purchaser;

(i)	it will not exercise any retention of title clause (or similar provision) without the Purchaser’s consent and subject to such conditions as the Purchaser may wish to impose;

(j)	it will notify the Purchaser no later than five Business Days after the last day of the month in which it becomes aware of any errors, omissions, disputes or other similar matters which would have a material effect on the amounts received or to be received by the Purchaser in relation to any Receivable or of any circumstance or event affecting the recoverability thereof from the relevant Account Debtor;

(k)	it will not modify its Credit and Collection Policy in any material fashion or in any way that may lead to a deterioration of the payment of the Receivables to be purchased by the Purchaser hereunder, without the prior written consent of the Purchaser (which consent, prior to the occurrence of a Termination Event, shall not be unreasonably withheld, conditioned or delayed);

(l)	it will inform the Purchaser without undue delay (unverzüglich) and in any event within five Business Days after the institution of any proceeding against such Collection Agent or to which such Collection Agent becomes a party or (ii) the entry of a judgment, decree or injunction against such Collection Agent in either case, which either individually or in the aggregate has had or could have a Material Adverse Effect;

(m)	it will comply with all legal requirements (including, for the avoidance of doubt, any applicable consumer protection legislation) in relation to all Receivables sold and transferred to the Purchaser;

(n)	it will not change the Due Date for a Receivable sold and transferred to the Purchaser other than in accordance with its Credit and Collection Policy;

(o)	it will not make any change in the character of the Collection Agent’s business or change in or amendment to the Credit and Collection Policy (other than pursuant to clause 5.2(e) above), which change would, in either case, have consequences for the collectability of any Receivable sold and transferred to the Purchaser or for the ability of the Collection Agent to perform its obligations hereunder; and

(p)	with the due care of a prudent merchant (ordentlicher Kaufmann), it will take all measures necessary to obtain Collections from the Account Debtor on a Receivable sold and transferred to the Purchaser where the original due date is exceeded, in accordance with the Credit and Collection Policy and will comply with the Credit and Collection Policy in all material respects, provided always that (except as otherwise required or expressly permitted in this Agreement) such Collection Agent shall not have any power to enter into any new contracts on behalf of the Purchaser nor to act as any form of branch, agency or representative of the Purchaser nor to direct, administer or manage any aspect of the Purchaser’s business (without prejudice to the specific activities expressly contemplated in this Agreement).

5.3	Co-operation in Enforcement of Rights to Receivables

Each Seller and each Collection Agent, severally and not jointly, agrees and undertakes:

(a)	to assist in the enforcement of the Purchaser’s rights against the Account Debtor or any other relevant third party in relation to any Receivable purchased by the Purchaser from a Seller including (without limitation) joining into and being party to any legal action the Purchaser may institute against the Account Debtor or such relevant third party for the recovery of the whole or any part of any such Receivable. In particular, the Purchaser shall be entitled to require a Seller and/or a Collection Agent to exercise any rights which it may have for the Purchaser’s benefit and for the purpose of effecting a recovery hereunder. For the avoidance of doubt the Purchaser shall have sole control and direction in respect of the conduct and settlement of any such legal action but will consult with such Seller and/or such Collection Agent (as applicable) over any such action and will give ten Business Days notice to such Seller and/or such Collection Agent (as applicable) over any such action;

(b)	to sign and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which the Purchaser may consider reasonably necessary to obtain payment or perfect the Purchaser’s ownership of any Receivable purchased by it or to secure performance of any of such Seller’s and such Collection Agent’s obligations and, for so long as any payment in respect of any Receivable purchased by the Purchaser from such Seller or other sums remain outstanding to the Purchaser and have not been paid; and

(c)	to deliver to the Purchaser, at the Purchaser’s first request, any documents relating to or arising out of any Receivable purchased by the Purchaser and shall grant the Purchaser such access to such Seller’s and such Collection Agent’s premises as it may reasonably request in order to recover, take away and/or make copies of any such documents.

5.4	Subcontracting

No Collection Agent will, without the prior consent of the Purchaser, subcontract with any other person in regard to servicing, administering or collecting amounts due in respect of the Receivables or any of the other duties under this Agreement. In the event of any subcontracting following the consent of the Purchaser, a Collection Agent will, jointly and severally, remain liable for the performance of their duties and obligations under this Agreement. The Purchaser will not have any liability to any sub agent, sub contractor or representative of a Collection Agent or any other person appointed whatsoever in respect of any cost, claim, charge, loss, liability, damage or expense suffered or incurred by any sub agent, sub contractor or representative of such Collection Agent, or any such person in connection with this Agreement. For the avoidance of doubt, any instructions given to a law firm to enforce a Receivable (whether by way of commencing legal proceedings or otherwise) against an Account Debtor will not be regarded as “subcontracting” within the meaning of this clause 5.4.

5.5	Purchaser’s Right to Perform

If any Collection Agent fails to perform any of its agreements or obligations under this Agreement, the Purchaser may (but will not be required to) itself perform, or cause the performance of, such agreement or obligations at the cost of such Collection Agent.

5.6	Enforcement; Notification of Debtors

(a)	The parties hereto acknowledge that, under the terms of the Supply Contracts, each Account Debtor will be entitled, before and after any assignment of a Receivable pursuant to this Agreement, to continue to pay all amounts due to the Purchaser in respect of each Receivable to the relevant Seller until the Account Debtor is given notice (x) the assignment of the Receivable or (y) a redirection of payment to an account of the Purchaser. Each Seller agrees that, at any time upon written request of the Purchaser:

(i)	it shall direct all or any of the Account Debtors to pay amounts outstanding in respect of Receivables directly to the order of the Purchaser, or to the account specified by the Purchaser; and/or

(ii)	it shall give instructions to make the transfers of Collections to the account so specified by the Purchaser; and/or

(iii)	it shall give notice to all or any of the Account Debtors of the sale and assignment of all or any of the Receivables sold and transferred to the Purchaser, in accordance with its Credit and Collection Policy; and/or

(iv)	it shall take all other action as it reasonably considers to be necessary, appropriate or desirable in order to recover any amount outstanding in respect of the Receivables sold and transferred to the Purchaser or to improve, protect, preserve or enforce their rights against the Account Debtors in respect of any such Receivable.

(b)

The Purchaser may, if a Seller fails to do so, give any notice required to be given to each Account Debtor pursuant to this Clause 5.6. To this effect, each Seller shall deliver to the Purchaser simultaneously with the execution of this Agreement a certificate in the form of Schedule 1 to this Agreement, duly printed on its headed paper and executed by two Directors. Each notification made by the Purchaser (or any of its subsequent assignees or pledgees) in accordance with this Clause 5.6 may be accompanied by a photocopy of such certificate.

The Purchaser will be entitled to delegate its right to give notification to the Account Debtors on behalf of each Seller.

5.7	Termination by the Collection Agents

A Collection Agent only terminate its appointment as a Collection Agent with the prior written consent of the Purchaser (such consent not to be unreasonably withheld) provided that, in the event that a Collection Agent has no outstanding Receivables in its capacity as a Seller, such Collection Agent may terminate its appointment by giving notice thereof to the Purchaser.

5.8	Termination by the Purchaser

(a)	At any time after a Termination Event has occurred, the Purchaser may without prejudice to the Purchaser’s other rights:

(i)	upon written notice to the relevant Seller in its capacity as Collection Agent (and to the Account Debtors in relation to Receivables sold to the Purchaser by such Seller as specified in clause 5.6), terminate the appointment of a Collection Agent under this Agreement and designate any other person as its agent or to act on its own behalf for the collection of Receivables sold to the Purchaser by such Seller (a “Substitute Collection Agent”) on such terms as the Purchaser thinks fit; and/or

(ii)	notify Account Debtors that all payments in respect of Receivables will be made to the Purchaser or to the Substitute Collection Agent(s) referred to in clause 5.8(a)(i) above.

If and when appointed, a Substitute Collection Agent will have the same rights and obligations as a Collection Agent hereunder.

(b)	Subject to any mandatory provision of law, no termination of the appointment of a Collection Agent, whether pursuant to clause 5.7 or this clause 5.8, will be effective until a Substitute Collection Agent acceptable to the Purchaser has been appointed and has agreed to act or the Purchaser, in its sole discretion, has decided to act as the Substitute Collection Agent.

(c)	Upon termination of the appointment of a Collection Agent, whether pursuant to clause 5.7 or this clause 5.8, such Collection Agent will:

(i)	immediately deliver to the Substitute Collection Agent the Records in its possession or under its control relating to the Receivables purchased by the Purchaser from it in its capacity as a Seller and all Collections held by such Collection Agent on behalf of the Purchaser; and

(ii)	take such further action as the Purchaser may reasonably request in relation to the Receivables so purchased and all Collections held by such Collection Agent on behalf of the Purchaser including, without limitation and to the fullest extent permitted by law, endorsing the Substitute Collection Agent’s name on cheques or other instruments representing Collections and enforcing such Receivables and the related Supply Contracts.

5.9	Termination Events

Each of the following events shall be a termination event (a “Termination Event”) with respect to each Seller, severally and not jointly:

(a)	a Seller or a Collection Agent defaults in the payment on the due date of any payment due and payable by it under this Agreement and such default is not remedied within seven Business Days of such due date;

(b)	a Seller or a Collection Agent defaults in any material respect in the observance of any of its covenants and obligations, or breaches in any material respect any of its representations and warranties under this Agreement which, in the reasonable opinion of the Purchaser is materially prejudicial to such Seller’s ability or such Collection Agent’s ability to perform hereunder and such default is not remedied to the reasonable satisfaction of the Purchaser within fifteen Business Days after receipt by such Seller or such Collection Agent (as applicable) of written notice by the Purchaser requiring the same to be remedied;

(c)	a Seller or a Collection Agent goes into administration, bankruptcy, dissolution, receivership or winding-up (or analogous proceedings) or ceases to exist;

(d)	a Seller or a Collection Agent is unable to pay its debts as they fall due; or

(e)	there shall have occurred any event or condition which would have a material adverse effect on the ability of such Seller or such Collection Agent to perform their respective obligations under this Agreement.

5.10	Payments to the Purchaser

(a)	Any payments required to be made by a Seller to the Purchaser pursuant to this Agreement shall, unless this Agreement otherwise provides, be made available on each date upon which this Agreement requires an amount to be paid in immediately available funds by electronic funds transfer to the account of the Purchaser in the currency of the relevant payment at such bank as the Purchaser shall from time to time notify the relevant Collection Agent for this purpose.

(b)	Each Seller shall not be entitled to set off its own claims against the Purchaser’s claims and to exercise any retention rights (Zurückbehaltungsrechte) or counterclaims unless and only to the extent such claims of such Seller have become finally awarded by a court (rechtskräftig festgestellt) or are undisputed.

5.11	Power of Attorney

(a)	Each Seller (in its capacity as Seller and Collection Agent), in order to more fully secure the performance by it of its obligations under this Agreement, hereby irrevocably appoints each director of the Purchaser acting in his/her individual capacity, with full power of substitution, as its attorney for performing, in its name, all rights and acts which such Seller (either in such capacity or in its capacity as Collection Agent) must perform pursuant to this Agreement and which are, in the opinion of the Purchaser, necessary or desirable to maintain the Receivables, or exercise its rights hereunder, and in particular (but not limited to) for the purposes of doing in its name all acts and executing, signing and (if required) registering in its name all documents and notifications which such Seller itself could do, execute, sign or register.

(b)	Each Collection Agent, in order to more fully secure the performance by it of its obligations under this Agreement, hereby irrevocably appoints each director of the Purchaser acting in his/her individual capacity, with full power of substitution, as its attorney for performing, in its name, all rights and acts which such Collection Agent must perform pursuant to this Agreement and which are, in the opinion of the Purchaser, necessary or desirable to maintain the Receivables, or exercise its rights hereunder, and in particular (but not limited to) for the purposes of doing in its name all acts and executing, signing and (if required) registering in its name all documents and notifications which such Collection Agent itself could do, execute, sign or register.

6.	BENEFIT OF AGREEMENT

6.1	Benefit and Burden

This Agreement shall be binding upon, and enure to the benefit of the Purchaser and the Sellers and their respective successors.

6.2	No Assignment

No Seller may assign all or any of its rights, benefits or obligations under this Agreement.

6.3	Assignment by the Purchaser

The Purchaser may assign or encumber all or any part of its rights or benefits under this Agreement without the consent of any party. Consequently the Purchaser may disclose to a prospective assignee or to any other person who may propose entering into contractual relations with the Purchaser in relation to this Agreement such information about the Sellers or the Receivables as the Purchaser shall consider appropriate.

7.	GOVERNING LAW

7.1	Governing law and jurisdiction

Save to the extent specifically provided for in applicable Country Conditions, this Agreement, and all matters arising therefrom will be governed by and construed in accordance with the laws of Germany, provided that the choice of the laws of Germany referred to above shall not extend to matters which, pursuant to mandatory rules of private international law, are subject to the laws of any other jurisdiction. For the benefit of the Purchaser, each Seller agrees that, any dispute arising out of or in connection with this Agreement shall be subject to the non-exclusive jurisdiction of the courts of Germany.

8.	MISCELLANEOUS

8.1	Indemnities

(a)	Without limiting any other rights which the Purchaser may have hereunder or under applicable law, each Seller and Collection Agent agrees to indemnify the Purchaser and its respective officers, directors and agents or any assignee of the Purchaser’s rights hereunder (each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all damages, losses, claims, liabilities, costs and expenses (including any reasonably incurred attorneys’ fees) and disbursements (including any irrevocable value added tax thereon) (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any Indemnified Party, arising out of or as a result of any breach of an obligation by such Seller or Collection Agent, as the case may be, hereunder.

(b)	Each Seller shall indemnify the Purchaser against all stamp duty, registration and other similar taxes. If the Purchaser becomes subject to German corporate income and/or trade tax in connection with this Agreement, any such sale or payment or any such judgment, then the relevant Seller shall indemnify the Purchaser against the positive difference between the Purchaser’s actual combined tax liability (regarding taxes payable by reference to income, gains or profits) in Germany and Switzerland (taking into account all tax credits, reliefs and set-offs the Purchaser receives in Switzerland for any such German corporate income and/or trade tax) in connection with this Agreement, any such sale or payment or any such judgment, and the Purchaser’s tax liability (regarding taxes payable by reference to income, gains or profits) in connection with this Agreement, any such sale or payment or any such judgment if the Purchaser were subject to taxation in Switzerland only.

8.2	Notices

Unless otherwise specified herein all notices, requests, demands or other communications to or from the parties hereto shall be in writing and shall be deemed to have been duly given and made, in the case of a letter, upon delivery or ten days after deposit in the registered first class mail, postage prepaid and in the case of a facsimile, when a facsimile is sent and receipt is telephonically confirmed. Unless otherwise specified herein, any such notice, request, demand or communication shall be delivered or addressed as follows:

(a)	if to the Purchaser, to it at:

Victor-von-Bruns Strasse 19,

8212 Neuhausen am Rheinfall

(from 1 July 2010 onwards Balz Zimmermann-Strasse 7, 8058 Zurich Airport) Switzerland

Attention: Mira Eigler

Fax: [            ]

(b)	if to ALERIS GERMAN WORKS to it at

Aluminiumstrasse 3,

D-41515

Grevenbroich

Attention: Mira Eigler

Fax: [            ]

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

Taunusanlage 18

60325 Frankfurt am Main

Germany

Attention: Sven Schulte-Hillen

Fax: + 49.69.870030.555

(c)	if to ALERIS KOBLENZ to it at

Carl-Spaeter-Straße 10,

56070 Koblenz

Attention: Mira Eigler

Fax: [            ]

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

Taunusanlage 18

60325 Frankfurt am Main

Germany

Attention: Sven Schulte-Hillen

Fax: + 49.69.870030.555

(d)	if to ALERIS Vogt to it at

Bergstraße 17,

88267 Vogt

Attention: Mira Eigler

Fax: [            ]

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

Taunusanlage 18

60325 Frankfurt am Main

Germany

Attention: Sven Schulte-Hillen

Fax: + 49.69.870030.555

(e)	if to ALERIS Bonn to it at

Friedrich-Wöhler-Straße 2, 53117 Bonn

Attention: Mira Eigler

Fax: [            ]

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

Taunusanlage 18

60325 Frankfurt am Main

Germany

Attention: Sven Schulte-Hillen

Fax: + 49.69.870030.555

(f)	if to ALERIS BITTERFELD to it at

Devillestraße 2,

06749 Bitterfeld

Attention: Mira Eigler

Fax: [            ]

With a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

Taunusanlage 18

60325 Frankfurt am Main

Germany

Attention: Sven Schulte-Hillen

Fax: + 49.69.870030.555

or at such other address or facsimile number as the relevant party hereto may designate by written notice to the other parties hereto by not less than five Business Days’ notice.

8.3	No Waivers

No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.4	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior discussions, negotiations, agreements and understandings.

8.5	Termination

In addition to the termination provisions of clause 5, this Agreement may be terminated by the Purchaser upon 40 days prior written notice to a Seller. Each Seller may terminate this Agreement upon five (5) Business Day’s prior written notice to the Purchaser.

8.6	Changes, Amendments, etc.

Neither this Agreement nor any provision hereof may be changed or amended orally, but only by agreement in writing signed by the parties to this Agreement.

8.7	Severability

If any provision of this Agreement or the application thereof to any person or circumstance shall be illegal, invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is illegal, invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the extent permitted by law.

Such invalid, illegal or unenforceable provision or such omission (Vertragslücke) shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

8.8	Counterparts

This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

8.9	Several and not Joint

The parties agree that the obligations of each of the Sellers and each of the Collection Agents hereunder shall be several but not joint, as if each Seller and each Collection Agent had entered into an agreement with the Purchaser separately.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written in two originals (each party acknowledging receipt of one signed original).

EXECUTED by

1)	ALERIS SWITZERLAND GMBH, as the Purchaser

Name
[Title/Agent]

2)	ALERIS RECYCLING (GERMAN WORKS) GMBH, as a Seller and a Collection Agent

Name
[Title/Agent]

3)	ALERIS ALUMINUM KOBLENZ GMBH, as a Seller and a Collection Agent

Name
[Title/Agent]

4)	ALERIS ALUMINUM BONN GMBH, as a Seller and a Collection Agent

Name
[Title/Agent]

5)	ALERIS ALUMINUM VOGT GMBH, as a Seller and a Collection Agent

Name
[Title/Agent]

6)	ALERIS ALUMINUM BITTERFELD GMBH, as a Seller and a Collection Agent

Name
[Title/Agent]

CERTIFICATE

[Letterhead of Seller]

TO WHOM IT MAY CONCERN

Date: [—]

This is to declare and certify that [insert name of Seller] has assigned all its receivables and related accessory and ancillary rights in accordance with a receivable purchase agreement dated 1 August 2006 to Aleris Switzerland GmbH, a company organised and existing under the laws of Switzerland, having its registered office at [—]

Further to the Receivables Purchase Agreement, you are hereby instructed to make any and all payments owed by you to [insert name of Seller] solely in accordance with any instructions you may receive from Aleris Switzerland GmbH or any of its assignees, chargees or pledgees.

This declaration is irrevocable.

SIGNED on behalf of

[insert name of Seller]

Name:	Name:
Title:	Title:

ANNEX A: COUNTRY CONDITIONS – ENGLAND – TRANSACTIONAL PURCHASE

1.	APPLICATION

The provisions of this Annex A apply to purchases of Eligible Receivables and the Related Rights thereto from a Seller, where “Eligible Receivable” means a Receivable owed to a Seller (i) pursuant to a Supply Contract, and (ii) which is governed by the laws of England.

For purposes of this Annex A, “Related Rights” means with respect to each Receivable, all ancillary claims, rights and collateral (present and future) relating to such Receivable, including, without limitation:

(a)	the claim (if any) for the payment of default interest under any Supply Contract relating to such Receivable;

(b)	all other existing and future claims and rights under, pursuant to or in connection with such Receivable and any underlying Supply Contract including, but not limited to:

(i)	other related ancillary rights and claims by the exercise of which the relevant Supply Contract is altered, in particular, the right of rescission, but which are not of a personal nature;

(ii)	claims for the provision of collateral;

(iii)	indemnity claims for non-performance;

(iv)	restitution claims against the relevant Account Debtor in the event that the Supply Contract underlying such Receivables is void;

(v)	all other payment claims against the Account Debtor arising from, and in connection with, such Receivable; and

(vi)	all retention of title rights, claims and interest of a Seller to or any other right in rem with respect to goods sold under the Supply Contract underlying such Receivable.

2.	ASSIGNMENT

Assignment and sale by the relevant Seller of Eligible Receivables, shall be made as of the signing of this Agreement, with respect to the Pre-Existing Receivables, and the date of the coming into existence of the Future Receivables, with respect to the Future Receivables. Without prejudice to the foregoing, such assignment and sale shall be documented by a Seller on the relevant Settlement Date by delivery of a duly completed certificate in the form of Schedule 1 to this Annex A (an “Assignment Certificate”), accompanied by an Aged Debtor List.

3.	PAYMENT OF PURCHASE PRICE FOR RECEIVABLES

The purchase price payable by the Purchaser on the applicable Settlement Date in relation to Receivables assigned by a Seller and purchased by the Purchaser shall be as set forth in clause 2.2 of this Agreement.

4.	GOVERNING LAW OF ASSIGNMENTS

This Annex A shall be governed by English law.

5.	GOVERNING LAW OF PAYMENT OBLIGATIONS

Any obligation by an Account Debtor to make any payment arising pursuant to the provisions of this Annex A shall be subject to English law.

SCHEDULE 1 TO ANNEX A

ASSIGNMENT CERTIFICATE

To: Aleris Switzerland GmbH

Dear Sirs

Currency of Receivables

Receivables (total):

Purchase Price (total):

We refer to the Non-Recourse Receivables Purchase Agreement dated 1 August 2006 (the “Agreement”). This certificate evidences a sale and purchase of Eligible Receivables governed by English law for the purposes of the Agreement.

We refer to sums due to us from Account Debtors as detailed in the attached Aged Debtor List.

Pursuant to the Agreement, we, as beneficial owner and with full title guarantee, sold and assigned and transferred to you absolutely and without limitation all our rights, title, benefit and interest in the amounts due from the Account Debtors in respect of the Aged Debtor List and all rights to, or to demand, sue for, recover, receive and give receipts for payments of such Receivables and all Related Rights thereto. The invoices detailed in the Aged Debtor List are denominated in the above mentioned currency, governed by English law.

We represent and warrant that there are no claims, defences, counter claims or set-offs presently asserted by the Account Debtor(s) in relation to the Eligible Receivable(s) and that without prejudice to the foregoing and in accordance with clause 3.3 of the Agreement, the representations and warranties of [insert name of Seller] set out in clauses 3.1 and 3.2 of the Agreement were true on the date (i) [insert name of Seller] became party to this Agreement with respect to the Pre-Existing Receivables, and (ii) of the related invoice issued under a Supply Contract with respect to the Future Receivables. We do not guarantee the solvency of the Account Debtor nor the payment of the Receivables by the Account Debtor.

Capitalised terms used but not defined herein shall have the meanings assigned to them in the Agreement.

This letter shall be governed by and construed in accordance with English law.

Signed for and on behalf of

[insert name of Seller]

Authorised Signatory

ANNEX B: COUNTRY CONDITIONS – FRANCE – TRANSACTIONAL PURCHASE

1.	APPLICATION

1.1	The parties hereto agree that the purpose of this Agreement is to define the terms and conditions under which the Purchaser may purchase the Eligible Receivables and the Related Rights thereto from a Seller, against payment of the corresponding Adjusted Purchase Price, where “Eligible Receivable” means a Receivable owed to a Seller (i) pursuant to a Supply Contract, (ii) which is governed by the laws of France and owing from Account Debtors and either being corporate entities or owing such Receivables for the purpose of their professional activity and (iii) denominated in the same currency (such Receivables being referred to as the “French Receivables” for the purposes of this Annex B).

1.2	For purposes of this Annex B, “Related Rights” means with respect to each Receivable, all ancillary claims, rights and collateral (present and future) relating to such Receivable, including, without limitation:

(a)	the claim (if any) for the payment of default interest under any Supply Contract relating to such Receivable;

(b)	all other existing and future claims and rights under, pursuant to or in connection with such Receivable and any underlying Supply Contract including, but not limited to:

(i)	other related ancillary rights and claims by the exercise of which the relevant Supply Contract is altered, in particular, the right of rescission, but which are not of a personal nature;

(ii)	claims for the provision of collateral;

(iii)	indemnity claims for non-performance;

(iv)	restitution claims against the relevant Account Debtor in the event that the Supply Contract underlying such Receivables is void;

(v)	all other payment claims against the Account Debtor arising from, and in connection with, such Receivable; and

(vi)	all retention of title rights, claims and interest of a Seller to or any other right in rem with respect to goods sold under the Supply Contract underlying such Receivable.

2.	ASSIGNMENT

Assignment and sale by the relevant Seller of Eligible Receivables, shall be made as of the signing of this Agreement, with respect to the Pre-Existing Receivables, and the date of the coming into existence of the Future Receivables, with respect to the Future Receivables. Without prejudice to the foregoing, such assignment and sale shall be documented by a Seller on the relevant Settlement Date by delivery of a duly completed certificate in the form of Schedule 1 to this Annex B (an “Assignment Certificate”), accompanied by an Aged Debtor List together with an executed Acte de Cession de Créances (Assignment of Receivable Deed) in the form of Schedule 2 to this Annex B (an “Assignment Deed”) and in the French language.

3.	PAYMENT OF PURCHASE PRICE FOR RECEIVABLES

The purchase price payable by the Purchaser on the applicable Settlement Date in relation to Receivables assigned by a Seller and purchased by the Purchaser shall be as set forth in clause 2.2 of this Agreement.

4.	NOTIFICATION OF THE ASSIGNMENT OF THE ELIGIBLE RECEIVABLES AND RELATED RIGHTS TO THE ACCOUNT DEBTORS

To insure the effectiveness of the assignment of the Eligible Receivables and Related Rights thereto, and the enforceability of the assignment against Accounts Debtors and third-parties, a Seller shall serve notice of the assignment of the Eligible Receivables on the Account Debtors in accordance with the provisions of Article 1690 of the French Civil Code within 15 days of the signature of the Assignment Deed.

5.	GOVERNING LAW OF ASSIGNMENTS

The enforceability of the assignment of any Receivables and the Related Rights thereto against the Account Debtors to which this Annex B applies, any Assignment Deed and any other document created pursuant to the terms of this Annex B, as well as the relationship between the Purchaser and the Account Debtors, shall be subject to and construed in accordance with French law and subject to the non-exclusive jurisdiction of the courts of France.

All other matters, including, without limitation and for the avoidance of any doubt, any obligations on the part of the Purchaser or a Seller to make payment or the effectiveness of the assignment against any third parties (with the exception of Account Debtors), shall be governed by and construed in accordance with German law and subject to the non-exclusive jurisdiction of the courts of Germany.

SCHEDULE 1 TO ANNEX B

ASSIGNMENT CERTIFICATE

FRENCH RECEIVABLES

To: Aleris Switzerland GmbH

Dear Sirs

Currency of Receivables

Receivables (total):

Purchase Price (total):

We refer to the Non-Recourse Receivables Purchase Agreement dated 1 August 2006 (the “Agreement”). This Assignment Certificate evidences an assignment and sale of Eligible Receivables governed by French law for the purposes of the Agreement.

We refer to sums due to us from Account Debtors as detailed in the attached Aged Debtor List.

Pursuant to the Agreement, we hereby sold and assigned and transferred to you absolutely and without limitation all our rights, title, benefit and interest in the credit sales items in the Aged Debtor List which are denominated in the above mentioned currency, governed by French law and owing from Account Debtors located in France and otherwise conforming to the criteria for such debts to be Eligible Receivables.

We represent and warrant that there are no claims, defences, counter claims or set-offs presently asserted by the Account Debtor(s) in relation to the Eligible Receivable(s) and that without prejudice to the foregoing and in accordance with clause 3.3 of the Agreement, the representations and warranties of [insert name of Seller] set out in clauses 3.1 and 3.2 of the Agreement were true on the date (i) [insert name of Seller] became party to this Agreement with respect to the Pre-Existing Receivables, and (ii) of the related invoice issued under a Supply Contract with respect to the Future Receivables. We do not guarantee the solvency of the Account Debtor nor the payment of the Receivables by the Account Debtor.

Capitalised terms used but not defined herein shall have the meanings assigned to them in the Agreement.

This letter shall be governed by and construed in accordance with French law.

Signed for and on behalf of

[insert name of Seller]

Authorised Signatory

SCHEDULE 2 TO ANNEX B

CESSION DE CRÉANCES

ENTRE LES SOUSSIGNEES:

- [                    ]

Représentée par [            ]

Ci-après dénommée « [            ] » ou le « Cédant »

De première part

ET :

- [                    ]

Représentée par [            ]

Ci-après dénommée « [            ] » ou le « Cessionnaire »

De seconde part

Le Cédant et le Cessionnaire sont ci-après dénommés collectivement les « Parties » et individuellement une « Partie ».

PRÉAMBULE

Le Cessionnaire a manifesté son intention d’acquérir les créances du Cédant identifiées à l’Annexe 1 aux présentes (les « Créances ») et le Cédant a manifesté au Cessionnaire son intention de lui céder les Créances.

Les Parties se sont réunies et ont convenu de formaliser leur accord dans le présent contrat de cession de créances (ci-après le « Contrat »).

EN CONSÉQUENCE, LES PARTIES ONT CONVENU CE QUI SUIT

Article 1. Cession des Créances

1.1	Le Cédant cède et transporte, ce jour, selon les termes et modalités prévues au Contrat, les Créances au Cessionnaire qui les acquiert et en prend livraison.

1.2	La présente cession de Créances est soumise aux dispositions des articles 1689 et suivants du Code civil.

Conformément à l’article 1692 du Code civil, la présente cession de Créances entraîne transfert au profit du Cessionnaire tous les accessoires, sûretés et garanties, quels qu’ils soient, attachés aux Créances, le Contrat constituant le titre visé à l’article 1689 du Code civil.

Le Contrat opérera délivrance des Créances cédées et des droits s’y rattachant au profit du Cessionnaire à compter de ce jour.

1.3	Le Cédant déclare et garantit par le Contrat que les Créances sont libres de tout nantissement ou autre sûreté.

Le Cédant ne donne, à l’occasion de la présente cession de Créances, aucune garantie relative à la solvabilité des débiteurs cédés ou au paiement des créances cédées.

1.4	Le Cédant déclare et garantit par les présentes qu’il est dûment autorisé à signer le Contrat et tous les autres contrats, actes et documents se rapportant à la cession de Créances.

Article 2. Prix de cession des Créances – Reprise des Engagements du Cédant

2.1	Le prix de cession des Créances (ci-après le « Prix ») est fixé à la somme globale de [ ] € .

2.2	De convention expresse entre les Parties, le Prix est payable par le Cessionnaire au Cédant dans un délai de [__] jours suivant la signature du Contrat et selon les modalités suivantes:

— [                    ].

Article 3. Transfert des Créances et Propriété

3.1	La cession des Créances prend effet à la date du Contrat.

3.2	Le Cessionnaire aura la propriété des Créances ainsi cédées à compter de la date du Contrat et sera subrogé de plein droit dans tous les droits et obligations attachées aux Créances (en ce compris tous les accessoires, sûretés et garanties, quels qu’ils soient, attachés aux Créances) à compter de cette même date.

3.3	Le Cessionnaire fera son affaire de toute demandes ou réclamations émanant de quelque partie que ce soit et relatives à la propriété des Créances et s’engage à indemniser intégralement le Cédant de tous dommages et intérêts, frais, débours, pertes et coûts (y compris les frais et honoraires raisonnables d’avocats) à cet égard.

Article 4. Signification de la cession des Créances aux Débiteurs Cédés

Le Cédant s’engage à procéder à la signification de la cession des Créances aux débiteurs cédés conformément aux dispositions de l’article 1690 du Code civil.

Article 5. Indépendance des articles

Dans le cas où une ou plusieurs des stipulations du Contrat seraient nulles, illégales ou inapplicables d’une manière quelconque au titre d’une loi quelconque, la validité, la légalité ou l’applicabilité des autres stipulations du Contrat n’en serait aucunement affectée.

Dans une telle hypothèse néanmoins, les Parties conviennent de se concerter et de tout mettre en œuvre afin d’intégrer dans le Contrat une nouvelle clause ayant pour effet de rétablir la volonté commune des Parties telle qu’exprimée dans la clause initiale et ce, dans le respect des dispositions et règlements applicables.

Article 6. Annexes et Préambule

6.1	Le Préambule et les Annexes font partie intégrante du Contrat.

6.2.	Liste des Annexes du Contrat.

Annexe	1: Désignation des Créances cédées.

Article 7. Droit applicable – clause de juridiction

7.1	Le Contrat sera régi et interprété conformément au droit français.

7.2	Tout litige ou différend qui viendrait à naître à propos de la validité, l’interprétation ou l’exécution du Contrat sera soumis à la compétence du Tribunal de commerce de [ ] auquel les parties font attribution exclusive de compétence.

Fait le [ ] 2006
En [ ] exemplaires originaux
Dont [ ] pour signification aux débiteurs cédés

LE CEDANT	LE CESSIONNAIRE
[ ]	[ ]
Représentée par	Représentée par

Annexe 1

Désignation des Créances cédées

- Indication du nom ou de la dénomination sociale du débiteur:

- Lieu de paiement:

- Montant des créances:

- Echéance:

- Référence du contrat:

- Date de la facture:

- Numéro de la facture:

This translation is for information purposes only.

DEBT ASSIGNMENT

BETWEEN THE UNDERSIGNED:

- [            ]

Represented by [            ]

Hereinafter “[            ]” or the “Assignor”

First

AND:

- [            ]

Represented by [            ]

Hereinafter “[            ]” or the “Assignee”

Second

The Assignor and the Assignee are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

RECITALS

The Assignee desires to purchase the debts of the Assignor which are identified in Schedule 1 hereto (the “Debts”) and the Assignor desires to assign the Debts to the Assignee of its intention to assign the Debts to it.

The terms and conditions of such assignment are set forth in this debt assignment agreement (hereinafter the “Agreement”).

CONSEQUENTLY, THE PARTIES HAVE AGREED AS FOLLOWS

Clause 1. Assignment of Debts

1.1	The Assignor assigns and transfers, as of today’s date, and in accordance with the terms and conditions provided in the Agreement, the Debts to the Assignee which acquires the same and takes delivery thereof.

1.2	This assignment of Debts is subject to the provisions of article 1689 and following of the French Civil Code.

Pursuant to article 1692 of the French Civil Code, this assignment of Debts will result in the transfer to the Assignee of any incidental costs, security and guarantees, whatsoever, which are attached to the Debts, and the Agreement constitutes the instrument referred to in article 1689 of the French Civil Code.

The Agreement will effect delivery of the assigned Debts and the related rights of the Assignee with effect from the date of this Agreement.

1.3	The Assignor represents and warrants that the Debts are free from any pledge or other security.

The Assignor does not, at the time of this assignment of Debts, provide any guarantee relating to the solvency of the assigned debtors or the payment of the assigned debts.

1.4	The Assignor hereby represents and warrants that it is duly authorized to execute the Agreement and any other agreements, deeds and documents relating to the assignment of the Debts.

Clause 2. Price of assignment of Debts – Assumption of the Assignor’s Obligations

2.1	The price for the assignment of the Debts (hereinafter the “Price”) is agreed at the total sum of € [ ].

2.2	By express agreement of the Parties, the Price is payable by the Assignee to the Assignor within a period of [__] days from the execution of the Agreement and in accordance with the following terms:

- [            ].

Clause 3. Transfer of Debts and Ownership

3.1	The assignment of the Debts takes effect on the date of the Agreement.

3.2	The Assignee will acquire ownership of the Debts which are thus assigned as from the date of the Agreement and shall be automatically subrogated into all the rights and obligations attached to the Debts (including any incidental costs, security and guarantees, of whatever type, which are attached to the Debts) as from the same date.

3.3	The Assignee shall be responsible for handling any requests or claims from any party whatsoever which relate to the ownership in the Debts and agrees to indemnify the Assignor in full for any damages and interest, costs, expenses, losses and charges (including any reasonable lawyers’ costs and fees) in this regard.

Clause 4. Notification of the assignment of the Debts on the Assigned Debtors

The Assignor agrees to serve notice of the assignment of the Debts on the assigned debtors in accordance with the provisions of article 1690 of the French Civil Code.

Clause 5. Severability

In the event that one or more of the provisions of the Agreement should prove to be null, illegal or unenforceable for any reason under any law, the validity, legality or enforceability of the other provisions of the Agreement will not be affected in any way.

However, in such an event, the Parties shall take all reasonable steps in order to amend the Agreement to reflect the original intention of the Parties in compliance with the applicable laws and regulations.

Clause 6. Schedules and Recitals

6.1	The Recitals and the Schedules form an integral part hereof.

6.2.	List of the Schedules to the Agreement.

Schedule 1:     Identification of the assigned Debts.

Clause 7.     Choice of Law – Jurisdiction

7.1	The Agreement will be governed and interpreted in accordance with French law.

7.2	Any litigation or dispute which might arise in relation to the validity, interpretation or performance of the Agreement will be submitted to the exclusive jurisdiction of the Commercial Court of [ ].

Executed on [ ] 2006
In [ ] original counterparts
Including [ ] for service on the assigned debtors

THE ASSIGNOR	THE ASSIGNEE
[ ]	[ ]

_______________________	_______________________

Schedule 1

Identification of the assigned Debts

- Debtor’s surname or company name:

- Place of payment:

- Amount of the debts:

- Payment date:

- Contract reference:

- Date of invoice

- Invoice number:

ANNEX C: COUNTRY CONDITIONS – GERMANY – TRANSACTIONAL PURCHASE

1.	APPLICATION

1.1	The provisions of this Annex C apply to purchases and assignments of Receivables and the Related Rights thereto from a Seller, where “Eligible Receivable” means a Receivable subject to German law and which satisfies each of the following criteria:

(a)	it has been originated by such Seller pursuant to a Supply Contract under which such Seller has fully and in full compliance with such Supply Contract, performed (erfüllt) (as such term is defined by Section 103 of the German Insolvency Code (Insolvenzordnung)) its obligations to the relevant Account Debtor;

(b)	it can be freely and validly transferred by way of assignment to the Purchaser under the terms of the relevant Supply Contract without any requirement to give notice to or obtain consent from the Account Debtor and without otherwise breaching the Supply Contract under which the Receivable arises;

(c)	the sale and assignment of which will not violate any provision of applicable law or regulation or articles of association of such Seller or of any agreement (including any contractual or legal prohibition to assign the respective Receivables (vertragliche oder gesetzliche Abtretungsverbote), unless in case of Receivables generated under German law such Receivable is assignable although a contractual prohibition to assign does exist pursuant to Section 354a of the German Commercial Code (Handelsgesetzbuch) and in respect of Receivables governed by any laws other than German law, which are assignable although a contractual prohibition to assign does exist pursuant to any comparable provisions), judgment, injunction, order, decree or other instrument binding upon it;

(d)	the Account Debtor in respect of the Receivable is a company or a corporation or a merchant (Kaufmann) pursuant to the German Commercial Code (Handelsgesetzbuch) or other similar provisions pursuant to the relevant applicable laws, and entered into the transaction with respect to which such Receivable arose in the course of its business (Handelsgeschäft) (but in no case a customer (Verbraucher) in the meaning of Section 13 German Civil Code (Bürgerliches Gesetzbuch)); which is not:

(i)	bankrupt or insolvent or in liquidation, administration, receivership or subject to any analogous procedure; or

(ii)	subject to protection under the German Data Protection Act (Bundesdatenschutzgesetz) or similar data protection laws under the relevant applicable law;

(e)	the related Account Debtor has been directed to make all payments in respect thereof to the account specified by the Collection Agent;

(f)	it does not originate from the sale of products which had been acquired by such Seller subject to any form of extended retention of title (verlängerte Eigentumsvorbehalte), or similar clauses which provide for an assignment of the Receivables to a supplier, unless (a) the reservation of title has lapsed already due to the payment of the original acquisition price or (b) such retention of title clauses are commonly accepted in the relevant industry (branchenüblich) and does not prevent the sale and assignment of the relevant Receivable pursuant to this Agreement.

1.2	For purposes of this Annex C, “Related Rights” means with respect to each Receivable, all ancillary claims, rights and collateral (present and future) relating to such Receivable, including, without limitation:

(a)	the claim (if any) for the payment of default interest under any Supply Contract relating to such Receivable;

(b)	all other existing and future claims and rights under, pursuant to or in connection with such Receivable and any underlying Supply Contract including, but not limited to:

(i)	other related ancillary rights and claims by the exercise of which the relevant Supply Contract is altered, in particular, the right of rescission, but which are not of a personal nature;

(ii)	claims for the provision of collateral;

(iii)	indemnity claims for non-performance;

(iv)	restitution claims against the relevant Account Debtor in the event that the Supply Contract underlying such Receivables is void;

(v)	all other payment claims against the Account Debtor arising from, and in connection with, such Receivable; and

(vi)	all retention of title rights, claims and interest of the relevant Seller to or any other right in rem with respect to goods sold under the Supply Contract underlying such Receivable;

(vii)	any ancillary rights and claims, including but not limited to, independent unilateral rights (selbständige Gestaltungsrechte) as well as dependent unilateral rights (unselbständige Gestaltungsrechte) by the exercise of which any relevant Supply Contract is altered, in particular the right of termination (Recht zur Kündigung), if any, but which are not of a personal nature (without prejudice to the assignment of ancillary rights and claims pursuant to Section 401 German Civil Code);

(viii)	with respect to each such Receivable which is subject to a current account arrangement (Kontokorrent (§ 355 HGB)) all existing and future claims of the relevant Seller, up to the nominal amount or the nominal amount of the part of each such Receivable, for the payment of:

(1)	the final balance of such current account; and

(2)	interim balances, if any, of such current account, provided that such current account is dissolved between any of its balancing dates;

(ix)	with respect to each such Receivable which is subject to contractual arrangements which are comparable to current account arrangements (Kontokorrent (§ 355 HGB)) all existing and future claims of the relevant Seller, up to the face value (including any Tax) of such Receivable as stipulated in the invoice relating to such Receivable or the face value (including any Tax) of the part of such Receivable as stipulated in the invoice relating to such Receivable;

(x)	any ownership interest, security interest (which includes any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation, expectancy right (Antwartschaftsrecht) or other agreement or arrangement having the effect of conferring security) or other right or claim subject to German law in, over or on any property or properties or revenues from time to time, if any, in favour of the relevant Seller securing or attaching to such Receivable or purporting to secure payment of such Receivable, whether pursuant to any Supply Contract related to such Receivable or otherwise (with the exception of (i) liens arising by law and (ii) liens arising by attachment);

(xi)	all claims under guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Supply Contract related to such Receivable or otherwise;

(xii)	all Records related to such Receivable; and

(xiii)	all possessory and other rights of the relevant Seller in respect of any Receivables or the goods which are the subject of the related Supply Contract in respect thereof and all rights, benefits and entitlement of such Seller under such Supply Contract (including, but not limited to, to the extent applicable, (i) the ownership (Eigentum) in the goods which are the subject matter of a Supply Contract and (ii) any claim such Seller acquires from the Account Debtor owing such Receivable pursuant to the provisions governing any form of retention of title subsisting as between such Account Debtor and the relevant Seller)

2.	ASSIGNMENT

Each Seller hereby offers to transfer and to assign to the Purchaser all its Eligible Receivables as of the signing of this Agreement, with respect to the Pre-Existing Receivables, and the date of the coming in to existence of the Future Receivables, with respect to the Future Receivables. The Purchaser hereby accepts such transfer and assignment. Without prejudice to the foregoing, such assignment and sale shall be documented by a Seller on the relevant Settlement Date by delivery of a duly completed certificate in the form of Schedule 1 to this Annex C (an “Assignment Certificate”), accompanied by an Aged Debtor List.

3.	PAYMENT OF PURCHASE PRICE FOR RECEIVABLES

The purchase price payable by the Purchaser on the applicable Settlement Date in relation to Receivables assigned by a Seller and purchased by the Purchaser shall be as set forth in clause 2.2 of this Agreement.

4.	EFFECTS OF ASSIGNMENT OF RECEIVABLES

(a)	Subject to the assignment of the relevant Receivables each Seller hereby offers to assign or to transfer title to and the Purchaser hereby accepts such offer of assignment of or transfer of title to:

(i)	any Record relating to such Receivables,

(ii)	any Related Rights relating to such Receivables; in the event that the title to the Related Rights is not transferable by means of a mere agreement between the Purchaser and such Seller, the parties agree on the following:

(A)	if the Related Rights is governed by German law, the transfer of possession (Besitzübergabe) necessary for the transfer of title shall be substituted as follows:

(aa)	if such Seller holds direct possession (unmittelbarerBesitz) of the Related Rights, such Seller shall hold such Related Rights in custody for the Purchaser free of charge (unentgeltliche Verwahrung),

(bb)	if such Seller holds indirect possession (mittelbarerBesitz) of the Related Rights or is entitled to claim the Related Rights from a third party for any other reason, such Seller hereby assigns any claim to surrender (Herausgabeanspruch) the Related Rights to the Purchaser who hereby accepts such assignment,

(b)	if the Related Rights is governed by any other jurisdiction, clause 4 (a)(ii)(A) of this Annex C shall apply mutatis mutandis, and,

(c)

the transfer of any Related Rights the transfer of which requires the consent of any Person other than such Seller and/or the registration with a land register (Grundbuchamt) shall only become effective (and all steps necessary to be taken by such Seller in order to effect the transfer of title shall only be required to be taken) upon request of the Purchaser following the occurrence of a Termination Event.

(d)	if any payment by an Account Debtor in relation to a purchased Receivable is made by cheque or by bill of exchange. Title to any cheque or bill of exchange will pass to the Purchaser upon the acquisition of title by such Seller. Such Seller and the Purchaser agree with respect to the transfer that the transfer of possession (Besitzübergabe) necessary to transfer title in the cheque or bill of exchange is replaced by such Seller holding the cheque or bill of exchange in custody for the Purchaser free of charge (unentgeltliche Verwahrung) or, should the cheque or bill of exchange not be in possession (Besitz) of such Seller, by assigning to the Purchaser all claims to surrender (Herausgabeanspruch) against the relevant Persons which are in actual possession of the cheque or bill of exchange. If such Seller no longer acts as an agent for collection for the Purchaser according to this Agreement, such Seller will surrender every cheque and bill of exchange to its successor, furnished with an endorsement in blank.

(e)	Notwithstanding any of the foregoing, should any of the assignments or transfers according to clause 2 and 4 of this Annex C not be recognised under any relevant applicable law such Seller shall do all things necessary to perfect such transfer or assignment at its own cost. Such Seller and the Purchaser will take all such steps and comply with all such formalities as may reasonably be required or desirable to perfect or more fully evidence or secure title or other proprietary interests (dingliche Rechte) to the purchased Receivables and the Related Rights as well as of any other collateral granted or to be granted or enforce any of its rights thereunder in accordance with this clause 4 of this Annex C.

5.	RIGHTS AND OBLIGATIONS OF THE PARTIES

(a)	It is expressly agreed between the Purchaser and the Sellers that while the latter will be responsible for the existence of the Eligible Receivables (Haftung für den rechtlichen Bestand der Forderungen) the Purchaser shall, subject to the provisions of the following sentence, bear the default risk (Delkredere) in respect of the payment of the purchased Receivables by the relevant Account Debtors. The Purchaser expressly agrees that it shall have no recourse against a Seller with regard to any payment due by the relevant Account Debtors in respect of the purchased Receivables.

(b)	The parties agree that the obligations of the Sellers hereunder shall be several but not joint as if a Seller had entered into an agreement with the Purchaser separately.

(c)	The Purchaser may, at any time, instruct one or more Account Debtors not to make payments to a Seller by giving a notice of assignment in the form of Schedule 2 to this Annex C to such Account Debtors. Each Seller hereby authorise the Purchaser to give such notice of assignment on behalf of such Seller.

6.	GOVERNING LAW

This Annex C shall be governed by German law.

SCHEDULE 1 TO ANNEX C

ASSIGNMENT CERTIFICATE

GERMAN RECEIVABLES

To:	Aleris Switzerland GmbH

Dear Sirs,

Currency of Receivables

Receivables (total):

Purchase Price (total):

We refer to the Non-Recourse Receivables Purchase Agreement dated on or about 1 August 2006 and entered into between among others yourselves and ourselves (the “Agreement”). This certificate evidences a sale and assignment of Eligible Receivables (governed by German law) and the Related Rights thereto for the purposes of the Agreement.

We refer to sums due to us from Account Debtors as detailed in the attached Aged Debtor List.

Pursuant to the Agreement, we, as beneficial owner and with full title guarantee, sold and assigned and transferred to you absolutely and without limitation the Receivables in the Aged Debtor List attached hereto and all rights to, or to demand, sue for, recover, receive and give receipts for payment of such amounts and shall include all Related Rights. The Related Rights shall be transferred pursuant to clause 4 of Annex C to the Agreement. The invoices detailed in the Aged Debtor List are denominated in the above mentioned currency, governed by German law and otherwise conforming to the criteria for such debts to be Eligible Receivables.

We represent and warrant that there are no claims, defences, counter claims or set-offs presently asserted by the Account Debtor(s) in relation to such Eligible Receivable(s) that without prejudice to the foregoing and in accordance with clause 3.3 of the Agreement, the representations and warranties of [insert name of Seller] set out in clauses 3.1 and 3.2 of the Agreement were true on the date (i) the [insert name of Seller] became party to this Agreement with respect to the Pre-Existing Receivables, and (ii) of the related Supply Contract with respect to the Future Receivables. We do not guarantee the solvency of the Account Debtor nor the payment of the Receivables by the Account Debtor.

Capitalised terms used but not defined herein shall have the meanings assigned in the Agreement.

This letter shall be governed by and construed in accordance with German law.

Signed for and on behalf of	Date

[insert name of Seller]

Authorised Signatory

Attachments:

Aged Debtor List

SCHEDULE 2 TO ANNEX C

ABTRETUNGSANZEIGE

Von: Aleris Switzerland GmbH

[Name des Forderungsschuldners]

[Adresse des Forderungsschuldners]

An [•] und [•]

[Ort], [Datum]

Sehr geehrte Damen und Herren,

gemäß den Bestimmungen des am [•] zwischen [•] und [•] geschlossenen Forderungskauf- und Abtretungsvertrages (der “Forderungskaufvertrag”), hat [Name des Forderungsverkäufers] die nachstehend aufgeführten Forderungen, deren Schuldner Sie sind, an uns abgetreten.

[Forderungen]

Bitte tätigen Sie ab dem heutigen Tag keine weiteren Zahlungen in bezug auf die genannten Forderungen an [Name des Forderungsverkäufers].

Wir möchten Sie bitten, künftig alle Zahlungen auf das folgende Konto (Kontodetails) [•] zu bewirken.

Jegliche nach Zugang dieses Schreibens an [Name des Verkäufers] in bezug auf vorgenannte Forderung(en) erbrachten Leistungen müssen wir nicht gegen uns gelten lassen und bewirken keine Befreiung von der entsprechenden Verbindlichkeit.

[Name des Forderungsverkäufers] hat uns nach dem Forderungskaufvertrag bevollmächtigt, diese Abtretungsanzeige nicht nur in unserem Namen, sondern auch im Namen von [Name des Forderungsverkäufers] vorzunehmen. Dementsprechend erfolgt diese Abtretungsanzeige sowohl in unserem Namen als auch im Namen von [Name des Forderungsverkäufers].

Dieses Schreiben unterliegt deutschem Recht und ist entsprechend auszulegen, und jede Rechtsstreitigkeit in Bezug auf dieses Schreiben soll der nicht-ausschließlichen Gerichtsbarkeit der zuständigen Gerichte in Frankfurt am Main zugewiesen werden.

Mit freundlichen Grüßen

[Unterschrift des ordnungsgemäß bevollmächtigten Vertreters im Auftrag von [the Purchaser]]

SCHEDULE 3 TO ANNEX C

[TRANSLATION FOR INFORMATION PURPOSES ONLY]

FORM OF NOTICE OF TRANSFER

From: Aleris Switzerland GmbH

[Name of Assigned Debtor]

[Address of Assigned Debtor]

To [•] and [•]

[Place], [Date]

Dear Sirs,

In accordance with the provisions of a Non-Recourse Receivables Purchase Agreement dated 1 August 2006 concluded between [•] and [•], [insert name of Seller] assigned to us the receivables designated below and for which you are the debtor (the “Assignment”).

[Purchased Receivables]

You are hereby requested to refrain, as of today, from making any payment under the said receivables to [insert name of Seller].

Please make any further payment to the following account: [•].

All payments to be made to [insert name of Seller] in relation to the above [Purchased Receivables] after receipt hereof will be of no effect vis-à-vis ourselves and will not result in a discharge of your obligation under the [Purchased Receivables].

[insert name of Seller] has authorised us pursuant to the Agreement to give this notice not only in our name, but also in the name of [insert name of Seller] and accordingly this notice is given in both our name and the name of [insert name of Seller].

This letter shall be governed by, and interpreted in accordance with, the laws of Germany and any dispute relating hereto shall be referred to the non-exclusive jurisdiction of the competent courts of Frankfurt am Main.

Yours sincerely,

[Signature of the representative duly authorised on behalf of Aleris Switzerland GmbH]

ANNEX D: COUNTRY CONDITIONS – UNITED STATES – TRANSACTIONAL PURCHASE

1.	APPLICATION

1.1	The provisions of this Annex D apply to purchases of Eligible Receivables and the Related Rights thereto from a Seller, where “Eligible Receivable” means a Receivable owed to a Seller (i) pursuant to a Supply Contract, and (ii) which is governed by the laws of any State of the United States of America or the District of Columbia, as the case may be.

1.2	For purposes of this Annex D, “Related Rights” means with respect to each Receivable, all ancillary claims, rights and collateral (present and future) relating to such Receivable, including, without limitation:

(a)	the claim (if any) for the payment of default interest under any Supply Contract relating to such Receivable;

(b)	all other existing and future claims and rights under, pursuant to or in connection with such Receivable and any underlying Supply Contract including, but not limited to:

(i)	other related ancillary rights and claims by the exercise of which the relevant Supply Contract is altered, in particular, the right of rescission, but which are not of a personal nature;

(ii)	claims for the provision of collateral;

(iii)	indemnity claims for non-performance;

(iv)	restitution claims against the relevant Account Debtor in the event that the Supply Contract underlying such Receivables is void;

(v)	all other payment claims against the Account Debtor arising from, and in connection with, such Receivable; and

(vi)	all retention of title rights, claims and interest of a Seller to or any other right in rem with respect to goods sold under the Supply Contract underlying such Receivable.

2.	ASSIGNMENT

Assignment and sale by the relevant Seller of Eligible Receivables, shall be made as of the signing of this Agreement, with respect to the Pre-Existing Receivables, and the date of the coming into existence of the Future Receivables, with respect to the Future Receivables. Without prejudice to the foregoing, such assignment and sale shall be documented by a Seller on the relevant Settlement Date by delivery of a duly completed certificate in the form of Schedule 1 to this Annex D (an “Assignment Certificate”), accompanied by an Aged Debtor List.

3.	PAYMENT OF PURCHASE PRICE FOR RECEIVABLES

The purchase price payable by the Purchaser on the applicable Settlement Date in relation to Receivables assigned by a Seller and purchased by the Purchaser shall be as set forth in clause 2.2 of this Agreement.

4.	GOVERNING LAW OF ASSIGNMENTS

This Annex D shall be governed by and construed in accordance with the laws of any State of the United States of America or the District of Columbia, as the case may be, applicable to the obligation of an Account Debtor.

5.	GOVERNING LAW OF PAYMENT OBLIGATIONS

Any obligation from an Account Debtor to make any payment arising pursuant to the provisions of this Annex D shall be governed by and construed in accordance with the laws of any State of the

United States of America or the District of Columbia, as the case may be, applicable to such obligation.

SCHEDULE 1 TO ANNEX D

ASSIGNMENT CERTIFICATE

To:	Aleris Switzerland GmbH

Dear Sirs

Currency of Receivables

Receivables (total):

Purchase Price (total):

We refer to the Non-Recourse Receivables Purchase Agreement dated 1 August 2006 (the “Agreement”). This certificate evidences a sale and purchase of Eligible Receivables governed by the laws of any State of the United States or the District of Columbia, as applicable, for the purposes of the Agreement.

We refer to sums due to us from Account Debtors as detailed in the attached Aged Debtor List.

Pursuant to the Agreement, we, as beneficial owner and with full title guarantee, sold and assigned and transferred to you absolutely and without limitation all our rights, title, benefit and interest in the amounts due from the Account Debtors in respect of the Aged Debtor List and all rights to, or to demand, sue for, recover, receive and give receipts for payments of such Receivables and all Related Rights thereto. The invoices detailed in the Aged Debtor List are denominated in the above mentioned currency, governed by [INSERT APPLICABLE STATE] law.

We represent and warrant that there are no claims, defences, counter claims or set-offs presently asserted by the Account Debtor(s) in relation to the Eligible Receivable(s) and that without prejudice to the foregoing and in accordance with clause 3.3 of the Agreement, the representations and warranties of [insert name of Seller] set out in clauses 3.1 and 3.2 of the Agreement were true on the date (i) [insert name of Seller] became party to this Agreement with respect to the Pre-Existing Receivables, and (ii) of the related invoice issued under a Supply Contract with respect to the Future Receivables. We do not guarantee the solvency of the Account Debtor nor the payment of the Receivables by the Account Debtor.

Capitalised terms used but not defined herein shall have the meanings assigned to them in the Agreement.

This letter shall be governed by and construed in accordance with the laws of the [INSERT APPLICABLE STATE].

Signed for and on behalf of

[insert name of Seller]

Authorised Signatory

THIS RESTATEMENT AGREEMENT is made on              June, 2011

BETWEEN:

(1)	ALERIS SWITZERLAND GMBH, a Swiss limited liability company organised under the laws of Switzerland, which is registered with the commercial register of the Canton Zurich, Switzerland, under registration number CH-290.4.015.502-2 (the “Purchaser”); and

(2)	ALERIS ALUMINUM DUFFEL BVBA, a company organised and existing under the laws of Belgium having its registered office at 2570 Duffel, A. Stocletlaan 87, RPR N° 0403.045.292 (Mechelen) (the “Seller” and the “Collection Agent”).

WHEREAS:

The Seller and the Purchaser previously entered into a Non-Recourse Receivables Purchase Agreement dated as of 1 August 2006, as amended 16 March 2009, and which was further amended and restated on 1 June 2010 (the “Original Agreement”) pursuant to which the Seller has sold and assigned all of its rights, title, benefit and interest in, to and under certain Receivables and all Related Rights thereto to the Purchaser and the Purchaser has acquired such rights, title, benefit and interest and has appointed the Seller as the Collection Agent to act as its agent to collect Receivables and carry out certain services related thereto.

WHEREAS:

The Seller and Purchaser desire to restate the Original Agreement in its entirety upon the terms and conditions set forth herein.

NOW IT IS AGREED AS FOLLOWS:

1.	INTERPRETATION

Terms used, but not defined in this Restatement Agreement have the same meaning given thereto in Annex 1.

2.	RESTATEMENT

With effect from the date hereof, the Original Agreement will have been restated in its entirety in the form as attached in Annex 1.

3.	STATUS OF THE ORIGINAL AGREEMENT

3.1	As of the date of this Restatement Agreement, the Original Agreement shall be read and construed in accordance with this Restatement Agreement, and each reference in the Original Agreement will be construed as constituting a reference to such Original Agreement, as restated in the form of Annex 1.

3.2	This Restatement Agreement is not a novation (schuldvernieuwing).

4.	MISCELLANEOUS

The clauses (Governing law and jurisdiction) and (Counterparts) of the Original Agreement shall apply to this Restatement Agreement as if set out in full herein, mutatis mutandis.

[Remainder of page intentionally left blank; signatures begin on following page.]

Belgian Non-Recourse Receivables Purchase Agreement Restatement Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written in two originals (each party acknowledging receipt of one signed original).

EXECUTED by

1)	ALERIS SWITZERLAND GMBH, as the Purchaser

Sean M. Stack
Managing Director

2)	ALERIS ALUMINUM DUFFEL BVBA, as the Seller and the Collection Agent

Christopher R. Clegg
Attorney-in-fact

Belgian Non-Recourse Receivables Purchase Agreement Restatement Agreement

ANNEX 1

Restated Non-Recourse

Receivables Purchase Agreement

Belgian Non-Recourse Receivables Purchase Agreement Restatement Agreement